As filed with the Securities and Exchange Commission on December 11, 2006
Registration No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Freeport-McMoRan Copper & Gold Inc. (Exact name of Registrant as specified in its charter)

Delaware	1000	74-2480931
(State of other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

	1615 Poydras Street
	New Orleans, Louisiana 70112
	(504) 582-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Dean T. Falgoust, Esq.
Vice President and General Counsel
1615 Poydras Street
New Orleans, Louisiana  70112
(504) 582-4000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:
Paul R. Kingsley, Esq. Marc O. Williams, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000	L. Richards McMillan, II, Esq. Douglas N. Currault, II, Esq. Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. 201 St. Charles Avenue New Orleans, Louisiana 70170 (504) 582-8000	Michael W. Blair, Esq. Gregory V. Gooding, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the completion of the merger described in the enclosed document.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Class B Common Stock, par value $0.10 per share	137,045,580	N/A	$6,960,688,197.26	$744,793.64
(1)	Represents the maximum number of shares of Class B common stock, par value $0.10 per share (“Freeport-McMoRan common stock”), of Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (“Freeport-McMoRan”), estimated to be issuable upon completion of the merger of Panther Acquisition Corporation, a New York corporation and a wholly owned subsidiary of Freeport-McMoRan, with and into Phelps Dodge Corporation, a New York corporation (“Phelps Dodge”), based on the estimated maximum number of common shares, par value $6.25 per share (“Phelps Dodge common shares”), of Phelps Dodge, expected to be outstanding immediately prior to the effective time of the merger, assuming that all of the Phelps Dodge stock options are exercised prior to the completion of the transaction, and the exchange of each such Phelps Dodge common share for 0.67 of a share of Freeport-McMoRan common stock and $88.00 in cash, without interest.
(2)	Pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, the registration fee is based on the average of the high and low sales prices of Phelps Dodge common shares as reported on the New York Stock Exchange on December 6, 2006 ($122.03), and computed based on the estimated maximum number of such shares that may be exchanged for the Freeport-McMoRan common stock being registered (204,545,642 shares).

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS
DATED DECEMBER 11, 2006, SUBJECT TO COMPLETION

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

     The boards of directors of Freeport-McMoRan and Phelps Dodge have approved a merger agreement pursuant to which Freeport-McMoRan will acquire Phelps Dodge. As we describe in greater detail in this document, we believe the transaction will result in significant benefits to each company’s shareholders and will create the world’s largest publicly traded copper company.

     If the transaction is completed, Phelps Dodge shareholders will have the right to receive 0.67 of a share of Freeport-McMoRan Class B common stock (which we sometimes refer to in this document as Freeport-McMoRan common stock or common stock) and $88.00 in cash, without interest, for each Phelps Dodge common share they hold. Freeport-McMoRan shareholders will continue to own their existing shares of Freeport-McMoRan common stock. Based on the closing sale price of shares of Freeport-McMoRan common stock on November 17, 2006, the implied value of the merger consideration to be received by Phelps Dodge shareholders in the transaction is $126.46 per share. This value will fluctuate prior to the completion of the transaction as a result of changes in the value of Freeport-McMoRan common stock.

     Approximately 137 million shares of Freeport-McMoRan common stock will be issued to Phelps Dodge shareholders in the transaction, based on the number of Phelps Dodge common shares, restricted stock and stock options outstanding on September 30, 2006, and assuming that all of the Phelps Dodge stock options are exercised prior to the completion of the transaction. These shares will represent approximately 41% of the outstanding common stock of the combined company immediately after the transaction (38% on a fully diluted basis). Shares of Freeport-McMoRan common stock held by Freeport-McMoRan shareholders before the transaction will represent approximately 59% of the outstanding common stock of the combined company immediately after the transaction (62% on a fully diluted basis).

     Your vote is important. We cannot complete the transaction unless, among other things, the holders of Phelps Dodge common shares vote to approve and adopt the merger agreement and the holders of Freeport-McMoRan common stock vote to approve the amendment of the Freeport-McMoRan certificate of incorporation to increase the amount of authorized common stock and to approve the issuance of shares of Freeport-McMoRan common stock in connection with the transaction. Each of us will hold a special meeting of our shareholders at the date, time and location set forth below to vote on these proposals. Whether or not you plan to attend your company’s special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us, or by submitting your proxy by telephone or the Internet, using the procedures in the voting instructions included with your proxy card.

For Freeport-McMoRan shareholders:	For Phelps Dodge shareholders:
[•], 2007	[•], 2007
[•] a.m., Eastern Standard Time	[•] a.m., Mountain Standard Time
Freeport-McMoRan Copper & Gold Inc.	Phelps Dodge Corporation

[Location]	[Location]

The Freeport-McMoRan board of directors	The Phelps Dodge board of directors
recommends that Freeport-McMoRan shareholders	recommends that Phelps Dodge
vote FOR the amendment of the certificate of	shareholders vote FOR the approval and adoption of
incorporation and FOR the issuance of	the merger agreement and related items.
Freeport-McMoRan common stock
in connection with the transaction and related items.

     This document describes the shareholder meetings, the transactions contemplated by the merger agreement (which we refer to generally in this document as the transaction), documents related to the transaction and other related matters. Please read this entire document carefully, including the section discussing risk factors beginning on page [•]. You can also obtain information about our companies from documents that we have each filed with the Securities and Exchange Commission.

     Freeport-McMoRan Class B common stock is listed on the New York Stock Exchange under the symbol “FCX”. Phelps Dodge common shares are listed on the New York Stock Exchange under the symbol “PD”.

[SIGNATURE]	[SIGNATURE]
James R. Moffett	J. Steven Whisler
Chairman of the Board	Chairman and Chief Executive Officer
Freeport-McMoRan Copper & Gold Inc.	Phelps Dodge Corporation

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Freeport-McMoRan common stock to be issued in connection with the transaction or determined if this document is truthful and complete. Any representation to the contrary is a criminal offense.

     The date of this document is [•], 2007, and it is first being mailed or otherwise delivered to Freeport-McMoRan shareholders and Phelps Dodge shareholders on or about [•], 2007.

REFERENCES TO ADDITIONAL INFORMATION

     This document incorporates important business and financial information about Freeport-McMoRan and Phelps Dodge from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Freeport-McMoRan Copper & Gold Inc.	Phelps Dodge Corporation
1615 Poydras Street	One North Central Avenue
New Orleans, Louisiana 70112	Phoenix, Arizona 85004-4414
Attention: Investor Relations	Attention: Assistant General Counsel and Secretary
Telephone: (504) 582-4000	Telephone: (602) 366-8100

     You will not be charged for any of these documents that you request. If you wish to request documents, the applicable company must receive your request by [•], 2007 (which is five business days before the scheduled date of the special meetings) in order for you to receive them before the special meetings.

     See “Where You Can Find More Information”, beginning on page [•].

Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, Louisiana 70112

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on [•], 2007

To the Shareholders of Freeport-McMoRan:

     NOTICE IS HEREBY GIVEN that the special meeting of the shareholders of Freeport-McMoRan Copper & Gold Inc., a Delaware corporation, will be held at [•] on [•], 2007, at [•] a.m., Eastern Standard Time, to consider and vote upon the following:

     1. a proposal to approve an amendment to the Freeport-McMoRan certificate of incorporation to increase the authorized number of shares of Freeport-McMoRan capital stock to 750,000,000, increase the authorized number of shares of Class B common stock to 700,000,000, rename the Class B common stock as common stock and delete the provisions governing and references to the previously designated classes and series of Freeport-McMoRan preferred stock of which no shares are outstanding (other than the Series A Participating Cumulative Preferred Stock and the 5 1 / 2 % Convertible Perpetual Preferred Stock);

     2. a proposal to issue shares of Freeport-McMoRan common stock in connection with the transaction contemplated by the Agreement and Plan of Merger (referred to in this document as the merger agreement), dated as of November 18, 2006, among Freeport-McMoRan Copper & Gold Inc., Phelps Dodge Corporation and Panther Acquisition Corporation, a direct wholly owned subsidiary of Freeport-McMoRan;

     3. a proposal to approve an adjournment of the special meeting, if necessary, to permit solicitation of additional proxies in favor of the above proposals; and

     4. any other business that may properly come before the special meeting.

     The Freeport-McMoRan board of directors recommends that Freeport-McMoRan shareholders vote FOR the amendment to the Freeport-McMoRan certificate of incorporation, FOR the issuance of Freeport-McMoRan common stock in connection with the transaction and FOR the adjournment of the special meeting, if necessary, to permit solicitation of additional proxies in favor of the above proposals.

     All Freeport-McMoRan shareholders are cordially invited to attend this special meeting, although only holders of record of our common stock at the close of business on [•], 2007 will be entitled to receive notice of and to vote at the Freeport-McMoRan special meeting or any adjournment or postponement thereof. A list of shareholders entitled to receive notice of and vote at the special meeting will be available in our offices located at 1615 Poydras Street, New Orleans, Louisiana 70112, during ordinary business hours for the ten-day period preceding the date of the special meeting. A list will also be available at the special meeting.

     The accompanying document describes the proposed transaction in more detail. We encourage you to read the entire document carefully, including the merger agreement, which is included as Appendix A to the document.

     Whether or not you expect to attend the special meeting, to ensure that your shares are represented at the special meeting, please complete, date, sign and return the enclosed proxy card in the envelope that has been provided or vote your shares by using a touch-tone telephone or through the Internet, as explained in the proxy voting instructions attached to the proxy card. No postage is required for mailing in the United States. Voting by mail, by telephone or through the Internet will not prevent you from voting in person at the meeting. If you are able to attend the meeting, you may revoke your proxy and vote your shares in person even if you have previously completed and returned the enclosed proxy card or voted by telephone or through the Internet. Thank you for acting promptly.

Richard C. Adkerson
President and Chief Executive Officer

[•], 2007
New Orleans, Louisiana

Phelps Dodge Corporation
One North Central Avenue
Phoenix, Arizona 85004-4414

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On [•], 2007

To the Shareholders of Phelps Dodge:

     NOTICE IS HEREBY GIVEN that the special meeting of the shareholders of Phelps Dodge Corporation, a New York corporation, will be held at [•] on [•], 2007, at [•] a.m., Mountain Standard Time, to consider and vote upon the following:

     1. a proposal to approve and adopt the Agreement and Plan of Merger (referred to in this document as the merger agreement), dated as of November 18, 2006, among Freeport-McMoRan Copper & Gold Inc., Phelps Dodge Corporation and Panther Acquisition Corporation, a direct wholly owned subsidiary of Freeport-McMoRan;

     2. a proposal to approve an adjournment of the special meeting, if necessary, to permit solicitation of additional proxies in favor of the above proposal; and

     3. any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

     The Phelps Dodge board of directors recommends that Phelps Dodge shareholders vote FOR the approval and adoption of the merger agreement and FOR an adjournment of the special meeting, if necessary, to permit solicitation of additional proxies in favor of the above proposal.

     All Phelps Dodge shareholders are cordially invited to attend this special meeting, although only holders of record of our common shares at the close of business on [•], 2007, will be entitled to receive notice of and to vote at the Phelps Dodge special meeting or any postponement or adjournment thereof. A list of shareholders entitled to receive notice of and vote at the special meeting will be available at our offices located at One North Central Avenue, Phoenix, Arizona 85004-4414, during ordinary business hours for the ten-day period preceding the date of the special meeting. This list also will be available at the special meeting.

     The accompanying document describes the proposed transaction in more detail. We encourage you to read the entire document carefully, including the merger agreement, which is included as Appendix A to the document.

     Whether or not you expect to attend the special meeting, to ensure that your shares are represented at the special meeting, please complete, date, sign and return the enclosed proxy card in the envelope that has been provided or vote your shares by using a touch-tone telephone or through the Internet, as explained in the proxy voting instructions attached to the proxy card. No postage is required for mailing in the United States. Voting by mail, by telephone or through the Internet will not prevent you from voting in person at the meeting. If you are able to attend the meeting, you may revoke your proxy and vote your shares in person even if you have previously completed and returned the enclosed proxy card or voted by telephone or through the Internet. Thank you for acting promptly.

J. Steven Whisler Chairman and Chief Executive Officer

[•], 2007

Phoenix, Arizona

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE SPECIAL SHAREHOLDER
MEETINGS	1
SUMMARY	4
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FREEPORT-MCMORAN	12
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF PHELPS DODGE	14
SUMMARY SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION	17
COMPARATIVE PER SHARE DATA	18
COMPARATIVE MARKET PRICE INFORMATION	20
RISK FACTORS	21
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	25
THE FREEPORT-MCMORAN SPECIAL MEETING	27
THE PHELPS DODGE SPECIAL MEETING	31
INFORMATION ABOUT THE COMPANIES	35
REGULATORY AND OTHER APPROVALS REQUIRED FOR THE TRANSACTION	36
THE TRANSACTION	37
OPINIONS OF FREEPORT-MCMORAN’S FINANCIAL ADVISORS	52
OPINIONS OF PHELPS DODGE’S FINANCIAL ADVISORS	61
THE MERGER AGREEMENT	71
INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION	81
ACCOUNTING TREATMENT	86
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE TRANSACTION	87
DESCRIPTION OF FREEPORT-MCMORAN CAPITAL STOCK	90
COMPARISON OF SHAREHOLDERS’ RIGHTS	94
COMPARATIVE MARKET PRICES AND DIVIDENDS	110
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	111
EXPERTS	120
RESERVES	120
LEGAL MATTERS	121
OTHER MATTERS	121
WHERE YOU CAN FIND MORE INFORMATION	123

APPENDICES

APPENDIX A: Merger Agreement	A - 1
APPENDIX B: Opinion of J.P. Morgan Securities Inc.	B - 1
APPENDIX C: Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated	C - 1
APPENDIX D: Opinion of Citigroup Global Markets Inc.	D - 1
APPENDIX E: Opinion of Morgan Stanley & Co. Incorporated	E - 1

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
AND THE SPECIAL SHAREHOLDER MEETINGS

Q: When are the shareholder meetings?

A: Each company’s meeting will take place on [•], 2007, at the time and location specified on the cover page of this document.

Q: What do I need to do now?

A: After you have carefully read this entire document, please vote your shares of Freeport-McMoRan common stock or your Phelps Dodge common shares. You may do this either by completing, signing, dating and mailing the enclosed proxy card or by submitting your proxy by telephone or through the Internet, as explained in the voting instructions attached to your proxy card. This will enable your shares to be represented and voted at the Freeport-McMoRan special meeting or the Phelps Dodge special meeting, as applicable. If you submit a valid proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the proposals described in this document submitted at your shareholder meeting.

The Freeport-McMoRan board of directors recommends that Freeport-McMoRan shareholders vote FOR the amendment to the Freeport-McMoRan certificate of incorporation, FOR the issuance of Freeport-McMoRan common stock in connection with the transaction and FOR the adjournment of the special meeting, if necessary, to permit solicitation of additional proxies in favor of the above proposals.

The Phelps Dodge board of directors recommends that Phelps Dodge shareholders vote FOR the approval and adoption of the merger agreement and FOR the adjournment of the special meeting, if necessary, to permit solicitation of additional proxies in favor of the above proposal.

Q: What shareholder votes are required?

A: Freeport-McMoRan shareholders are being asked to approve an amendment of the Freeport-McMoRan certificate of incorporation, which includes increasing the authorized number of shares of Freeport-McMoRan capital stock to 750,000,000 and increasing the authorized number of shares of common stock to 700,000,000. The approval of this proposal, and therefore the consummation of the transaction, requires the affirmative vote of the holders of a majority of the outstanding shares of Freeport-McMoRan common stock.

Freeport-McMoRan shareholders are also being asked to approve the issuance of Freeport-McMoRan common stock in the transaction. The approval of this proposal, and therefore the consummation of the transaction, requires the affirmative vote of a majority of the votes cast in person or by proxy at the Freeport-McMoRan special meeting.

Phelps Dodge shareholders are being asked to approve and adopt the merger agreement. The approval of this proposal, and therefore the consummation of the transaction, requires the affirmative vote of the holders of 66 2 / 3 % of the outstanding Phelps Dodge common shares.

Q: Why is my vote important?

A: If you do not return your proxy card, submit your proxy by telephone or through the Internet or vote in person at your special meeting, it will be more difficult for each of Freeport-McMoRan and Phelps Dodge to obtain the necessary quorum to hold its special meeting and the shareholder approval necessary to consummate the proposed transaction.

Q: If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A: No. Your broker will only vote your shares if you provide your broker with voting instructions. You should instruct your broker to vote your shares by following the directions your broker provides you. Please check the voting instruction form used by your broker to see if it offers telephone or Internet voting.

Q: What if I fail to instruct my broker with respect to those items that are necessary to consummate the transaction?

A: If you are a Freeport-McMoRan shareholder:

  with respect to the proposal to amend the Freeport-McMoRan certificate of incorporation, a broker non-vote will be counted toward a quorum at the Freeport-McMoRan special meeting but will have the same effect as a vote against the proposal; and

  with respect to the proposal to issue additional shares of Freeport-McMoRan common stock to Phelps Dodge shareholders in connection with the transaction, broker non-votes will not be considered a “vote cast” for purposes of satisfying the 50% “vote cast” requirement and will have the effect of reducing the aggregate number of shares voting and the number of affirmative votes required to approve this proposal.

If you are a Phelps Dodge shareholder, a broker non-vote will be counted toward a quorum at the Phelps Dodge special meeting but will have the same effect as a vote against the proposal to approve and adopt the merger agreement.

Q: Can I attend the special meeting and vote my shares in person?

A: All Freeport-McMoRan and Phelps Dodge shareholders are invited to attend their respective special meetings. However, only shareholders of record as of [•], 2007 will be entitled to vote in person at the special meetings. If a bank, broker or other nominee holds your shares, then you are not the holder of record and you must ask your bank, broker or other nominee how you can vote in person at the special meeting. If your shares are held in the name of a bank, broker or other nominee, your admission ticket is the left side of your voting instruction form.

Q: How do I vote my shares if I am a participant in a Phelps Dodge employee benefit plan?

A: If you are a participant in the Phelps Dodge Employee Savings Plan or The Phelps Dodge Corporation Supplemental Savings Plan, you can direct the plans’ trustee to vote the Phelps Dodge shares credited to your account as of the record date. Any of your shares for which no directions are received will be voted by the trustee in accordance with the provisions of the trust agreement. The trustee of the Phelps Dodge Employee Savings Plan and The Phelps Dodge Corporation Supplemental Savings Plan is JP Morgan Chase Bank.

Q: Can I change my vote?

A: Yes. If you are a holder of record, you can change your proxy instructions after you have submitted your proxy card, or submitted your proxy by telephone or through the Internet, by:

  submitting a written notice revoking your proxy to the corporate secretary of Freeport-McMoRan or Phelps Dodge, as applicable;

  submitting a new proxy card bearing a later date, or submitting a new proxy by telephone or through the Internet; or

  attending the special meeting and voting in person.

For more detailed procedures on revoking a proxy, see the description under “The Freeport-McMoRan Special Meeting—Proxies—Revoking Your Proxy” or “The Phelps Dodge Special Meeting—Proxies—Revoking Your Proxy”, as applicable.

If you own your shares through a broker, you must follow the directions you receive from your broker in order to change or revoke your vote.

Q: Should I send in my Phelps Dodge stock certificates now?

A: No. You should not send in your stock certificates at this time. Phelps Dodge shareholders who hold their shares in certificated form will need to exchange their Phelps Dodge stock certificates for the cash and Freeport-

McMoRan common stock provided for in the merger agreement after we complete the transaction. We will send Phelps Dodge shareholders instructions for exchanging Phelps Dodge stock certificates at that time. Phelps Dodge shareholders who hold their shares in book-entry form will also receive instructions for exchanging their shares after we complete the transaction. Freeport-McMoRan shareholders will retain their current stock certificates after the transaction and should not send in their stock certificates.

Q: Should I send in my Freeport-McMoRan stock certificates?

A: No. There is no need to send in stock certificates representing shares of Freeport-McMoRan common stock, which will remain outstanding following completion of the transaction. If the proposal to amend the Freeport-McMoRan certificate of incorporation is approved by Freeport-McMoRan shareholders, the Class B common stock will be renamed common stock, but you will not need to send in your stock certificates or take any other action as a result of this name change.

Q: Is the transaction expected to be taxable to Phelps Dodge shareholders?

A: Generally, yes. The receipt of the merger consideration for holders of Phelps Dodge common shares pursuant to the transaction will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize capital gain or loss as a result of the transaction equal to the difference, if any, between (i) the sum of the fair market value of the Freeport-McMoRan common stock as of the effective time of the merger and the cash received in the transaction and (ii) your adjusted tax basis in the Phelps Dodge common shares exchanged in the merger.

You should read “Material United States Federal Income Tax Considerations of the Transaction” beginning on page [•] for a more complete discussion of the U.S. federal income tax consequences of the transaction. Tax matters can be complicated, and the tax consequences of the transaction to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the transaction to you.

Q: When do you expect to complete the transaction?

A: We expect to complete the transaction during the first calendar quarter of 2007. However, we cannot assure you when or if the transaction will be completed. We must first obtain the necessary approvals of our respective shareholders at the special meetings and any necessary regulatory approvals.

Q: Whom should I call with questions?

A: Freeport-McMoRan shareholders with any questions about the transaction should call Georgeson Inc., Freeport-McMoRan’s proxy solicitors, toll-free at (866) 767-8979 or the Freeport-McMoRan shareholder investor relations department at (504) 582-4000.

Phelps Dodge shareholders with any questions about the transaction should call D.F. King & Co., Inc., Phelps Dodge’s proxy solicitors, toll- free at (800) 769-4414 or collect at (212) 269- 5550. Non-U.S. holders may call D.F. King & Co. at +44 20 7920 9700.

SUMMARY

     This summary highlights information from this document that we believe is important to you in deciding how to vote on the proposals described in this document. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which this document refers you in order for you to fully understand the proposed transaction. See “Where You Can Find More Information” beginning on page [•]. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Companies (page [•])

Freeport-McMoRan Copper & Gold Inc.

1615 Poydras Street
New Orleans, Louisiana 70112
(504) 582-4000
http://www.fcx.com

     Freeport-McMoRan Copper & Gold Inc. is one of the world’s largest producers of copper and gold. Freeport-McMoRan’s operations are conducted through its principal operating subsidiaries, PT Freeport Indonesia, PT Irja Eastern Minerals and Atlantic Copper, S.A.

     PT Freeport Indonesia’s operations in Papua, Indonesia, involve mineral exploration and development, mining and milling of ore containing copper, gold and silver and the worldwide marketing of concentrates containing those metals. PT Freeport Indonesia is also a 25% owner of PT Smelting, which operates a copper smelter and refinery in Gresik, Indonesia.

     PT Irja Eastern Minerals conducts mineral exploration activities (currently suspended) on land adjacent to that held by PT Freeport Indonesia. Freeport-McMoRan also conducts mineral exploration activities (currently suspended) in Papua pursuant to a joint venture through PT Nabire Bakti Mining. All these companies operate through Contracts of Work with the Government of Indonesia which, at the end of 2005, covered approximately 2.2 million acres. Atlantic Copper operates a copper smelter and refinery in Huelva, Spain.

Phelps Dodge Corporation

One North Central Avenue
Phoenix, Arizona 85004-4414
(602) 366-8100
http://www.phelpsdodge.com

     Phelps Dodge is one of the world’s leading producers of copper. Phelps Dodge is a world leader in the production of molybdenum, and the largest producer of molybdenum-based chemicals and continuous-cast copper rod. Phelps Dodge employs 15,000 people worldwide, primarily through its two divisions, Phelps Dodge Mining Company, which is referred to in this document as PDMC, and Phelps Dodge Industries, which is referred to in this document as PDI.

     PDMC is an industry leader in the safe, efficient and environmentally responsible production of high-quality metals and minerals. PDMC is a fully integrated producer of copper and molybdenum, with mines and processing facilities in North and South America and Europe and processing capabilities for other minerals as by-products, such as gold, silver and rhenium. Phelps Dodge Exploration Corp., a subsidiary of Phelps Dodge, and the Process Technology Center, a division of PDMC, focus on continued discovery and development of economically viable mineral reserves and the refinement and creation of production and process technologies.

     PDI consists of Phelps Dodge Wire and Cable, which manufactures engineered products principally for the global energy sector. Phelps Dodge Wire and Cable manufactures products for power distribution, heavy industry, and medical and electronic devices and products, with operations in the United States, Latin America, Asia and Africa.

Panther Acquisition Corporation

     Panther Acquisition Corporation is a New York corporation and a wholly owned subsidiary of Freeport-McMoRan. Panther Acquisition Corporation was formed exclusively for the purpose of completing the transaction.

Reasons for the Transaction (page [•] and page [•])

     Our companies are proposing to combine because, among other things, we believe that the transaction will accelerate the progress being made by each of us toward achieving our respective strategic objectives.

Our boards of directors believe that:

  the assets and development projects of the combined company, including geographically diverse ore reserves totaling 75 billion pounds of copper, 41 million ounces of gold, and 1.9 billion pounds of molybdenum, and expansion and development projects in the United States, Chile, Peru, Indonesia and the Democratic Republic of the Congo will strengthen the industry position of the combined company;

  the assets and operations of the combined company will be well positioned to benefit from the strong market for copper resulting from a scarcity of development projects and a strong global demand for copper;

  the combined company will have exploration rights with significant potential in copper regions around the world, including Freeport-McMoRan’s prospective acreage in Papua, Indonesia, and Phelps Dodge’s opportunities at its Tenke Fungurume concessions in the Democratic Republic of the Congo, in the United States and in South America;

  the combination of the companies’ proven management and the application of best practices in open pit and underground mining and processing will facilitate the sharing of expertise to optimize operations across the asset base of the combined company; and

  the size and scale of the combined company will allow it to better compete for customers, development projects, human resources and suppliers.

     Both companies also recognize that there are significant risks associated with the transaction, as described under “Risk Factors” beginning on page [•].

Recommendations to Shareholders (page [•] and page [•])

     The Freeport-McMoRan board of directors has approved and deemed it advisable that the shareholders of Freeport-McMoRan approve the proposals to amend the Freeport-McMoRan certificate of incorporation and issue the Freeport-McMoRan common stock in connection with the transaction. The Freeport-McMoRan board of directors recommends that the Freeport-McMoRan shareholders vote:

  FOR the amendment to the Freeport-McMoRan certificate of incorporation;

  FOR the issuance of Freeport-McMoRan common stock in connection with the transaction; and

  FOR the adjournment of the special meeting, if necessary, to permit solicitation of additional proxies in favor of the above proposals.

     The Phelps Dodge board of directors has determined that the merger agreement and the transaction are fair to and in the best interests of Phelps Dodge shareholders. The Phelps Dodge board of directors recommends that Phelps Dodge shareholders vote:

  FOR the approval and adoption of the merger agreement; and

  FOR the adjournment of the special meeting, if necessary, to permit solicitation of additional proxies in favor of the above proposal.

The Merger (page [•])

     Under the terms of the proposed transaction, Panther Acquisition Corporation, a wholly owned subsidiary of Freeport-McMoRan, will merge into Phelps Dodge. As a result, Phelps Dodge will continue as a surviving corporation and will become a wholly owned subsidiary of Freeport-McMoRan. Accordingly, Phelps Dodge shares will no longer be publicly traded.

Merger Consideration (page [•])

     As a result of the transaction, each Phelps Dodge shareholder will have the right to receive 0.67 of a share of Freeport-McMoRan common stock and $88.00 in cash, without interest, for each Phelps Dodge common share held. We expect that, upon completion of the transaction, former Phelps Dodge shareholders will own approximately 41% of the combined company (38% on a fully diluted basis) and Freeport-McMoRan shareholders will own approximately 59% of the combined company (62% on a fully diluted basis). Freeport-McMoRan will not issue any fractional shares in the transaction. Phelps Dodge shareholders will instead receive amounts in cash equal to the value of any fractional shares that would have been issued, based on the closing price of Freeport-McMoRan common stock on the trading day immediately following the day on which the transaction is completed.

Comparative Market Prices and Share Information (page [•] and page [•])

     Freeport-McMoRan common stock is listed on the New York Stock Exchange under the symbol “FCX”. Phelps Dodge common shares are listed on the New York Stock Exchange under the symbol “PD”. The following table sets forth the closing sale prices of Freeport-McMoRan common stock as reported on the New York Stock Exchange and the closing sale prices of Phelps Dodge common shares as reported on the New York Stock Exchange, each on November 17, 2006, the last trading day before we announced the transaction, and on [•], 2007. This table also shows the implied value of a Phelps Dodge common share, which we calculated by adding $88.00 to the product of the closing price of Freeport-McMoRan common stock on those dates and the exchange ratio of 0.67.

McMoRan common stock and Phelps Dodge common shares.

No Appraisal Rights (page [•])

     Phelps Dodge shareholders are not entitled to appraisal rights in connection with the transaction.

     Freeport-McMoRan shareholders are not entitled to appraisal rights in connection with the transaction.

Material United States Federal Income Tax Considerations of the Transaction (page [•])

     The receipt of the merger consideration by a Phelps Dodge shareholder in exchange for Phelps Dodge common shares pursuant to the transaction will be a taxable transaction for U.S. federal income tax purposes. In general, a Phelps Dodge shareholder who receives the merger consideration in exchange for Phelps Dodge common shares pursuant to the transaction will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between (i) the sum of the fair market value of the Freeport-McMoRan common stock as of the effective time of the merger and the cash received in the transaction and (ii) the shareholder’s adjusted tax basis in the Phelps Dodge common shares exchanged for the merger consideration pursuant to the transaction. Any gain or loss would be treated as long-term capital gain or loss if the shareholder held Phelps Dodge common shares for more than one year.

     Tax matters can be complicated and the tax consequences of the transaction to Phelps Dodge shareholders will depend on each shareholder’s particular tax situation. Phelps Dodge shareholders should consult their tax advisors to fully understand the tax consequences of the transaction to them.

	Freeport McMoRan Common Stock	Phelps Dodge Common Shares	Implied Value of Phelps Dodge Common Shares

November 17, 2006	$57.40	$95.02	$126.46	Interests of Certain Persons in the Transaction (page [•])
[•], 2007	$[•]	$[•]	$[•]
				When considering the recommendations of the Freeport-McMoRan and Phelps Dodge boards of directors that shareholders vote in favor of the proposals described in this document, you should be aware that some Freeport-McMoRan and Phelps Dodge executive officers and directors may have interests in the transaction that may be different from, or in addition to, yours.

The market prices of Freeport-McMoRan common stock and Phelps Dodge common shares will fluctuate before the special meetings and before the transaction is completed. Therefore, you should obtain current market quotations for Freeport-

Opinions of Freeport-McMoRan’s Financial Advisors (page [•])

     Each of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Freeport-McMoRan’s financial advisors, delivered its opinion to the Freeport-McMoRan board of directors that, as of the date of its opinion and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger consideration to be paid by Freeport-McMoRan pursuant to the transaction was fair, from a financial point of view, to Freeport-McMoRan.

     The full texts of the written opinions of each of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated November 18, 2006, which set forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinions are attached to this document as Appendix B and Appendix C, respectively. Freeport-McMoRan shareholders are urged to read the opinions carefully in their entirety. Each written opinion is addressed to the Freeport-McMoRan board of directors, is directed only to the consideration to be paid pursuant to the transaction and does not constitute a recommendation to any Freeport-McMoRan shareholder as to how such shareholder should vote at the Freeport-McMoRan special meeting.

Opinions of Phelps Dodge’s Financial Advisors (page [•])

     In connection with the transaction, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, Phelps Dodge’s financial advisors, delivered their respective opinions as of November 18, 2006 to the Phelps Dodge board of directors, which were subsequently confirmed in writing, as to the fairness, from a financial point of view, to the Phelps Dodge shareholders of the merger consideration to be received by such holders pursuant to the merger agreement.

     The full text of the written opinions of Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, dated November 18, 2006, are included in this document as Appendix D and Appendix E, respectively. You should read the opinions carefully in their entirety for a description of the respective assumptions made, matters considered and limitations on the review undertaken by each of Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated. The opinions of Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated were provided for the information and assistance of the Phelps Dodge board of directors in connection with its consideration of the transaction. The opinions of Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated are not a recommendation as to how any shareholder should vote or as to any action that a shareholder should take with respect to the transaction.

The Merger Agreement (page [•])

     The merger agreement is included in this joint document as Appendix A. We urge you to read the entire merger agreement because it is the legal document governing the transaction.

Conditions that Must Be Satisfied or Waived for the Transaction to Occur (page [•])

     As more fully described in this document and the merger agreement, the completion of the transaction depends on a number of conditions being satisfied or waived, including receipt of shareholder approvals and regulatory approvals.

     Although we expect to complete the transaction in the first calendar quarter of 2007, we cannot be certain when, or if, the conditions to the transaction will be satisfied or waived, or that the transaction will in fact be completed.

Termination of the Merger Agreement (page [•])

     The merger agreement may be terminated by either party if:

  the transaction has not been completed prior to August 31, 2007;

  applicable law makes the consummation of the transaction illegal or a final non-appealable injunction prohibits Freeport-McMoRan or Phelps Dodge from consummating the transaction;

  either Freeport-McMoRan shareholders or Phelps Dodge shareholders fail to give the necessary approvals at their respective shareholder meetings;

  the other party’s board of directors changes its recommendation of the transaction;

  there has been an incurable breach by the other party of any representation or warranty or failure to perform any covenant or agreement that would result in the failure of that party to satisfy a condition to the closing;

  the other party has willfully and materially breached certain obligations in the merger agreement concerning the solicitation of alternative transactions, holding a shareholder meeting to obtain the required shareholder approvals or recommending the transaction to its shareholders; or

  that party’s board of directors authorizes that party to enter into a written agreement for a transaction that constitutes a superior proposal, subject to compliance with notice and other requirements of the merger agreement including payment of the applicable termination fee.

Termination Fees (page [•])

     Each party has agreed to pay the other party a termination fee if the transaction is terminated because:

  such party willfully and materially breached certain obligations in the merger agreement concerning the solicitation of alternative transactions, holding a shareholder meeting to obtain the required shareholders’ approvals or recommending the transaction to its shareholders;

  such party’s board of directors changed its recommendation of the transaction, unless (i) the other party suffered a material adverse effect prior to the shareholder meeting of the party whose board of directors changed its recommendation and (ii) such party’s board of directors subsequently changed its recommendation after determining in good faith (after receipt of advice from its legal and financial advisors) that the failure to change its recommendation would be inconsistent with its fiduciary duties; or

  such party proposes to enter into a superior transaction.

     Each party has agreed to pay the other party one-half of the termination fee if the merger agreement is terminated because such party’s shareholders do not approve the transaction, unless (i) the other party suffered a material adverse effect prior to the shareholder meeting of the party whose shareholders do not approve the transaction and (ii) such party’s board of directors subsequently changed its recommendation after determining in good faith (after receipt of advice from its legal and financial advisors) that the failure to change its recommendation would be inconsistent with its fiduciary duties.

     In addition, each party has agreed to pay the other party the termination fee (or, if one-half of the termination fee was previously paid as described above, the remainder of the termination fee) if each of the following occurs:

  the merger agreement is terminated because the transaction was not completed by August 31, 2007, or such party’s shareholders do not approve the transaction (except in circumstances in which one-half of the break-up fee was not payable as described above);

  a proposal for an alternative transaction has been made prior to August 31, 2007, or the shareholder meeting, as applicable; and

  within 12 months following the termination, that party completes or enters into an agreement providing for an alternative transaction.

     The amount of the termination fee, in the case of a payment from Phelps Dodge to Freeport-McMoRan, is $750 million and, in the case of a payment from Freeport-McMoRan to Phelps Dodge, is $375 million.

     Each party has agreed to reimburse the other party for its transaction expenses (up to $40 million) if the merger agreement is terminated because that party incurably breached its representations, warranties or covenants.

Treatment of Phelps Dodge Stock Options and Other Stock-Based Awards (page [•])

     The terms of each outstanding option to purchase Phelps Dodge common shares under any employee stock option or compensation plan or arrangement of Phelps Dodge, whether or not exercisable or vested, shall be adjusted as necessary to provide that each Phelps Dodge stock option outstanding immediately prior to the closing of the transaction shall be deemed to constitute a fully vested option to acquire, on the same terms and conditions as were applicable under such Phelps Dodge stock option, the number of shares of Freeport-McMoRan common stock equal to the product of (i) the number of Phelps Dodge common shares subject to such Phelps Dodge stock option immediately prior to the effective time of the merger multiplied by (ii) the sum of 0.67 plus the quotient of (a) $88.00 divided by (b) the closing price of a share of Freeport-McMoRan common stock on the New York Stock Exchange on the trading day immediately preceding the effective time of the merger. The exercise price per share of Freeport-McMoRan common stock subject to any such adjusted option will be an amount equal to the quotient of (i) the exercise price per Phelps Dodge common share subject to such Phelps Dodge stock option immediately prior to the effective time of the merger divided by (ii) the sum referred to in the previous clause (ii) above.

     Each outstanding restricted share awarded to a Phelps Dodge employee shall be converted into a right to receive 0.67 shares of Freeport-McMoRan common stock and $88.00 in cash, and each such restricted share award that is outstanding for at least six months as of the effective time of the merger will vest as of the closing of the transaction.

     The members of the Phelps Dodge board of directors participate in Phelps Dodge’s 1997 and 2007 Directors Stock Unit Plans, which award deferred stock units to directors as part of their compensation. Upon the effective time of the merger, all deferred stock units will be cashed out based on the fair market value of Phelps Dodge common shares immediately prior to the effective time.

Governance After the Transaction (page [•])

     At the closing of the transaction, the Freeport-McMoRan board of directors will consist of sixteen directors, thirteen of whom will be the Freeport-McMoRan directors prior to the closing of the transaction and three of whom will be current independent directors of Phelps Dodge (the identity of whom will be agreed upon by Freeport-McMoRan and Phelps Dodge prior to the closing of the transaction).

Regulatory and Other Approvals Required for the Transaction (page [•])

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act, and the rules and regulations thereunder, provide that the transaction may not be completed until pre-merger notification filings have been made with the Federal Trade Commission, referred to as the FTC, and the Antitrust Division of the Department of Justice, referred to as the Antitrust Division, and the specified waiting period thereunder has expired or is terminated. Even after the waiting period expires or is terminated, the Antitrust Division and the FTC retain the authority to challenge the transaction on antitrust grounds before or after the transaction is completed. Each of Freeport-McMoRan and Phelps Dodge filed a notification and report form for the transaction with the FTC and the Antitrust Division on December 4, 2006. The waiting period will expire at 11:59 p.m. Eastern Standard Time on January 3, 2007, unless it is extended by a request for additional information or documentary material or shortened by the FTC granting early termination.

     Freeport-McMoRan and Phelps Dodge sell products to customers based in the European Union. European Union Council Regulation 139/2004 requires notification of and approval by the European Commission of mergers or acquisitions involving parties with worldwide sales and European Union sales exceeding given thresholds before the mergers or acquisitions are implemented. The parties filed a formal notification of the transaction with the European Commission on December [•], 2006. The European Commission has 25 business days after receipt of a formal filing to reach a decision, which is extendable for 10 business days in certain circumstances. After that period, if the European Commission has “serious doubts” as to the compatibility of the transaction with the common market, it would enter into a “Phase II” investigation, which lasts for 90 business days, extendable by an additional 35 business days in certain circumstances.

Listing of Freeport-McMoRan Common Stock (page [•])

     Freeport-McMoRan has agreed to file an application to have the Freeport-McMoRan common stock to be issued in the transaction listed on the New York Stock Exchange.

Accounting Treatment of the Transaction (page [•])

     The transaction will be accounted for as a purchase by Freeport-McMoRan under accounting principles generally accepted in the United States. Under the purchase method of accounting, the assets and liabilities of Phelps Dodge will be recorded, as of completion of the transaction, at their respective fair values. The financial condition and results of operations of Freeport-McMoRan after completion of the transaction will reflect Phelps Dodge’s net assets and results.

     Following the completion of the transaction, the earnings of the combined company will reflect purchase accounting adjustments, including the effect of changes in the cost bases for assets and liabilities on production costs and depreciation, depletion and amortization expense. Long-lived assets will be evaluated for impairment when events or changes in economic circumstances indicate the carrying amount of such assets may not be recoverable. Metal inventories will be subject to periodic assessments for lower-of-cost-or-market adjustments. The goodwill resulting from the transaction, which is not subject to amortization, will be reviewed for impairment at least annually. Any future impairments or market value adjustments would reduce the asset carrying values and result in charges to earnings for the combined company.

Freeport-McMoRan Special Meeting (page [•])

     Meeting. The Freeport-McMoRan special meeting will be held on [•], 2007, at [•] a.m., Eastern Standard Time, at [•]. At the Freeport-McMoRan special meeting, Freeport-McMoRan shareholders will be asked to approve (i) an amendment of the Freeport-McMoRan certificate of incorporation to increase the authorized number of shares of Freeport-McMoRan capital stock to 750,000,000, to increase the authorized number of shares of Class B common stock to 700,000,000, to rename the Class B common stock as common stock and to delete the provisions and references to the previously designated classes and series of Freeport-McMoRan preferred stock of which no shares are outstanding (other than the Series A Participating Cumulative Preferred Stock and the 5 1/2% Convertible Perpetual Preferred Stock), (ii) the issuance of shares of Freeport-McMoRan common stock in connection with the transaction and (iii) if necessary, the related adjournment proposal.

     Record Date. Freeport-McMoRan has fixed the close of business on [•], 2007 as the record date for determining the Freeport-McMoRan shareholders entitled to receive notice of and to vote at the Freeport-McMoRan special meeting. Only holders of record of Freeport-McMoRan common stock on the record date are entitled to receive notice of and to vote at the Freeport-McMoRan special meeting, and any adjournment or postponement thereof. Each share of Freeport-McMoRan common stock is entitled to one vote.

     Required Vote. The approval of the proposal to amend the Freeport-McMoRan certificate of incorporation requires the affirmative vote of a majority of the outstanding shares of the Freeport-McMoRan common stock. The approval of the proposal to issue Freeport-McMoRan common stock in the transaction requires the affirmative vote of a majority of the votes cast in person or by proxy at the Freeport-McMoRan special meeting. With respect to the proposal to amend the Freeport-McMoRan certificate of incorporation, a broker non-vote will be counted toward a quorum but will have the same effect as a vote against the proposal. With respect to the proposal to issue additional shares of Freeport-McMoRan common stock in connection with the transaction, broker non-votes will not be considered a “vote cast” for purposes of satisfying the 50% “vote cast” requirement and will have the effect of reducing the aggregate number of shares voting and the number of affirmative votes required to approve this proposal.

     As of the Freeport-McMoRan record date, directors and executive officers of Freeport-McMoRan and their affiliates beneficially owned or had the right to vote [•] shares of Freeport-McMoRan common stock, or less than [•]% of the outstanding Freeport-McMoRan common stock entitled to be voted at the special meeting. To Freeport-McMoRan’s knowledge, the directors and executive officers of Freeport-McMoRan and their affiliates intend to vote their Freeport-McMoRan common stock in favor of the issuance of Freeport-McMoRan common stock in connection with the transaction.

Phelps Dodge Special Meeting (page [•])

     Meeting. The Phelps Dodge special meeting will be held on [•], 2007 at [•] a.m., Mountain Standard Time, at [•]. At the Phelps Dodge special meeting, Phelps Dodge shareholders will be asked to vote on the approval and adoption of the merger agreement and, if necessary, the related adjournment proposal.

     Record Date. Phelps Dodge has fixed the close of business on [•], 2007 as the record date for determining the Phelps Dodge shareholders entitled to receive notice of and to vote at the Phelps Dodge special meeting. Only holders of record of Phelps Dodge common shares on the record date are entitled to receive notice of and to vote at the Phelps Dodge special meeting, and any adjournment or postponement thereof. Each Phelps Dodge common share is entitled to one vote.

     Required Vote. The approval and adoption of the merger agreement, and therefore the consummation of the transaction, requires the affirmative vote of the holders of 66 2/3% of the outstanding Phelps Dodge common shares. The failure of a Phelps Dodge shareholder to vote with respect to the proposal will have the same effect as a vote against the approval and adoption of the merger agreement.

     As of the Phelps Dodge record date, directors and executive officers of Phelps Dodge and their affiliates beneficially owned or had the right to vote [•] Phelps Dodge common shares, or less than [•]% of the outstanding Phelps Dodge common shares entitled to be voted at the special meeting. To Phelps Dodge’s knowledge, the directors and executive officers of Phelps Dodge and their affiliates intend to vote their Phelps Dodge common shares in favor of the approval and adoption of the merger agreement.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FREEPORT-MCMORAN

     Freeport-McMoRan is providing the following financial information to aid you in your analysis of the financial aspects of the transaction. Freeport-McMoRan derived the selected historical consolidated balance sheet data, consolidated statement of income data and consolidated statement of cash flows data as of and for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, from the audited consolidated financial statements of Freeport-McMoRan for those periods. Freeport-McMoRan derived the consolidated statement of income data and consolidated statement of cash flows data for the nine months ended September 30, 2006 and 2005, and the consolidated balance sheet data as of September 30, 2006 and 2005, from the unaudited consolidated financial statements of Freeport-McMoRan for those periods. In the opinion of Freeport-McMoRan management, the unaudited consolidated financial statements of Freeport-McMoRan for the nine months ended September 30, 2006 and 2005, have been prepared on a basis consistent with its audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The operating results for the nine months ended September 30, 2006, are not necessarily indicative of the results that may be expected for the entire fiscal year of Freeport-McMoRan or the combined company.

     You should read the table below together with the historical financial statements and related notes contained in Freeport-McMoRan’s annual report on Form 10-K for the year ended December 31, 2005 and its quarterly report on Form 10-Q for the period ended September 30, 2006 and other information that Freeport-McMoRan has filed with the Securities and Exchange Commission and incorporated by reference into this document. See “Where You Can Find More Information” beginning on page [•].

	At or for the Nine Months Ended September 30,				At or for the Years Ended December 31,

	2006		2005		2005		2004		2003		2002	2001

	(Financial Data in Dollars, Except Average Shares, and in Millions, Except Per Share Amounts)
CONSOLIDATED FINANCIAL
DATA
Revenues	$4,148.4		$2,689.2		$4,179.1		$2,371.9		$2,212.2		$1,910.5	$1,838.9
Operating income	2,006.5		1,247.6		2,177.3		703.6	(a)	823.3		640.1	542.9
Net income before cumulative effect
of changes in accounting principles	969.6	(b)(c)	471.4	(b)	934.6	(d)	156.8	(e)	169.8	(f)	130.1	76.5
Cumulative effect of changes in
accounting principles, net	—		—		—		—		(15.6)	(g)	(3.0)(h)	—
Net income applicable to common
stock	969.6	(b)(c)	471.4	(b)	934.6	(d)	156.8	(e)	154.2	(f)	127.1	76.5
Basic net income per common share	5.14		2.64		5.18		0.86		0.99		0.88	0.53
Diluted net income per common share	4.64	(b)(c)	2.48	(b)	4.67	(d)	0.85	(e)	0.97	(f)(g)	0.87	0.53
Dividends paid per common share	2.9375		1.75		2.50		1.10		0.27		—	—
Basic average shares outstanding	188.7		178.5		180.3		182.3		155.8		144.6	144.0
Diluted average shares outstanding	221.4		220.3		220.5		184.9		159.1		146.4	144.9

Cash, restricted cash and investments	698.9		392.8		763.6		552.0		498.6		115.8	149.5
Total assets	5,280.4		4,877.8		5,550.2		5,087.0		4,718.4		4,192.2	4,211.9
Long-term debt, including current
portion and short-term borrowings	774.5		1,386.1		1,255.9		1,951.9		2,228.3	(g)	2,038.4	2,338.6
Redeemable preferred stock	—		—		—		—		—(g)		450.0	462.5
Stockholders’ equity	2,392.2		1,448.0		1,843.0		1,163.6		776.0		266.8	104.4

Net cash provided by operating
activities	1,068.5		883.0		1,552.5		341.4		572.1		512.7	509.0
Capital expenditures and investments
in subsidiaries, net of cash acquired	(179.9)		(95.6)		(143.0)		(142.9)		(208.5)		(188.0)	(167.0)
Net cash used in investing activities	(147.3)		(93.6)		(134.3)		(64.0)		(132.8)		(148.3)	(300.8)
Net cash provided by (used in)
financing activities	(985.9)		(948.0)		(1,206.1)		(189.6)		16.6		(364.2)	(208.6)

	At or for the Nine Months Ended September 30,			At or for the Years Ended December 31,

	2006		2005	2005	2004	2003		2002	2001

PT FREEPORT INDONESIA
OPERATING DATA, NET OF
RIO TINTO’S INTEREST
Copper (recoverable)
Production (000s of pounds)	766,000		982,400	1,455,900	996,500	1,291,600		1,524,200	1,393,400
Production (metric tons)	347,500		445,600	660,400	452,000	585,900		691,400	632,000
Sales (000s of pounds)	768,900		988,100	1,456,500	991,600	1,295,600		1,522,300	1,399,100
Sales (metric tons)	348,800		448,200	660,700	449,800	587,700		690,500	634,600
Average realized price per pound	$3.38		$1.67	$1.85	$1.37	$0.82		$0.71	$0.69
Gold (recoverable ounces)
Production	1,217,800		1,672,800	2,789,400	1,456,200	2,463,300		2,296,800	2,634,900
Sales	1,228,500		1,686,700	2,790,200	1,443,000	2,469,800		2,293,200	2,644,800
Average realized price per ounce	$540.67	(i)	$431.88	$456.27	$412.32	$366.60	(j)	$311.97	$269.24
ATLANTIC COPPER
OPERATING DATA
Concentrate and scrap treated
(metric tons)	724,100		716,300	975,400	768,100	964,400		1,016,700	891,100
Anodes
Production (000s of pounds)	444,200		469,100	626,600	494,400	640,000		657,000	617,300
Production (metric tons)	201,500		212,800	284,200	224,300	290,300		298,000	280,000
Sales (000s of pounds)	57,700		64,100	85,100	36,700	97,000		101,200	87,500
Sales (metric tons)	26,200		29,100	38,600	16,600	44,000		45,900	39,700
Cathodes
Production (000s of pounds)	385,500		407,700	545,300	454,700	544,700		552,200	518,700
Production (metric tons)	174,900		184,900	247,300	206,200	247,100		250,500	235,300
Sales (including wire rod and
wire) (000s of pounds)	392,900		411,900	548,600	479,200	546,800		556,500	549,800
(metric tons)	178,200		186,800	248,800	217,400	248,000		252,400	249,400
Gold sales in anodes and slimes
(ounces)	569,200		422,600	542,800	316,700	929,700		813,900	831,300

(a)	Includes a $95.0 million gain on insurance settlement related to the fourth-quarter 2003 slippage and debris flow events at the Grasberg open pit and a $12.0 million charge related to Atlantic Copper’s workforce reduction plan.

(b)	Includes losses on early extinguishment and conversion of debt totaling $30.4 million ($0.14 per share) for the nine months ended September 30, 2006 and $30.3 million ($0.14 per share) for the nine months ended September 30, 2005, net of related reduction of interest expense.

(c)	Includes $29.7 million ($0.13 per share) of gains on sales of assets by Atlantic Copper.

(d)	Includes $40.2 million ($0.18 per share) of losses on early extinguishment and conversion of debt, net of related reduction of interest expense, and a $4.9 million ($0.02 per share) gain from the sale of a parcel of land in Arizona held by a Freeport-McMoRan joint venture.

(e)	Includes a $48.8 million ($0.26 per share) gain on insurance settlement related to the fourth-quarter 2003 slippage and debris flow events at the Grasberg open pit; a $20.4 million ($0.11 per share) gain from the sale of a parcel of land in Arizona held by a Freeport-McMoRan joint venture; a $7.5 million ($0.04 per share) gain from Atlantic Copper’s sale of its wire rod and wire assets; a $12.0 million ($0.06 per share) charge related to Atlantic Copper’s workforce reduction plan; $13.8 million ($0.07 per share) of losses on early extinguishment and conversion of debt; and a $6.3 million ($0.03 per share) reduction of interest expense for conversion of debt.

(f)	Includes losses on early extinguishment and conversion of debt totaling $31.9 million ($0.20 per share), net of related reduction of interest expense.

(g)	Effective January 1, 2003, Freeport-McMoRan adopted Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations,” and recorded a $9.1 million ($0.06 per share) cumulative effect gain. Effective July 1, 2003, Freeport-McMoRan adopted SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” and recorded a $24.7 million ($0.16 per share) cumulative effect charge. Freeport-McMoRan’s mandatorily redeemable preferred stock was classified as debt effective July 1, 2003. SFAS No. 150 does not allow restatement of prior periods.

(h)	Effective January 1, 2002, Freeport-McMoRan changed the methodology used in the determination of depreciation associated with PT Freeport Indonesia’s mining and milling life-of-mine assets.

(i)	Amount was $597.07 before a loss resulting from redemption of Freeport-McMoRan’s Gold-Denominated Preferred Stock, Series II.

(j)	Amount was $357.61 before a gain resulting from redemption of Freeport-McMoRan’s Gold-Denominated Preferred Stock.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF PHELPS DODGE

     Phelps Dodge is providing the following financial information to aid you in your analysis of the financial aspects of the transaction. Phelps Dodge derived the selected historical consolidated balance sheet data, consolidated statement of operations data and consolidated statement of cash flows data as of and for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, from the audited consolidated financial statements of Phelps Dodge for those periods. Phelps Dodge derived the consolidated statement of income data and the consolidated statement of cash flows data for the nine months ended September 30, 2006 and 2005, and the consolidated balance sheet data as of September 30, 2006 and 2005, from the unaudited consolidated financial statements of Phelps Dodge for those periods. In the opinion of Phelps Dodge management, the unaudited consolidated financial statements of Phelps Dodge for the nine months ended September 30, 2006 and 2005, have been prepared on a basis consistent with its audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The operating results for the nine months ended September 30, 2006, are not necessarily indicative of the results that may be expected for the entire fiscal year of Phelps Dodge or the combined company.

     You should read the table below together with the historical financial statements and related notes contained in Phelps Dodge’s annual report on Form 10-K for the year ended December 31, 2005, and its quarterly report on Form 10-Q for the period ended September 30, 2006, and other information that Phelps Dodge has filed with the Securities and Exchange Commission and incorporated by reference into this document. See “Where You Can Find More Information” beginning on page [•].

	At or for the Nine Months Ended September 30,		At or for the Years Ended December 31,*

	2006(a)	2005(b)	2005(c)	2004(d)	2003(e)	2002(f)	2001(g)

	(Financial Data in Dollars and in Millions, Except Per Share Amounts)
CONSOLIDATED FINANCIAL DATA
Sales and other operating revenues	$8,675.1	$6,031.5	$8,287.1	$6,415.2	$3,498.5	$3,173.2	$3,420.4
Operating income (loss)	2,871.5	1,260.9	1,764.9	1,474.9	142.8	(257.4)	(90.6)
Income (loss) from continuing
operations before extraordinary item
and cumulative effect of accounting
changes	1,711.2	1,412.6	1,583.9	1,023.6	(21.1)	(356.5)	(377.7)
Income (loss) from discontinued
operations, net of taxes**	(17.7)	22.5	(17.4)	22.7	39.2	41.3	48.2
Income (loss) before extraordinary item
and cumulative effect of accounting
changes	1,693.5	1,435.1	1,566.5	1,046.3	18.1	(315.2)	(329.5)
Net income (loss)	1,693.5	1,435.1	1,556.4	1,046.3	94.8	(338.1)	(331.5)
Basic earnings (loss) per common share
from continuing operations***	8.46	7.26	8.06	5.41	(0.19)	(2.17)	(2.41)
Diluted earnings (loss) per common
share from continuing operations***	8.42	6.99	7.82	5.18	(0.19)	(2.17)	(2.41)
Basic earnings (loss) per common share
from discontinued operations,
extraordinary item and cumulative
effect of accounting changes***	(0.09)	0.11	(0.14)	0.12	0.65	0.11	0.30
Diluted earnings (loss) per common
share from discontinued operations,
extraordinary item and cumulative
effect of accounting changes***	(0.09)	0.11	(0.13)	0.11	0.65	0.11	0.30
Basic earnings (loss) per common
share***	8.37	7.37	7.92	5.53	0.46	(2.06)	(2.11)
Diluted earnings (loss) per common
share***	8.33	7.10	7.69	5.29	0.46	(2.06)	(2.11)

	At or for the Nine Months Ended September 30,		At or for the Years Ended December 31,*

	2006(a)	2005(b)	2005(c)	2004(d)	2003(e)	2002(f)	2001(g)

	(Financial Data in Dollars and in Millions, Except Operating Data)
Cash dividends declared per common
share****	4.5875	0.4375	3.125	0.25	—	—	0.375
Cash (including restricted cash)	4,126.2	2,505.3	1,937.5	1,200.1	683.8	349.8	386.9
Current assets (including cash)	6,678.1	4,479.3	4,070.7	2,661.7	1,790.0	1,428.2	1,531.2
Total assets	13,449.1	10,242.0	10,358.0	8,594.1	7,272.9	7,029.0	7,584.3
Total debt	921.6	730.7	694.5	1,096.9	1,959.0	2,110.6	2,871.6
Long-term debt	796.4	656.6	677.7	972.2	1,703.9	1,948.4	2,538.3
Shareholders’ equity	6,483.9	5,824.3	5,601.6	4,343.1	3,063.8	2,813.6	2,730.1
Net cash provided by operating activities	3,326.2	1,299.1	1,769.7	1,700.1	461.6	359.1	310.7
Capital expenditures and investments in
subsidiaries, net of cash received and
acquired	(830.0)	(403.7)	(698.2)	(317.3)	(102.4)	(133.2)	(311.0)
Net cash used in investing activities	(478.5)	(47.2)	(368.0)	(291.0)	(87.7)	(140.3)	(266.8)
Net cash provided by (used in) financing
activities	(687.7)	(53.2)	(685.8)	(947.2)	(48.8)	(244.8)	101.0
COPPER
Copper production (pro rata basis—
thousand tons)	755.3	787.6	1,042.3	1,081.7	1,042.5	1,012.1	1,145.2
Copper production (pro rata basis—
million pounds)	1,510.6	1,575.2	2,084.6	2,163.4	2,085.0	2,024.2	2,290.4
Copper sales from own mines (pro rata
basis—thousand tons)	754.0	791.0	1,051.6	1,089.1	1,052.6	1,034.5	1,156.0
Copper sales from own mines (pro rata
basis—million pounds)	1,508.0	1,582.0	2,103.2	2,178.2	2,105.2	2,069.0	2,312.0
COMEX copper price (per pound)(h)	$3.06	$1.57	$1.68	$1.29	$0.81	$0.72	$0.73
LME copper price (per pound)(i)	$3.00	$1.58	$1.67	$1.30	$0.81	$0.71	$0.72

*	2005 and 2004 reflected full consolidation of El Abra and Candelaria; prior to 2004, El Abra and Candelaria are reflected on a pro rata basis (51% and 80%, respectively).

**	As a result of Phelps Dodge’s sale of Columbian Chemicals Company, which is referred to in this document as Columbian, previously disclosed as its Specialty Chemicals segment, the operating results for Columbian have been reported separately from continuing operations and shown as discontinued operations for all periods presented in the consolidated statement of income data.

***	Basic and diluted earnings per common share have been adjusted to reflect the March 10, 2006, stock split for all periods presented.

****	All periods presented reflect post-split cash dividends per common share.

All references below to earnings or losses per common share are based on diluted earnings or losses per common share and have been adjusted to reflect the March 10, 2006 stock split.

(a)	Reported amounts for the first nine months of 2006 included after-tax, net special charges of $38.8 million, or 19 cents per common share, for environmental provisions; $30.3 million, or 15 cents per common share, associated with discontinued operations in connection with the sale of Columbian; $7.7 million, or 4 cents per common share, for asset impairment charges; $5.1 million or 3 cents per common share, associated with the completion of the sale of substantially all of Phelps Dodge’s North American magnet wire assets; $4.7 million, or 2 cents per common share, associated with the sale of Phelps Dodge’s High Performance Conductors of SC & GA, Inc., which is referred to in this document as HPC; and $1.2 million, or 1 cent per common share, for the dissolution of an international wire and cable entity; partially offset by after-tax, net special gains of $62.5 million, or 31 cents per common share, associated with the termination of the combination agreement with Inco Ltd.; $5.0 million, or 3 cents per common share, for historical legal matters; and $0.4 million for the sale of non-core real estate.

(b)	Reported amounts for the first nine months of 2005 included after-tax, net special gains of $388.0 million, or $1.92 per common share, for the sale of a cost-basis investment; $172.9 million, or 86 cents per common share, for a change in interest gain at Cerro Verde; and $15.7 million, or 8 cents per common share, for legal matters; partially offset by after-tax, net special charges of $322.8 million, or $1.60 per common share, for asset impairment charges; $60.0 million, or 30 cents per common share, for environmental provisions; $41.3 million, or 21 cents per common share, for early debt extinguishment costs; and tax expense of $2.4 million, or 1 cent per common share, for foreign dividend taxes.

(c)	Reported amounts for 2005 included after-tax, net special charges of $331.8 million, or $1.64 per common share, for asset impairment charges; tax expense of $88.1 million, or 44 cents per common share, for foreign dividend taxes; $86.4 million, or 42 cents per common share, for environmental provisions; $42.6 million, or 21 cents per common share, associated with discontinued operations in connection.

with the sale of Columbian; $41.3 million, or 20 cents per common share, for early debt extinguishment costs; $34.5 million (net of minority interest), or 17 cents per common share, for tax on unremitted foreign earnings; $23.6 million, or 12 cents per common share, for a tax charge associated with minimum pension liability reversal; $10.1 million, or 5 cents per common share, for cumulative effect of accounting change; $5.9 million, or 3 cents per common share, for transaction and employee-related costs associated with the sale of substantially all of Phelps Dodge’s North American magnet wire assets; partially offset by after-tax, net special gains of $388.0 million, or $1.92 per common share, for the sale of a cost-basis investment; $181.7 million, or 89 cents per common share, for change in interest gains at Cerro Verde and Ojos del Salado; $15.6 million, or 8 cents per common share, for legal matters; $11.9 million, or 6 cents per common share, for the reversal of PD Brazil’s deferred tax asset valuation allowance; $8.5 million, or 4 cents per common share, for the sale of non-core real estate; $4.0 million, or 2 cents per common share, for the reversal of U.S. deferred tax asset valuation allowance; $0.4 million for environmental insurance recoveries; and $0.1 million for Magnet Wire restructuring activities. The after-tax, net special charges of $42.6 million associated with discontinued operations consisted of $67.0 million (net of minority interests), or 33 cents per common share, for a goodwill impairment charge; taxes of $7.6 million, or 4 cents per common share, associated with the sale and dividends paid in 2005; and $5.0 million, or 2 cents per common share, for a loss on disposal of Columbian associated with transaction and employee-related costs; partially offset by a deferred income tax effect of $37.0 million, or 18 cents per common share.

(d)	Reported amounts for 2004 included after-tax, net special charges of $44.7 million, or 23 cents per common share, for environmental provisions; $30.9 million (net of minority interests), or 15 cents per common share, for early debt extinguishment costs; $9.9 million, or 5 cents per common share, for the write-down of two cost-basis investments; $9.6 million, or 5 cents per common share, for taxes on anticipated foreign dividends; $9.0 million, or 5 cents per common share, for a deferred tax asset valuation allowance at Phelps Dodge’s Brazilian wire and cable operation; $7.6 million, or 4 cents per common share, for Magnet Wire restructuring activities; $5.9 million, or 3 cents per common share, for asset impairment charges (included $4.5 million, or 2 cents per common share, for discontinued operations); and $0.7 million for interest on a Texas franchise tax matter; partially offset by after-tax, net special gains of $30.0 million, or 15 cents per common share, for the reversal of a U.S. deferred tax asset valuation allowance; $15.7 million (net of minority interest), or 8 cents per common share, for the reversal of an El Abra deferred tax asset valuation allowance; $10.1 million, or 5 cents per common share, for the gain on the sale of uranium royalty rights; $7.4 million, or 4 cents per common share, for environmental insurance recoveries; and $4.7 million, or 3 cents per common share, for the settlement of historical legal matters.

(e)	Reported amounts for 2003 included after-tax, net special gains of $68.3 million, or 38 cents per common share, for an extraordinary gain associated with the acquisition of Phelps Dodge’s partner’s one-third interest in Chino Mines Company; $8.4 million, or 5 cents per common share, for the cumulative effect of an accounting change; $6.4 million, or 4 cents per common share, for the sale of a cost-basis investment; $2.4 million, or 1 cent per common share, for the termination of a foreign postretirement benefit plan associated with discontinued operations; a tax benefit of $1.0 million, or 1 cent per common share, related to additional 2001 net operating loss carryback; $0.5 million for environmental insurance recoveries; and $0.2 million for the reassessment of prior restructuring programs; partially offset by after-tax, net special charges of $27.0 million, or 16 cents per common share, for environmental provisions (included a gain of $0.5 million for discontinued operations); $8.0 million or 4 cents per common share, for a potential Texas franchise tax matter; $2.9 million, or 2 cents per common share, for the settlement of historical legal matters; and $2.6 million, or 1 cent per common share, for asset and goodwill impairment charges.

(f)	Reported amounts for 2002 included after-tax, net special charges of $153.5 million, or 91 cents per common share, for PDMC asset impairment charges and closure provisions; $53.0 million, or 31 cents per common share, for historical lawsuit settlements; $45.0 million, or 27 cents per common share, for a historical arbitration award; $26.6 million, or 16 cents per common share, for early debt extinguishment costs; $23.0 million, or 14 cents per common share, for restructuring activities; $22.9 million, or 13 cents per common share, for the cumulative effect of an accounting change; $14.0 million, or 8 cents per common share, for environmental provisions (included a gain of $0.6 million for discontinued operations); $1.2 million, or 1 cent per common share, for the write-off of two cost-basis investments; and $1.0 million, or 1 cent per common share, for the settlement of legal matters; partially offset by a tax benefit of $66.6 million, or 40 cents per common share, related to the net operating loss carryback prior to 2002 resulting from a change in U.S. tax legislation; after-tax, net special gains of $29.1 million, or 17 cents per common share, for environmental insurance recoveries; $22.6 million, or 13 cents per common share, for the gain on the sale of a non-core parcel of real estate; and $13.0 million, or 8 cents per common share, for the release of deferred taxes previously provided with regard to Plateau Mining Corporation.

(g)	Reported amounts for 2001 included after-tax, net special gains of $61.8 million, or 39 cents per common share, for environmental insurance recoveries; $39.9 million, or 25 cents per common share, for the gain on the sale of Sossego; and $9.0 million, or 6 cents per common share, for an insurance settlement for potential legal matters; offset by after-tax, net special charges of $57.9 million, or 37 cents per common share, for a deferred tax valuation allowance at El Abra; $31.1 million, or 20 cents per common share, for environmental provisions (including $1.4 million, or 1 cent per common share, for discontinued operations); $29.8 million, or 19 cents per common share, for restructuring activities; $12.9 million, or 8 cents per common share, for investment write-downs; $3.3 million, or 2 cents per common share, for asset impairment charges; $2.0 million, or 1 cent per common share, for the cumulative effect of an accounting change; and $0.1 million, net, for other items.

(h)	New York Commodity Exchange average spot price per pound—cathodes.

(i)	London Metal Exchange average spot price per pound—cathodes.

SUMMARY SELECTED UNAUDITED
PRO FORMA COMBINED FINANCIAL INFORMATION

     The transaction will be accounted for under the purchase method of accounting, which means that the assets and liabilities of Phelps Dodge will be recorded, as of completion of the transaction, at their fair values and added to those of Freeport-McMoRan. For a more detailed description of purchase accounting, see “Accounting Treatment”.

     For illustrative purposes only, we have presented below summary selected unaudited pro forma combined financial information that is intended to provide you with a better picture of what the financial results might have looked like had Freeport-McMoRan and Phelps Dodge already been combined. The unaudited pro forma combined balance sheet combines the historical consolidated balance sheets of Freeport-McMoRan and of Phelps Dodge as of September 30, 2006, giving effect to the transaction as if it occurred on September 30, 2006. The unaudited pro forma combined statements of income combine the historical consolidated statements of income of Freeport-McMoRan and of Phelps Dodge for the year ended December 31, 2005, and the nine months ended September 30, 2006, giving effect to the transaction as if it occurred on January 1, 2005. The combined financial information would have been different, perhaps materially, had the companies actually been combined as of that date. The pro forma information does not reflect the effect of asset dispositions, if any, or cost savings that may result from the transaction or non-recurring charges directly attributable to the transaction. You should not rely on the pro forma information as being indicative of the historical results that would have occurred had the companies been combined as of any earlier date or the future results that may be achieved after the transaction. The following information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included in this document.

Pro Forma Combined Statement of Income Data (amounts in millions):

	Nine Months Ended September 30, 2006		Year Ended December 31, 2005

Revenues	$12,823	(a)	$12,466	(a)
Cost of products sold	8,021		8,730
Selling, general and administrative expenses	245		243
Other operating expenses	113		126
Operating income	4,444		3,367
Interest expense, net	1,049		1,493
Income from continuing operations before income taxes, minority interests
and preferred dividends	3,617		2,515
Income from continuing operations applicable to common stock	1,500	(a)	940	(a)

Pro Forma Combined Balance Sheet Data (amounts in millions):

September 30, 2006

Cash and cash equivalents	$2,313
Working capital	5,842
Total assets	40,674
Total debt	17,759

(a)	Amounts are net of charges for mark-to-market losses on Phelps Dodge’s copper price protection program totaling $1,215.1 million in revenues and $923.5 million in income from continuing operations applicable to common stock for the nine months ended September 30, 2006, and $411.0 million in revenues and $255.4 million in income from continuing operations applicable to common stock for the year ended December 31, 2005.

COMPARATIVE PER SHARE DATA

     The following table sets forth selected historical share, net income per share and book value per share information of Freeport-McMoRan and Phelps Dodge and unaudited pro forma combined share, net income per share and book value per share information after giving effect to the proposed transaction, assuming that 0.67 shares of Freeport-McMoRan common stock had been issued in exchange for each outstanding Phelps Dodge common share. You should read this information in conjunction with the selected historical financial information included elsewhere in this document and the historical financial statements of Freeport-McMoRan and Phelps Dodge and related notes that are incorporated in this document by reference. See “Where You Can Find More Information” on page [•].

     The unaudited pro forma combined share, net income per share and book value per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included in this document. The historical share, net income per share and book value per share information is derived from unaudited consolidated financial statements of Freeport-McMoRan and Phelps Dodge as of and for the nine months ended September 30, 2006. The historical share and net income per share information is derived from audited consolidated financial statements of Freeport-McMoRan and Phelps Dodge as of and for the year ended December 31, 2005. Phelps Dodge historical per share amounts have been adjusted to reflect the March 10, 2006 stock split.

	Nine Months Ended September 30, 2006

	Freeport-McMoRan Historical	Phelps Dodge Historical		Pro Forma Combined

Basic earnings per share from continuing operations	$5.14	$8.46	(a)	$4.61	(a)
Diluted earnings per share from continuing operations	$4.64	$8.42	(a)	$4.35	(a)
Book value per share	$12.15	$31.79		$30.49
Dividends per share	$2.9375	$4.5875		$2.9375	(b)
Shares used in calculating per share information:
Basic (in millions)	188.7	202.3		325.7
Diluted (in millions)	221.4	203.4		358.5
Book value (in millions)	196.9	204.0		334.0

	Year Ended December 31, 2005

	Freeport-McMoRan Historical	Phelps Dodge Historical		Pro Forma Combined

Basic earnings per share from continuing operations	$5.18	$8.06	(a)	$2.96	(a)
Diluted earnings per share from continuing operations	$4.67	$7.82	(a)	$2.92	(a)
Dividends per share	$2.50	$3.13		$2.50	(b)
Shares used in calculating per share information:
Basic (in millions)	180.3	195.7		317.3
Diluted (in millions)	220.5	202.5		357.5

(a) Earnings per share as presented above are net of the following per share charges for mark-to-market losses from Phelps Dodge’s copper price protection program:

	Phelps Dodge Historical	Pro Forma Combined

Nine months ended September 30, 2006
Basic	$4.57	$2.84
Diluted	$4.54	$2.58
Year ended December 31, 2005
Basic	$1.31	$0.80
Diluted	$1.26	$0.71

(b) Pro forma dividends per share are based solely on historical dividends for Freeport-McMoRan.

     The equivalent Phelps Dodge amounts below are calculated by multiplying the pro forma combined Freeport-McMoRan and Phelps Dodge amounts by the exchange ratio of 0.67.

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005

Equivalent Phelps Dodge
Basic earnings per share from continuing operations	$3.09	$1.98
Diluted earnings per share from continuing operations	$2.91	$1.96
Book value per share	$20.43	N/A
Dividends per share (a)	$1.968	$1.675

     (a) Pro forma dividends per share are based solely on historical dividends for Freeport-McMoRan.

COMPARATIVE MARKET PRICE INFORMATION

     The table below sets forth the closing sale prices of Freeport-McMoRan common stock and Phelps Dodge common shares as reported on the New York Stock Exchange each on November 17, 2006, the last trading day prior to the public announcement of the transaction, and on [•], 200[•]. The table also shows the implied value of one Phelps Dodge common share, which we calculated by adding the $88.00 in cash to be paid per Phelps Dodge common share to the product of the closing price of Freeport-McMoRan common stock on those dates and the exchange ratio of 0.67. The market prices of Freeport-McMoRan common stock and Phelps Dodge common shares will fluctuate between the date of this document and the time of the special meetings or the completion of the transaction. No assurance can be given concerning the market prices of Freeport-McMoRan common stock or Phelps Dodge common shares before the completion of the transaction or the market price of Freeport-McMoRan common stock after the completion of the transaction. The exchange ratio and cash consideration are fixed in the merger agreement. One result of this is that the market value of the Freeport-McMoRan common stock that Phelps Dodge shareholders will receive in the transaction may vary significantly from the prices shown in the table below. Freeport-McMoRan and Phelps Dodge shareholders are advised to obtain current market prices for Freeport-McMoRan common stock and Phelps Dodge common shares.

	Freeport- McMoRan Common Stock	Phelps Dodge Common Shares	Implied Value of Phelps Dodge Common Shares

November 17, 2006	$57.40	$95.02	$126.46

[•], 200[•]	$[•]	$[•]	$[•]

     See “Comparative Market Prices and Dividends” for additional market price information.

RISK FACTORS

     In addition to the other information included in this document, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements”, you should carefully consider the following risk factors in determining how to vote at the special meetings of Freeport-McMoRan and Phelps Dodge. In addition, you should read and consider the risk factors associated with each of the businesses of Freeport-McMoRan and Phelps Dodge because these risk factors may also affect the operations and financial results reported by the combined company. Descriptions of the risk factors specific to each of our respective businesses can be found in the documents that have been filed by each company with the Securities and Exchange Commission and are incorporated by reference into this document. See “Where You Can Find More Information” beginning on page [•].

Risk Factors Relating to the Transaction

Shareholders cannot be sure of the market value of the shares of Freeport-McMoRan common stock that will be issued in the transaction.

     Upon the completion of the transaction, each Phelps Dodge common share outstanding immediately prior to the transaction will be converted into the right to receive a combination of 0.67 of a share of Freeport-McMoRan common stock and $88.00 in cash, without interest. Because the exchange ratio for the stock consideration is fixed in the merger agreement, the market value of the Freeport-McMoRan common stock issued in the transaction will depend upon the market price of a share of Freeport-McMoRan common stock upon the completion of the transaction. This market value of Freeport-McMoRan common stock will fluctuate prior to the completion of the transaction and therefore may be different at the time the transaction is completed from what it was at the time the merger agreement was signed, the date of this document or at the time of the shareholder meetings. Accordingly, shareholders cannot be sure of the market value of the Freeport-McMoRan common stock that will be issued in the transaction or the market value of Freeport-McMoRan common stock at any time after the transaction. Therefore, we recommend that you obtain current market quotations for Freeport-McMoRan common stock and Phelps Dodge common shares before voting at your company’s special meeting.

Freeport-McMoRan may not be able to obtain the financing needed for the transaction on favorable terms.

     Freeport-McMoRan has received commitments from certain lenders to provide financing of up to $17.5 billion in the aggregate for the transaction. However, if the proceeds of this financing are unavailable for any reason, Freeport-McMoRan will be forced to obtain an alternate source of financing, which may be more expensive for Freeport-McMoRan, may have an adverse impact on the combined company’s capital structure or may be unavailable.

The combined company will be highly leveraged, and its high level of debt may limit its financial and operating flexibility.

     Freeport-McMoRan is incurring significant debt to consummate the transaction and to refinance existing debt. It is expected that Freeport-McMoRan will utilize much of the financing to be made available pursuant to the financing commitments discussed above to fund a portion of the cash consideration payable to the Phelps Dodge shareholders in the transaction. The combined company, on a pro forma basis, will have approximately $10.0 billion of debt under its new senior secured term credit facilities, and either $6.0 billion in aggregate principal amount of new unsecured senior notes or a $6.0 billion bridge loan (or some combination of the two). In addition, approximately $1.6 billion of existing debt of the combined companies will remain outstanding following the transaction. The combined company is also expected to have a new $1.5 billion senior secured revolving credit facility with at least $1.0 billion of availability.

     This debt could limit the combined company’s financial and operating flexibility, including by requiring the combined company to dedicate a substantial portion of its cash flows from operations and the proceeds of equity issuances to the repayment of its debt and the interest on its debt, making it more difficult for the combined company to obtain additional financing on favorable terms, limiting the combined company’s ability to capitalize on significant business opportunities and making the combined company more vulnerable to economic downturns.

Additionally, the combined company’s ability to satisfy financial tests or utilize third-party guarantees for financial assurance with respect to reclamation obligations may be adversely impacted if its credit ratings were downgraded below investment grade.

     Upon consummation of the transaction, Freeport-McMoRan and all of its restricted subsidiaries must comply with various covenants contained in its credit agreement. These covenants will, among other things, limit the ability of the respective restricted entities to:

  incur additional debt or liens or enter into sale/leaseback transactions;

  make payments in respect of, or redeem or acquire, debt or equity issued by Freeport-McMoRan or its subsidiaries, including the payment of dividends on Freeport-McMoRan common stock;

  sell assets or enter into mergers or acquisitions;

  make loans or investments; or

  enter into hedging transactions.

     In addition, the combined companies will be subject to financial covenants requiring them to maintain a minimum ratio of consolidated EBITDA to consolidated interest expense and not to exceed a maximum ratio of total indebtedness to consolidated EBITDA.

Declines in the market prices of copper, gold and molybdenum could adversely affect the combined company’s earnings and cash flows, and therefore its ability to repay its debt.

     The earnings and cash flows of the combined company will be affected significantly by the market prices of copper and, to a lesser extent, gold and molybdenum. The world market prices of these commodities have fluctuated historically and will be affected by numerous factors beyond the control of the combined company. Many financial analysts who follow the metals markets are predicting that copper prices will decline significantly from their current, historically high, levels over the next few years. A decline in the world market price of one or more of these commodities could adversely affect the combined company’s earnings and cash flows and therefore could adversely affect its ability to repay its debt and depress its stock price.

The impact of purchase accounting could adversely affect the combined company’s earnings.

     Purchase accounting will require the combined company to allocate the price being paid in the transaction to Phelps Dodge’s assets on the basis of their fair values at the time of the closing of the transaction. Those adjustments are expected to result in significant increases in the carrying values of certain acquired assets, including, based on preliminary estimates, increases of $4.0 billion in metal inventories and $11.9 billion in property, plant, equipment and development costs, as reflected in the unaudited pro forma condensed combined balance sheet contained elsewhere in this document. The increased value of property, plant, equipment and development costs will increase the combined company’s depreciation expense, which will reduce reported earnings but have no effect on cash flows.

     A decline in the market price of commodities produced by the combined company could result in a write down of metal inventories to recoverable values and the recognition of impairment charges to property, plant, equipment and development costs. In addition, the increased value of metal inventories would cause the combined company’s cost of goods sold to increase in the year those inventories are recognized as sold. If the combined company changes the historical method of accounting for Phelps Dodge’s metal inventories from the current method of last-in, first-out, this increase in the combined company’s cost of goods would occur in the near term. These factors would have the effect of reducing reported earnings, although they would have no effect on cash flows.

     In addition, the preliminary estimate of goodwill associated with the transaction is approximately $8.5 billion, as reflected in the unaudited pro forma condensed combined balance sheet contained elsewhere in this document. The combined company will annually assess this amount for impairment. If the combined company concludes that the goodwill associated with the transaction is impaired, the amount of the impairment would reduce the combined company’s reported earnings but would have no effect on cash flows.

Freeport-McMoRan and Phelps Dodge may experience difficulties in integrating their businesses, which could cause the combined company to fail to realize many of the anticipated potential benefits of the transaction.

     We have entered into the merger agreement because we believe that the transaction will be beneficial to Freeport-McMoRan, Phelps Dodge and their respective shareholders. Achieving the anticipated benefits of the transaction will depend in part upon whether our two companies integrate our businesses in an efficient and effective manner. We may not be able to accomplish this integration process smoothly or successfully. The difficulties of combining the two companies’ businesses potentially will include, among other things:

  the necessity of coordinating geographically separated organizations and addressing possible differences in corporate cultures and management philosophies, and the integration of certain operations following the transaction will require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day business of the combined company;

  any inability of our management to integrate successfully the operations of our two companies or to adapt to the addition of lines of business in which Freeport-McMoRan has not historically engaged; and

  any inability of our management to cause best practices to be applied to the combined company’s businesses.

     An inability to realize the full extent of the anticipated benefits of the transaction, as well as any delays encountered in the transition process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may affect the value of the Freeport-McMoRan common stock after the closing of the transaction.

The combined company will depend on its senior management team and other key employees, and the loss of any of these employees could adversely affect the combined company’s business.

     The success of the combined company after the transaction will depend in part upon the ability of Freeport-McMoRan and Phelps Dodge to retain senior management and other key employees of both companies. Competition for qualified personnel can be very intense. In addition, senior management and key employees may depart because of issues relating to the uncertainty or difficulty associated with the integration of the companies or a desire not to remain with the combined company. Accordingly, no assurance can be given that Freeport-McMoRan or Phelps Dodge will be able to retain senior management and key employees to the same extent that they have been able to do so in the past.

Resales of shares of Freeport-McMoRan common stock following the transaction and future issuances of equity or equity-linked securities by Freeport-McMoRan may cause the market price of shares of Freeport-McMoRan common stock to fall.

     As of November 10, 2006, Freeport-McMoRan had approximately 197 million shares of common stock outstanding, approximately 23 million shares authorized for issuance upon conversion of preferred stock and convertible notes, and approximately six million shares authorized for issuance upon the exercise of outstanding options or the vesting of restricted stock units. Freeport-McMoRan expects that it will issue approximately 137 million shares of common stock in connection with the transaction. The issuance of these new shares and the sale of additional shares that may become eligible for sale in the public market from time to time upon the exercise of options (including Freeport-McMoRan options that will replace existing Phelps Dodge options) could have the effect of depressing the market price for shares of Freeport-McMoRan common stock. Also, because many Phelps Dodge shareholders are also shareholders of Freeport-McMoRan, some may decide to sell rather than hold the additional shares of Freeport-McMoRan common stock they will receive in the transaction. The sale of those shares could also have the effect of depressing the market price for shares of Freeport-McMoRan common stock.

     In addition, Freeport-McMoRan intends to consider opportunities following the transaction to reduce debt through issuances of equity and equity-linked securities. The issuance of those securities could also have the effect of depressing the market price for the shares of Freeport-McMoRan common stock.

The trading price of shares of Freeport-McMoRan common stock following the transaction may be affected by factors different from those affecting the trading price of Phelps Dodge common shares and shares of Freeport-McMoRan common stock prior to the transaction.

     Following completion of the transaction, the results of operations of the combined company, as well as the trading price of its common stock, may be affected by factors different from those currently affecting Phelps Dodge’s results of operations and the trading price of Phelps Dodge common shares. Certain of the significant risks relating to Freeport-McMoRan’s business that the Phelps Dodge board of directors considered in connection with the proposed transaction are set forth under “The Transaction—Phelps Dodge Reasons for the Transaction; Recommendation of the Phelps Dodge Board of Directors” on page [•]. For further discussion of the businesses of Freeport-McMoRan and Phelps Dodge and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information” beginning on page [•].

     In addition, the trading price of shares of Freeport-McMoRan common stock following the transaction may be affected by factors different from those affecting the trading price of shares of Freeport-McMoRan common stock prior to the transaction. Following the transaction, Freeport-McMoRan will have significantly greater indebtedness and will derive a significantly smaller proportion of its revenues from gold. Current shareholders of Freeport-McMoRan may decide to sell their shares as a result of those changes, which could have the effect of depressing the market price of shares of Freeport-McMoRan common stock.

Some of Freeport-McMoRan’s and Phelps Dodge’s officers and directors have interests in the transaction that may influence them to support or approve the transaction.

     Some of the directors of Freeport-McMoRan and Phelps Dodge who recommend that you vote in favor of the proposals to be considered at the special meetings, and the officers of Freeport-McMoRan and Phelps Dodge who provided information to their respective boards of directors relating to the transaction, have employment, indemnification and severance benefit arrangements, rights to acceleration of the vesting of stock options and rights to ongoing indemnification and insurance that provide them with interests in the transaction that may differ from yours. The receipt of compensation or other benefits in the transaction may have influenced these directors in making their recommendation that you vote in favor of the proposals to be considered at the special meetings, and these officers in making recommendations to their boards of directors relating to the transaction. For a more detailed discussion, see “Interests of Certain Persons in the Transaction”.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

     This document contains certain forward-looking information about Freeport-McMoRan, Phelps Dodge and the combined company after completion of the transaction that is intended to be covered by the safe harbor to “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this document or may be incorporated in this document by reference to other documents and may include statements for the period following the completion of this transaction. Representatives of Freeport-McMoRan and Phelps Dodge may also make forward-looking statements. When used in this document, the words “anticipates”, “may”, “can”, “plans”, “feels”, “believes”, “estimates”, “expects”, “projects”, “intends”, “likely”, “will”, “should”, “to be” and any similar expressions and any other statements that are not historical facts, in each case as they relate to Freeport-McMoRan or Phelps Dodge, the management of either such company or the transaction are intended to identify those assertions as forward-looking statements. In making any of those statements, the person making them believes that its expectations are based on reasonable assumptions. However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These forward-looking statements are subject to numerous risks and uncertainties, including the risks described in this document under “Risk Factors”, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some other risks and uncertainties include, but are not limited to:

  macroeconomic conditions and general industry conditions, such as the competitive environment of the mining industry;

  unanticipated mining, milling and other processing problems;

  accidents that lead to personal injury or property damage;

  persistent commodity price reductions;

  changes in political, social or economic circumstances in areas where Freeport-McMoRan and Phelps Dodge operate or plan to operate;

  expropriation;

  variances in ore grades;

  labor relations;

  adverse weather conditions and natural disasters, such as earthquakes;

  the speculative nature of mineral exploration;

  fluctuations in interest rates and other adverse financial market conditions;

  regulatory and litigation matters and risks;

  changes in tax and other laws;

  the risk that a condition to closing of the transaction may not be satisfied;

  the risk that a regulatory approval that may be required for the transaction is not obtained or is obtained subject to conditions that are not anticipated; and

  other risks to consummation of the transaction.

     The actual results or performance by Freeport-McMoRan or Phelps Dodge, and issues relating to the transaction, could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Freeport-McMoRan or Phelps Dodge, the combined company or the transaction. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

THE FREEPORT-MCMORAN SPECIAL MEETING

     This section contains information from Freeport-McMoRan for Freeport-McMoRan shareholders about the special meeting of shareholders it has called to consider and approve amendments to the Freeport-McMoRan certificate of incorporation and the issuance of Freeport-McMoRan common stock in connection with the transaction. Together with this document, Freeport-McMoRan is also sending you a notice of the Freeport-McMoRan special meeting and a form of proxy that is being solicited by the Freeport-McMoRan board of directors for use at the Freeport-McMoRan special meeting. The information and instructions contained in this section are addressed to Freeport-McMoRan shareholders and all references to “you” in this section should be understood to be addressed to Freeport-McMoRan shareholders.

Date, Time and Place of the Special Meeting

     The Freeport-McMoRan special meeting will take place on [•], 2007, at [•] a.m., Eastern Standard Time, at [•].

Purpose of the Special Meeting

The purpose of the Freeport-McMoRan special meeting is to consider and vote on the following:

     1. a proposal to amend the Freeport-McMoRan certificate of incorporation to increase the authorized number of shares of Freeport-McMoRan capital stock to 750,000,000, to increase the authorized number of shares of Class B common stock to 700,000,000 and to rename the Class B common stock (the only class of common stock currently outstanding) as common stock and delete the provisions and references to the previously designated classes and series of Freeport-McMoRan preferred stock of which no shares are outstanding (other than the Series A Participating Cumulative Preferred Stock and 5 1 / 2 % Convertible Perpetual Preferred Stock);

     2. a proposal to issue shares of Freeport-McMoRan common stock in connection with the transaction;

     3. a proposal to approve an adjournment of the special meeting, if necessary, to permit solicitation of additional proxies in favor of the above proposals; and

     4. any other business as may properly come before the special meeting.

Record Date and Outstanding Shares

     Freeport-McMoRan has fixed the close of business on [•], 200[•] as the record date for determining the Freeport-McMoRan shareholders entitled to receive notice of and to vote at the Freeport-McMoRan special meeting. As of that date, there were [•] shares of Freeport-McMoRan common stock outstanding. Only holders of record of Freeport-McMoRan common stock on the record date are entitled to receive notice of and to vote at the Freeport-McMoRan special meeting, and any adjournment or postponement thereof. Each share of common stock is entitled to one vote.

Quorum Requirement

     Under Delaware law and the Freeport-McMoRan bylaws, the presence in person or by proxy of a majority of the outstanding shares of Freeport-McMoRan common stock is necessary to constitute a quorum at the special meeting. Votes of shareholders of record who are present at the special meeting in person or by proxy, abstentions and broker non-votes (as defined below) are counted as present or represented at the special meeting for purposes of determining whether a quorum exists.

     If you hold your shares of Freeport-McMoRan common stock through a broker, bank or other representative, generally the broker or your representative may only vote the common stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a “broker non-vote” on that matter.

Votes Required

     The approval of the proposal to amend the Freeport-McMoRan certificate of incorporation requires the affirmative vote of the majority of the outstanding shares of the Freeport-McMoRan common stock. The approval of the proposal to issue shares of Freeport-McMoRan common stock in connection with the transaction requires the affirmative vote of a majority of the votes cast in person or by proxy at the Freeport-McMoRan special meeting. With respect to the proposal to amend the Freeport-McMoRan certificate of incorporation, a broker non-vote will be counted toward a quorum at the Freeport-McMoRan special meeting but will have the same effect as a vote against the proposal. With respect to the proposal to issue additional shares of Freeport-McMoRan common stock to Phelps Dodge shareholders in connection with the transaction, broker non-votes will not be considered a “vote cast” for purposes of satisfying the 50% “vote cast” requirement and will have the effect of reducing the aggregate number of shares voting and the number of affirmative votes required to approve this proposal.

     The proposal to approve an adjournment of the Freeport-McMoRan special meeting to permit solicitation of additional proxies will be approved if a majority of the outstanding shares of common stock present in person or represented by proxy at the Freeport-McMoRan special meeting are voted in favor of the proposal, whether or not a quorum exists. Your failure to vote on this proposal, other than by abstention or broker non-vote, will have the effect of reducing the aggregate number of shares voting with respect to the proposal, and as a result, the number of affirmative votes required to approve the proposal. However, both abstentions and broker non-votes will have the same effect as a vote against the adjournment proposal.

Shares Beneficially Owned as of the Record Date

     To our knowledge, no Freeport-McMoRan shareholders have entered into voting agreements with Phelps Dodge. Based on the number of shares of Freeport-McMoRan common stock outstanding as of [•], 200[•], Freeport-McMoRan’s directors and executive officers and their affiliates, as a group, beneficially owned an aggregate of [•] shares of Freeport-McMoRan common stock, which would represent approximately [•]% of all outstanding shares of Freeport-McMoRan common stock entitled to vote at Freeport-McMoRan’s special meeting. To Freeport-McMoRan’s knowledge, the directors and executive officers of Freeport-McMoRan and their affiliates intend to vote their Freeport-McMoRan common stock in favor of the amendment to the Freeport-McMoRan certificate of incorporation and the issuance of Freeport-McMoRan common stock in connection with the transaction.

Voting at the Freeport-McMoRan Special Meeting

     Record holders may vote in person at the Freeport-McMoRan special meeting or by proxy. Freeport-McMoRan recommends that record holders vote by proxy even if they plan to attend the Freeport-McMoRan special meeting. Record holders can always revoke their proxy and change their votes at the Freeport-McMoRan special meeting.

Proxies

     Voting instructions are attached to your proxy card. If you properly submit your proxy to Freeport-McMoRan in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against any or all of the proposals submitted at the Freeport-McMoRan special meeting or abstain from voting.

     How to Vote by Proxy. If your shares are registered in your name, there are three ways to vote your proxy: by telephone, by Internet or by mail. Your telephone vote or Internet vote authorizes James R. Moffett, Richard C. Adkerson or Kathleen L. Quirk, and each of them, as proxies, each with the power to appoint his or her substitute, to represent and vote your shares in the same manner as if you marked, signed and returned your proxy form by mail.

  Vote by Telephone—Toll-Free—(800) 732-4052

Use any touch-tone telephone to vote your proxy 24 hours a day, seven days a week until [•] (Eastern Standard Time) on [•], 2007.

Please have your proxy card available and follow the simple instructions the voice prompt provides.

Vote by Internet—http://proxy.georgeson.com

Use the Internet to vote your proxy 24 hours a day, seven days a week until [•] (Eastern Standard Time) on [•], 2007.

Please have your proxy card available and follow the simple instructions to obtain your records and create an electronic ballot.

Vote by Mail

Mark, sign and date your proxy card and return it in the postage-paid envelope provided; or

Return it to Freeport-McMoRan Copper & Gold Inc., c/o Secretary, P.O. Box 17149, Wilmington, Delaware 19885-9808.

     Only the latest dated proxy received from you, whether by mail, telephone or internet, will be voted at the Freeport-McMoRan special meeting. If you vote by telephone or Internet, please do not mail your proxy form.

     If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the telephone or Internet.

     How Proxies Will Be Voted. If you sign and submit a proxy but do not mark a box with respect to one or more of the Freeport-McMoRan proposals, your proxies will follow the Freeport-McMoRan board of directors’ recommendations and vote these shares:

  FOR the amendment to the Freeport-McMoRan certificate of incorporation, which includes increasing the authorized number of shares of Freeport-McMoRan capital stock to 750,000,000 and increasing the authorized number of shares of common stock to 700,000,000 shares;

  FOR approval of the proposal to issue shares of Freeport-McMoRan common stock in connection with the transaction; and

  FOR the adjournment of the special meeting, if necessary, to permit solicitation of additional proxies in favor of the above proposals.

     Shares represented by a proxy that have been returned with instructions to vote against the proposal to amend the Freeport-McMoRan certificate of incorporation to increase the amount of authorized shares of common stock and issue shares of Freeport-McMoRan common stock in connection with the transaction but which does not include instructions with respect to the adjournment proposal will not be voted in favor of the adjournment proposal.

Revoking Your Proxy. You may revoke your proxy before it is voted by:

  submitting a new proxy card bearing a later date, or submitting a new proxy by telephone or through the Internet;

  providing a written notice revoking your proxy to Freeport-McMoRan’s corporate secretary before the Freeport-McMoRan special meeting; or

  attending the special meeting and voting in person.

     If you have instructed your broker to vote your shares, you must follow directions you receive from your broker in order to change or revoke your vote.

Solicitation of Proxies

     Freeport-McMoRan and Phelps Dodge will each pay their own expenses incurred in connection with the printing and mailing of this document. Freeport-McMoRan has retained Georgeson Inc. for a fee of $[•], plus certain expenses, to assist in the solicitation of proxies and otherwise in connection with the Freeport-McMoRan special meeting. Freeport-McMoRan and its proxy solicitor will also request banks, brokers and other intermediaries holding shares of Freeport-McMoRan common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will reimburse holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by the directors, officers and employees of Freeport-McMoRan. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

     The extent to which these proxy soliciting efforts will be necessary depends largely upon how promptly proxies are submitted. Please send in your proxy by mail, telephone or Internet without delay.

No Other Business; Adjournments

     Under the Freeport-McMoRan bylaws, the business to be conducted at the Freeport-McMoRan special meeting will be limited to the purposes stated in the notice to Freeport-McMoRan shareholders provided with this document.

     Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time with the approval of a majority of the votes present in person or by proxy at the time of the vote, whether or not a quorum exists. Under Delaware law, Freeport-McMoRan is not required to notify shareholders of any adjournment of less than 30 days if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting.

     References to the Freeport-McMoRan special meeting in this document are to such special meeting as adjourned or postponed.

Communications by Freeport-McMoRan Shareholders with Freeport-McMoRan

     Any written revocation of a proxy or other communications in connection with this document and requests for additional copies of this document or the proxy card should be addressed to Georgeson Inc. If you have any questions or need further assistance in voting your shares, please call Georgeson Inc. toll-free at (866) 767-8979.

THE PHELPS DODGE SPECIAL MEETING

     This section contains information from Phelps Dodge for Phelps Dodge shareholders about the special meeting of shareholders it has called to adopt the merger agreement and approve the transaction. Together with this document, Phelps Dodge is also sending you a notice of the Phelps Dodge special meeting and a form of proxy that is being solicited by the Phelps Dodge board of directors for use at the Phelps Dodge special meeting. The information and instructions contained in this section are addressed to Phelps Dodge shareholders and all references to “you” in this section should be understood to be addressed to Phelps Dodge shareholders.

Date, Time and Place of the Special Meeting

     This document is being furnished by the Phelps Dodge board of directors in connection with the solicitation of proxies from holders of Phelps Dodge common shares for use at Phelps Dodge’s special meeting of shareholders to be held at [•] on [•], 2007, beginning at [•] a.m., Mountain Standard Time, and at any adjournment or postponement of the meeting.

Purpose of the Special Meeting

      The Phelps Dodge special meeting will be held to consider and vote upon:

     1. a proposal to approve and adopt the merger agreement;

     2. a proposal to approve an adjournment of the special meeting, if necessary, to permit solicitation of additional proxies in favor of the above proposal; and

     3. any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Outstanding Shares

     The Phelps Dodge board of directors has fixed the close of business on [•], 2007, as the record date. Only holders of record of Phelps Dodge common shares on the books of Phelps Dodge as of the close of business on the record date will be entitled to notice of, and to vote at, the special meeting and any postponements or adjournments of the special meeting. On [•], 200[•], there were [•] Phelps Dodge common shares issued and outstanding held by [•] holders of record. The number of record holders does not include persons whose stock is held in nominee or “street name” accounts through brokers.

Quorum and Requirement

     Under the Phelps Dodge bylaws, a majority of all Phelps Dodge common shares outstanding on the record date, represented in person or by proxy, constitutes a quorum for the transaction of business at the special meeting. Votes of shareholders of record who are present at the special meeting in person or by proxy, abstentions and broker non-votes (as defined below) are counted as present or represented at the special meeting for purposes of determining whether a quorum exists.

     If a quorum is not obtained, or if fewer Phelps Dodge common shares are voted in favor of the proposal for the approval and adoption of the merger agreement at the special meeting than the number of shares necessary to approve the proposal, Phelps Dodge may seek to adjourn the special meeting to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as those proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn before the reconvened special meeting.

     References to the Phelps Dodge special meeting in this document are to that special meeting as adjourned or postponed.

Votes Required

     Each holder of Phelps Dodge common shares will be entitled to one vote, in person or by proxy, for each Phelps Dodge common share registered in the holder’s name on the books of Phelps Dodge as of the record date on any matter submitted for the vote of Phelps Dodge shareholders. The proposal for the approval and adoption of the merger agreement will be approved if 66 2 / 3 % of the outstanding Phelps Dodge common shares entitled to vote at the special meeting are voted in favor of the proposal. If the proposal to approve an adjournment of the special meeting to permit the solicitation of additional proxies is presented for a vote, it will be approved, whether or not there is a quorum, if a majority of the Phelps Dodge common shares present in person or represented by proxy and entitled to vote at the Phelps Dodge special meeting are voted in favor of the adjournment proposal.

     With respect to both the proposal to approve and adopt the merger agreement and the proposal to approve an adjournment of the special meeting to permit the solicitation of additional proxies, abstentions and broker non-votes will have the same effect as a vote against the proposal. If a Phelps Dodge shareholder fails to vote on the adjournment proposal, other than by abstention or broker non-vote, this will reduce the total number of shares voting with respect to the proposal and, as a result, the number of affirmative votes required to approve the proposal.

     A “broker non-vote” may occur on a proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given by the beneficial owner. A broker is not permitted to vote on the proposal to approve and adopt the merger agreement or on the proposal to approve an adjournment of the special meeting without instruction from the beneficial owner of the Phelps Dodge shares held by the broker.

Shares Beneficially Owned as of the Record Date

     To our knowledge, no Phelps Dodge shareholders have entered into voting agreements with Freeport-McMoRan. Based on the number of Phelps Dodge common shares outstanding as of [•], 200[•], Phelps Dodge’s directors and executive officers and their affiliates, as a group, beneficially owned an aggregate of [•] Phelps Dodge common shares, which would represent approximately [•]% of all outstanding Phelps Dodge common shares entitled to vote at Phelps Dodge’s special meeting. To Phelps Dodge’s knowledge, the directors and executive officers of Phelps Dodge and their affiliates intend to vote their Phelps Dodge common shares in favor of the approval and adoption of the merger agreement.

Voting at the Phelps Dodge Special Meeting

     If you are a Phelps Dodge shareholder of record on the record date and you attend the special meeting, you may vote in person by completing a ballot at the special meeting even if you already have signed, dated and returned a proxy card. If your shares are held in the name of a broker or nominee, you may not vote your shares in person at the special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Proxies

     Voting instructions are attached to your proxy card. If you properly submit your proxy to Phelps Dodge in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against any or all of the proposals submitted at the Phelps Dodge special meeting or abstain from voting.

     How to Vote by Proxy. If your shares are registered in your name, there are three ways to vote your proxy: by telephone, by Internet or by mail. Your telephone vote or Internet vote authorizes Timothy R. Snider, Ramiro G. Peru and S. David Colton, and each of them, as proxies, each with the power to appoint his substitute, to represent and vote your shares in the same manner as if you marked, signed and returned your proxy form by mail.

Vote by Telephone—Toll-Free—(888) 693-8683

Use any touch-tone telephone to vote your proxy 24 hours a day, seven days a week until 4:00 a.m. (Mountain Standard Time) on [•], 2007.

Please have your proxy card available and follow the simple instructions the voice prompt provides.

Vote by Internet—http://www.cesvote.com

Use the Internet to vote your proxy 24 hours a day, seven days a week until 4:00 a.m. (Mountain Standard Time) on [•], 2007.

Please have your proxy card available and follow the simple instructions to obtain your records and create an electronic ballot.

Vote by Mail

Mark, sign and date your proxy card and return it in the postage-paid envelope provided; or

Return it to Phelps Dodge Corporation, c/o Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230-1150.

     Only the latest dated proxy received from you, whether by mail, telephone or Internet, will be voted at the Phelps Dodge Corporation special meeting. If you vote by telephone or Internet, please do not mail your proxy form.

     If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with voting instructions, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the telephone or Internet.

     A Phelps Dodge shareholder whose shares are held in the name of a broker or nominee should follow the instructions provided by that broker or nominee on how to direct the voting of the shareholder’s shares.

     How Proxies will be Voted. All Phelps Dodge common shares represented by proxies properly executed and received by Phelps Dodge before or at Phelps Dodge’s special meeting will be voted in accordance with the instructions indicated on the proxies. If the proxy is properly completed, signed and returned but no instructions are indicated, the shares will be voted:

  FOR the approval and adoption of the merger agreement; and

  FOR the approval of an adjournment of the special meeting, if necessary, to permit the solicitation of additional proxies in favor of the above proposal.

     Phelps Dodge shares represented by a proxy that has been returned with instructions to vote against the proposal to approve and adopt the merger agreement but which does not include instructions with respect to the adjournment proposal will not be voted in favor of the adjournment proposal.

Revoking Your Proxy. You may revoke your proxy before it is voted by:

  submitting a new proxy card bearing a later date, or submitting a new proxy by telephone or through the Internet;

  providing a written notice revoking your proxy to the Assistant General Counsel and Secretary of Phelps Dodge before the special meeting; or

  attending the special meeting and voting in person.

     If you have instructed your broker to vote your shares, you must follow directions you receive from your broker in order to change or revoke your vote.

Solicitation of Proxies

     Freeport-McMoRan and Phelps Dodge will each pay their own expenses incurred in connection with the printing and mailing of this document. Phelps Dodge has retained D.F. King & Co., Inc. for a fee of $[•], plus certain expenses, to assist in the solicitation of proxies and otherwise in connection with the Phelps Dodge special meeting. Phelps Dodge and its proxy solicitor will also request banks, brokers and other intermediaries holding Phelps Dodge common shares beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will reimburse holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by the directors, officers and employees of Phelps Dodge. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Other Business

     The Phelps Dodge board of directors currently is not aware of any business to be acted upon at the special meeting other than as described in this document. If, however, other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, in the absence of instructions to the contrary, persons appointed as proxies will have discretion to vote or act on those matters in their best judgment.

Communications by Phelps Dodge Shareholders with Phelps Dodge

     Any written revocation of a proxy or other communications in connection with this document and requests for additional copies of this document or the proxy card should be addressed to D.F. King & Co., Inc. If you have any questions or need further assistance in voting your shares, please call D.F. King & Co., Inc. toll-free at (800) 769-4414 or collect at (212) 269-5550. Non-U.S. holders may call D.F. King & Co. at +44 20 7920 9700.

INFORMATION ABOUT THE COMPANIES

Freeport-McMoRan

Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, Louisiana 70112
Telephone: (504) 582-4000
http://www.fcx.com

     Freeport-McMoRan Copper & Gold Inc. is one of the world’s largest producers of copper and gold. Freeport-McMoRan’s operations are conducted through its principal operating subsidiaries, PT Freeport Indonesia, PT Irja Eastern Minerals and Atlantic Copper, S.A.

     PT Freeport Indonesia’s operations in Papua, Indonesia, involve mineral exploration and development, mining and milling of ore containing copper, gold and silver and the worldwide marketing of concentrates containing those metals. PT Freeport Indonesia is also a 25% owner of PT Smelting, which operates a copper smelter and refinery in Gresik, Indonesia.

     PT Irja Eastern Minerals conducts mineral exploration activities (currently suspended) on land adjacent to that held by PT Freeport Indonesia. Freeport-McMoRan also conducts mineral exploration activities (currently suspended) in Papua pursuant to a joint venture through PT Nabire Bakti Mining. All these companies operate through Contracts of Work with the Government of Indonesia which, at the end of 2005, covered approximately 2.2 million acres. Atlantic Copper operates a copper smelter and refinery in Huelva, Spain.

Phelps Dodge

Phelps Dodge Corporation
One North Central Avenue
Phoenix, AZ 85004-4414
Telephone: (602) 366-8100
http://www.phelpsdodge.com

     Phelps Dodge is one of the world’s leading producers of copper. Phelps Dodge is a world leader in the production of molybdenum, and the largest producer of molybdenum-based chemicals and continuous-cast copper rod. Phelps Dodge employs 15,000 people worldwide, primarily through its two divisions, Phelps Dodge Mining Company, which is referred to in this document as PDMC, and Phelps Dodge Industries, which is referred to in this document as PDI.

     PDMC is an industry leader in the safe, efficient and environmentally responsible production of high-quality metals and minerals. PDMC is a fully integrated producer of copper and molybdenum, with mines and processing facilities in North and South America and Europe, and processing capabilities for other minerals as by-products, such as gold, silver and rhenium. Phelps Dodge Exploration Corp., a subsidiary of Phelps Dodge, and the Process Technology Center, a division of PDMC, focus on continued discovery and development of economically viable mineral reserves and the refinement and creation of production and process technologies.

     PDI consists of Phelps Dodge Wire and Cable, which manufactures engineered products principally for the global energy sector. Phelps Dodge Wire and Cable manufactures products for power distribution, heavy industry, and medical and electronic devices and products, with operations in the United States, Latin America, Asia and Africa.

REGULATORY AND OTHER APPROVALS REQUIRED FOR THE TRANSACTION

     HSR Act. As a condition to the transaction, the HSR Act requires Freeport-McMoRan and Phelps Dodge to observe the HSR Act’s notification and waiting period. The HSR Act provides for an initial 30-calendar-day waiting period following the necessary filings by the parties to the merger. If the 30th calendar day of the initial waiting period is not a business day, the initial waiting period is extended until 11:59 p.m. of the next business day. Each of Freeport-McMoRan and Phelps Dodge filed a notification and report form for the transaction with the FTC and the Antitrust Division on December 4, 2006. The waiting period will expire at 11:59 p.m. Eastern Standard Time on January 3, 2007, unless it is extended by a request for additional information or documentary material or shortened by the FTC granting early termination. If either the Antitrust Division or the FTC makes a request for additional information or documentary materials, the waiting period will expire 30 days after substantial compliance with the request.

     European Union. Both Freeport-McMoRan and Phelps Dodge sell products to customers based in the European Union. European Union Council Regulation 139/2004 requires notification of and approval by the European Commission of mergers or acquisitions involving parties with worldwide sales and European Union sales exceeding given thresholds before the mergers or acquisitions are implemented. Freeport-McMoRan and Phelps Dodge filed a formal notification of the merger with the European Commission on December [•], 2006. The European Commission will have 25 business days after receipt of such formal notification to issue its decision regarding the merger, which 25-business day period is extendable for an additional ten-business day period in certain circumstances. After that period, if the European Commission has “serious doubts” as to the compatibility of the transaction with the common market, it would enter into a “Phase II” investigation, which lasts for 90 business days, extendable by an additional 35 business days in certain circumstances.

     Other Filings. Other than the merger filings described above, notifications of the transaction will likely be required in other jurisdictions, and approvals of the transaction may be required to be obtained in such jurisdictions. These jurisdictions may include, but are not limited to, Brazil, Bulgaria, China, Japan, South Korea and Mexico. We will endeavor to obtain required merger control clearances with the relevant competition authorities in these and any other required jurisdictions as soon as practicable.

     General. The FTC, the Antitrust Division or any other regulatory authority could take action under the applicable antitrust laws with respect to the transaction, including seeking to enjoin the completion of the transaction or seeking the divestiture by either party of shares or assets, or seeking to subject Freeport-McMoRan or Phelps Dodge to operating conditions, before or after we complete the transaction. We cannot assure you that an antitrust challenge to the transaction will not be made and, if such a challenge is made, we cannot predict the result. We have agreed to use our reasonable best efforts to obtain and maintain from governmental entities and any necessary third party any approvals, consents, registrations, permits, authorizations and other confirmations required in connection with the transaction and to make all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary under applicable law with respect to the transaction.

THE TRANSACTION

     The following discussion contains material information pertaining to the transaction. This discussion is subject and qualified in its entirety by reference to the merger agreement attached as Appendix A to this document. We urge you to read and review the entire merger agreement as well as the discussion in this document.

General

     This section provides material information about the transaction involving Freeport-McMoRan and Phelps Dodge and the circumstances surrounding the transaction. You can find a more detailed description of the terms of the merger agreement, including information about the conditions to completion of the transaction and the provisions for terminating the merger agreement, below under “The Merger Agreement”.

     We are furnishing this document to Freeport-McMoRan and Phelps Dodge shareholders in connection with the solicitation of proxies by the board of directors of each of Freeport-McMoRan and Phelps Dodge for use at their respective special meetings of shareholders and any adjournment or postponement of the meetings.

  Freeport-McMoRan Proposals. At the Freeport-McMoRan special meeting, holders of Freeport-McMoRan common stock will be asked to vote upon a proposal to amend the Freeport-McMoRan certificate of incorporation, which includes increasing the amount of authorized common stock; a proposal to issue shares of Freeport-McMoRan common stock in connection with the transaction and, if necessary, a proposal to approve an adjournment of the special meeting to permit solicitation of additional proxies in favor of the previous proposals.

  Phelps Dodge Proposals. At the Phelps Dodge special meeting, holders of Phelps Dodge common shares will be asked to vote upon a proposal to approve and adopt the merger agreement and, if necessary, a proposal to approve an adjournment of the special meeting to permit solicitation of additional proxies in favor of the previous proposal.

     Approval by Freeport-McMoRan shareholders of the proposal to amend the Freeport-McMoRan certificate of incorporation and the proposal to issue Freeport-McMoRan common stock in connection with the transaction, and approval by Phelps Dodge shareholders of the proposal to approve and adopt the merger agreement, are each conditions to the completion of the transaction.

Structure of the Transaction

     Under the terms of the proposed merger, Panther Acquisition Corporation, a wholly owned subsidiary of Freeport-McMoRan, will merge into Phelps Dodge. As a result, Phelps Dodge will continue as a surviving corporation and will become a wholly owned subsidiary of Freeport-McMoRan. Accordingly, Phelps Dodge shares will no longer be publicly traded after the completion of the transaction.

     At the completion of the merger, sometimes referred to in this document as the effective time, each issued and outstanding Phelps Dodge common share will be converted into the right to receive a combination of 0.67 of a share of Freeport-McMoRan common stock and $88.00 in cash, without interest. Phelps Dodge shareholders will receive cash in lieu of any fractional shares of Freeport-McMoRan common stock that would have otherwise been issued at the completion of the transaction. The 0.67 of a share of Freeport-McMoRan common stock that will be issued for each Phelps Dodge common share is sometimes referred to in this document as the exchange ratio, the $88.00 in cash, without interest, that will be issued for each Phelps Dodge common share is sometimes referred to in this document as the cash consideration, and the exchange ratio and the cash consideration are together sometimes referred to in this document as the merger consideration.

     If, during the period between the date of the merger agreement and the effective time of the merger, any change in the outstanding shares of capital stock of Phelps Dodge or Freeport-McMoRan occurs, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period (not including any change that results from any exercise of options outstanding as of the date of the merger agreement to purchase Phelps Dodge common shares under Phelps Dodge’s stock option or compensation plans or arrangements), the exchange ratio and the cash consideration will be adjusted accordingly to provide to the holders of Phelps Dodge common shares the same economic effect as contemplated by the merger agreement prior to such event.

     We expect that, upon completion of the transaction, the Freeport-McMoRan shareholders immediately prior to the transaction will own approximately 59% of the outstanding common stock of the combined company immediately after the transaction (62% on a fully diluted basis), and the Phelps Dodge shareholders immediately prior to the transaction will own approximately 41% of the outstanding common stock of the combined company immediately after the transaction (38% on a fully diluted basis). These figures are calculated assuming the number of shares of Freeport-McMoRan common stock outstanding as of September 30, 2006, and the number of Phelps Dodge common shares, restricted stock and stock options outstanding as of September 30, 2006 and assuming that all of the Phelps Dodge stock options are exercised prior to the completion of the transaction.

     The corporate headquarters of the combined company will be located in Phoenix, Arizona and Freeport-McMoRan will maintain its New Orleans, Louisiana office to service the accounting and administrative needs of its Indonesian operations.

Background of the Transaction

     Each of the managements of Freeport-McMoRan and Phelps Dodge separately have periodically evaluated the opportunity to achieve their respective companies’ long-term strategic goals and objectives and to enhance shareholder value with a strategic transaction. Freeport-McMoRan and Phelps Dodge have been familiar with each other’s businesses for many years.

     Freeport-McMoRan and Phelps Dodge each regularly reviews the possibility of selected strategic acquisitions, divestitures and business combinations with others.

     In 1996, Freeport-McMoRan and Phelps Dodge entered into a confidentiality and standstill agreement and discussed a potential business combination. No agreement was reached and those discussions terminated. Since that time, representatives of senior management of Freeport-McMoRan and Phelps Dodge have from time to time discussed the strategic benefits of a business combination between Freeport-McMoRan and Phelps Dodge.

     In June 2006, Phelps Dodge entered into a combination agreement with Inco Limited pursuant to which Phelps Dodge agreed to acquire Inco.

     In July 2006, representatives of JPMorgan and representatives of Merrill Lynch separately met with Mr. Richard C. Adkerson, president and chief executive officer of Freeport-McMoRan and Ms. Kathleen L. Quirk, senior vice president, chief financial officer and treasurer of Freeport-McMoRan, to suggest that Freeport-McMoRan consider a potential acquisition of Phelps Dodge.

     On August 1, 2006, at a meeting of the board of directors of Freeport-McMoRan, Mr. Adkerson reported on the recent merger and acquisition activity in the mining industry and reported that Freeport-McMoRan had been contacted separately by JPMorgan and Merrill Lynch regarding a potential acquisition of Phelps Dodge. Mr. Adkerson reported that management would gather pertinent information and continue its analysis of such an acquisition.

     In August 2006, Mr. Adkerson telephoned Mr. J. Steven Whisler, chairman and chief executive officer of Phelps Dodge. Mr. Adkerson and Mr. Whisler had a general discussion about the consolidation occurring in the mining industry. Mr. Adkerson commented on the attractiveness of combining the assets of Phelps Dodge and Freeport-McMoRan, consistent with previous discussions between him and Mr. Whisler, while recognizing that Phelps Dodge had entered into a definitive agreement to acquire Inco. Mr. Whisler informed Mr. Adkerson that Phelps Dodge was focused on the combination agreement with Inco. That agreement was subsequently terminated on September 5, 2006.

     In mid-September 2006, representatives of Merrill Lynch informed representatives of Citigroup, a financial advisor to Phelps Dodge, that Merrill Lynch and JPMorgan were discussing with senior management of Freeport-McMoRan various structures for Freeport-McMoRan to acquire Phelps Dodge.

     On September 20, 2006, Mr. Adkerson and Ms. Quirk met with representatives of JPMorgan and Merrill Lynch to discuss possible acquisition structures, valuations and financing alternatives.

     On September 28, 2006, the Freeport-McMoRan board of directors held a special meeting to discuss with senior management the potential acquisition of Phelps Dodge, including the benefits and risks associated with the combination of their businesses. Freeport-McMoRan’s senior management suggested preliminarily a structure that, subject to due diligence, would include (1) a control premium being paid to Phelps Dodge shareholders, (2) up to 33% of the consideration being paid in cash and the remainder in Freeport-McMoRan common stock and (3) Freeport-McMoRan directors constituting a majority of the board of directors of the combined company and Mr. Adkerson retaining the chief executive officer position. At this meeting, the board of directors authorized Mr. Adkerson to proceed with discussions about a possible acquisition of Phelps Dodge on that basis.

     After Freeport-McMoRan’s board meeting, Mr. Adkerson telephoned Mr. Whisler and indicated that Freeport-McMoRan was prepared, subject to due diligence, to acquire Phelps Dodge for a combination of cash and Freeport-McMoRan common stock in a transaction in which Phelps Dodge shareholders would receive a control premium. Mr. Adkerson said that Freeport-McMoRan would be willing to pay between 25% and 33% of the consideration offered to Phelps Dodge shareholders in cash. Mr. Adkerson also proposed that he would continue as the chief executive officer of the combined company, and that the current Freeport-McMoRan directors would comprise the majority of the board of directors of the combined company.

     On October 3 and 4, 2006, in connection with a regularly scheduled board meeting, the Phelps Dodge board of directors discussed with management and Phelps Dodge’s financial and legal advisors the possibility of a transaction involving Freeport-McMoRan as well as potential alternative transactions. At this meeting, the board of directors directed Mr. Whisler to advise Freeport-McMoRan that a more detailed proposal would be required for the Phelps Dodge board of directors to give the matter in-depth consideration.

     On October 5, 2006, Mr. Whisler telephoned Mr. Adkerson to advise him of the views of the Phelps Dodge board of directors. Mr. Whisler specified that any further proposal from Freeport-McMoRan must be specific as to the size of the premium and the percentage of cash and stock that would be offered to Phelps Dodge shareholders, and he emphasized to Mr. Adkerson that these were the two central issues. Mr. Whisler also said the Phelps Dodge board of directors had indicated a preference for the cash component to be substantially larger than the amount that Mr. Adkerson previously proposed.

     On October 6, 2006, Mr. Adkerson telephoned Mr. Whisler and told him that, subject to due diligence, Freeport-McMoRan was prepared to offer to acquire Phelps Dodge at a price that represented a premium of between 20-25% and a mix of consideration that included up to 50% in cash. In a further telephone call later that same day, Mr. Whisler told Mr. Adkerson that Mr. Whisler believed the Phelps Dodge board of directors would be unlikely to find such an offer attractive and suggested that Mr. Adkerson consider improving Freeport-McMoRan’s offer before it was presented to the Phelps Dodge board of directors.

     On October 10, 2006, while in London in connection with an industry conference Mr. Adkerson and Mr. Whisler met to discuss Freeport-McMoRan’s proposal.

     On October 11, 2006, Mr. Adkerson telephoned Mr. Whisler to inform him that Freeport-McMoRan, subject to due diligence, would be willing to pay a premium of 30% to Phelps Dodge shareholders in a combination of the two companies.

     The Phelps Dodge board of directors met on October 16, 2006. At this meeting, Mr. Whisler briefed the board of directors on his discussions with Mr. Adkerson. Representatives of Citigroup and Morgan Stanley discussed with the Phelps Dodge board of directors their preliminary perspectives on Freeport-McMoRan’s revised proposal. After consideration of these matters, the board of directors authorized Mr. Whisler to continue his discussions with Mr. Adkerson concerning a possible transaction in order to further clarify the terms of Freeport-McMoRan’s proposal.

     Mr. Whisler telephoned Mr. Adkerson on October 17, 2006, and explained that the Phelps Dodge board of directors was open to considering a possible transaction with Freeport-McMoRan, but would need to understand better the terms of Freeport-McMoRan’s proposal, including the calculation of the 30% premium, the percentage of cash and stock consideration and other issues, before deciding whether to move forward. With respect to the percentage of cash and stock consideration, Mr. Whisler indicated that the Phelps Dodge board of directors would consider supporting the transaction only if the cash portion of the consideration was materially greater than the 50% level previously suggested by Mr. Adkerson.

     On October 23, 2006, Mr. Adkerson sent to Mr. Whisler a letter and preliminary, non-binding term sheet setting forth the terms on which Freeport-McMoRan would be willing to acquire Phelps Dodge. The term sheet proposed that Freeport-McMoRan would acquire Phelps Dodge for a price per share of $86 in cash and 0.50 shares of Freeport-McMoRan common stock. Based on the closing prices of Freeport-McMoRan and Phelps Dodge shares on October 20, 2006, this offer implied a total price of $114.25 per Phelps Dodge share, representing a premium of approximately 16% based on Phelps Dodge’s closing share price on October 20, 2006, 27% based on the average closing share price over the 20-day period ending on October 20, 2006, and 30% based on the closing share price on October 10, 2006, the date of the meeting between Mr. Whisler and Mr. Adkerson in London. The term sheet specified that the exchange ratio for the stock portion of the consideration would be fixed and would not be adjusted for movements in the price of shares of Freeport-McMoRan common stock.

     The term sheet further proposed that, following the transaction, three independent members of the Phelps Dodge board of directors would be added to the Freeport-McMoRan board of directors, that Freeport-McMoRan’s chief executive officer would continue to serve as the chief executive officer of the combined company, and that Freeport-McMoRan would offer senior management roles to certain of Phelps Dodge’s executive officers other than Mr. Whisler. Freeport-McMoRan’s term sheet stated that Freeport-McMoRan Copper & Gold Inc. would remain the name of the parent company and the Phelps Dodge name would be retained at the operating company level. The term sheet also provided that the combined company would maintain a major presence at Phelps Dodge’s Phoenix headquarters, with a presumption, subject to further analysis, that the headquarters would be located there.

     After receipt of Freeport-McMoRan’s term sheet on October 23, 2006, Mr. Whisler telephoned Mr. Adkerson to discuss several elements of Freeport-McMoRan’s proposal. In that discussion, Mr. Whisler advised Mr. Adkerson that he did not expect the Phelps Dodge board of directors would consider the premium presented in the term sheet to be sufficient.

     The Phelps Dodge board of directors met on October 28, 2006, to consider the Freeport-McMoRan proposal and related matters. At this meeting, Phelps Dodge’s financial advisors provided the board of directors with their perspective on the proposals in Freeport-McMoRan’s term sheet and presented a preliminary valuation analysis of Phelps Dodge, and members of Phelps Dodge’s senior management team also discussed their perspective on Freeport-McMoRan’s proposals as well as their views on the copper market. At the meeting, the board of directors instructed Phelps Dodge senior management to advise Freeport-McMoRan that the value offered to Phelps Dodge shareholders was insufficient, but authorized management to continue discussions with Freeport-McMoRan.

     Following the board meeting, Mr. Whisler telephoned Mr. Adkerson and explained that as a result of the rise in Phelps Dodge’s share price, Freeport-McMoRan’s offer no longer represented a 30% premium. Mr. Whisler stated that the Phelps Dodge board of directors viewed the offer as providing insufficient value to Phelps Dodge shareholders.

     On October 31, 2006, in connection with a regularly scheduled board meeting, the Freeport-McMoRan board of directors discussed with management the status of the discussions with Phelps Dodge. Mr. Adkerson reported that management had been working with JPMorgan and Merrill Lynch on various alternatives with respect to a proposal to acquire Phelps Dodge. Mr. Adkerson reviewed the potential accretion to cash flows and earnings under different scenarios and also reported on the availability of financing for the cash portion that would be paid to Phelps Dodge shareholders. During the meeting, Mr. Adkerson noted that any proposal to Phelps Dodge would be subject to due diligence. At this meeting, the board of directors authorized Mr. Adkerson to meet with Mr. Whisler to discuss Freeport-McMoRan’s proposed acquisition of Phelps Dodge based on a 30% control premium.

     On the morning of November 2, 2006, Mr. Adkerson met with Mr. Whisler in Scottsdale, Arizona. At the meeting, Mr. Adkerson stated that, subject to due diligence, Freeport-McMoRan was willing to increase its offer to $86.00 cash and 0.65 shares of Freeport-McMoRan common stock for each Phelps Dodge common share. After further negotiation between Mr. Adkerson and Mr. Whisler, Mr. Adkerson expressed a willingness to consider improving the terms to $88.00 cash and 0.65 shares of Freeport-McMoRan common stock for each Phelps Dodge common share. Mr. Adkerson and Mr. Whisler also discussed other matters related to the transaction, including the headquarters location and the advisability that certain members of Phelps Dodge’s senior management, other than Mr. Whisler, be retained.

     The Phelps Dodge board of directors met on November 2, 2006, following the meeting between Mr. Whisler and Mr. Adkerson. Mr. Whisler briefed the board of directors on his discussions with Mr. Adkerson, and Phelps Dodge’s financial advisors presented their analysis of Freeport-McMoRan’s offer. After discussion, the Phelps Dodge board of directors authorized Mr. Whisler to try to reach an agreement with Mr. Adkerson on the basis of $90.00 cash and 0.7 shares of Freeport-McMoRan common stock for each Phelps Dodge common share.

     On November 3, 2006, Mr. Whisler telephoned Mr. Adkerson and informed him of the position of the Phelps Dodge board. Mr. Adkerson indicated he needed to review the request with his advisors. Mr. Adkerson telephoned Mr. Whisler later that day and stated that Freeport-McMoRan was prepared, subject to due diligence, to offer $88.00 in cash and 0.67 shares of Freeport-McMoRan common stock for each Phelps Dodge common share.

     On November 6, 2006, the Phelps Dodge board of directors held a meeting to discuss Freeport-McMoRan’s most recent proposal. After discussion, the board of directors authorized Mr. Whisler to enter into a confidentiality and standstill agreement with Freeport-McMoRan and to proceed with due diligence. Freeport-McMoRan and Phelps Dodge executed a confidentiality and standstill agreement on November 6, 2006.

     From November 6 through November 18, 2006, the date that definitive documents were signed, Freeport-McMoRan and Phelps Dodge and their respective advisors continued to conduct reciprocal due diligence and negotiated the terms of the merger agreement. Freeport-McMoRan also negotiated the terms of its financing commitment.

     On November 7, 2006, representatives of Freeport-McMoRan and Phelps Dodge, with their respective legal advisors, spoke by telephone regarding the structure of the transaction, the documentation required, the diligence process, possible regulatory filings and preparation of a joint proxy statement/prospectus.

     On November 9 and 10, 2006, representatives of Phelps Dodge and Freeport-McMoRan, together with their respective legal and financial advisors, met in Dallas, Texas. Members of the senior management of Phelps Dodge and Freeport-McMoRan gave presentations about the business, operations and financial projections of Phelps Dodge and Freeport-McMoRan, respectively.

     On November 10, 2006, the Phelps Dodge board of directors met with two directors of Freeport-McMoRan to discuss the role of the Freeport-McMoRan board of directors, various governance matters, the risks of operating in Indonesia, Freeport-McMoRan’s environmental and human rights practices and other aspects of Freeport-McMoRan’s business and operations.

     On November 13, 2006, Mr. Adkerson telephoned Mr. Whisler and informed him that Freeport-McMoRan proposed to revise the terms of its offer for Phelps Dodge to reduce the cash portion from $88.00 to $78.00, and to increase the stock portion to 0.84 shares of Freeport-McMoRan common stock for each Phelps Dodge common share. Mr. Adkerson emphasized that while Freeport-McMoRan’s proposal changed the mix of cash and stock consideration to be offered to Phelps Dodge shareholders, based on closing prices as of November 13, 2006, the implied values of Freeport-McMoRan’s November 3, 2006 proposal and his revised offer of that day were essentially identical in terms of value.

     On November 14, 2006, the Phelps Dodge board of directors met telephonically to discuss Freeport-McMoRan’s revised offer. At this meeting, Mr. Whisler reported on his discussion with Mr. Adkerson. The board of directors instructed Mr. Whisler to inform Mr. Adkerson that Phelps Dodge was prepared to move forward on the terms of the November 3, 2006 offer but was not willing to consider any modification of those terms. Mr. Whisler conveyed this message to Mr. Adkerson by telephone following the meeting.

     On November 14 and 15, 2006, representatives of Phelps Dodge visited Freeport-McMoRan’s mines in the Grasberg minerals district, its milling and production operations and its concentrate loading facilities in Papua, Indonesia.

     On November 16, 2006, the Freeport-McMoRan board of directors held a meeting with senior management and representatives of its financial advisors, JPMorgan and Merrill Lynch, and legal advisors, Davis Polk & Wardwell and Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. participating. At this meeting, Freeport-McMoRan’s senior management reviewed the strategic rationale for the proposed transaction, informed the board of directors on the results of the due diligence investigation of Phelps Dodge and reported on the financial analysis of the combined company. Members of Freeport-McMoRan’s senior management responded to questions from members of the board of directors confirming and clarifying the bases for their presentations. Mr. Adkerson then updated the board of directors on the status of the discussions with Phelps Dodge and reviewed the terms of Freeport-McMoRan’s initial proposal and modified proposal following due diligence. He noted that the modified proposal reduced the total cash payable to Phelps Dodge shareholders but maintained essentially the same total value offered in the original proposal by increasing the portion of the price that would be paid in stock. Mr. Adkerson and representatives of JPMorgan and Merrill Lynch then reviewed capital structure considerations, including the alternatives to reduce the amount of debt following the acquisition. Members of Freeport-McMoRan’s senior management and representatives of JPMorgan and Merrill Lynch responded to questions from members of the board of directors with respect to capital structure considerations. Members of Freeport-McMoRan’s senior management and a representative of Davis Polk & Wardwell also responded to questions regarding the proposed terms of the merger agreement. Following discussion, the board of directors authorized Freeport-McMoRan’s senior management to proceed with the transaction based on the original terms of $88 in cash and 0.67 shares of Freeport-McMoRan common stock for each Phelps Dodge common share.

     Following Freeport-McMoRan’s board meeting on November 16, 2006, Mr. Adkerson telephoned Mr. Whisler and informed him that Freeport-McMoRan was prepared to move forward on its offer of $88.00 in cash and 0.67 shares of Freeport-McMoRan common stock for each Phelps Dodge common share, as proposed on November 3, 2006. The parties and their advisors then proceeded to complete their respective due diligence investigations and finalize the merger agreement.

     The board of directors of Freeport-McMoRan met on November 18, 2006. At this meeting, members of Freeport-McMoRan’s senior management updated the board of directors on the results of Freeport-McMoRan’s due diligence investigation of Phelps Dodge. Representatives of JPMorgan and Merrill Lynch discussed with the board of directors the financial terms of the proposed transaction and each firm delivered to the board of directors an oral opinion, subsequently confirmed in writing, that as of November 18, 2006, and based upon and subject to the assumptions, qualifications and limitations set forth in those opinions, the consideration of $88.00 in cash and 0.67 shares of Freeport-McMoRan common stock for each Phelps Dodge common share was fair, from a financial point of view, to Freeport-McMoRan. A representative of Davis Polk & Wardwell reviewed the principal terms of the merger agreement with the board of directors. Members of Freeport-McMoRan’s senior management then reviewed the terms of the proposed financing commitment for the acquisition of Phelps Dodge. Members of Freeport-McMoRan’s senior management and representatives of JPMorgan, Merrill Lynch and Davis Polk & Wardwell responded to questions from members of the board of directors confirming and clarifying the bases for their presentations and, in the case of JPMorgan and Merrill Lynch, their respective fairness opinions. After discussion, the board of directors unanimously approved the terms of the transaction and execution of the transaction documents.

     The board of directors of Phelps Dodge met on November 18, 2006. At this meeting, members of Phelps Dodge’s senior management briefed the board of directors on the results of the company’s due diligence investigation of Freeport-McMoRan. A representative of Debevoise & Plimpton LLP discussed with the board of directors their fiduciary duties and briefed the board of directors on the terms of the transaction documents. Representatives of Citigroup and Morgan Stanley discussed with the board of directors the financial terms of the proposed transaction and each firm delivered to the board of directors an oral opinion, subsequently confirmed in writing, that as of November 18, 2006, and based upon and subject to the factors and qualifications set forth in these opinions, the consideration of $88 in cash and 0.67 shares of Freeport-McMoRan common stock for each Phelps Dodge common share to be received by Phelps Dodge shareholders pursuant to the merger agreement was fair to Phelps Dodge shareholders from a financial point of view. Members of Phelps Dodge’s senior management and representatives of Debevoise & Plimpton LLP, Citigroup and Morgan Stanley responded to questions from members of the board of directors confirming and clarifying the bases for their presentations and, in the case of Citigroup and Morgan Stanley, their respective fairness opinions. After discussion, the board of directors unanimously approved the terms of the transaction and execution of the transaction documents.

Freeport-McMoRan’s Reasons for the Transaction; Recommendation of the Freeport-McMoRan Board of Directors

     The Freeport-McMoRan board of directors consulted with Freeport-McMoRan’s senior management and its financial and legal advisors in reaching its decision to enter into the transaction and recommend that Freeport-McMoRan shareholders vote FOR the proposals to amend the Freeport-McMoRan certificate of incorporation and to issue Freeport-McMoRan common stock in connection with the transaction.

     In reaching this decision, the Freeport-McMoRan board of directors considered the following material factors:

  the belief of the Freeport-McMoRan board of directors that the combined company will be well-positioned to benefit from the positive copper market at a time when there is a scarcity of large-scale copper development projects combined with strong global demand for copper;

  the belief of the Freeport-McMoRan board of directors that the combined company’s increased scale of operations, management depth and strengthened cash flow will provide an improved platform to capitalize on growth opportunities in the global market;

  the fact that the combined company will have long-lived, geographically diverse reserves totaling 75 billion pounds of copper, 41 million ounces of gold and 1.9 billion pounds of molybdenum, net of minority interests;

  the expectation that the combined company will generate strong cash flows, enabling significant debt reduction;

  the expectation that the transaction will be accretive to Freeport-McMoRan’s cash flows and earnings, subject to the potential earnings impact of purchase accounting adjustments for metal inventories as discussed under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page [•] and “Risk Factors” beginning on page [•];

  the expectation that the combined company’s project pipeline will support growth by delivering nearly one billion pounds of additional copper production capacity over the next three years;

  recent projects of Phelps Dodge, including Phelps Dodge’s recent commissioning of the $850 million expansion of the Cerro Verde mine in Peru, the development of the new $550 million Safford mine in Arizona, a potential project to extend the life of El Abra through sulfide leaching and the Tenke Fungurume copper/cobalt development project in the Democratic Republic of the Congo, which is expected to begin production by 2009;

  the fact that the combined company will have significant high potential exploration rights in copper regions around the world, including Freeport-McMoRan’s prospective acreage in Papua, Indonesia, and Phelps Dodge’s opportunities at its Tenke Fungurume concessions in the Democratic Republic of the Congo, in the United States and in South America;

the Freeport-McMoRan board of directors’ belief that the combination of Freeport-McMoRan’s and Phelps Dodge’s proven management and best practices in open pit and underground mining will facilitate the sharing of expertise to optimize operations across the asset base of the combined company, and that Phelps Dodge’s mining and processing technology will provide opportunities that can be applied to optimize metal production at Freeport-McMoRan’s Grasberg site;

presentations by Freeport-McMoRan’s management and Freeport-McMoRan’s financial advisors regarding Phelps Dodge’s business, operations, properties and assets, financial condition, competitive position, business strategy and growth prospects;

the current and historical market prices of the Freeport-McMoRan common stock and Phelps Dodge common shares relative to those of other industry participants;

the oral opinions of each of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which were subsequently confirmed in written opinions dated November 18, 2006, that, as of such date, and based upon and subject to the assumptions, qualifications and limitations set forth in those opinions, the consideration to be paid by Freeport-McMoRan to the Phelps Dodge shareholders in the merger was fair, from a financial point of view, to Freeport-McMoRan;

the terms and conditions of the merger agreement, including that:

under certain circumstances and subject to certain conditions, Freeport-McMoRan can furnish information to and conduct negotiations with a third party in connection with an unsolicited potentially superior proposal for an acquisition of Freeport-McMoRan and the Freeport-McMoRan board of directors can terminate the merger agreement to accept a superior proposal;

under certain circumstances and subject to certain conditions, the Freeport-McMoRan board of directors can change its recommendation if it determines in good faith that the failure to change its recommendation would be inconsistent with its fiduciary duties;

while Phelps Dodge has reciprocal rights to respond to unsolicited third-party proposals, to change its recommendation and to terminate the merger agreement for a superior proposal, Phelps Dodge would be required to pay Freeport-McMoRan a termination fee of $750 million if Phelps Dodge terminates the merger agreement in order to accept a superior proposal, the Phelps Dodge board of directors, subject to certain exceptions, changes its recommendation that the Freeport-McMoRan shareholders vote in favor of the transaction, and under certain other circumstances specified in the merger agreement;

the requirement, subject to certain exceptions, that Phelps Dodge pay to Freeport-McMoRan a termination fee of $375 million if the Phelps Dodge shareholders fail to approve and adopt the merger agreement;

the conditions to be satisfied prior to the completion of the transaction are customary and can be expected to be fulfilled in the ordinary course; and

the availability to Freeport-McMoRan of the financing necessary to complete the transaction, and the terms and conditions of that financing, as reflected in the commitment letters entered into by Freeport-McMoRan and its financing sources.

     In addition to these factors, the Freeport-McMoRan board of directors considered potential risks relating to the transaction, primarily consisting of the following, but concluded that the positive factors outweighed these negative factors:

  the risks described in this document under “Risk Factors”;

  the risk that, because the exchange ratio will not be adjusted for changes in the market price of Freeport-McMoRan common stock or Phelps Dodge common shares, the per share value of the consideration to be paid to Phelps Dodge shareholders upon completion of the transaction could be more than the per share value of the consideration immediately prior to the announcement of the proposed transaction;

  the fact that Freeport-McMoRan’s obligation to complete the transaction is not conditioned on its receipt of the necessary financing;

  the risk that a substantial decline in the price of copper could have a material adverse impact on the combined company, including its ability to repay the debt incurred in order to finance the transaction;

  the risks and costs to Freeport-McMoRan if the transaction is not completed (including the diversion of management and employee attention and the loss of business opportunities that might otherwise have been pursued), notwithstanding the likelihood of the transaction being completed; and

  the restriction on the conduct by Freeport-McMoRan of its business during the period between the signing of the merger agreement and the completion of the transaction or the termination of the merger agreement, which could delay or prevent Freeport-McMoRan from pursuing business opportunities that may arise pending completion of the transaction.

     In its review of the proposed transaction, Freeport-McMoRan’s board also reviewed and considered the interests that certain officers and directors of Freeport-McMoRan may have with respect to the transaction. These interests are described under the heading “Interests of Certain Persons in the Transaction—Freeport-McMoRan” on page [•].

     Due to the variety of factors and the quality and amount of information considered, the Freeport-McMoRan board of directors did not find it practicable to and did not make specific assessments of, quantify or assign relative weights to the specific factors considered in reaching its determination to approve the merger agreement and the transaction and the issuance of Freeport-McMoRan common stock in connection with the transaction. Instead, the Freeport-McMoRan board of directors made its determination after consideration of all factors taken together. In addition, individual members of the Freeport-McMoRan board of directors may have given different weight to different factors. Some information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements”.

     Recommendation of the Freeport-McMoRan Board of Directors. At a meeting held on November 18, 2006, after due consideration with Freeport-McMoRan’s management and advisors, the Freeport-McMoRan board of directors determined, by unanimous vote of the members present, that the merger agreement and the transaction were fair to and in the best interests of Freeport-McMoRan and its shareholders and approved the merger agreement and the related transactions, the proposed amendment of the certificate of incorporation and the proposed issuance of Freeport-McMoRan common stock in connection with the transaction. The Freeport-McMoRan board of directors recommends that Freeport-McMoRan shareholders vote:

  FOR the amendment to the Freeport-McMoRan certificate of incorporation, which includes increasing the number of authorized shares of Freeport-McMoRan capital stock to 750,000,000 and increasing the authorized number of shares of common stock to 700,000,000;

  FOR the issuance of Freeport-McMoRan common stock in connection with the transaction; and

  FOR the adjournment of the special meeting, if necessary, to permit solicitation of additional proxies in favor of the above proposals.

Phelps Dodge Reasons for the Transaction; Recommendation of the Phelps Dodge Board of Directors

     The Phelps Dodge board of directors believes that the merger agreement and the transaction are advisable and fair to and in the best interests of Phelps Dodge’s shareholders. Accordingly, the Phelps Dodge board of directors has unanimously approved the entry into the merger agreement, and recommends that Phelps Dodge shareholders vote FOR the approval and adoption of the merger agreement.

     As described above under “— Background of the Transaction”, the Phelps Dodge board of directors, prior to and in reaching its decision at its meeting on November 18, 2006, to approve the entry into the merger agreement, consulted on numerous occasions with Phelps Dodge’s senior executive officers and financial and legal advisors, and considered a variety of factors weighing positively in favor of the transaction, including the following:

the value to be received by holders of Phelps Dodge common shares in the transaction, including the fact that the value of the merger consideration represented:

a premium of approximately 33% over the closing price of Phelps Dodge common shares on November 17, 2006, the last trading day prior to the entry into the merger agreement;

premiums of approximately 32% and 38% over the average closing price of Phelps Dodge common shares for the 30-day and 60-day periods, respectively, ending with November 16, 2006; and

a premium of approximately 23% over the all-time high closing price of Phelps Dodge common shares;

the fact that approximately 70% of the merger consideration will be paid in cash (based on the closing price of Freeport-McMoRan common stock on November 17, 2006), and that the aggregate cash consideration of approximately $18 billion represents approximately 87% of the all-time high equity market capitalization of Phelps Dodge;

the fact that the former Phelps Dodge shareholders as a group will own approximately 41% of the outstanding Freeport-McMoRan common stock immediately following the transaction (38% on a fully diluted basis), which will provide Phelps Dodge shareholders with the opportunity to participate in the growth opportunities of the combined company;

the fact that Phelps Dodge shareholders who want to have a greater exposure to the growth opportunities of the combined company have the ability to use all or part of the cash proceeds to invest in Freeport-McMoRan common stock following the transaction;

the strategic nature of the transaction, which will combine the Phelps Dodge and Freeport-McMoRan businesses to create the world’s second largest copper company, and a leading producer of gold and molybdenum, with long-lived, geographically diverse assets and significant proven and probable reserves;

the extraordinary size and low cost position of Freeport-McMoRan’s Grasberg mine, the world’s largest copper and gold mine in terms of reserves, which should enable the combined company to compete more advantageously throughout the copper price cycle;

the scale of the combined company, which should permit it to compete more effectively than either Phelps Dodge or Freeport-McMoRan alone and facilitate investment in future development projects, exploration and acquisitions;

the opportunity to apply best practices to operate a larger asset portfolio more efficiently;

the separate opinions of Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated described in the section entitled “Opinions of Phelps Dodge’s Financial Advisors” beginning on page [•], including their respective analyses rendered orally on and confirmed in writing as of November 18, 2006, to the effect that, as of that date, and based upon and subject to the factors and assumptions set forth in their respective opinions, the merger consideration proposed to be received by holders of Phelps Dodge common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders;

the terms and conditions of the merger agreement, including that:

under certain circumstances and subject to conditions more fully described in the section entitled “The Merger Agreement—Principal Covenants” beginning on page [•], Phelps Dodge can furnish information to and conduct negotiations with a third party in connection with an unsolicited proposal for a business combination or acquisition that could reasonably be expected to result in a superior proposal, and the Phelps Dodge board of directors can terminate the merger agreement for a superior proposal or change its recommendation prior to shareholder approval of the merger agreement;

while Freeport-McMoRan has reciprocal rights to respond to unsolicited third-party proposals, to change its recommendation and to terminate the merger agreement for a superior proposal, Freeport-McMoRan would be required to pay a termination fee of $375 million to Phelps Dodge if Freeport-McMoRan terminates the merger agreement in order to accept a superior proposal, the Freeport-McMoRan board of directors, subject to certain exceptions, changes its recommendation that the company’s shareholders vote in favor of the transaction, and under certain other circumstances specified in the merger agreement;

the requirement, subject to certain exceptions, that Freeport-McMoRan pay to Phelps Dodge a termination fee of $187.5 million if the Freeport-McMoRan shareholders fail to approve the transaction;

the completion of the transaction is not conditioned on Freeport-McMoRan’s obtaining financing;

the conditions to be satisfied prior to the completion of the transaction are customary and can be expected to be fulfilled in the ordinary course;

three members of the Phelps Dodge board of directors will be appointed to the Freeport-McMoRan board of directors upon the consummation of the transaction, which is expected to provide a degree of continuity and involvement by Phelps Dodge directors in the combined company following the transaction; and

until December 31, 2007, Freeport-McMoRan has agreed to provide Phelps Dodge employees compensation, other than equity-based compensation, and benefit plans substantially comparable in the aggregate to those provided to them immediately prior to the consummation of the transaction (except for employees represented for purposes of collective bargaining) and that, until December 31, 2008, Freeport-McMoRan has agreed to continue Phelps Dodge’s retirement plans and savings plans; and

the fact that the headquarters of the combined company will be in Phoenix, Arizona, and that certain executive officers of Phelps Dodge will assume senior management positions with the combined company.

     The Phelps Dodge board of directors also considered the potential adverse impact of other factors weighing negatively against the proposed transaction, including the following:

the fact that Freeport-McMoRan’s business is heavily dependent upon its ability to continue to operate the Grasberg mine successfully, which is subject to significant risks including:

the risks posed by the mine’s location in Papua, Indonesia, which the Phelps Dodge board of directors believes is a politically volatile region that periodically experiences social unrest;

the risk that, although Freeport-McMoRan believes that its principal operating subsidiary, PT Freeport Indonesia, is in compliance in all material respects with its Contract of Work with the Indonesian government, the Contract of Work is subject to termination if PT Freeport Indonesia does not comply with its obligations and, if a dispute arises with respect to the Contract of Work, Freeport-McMoRan and PT Freeport Indonesia may have to submit to the jurisdiction of a foreign court or arbitration panel; and

the risk of an adverse effect on Freeport-McMoRan’s business arising out of:

    the ongoing evaluation by a joint team of Indonesian governmental officials formed in 2006 to review PT Freeport Indonesia’s compliance with its Contract of Work, including applicable environmental laws and regulations; and

    requests received by Freeport-McMoRan from governmental authorities in the United States and Indonesia for information about PT Freeport Indonesia’s support of Indonesian government security institutions and compliance with applicable laws, including the U.S. Foreign Corrupt Practices Act;

  the risk that the inquiries by governmental authorities in the United States and Indonesia with respect to Freeport-McMoRan could result in an unfavorable outcome that could adversely affect Freeport-McMoRan’s business;

  the risk that the transaction might not be completed, including the effect that any such failure may have on the trading price of Phelps Dodge common shares;

  the risk that, because the stock portion of the merger consideration is a fixed number of shares of Freeport-McMoRan common stock and the merger agreement does not provide Phelps Dodge with a price-based termination right, Phelps Dodge shareholders could be adversely affected by a decrease in the trading price of shares of Freeport-McMoRan common stock;

  the limitations imposed in the merger agreement on, among other things, Phelps Dodge’s ability prior to the completion of the transaction to solicit or enter into any agreement related to an alternative transaction, or enter into any discussions of any proposals that may result in an alternative transaction, as more fully described in the section entitled “The Merger Agreement—Principal Covenants—No Solicitation”;

  the requirement that Phelps Dodge pay to Freeport-McMoRan a termination fee of $750 million if Phelps Dodge terminates the merger agreement in order to accept a superior proposal for the company, the Phelps Dodge board of directors, subject to certain exceptions, changes its recommendation that the company’s shareholders vote in favor of the transaction, and under certain other circumstances specified in the merger agreement;

  the requirement, subject to certain exceptions, that Phelps Dodge pay to Freeport-McMoRan a termination fee of $375 million if the Phelps Dodge shareholders fail to approve the transaction;

  risks associated with the combined company’s greater indebtedness when compared to Phelps Dodge’s and Freeport-McMoRan’s outstanding pre-combination total indebtedness, including the risk that a substantial decline in the price of copper could have a material adverse impact on the combined company’s ability to repay its debt; and

  the risks described in the section entitled “Risk Factors” beginning on page [•].

     In addition to the factors described above, in the course of its meetings the Phelps Dodge board of directors reviewed and considered a wide variety of other information relevant to the transaction, including:

  information concerning Phelps Dodge’s and Freeport-McMoRan’s businesses, historical financial performance and condition, operations, competitive positions, prospects and management, including the results of Phelps Dodge’s due diligence investigation of Freeport-McMoRan;

  the fact that both Phelps Dodge and Freeport-McMoRan would require shareholder approval of the proposed transaction; and

  the interests that certain executive officers and directors of Phelps Dodge may have with respect to the transaction in addition to their interests as shareholders of Phelps Dodge generally, as described in the section entitled “Interests of Certain Persons in the Transaction—Phelps Dodge” on page [•].

     The foregoing discussion of the information and factors considered by the Phelps Dodge board of directors is not exhaustive, but includes the material factors considered by the board. In view of the wide variety of factors, both positive and negative, considered by the Phelps Dodge board of directors, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise seek to assign relative weights to the specific factors that it considered in reaching its determination that the merger agreement and the transaction are advisable and fair to and in the best interests of Phelps Dodge shareholders. Rather, the Phelps Dodge board of directors viewed its determinations as being based upon the judgment of its members, in light of the totality of information presented and considered, including the knowledge of such directors of Phelps Dodge’s business, financial condition and prospects and the advice of financial and legal advisors. In considering the factors described above, individual members of the Phelps Dodge board of directors may have given different weight to different factors and may have applied different analyses to each of the material factors considered.

     Recommendation of the Phelps Dodge Board of Directors. At a meeting held on November 18, 2006, after due consideration with Phelps Dodge’s management and advisors, the Phelps Dodge board of directors determined, by unanimous vote, that the merger agreement and the transaction are fair to and in the best interests of Phelps Dodge shareholders. The Phelps Dodge board of directors recommends that Phelps Dodge shareholders vote:

  FOR the approval and adoption of the merger agreement; and

  FOR the adjournment of the special meeting, if necessary, to permit solicitation of additional proxies in favor of the proposal above.

Board of Directors of Freeport-McMoRan Following the Transaction

     At the closing of the transaction, the Freeport-McMoRan board of directors will consist of sixteen directors, thirteen of whom will be Freeport-McMoRan directors prior to the transaction and three of whom will be selected from current independent directors of Phelps Dodge (the identity of whom will be agreed upon by Freeport-McMoRan and Phelps Dodge prior to the closing of the transaction).

     See “Interests of Certain Persons in the Transaction” for a description of the material interests of the directors and executive officers of Phelps Dodge in the transaction that are in addition to, or different from, their interests as shareholders. Additional information about the current directors and executive officers of Phelps Dodge can be found in the annual report on Form 10-K for the year ended December 31, 2005, of Phelps Dodge, which is incorporated by reference into this document. See “Where You Can Find More Information” beginning on page [·].

Public Trading Markets

     Freeport-McMoRan common stock is currently listed on the New York Stock Exchange under the symbol “FCX”. Phelps Dodge common shares are currently listed on the New York Stock Exchange under the symbol “PD”. Upon completion of the transaction, Phelps Dodge common shares will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended. The newly issued Freeport-McMoRan common stock issuable pursuant to the merger agreement will be listed on the New York Stock Exchange.

     The shares of Freeport-McMoRan common stock to be issued in connection with the transaction will be freely transferable under the Securities Act of 1933, as amended, except for shares issued to any shareholder who may be deemed to be an affiliate of Phelps Dodge, as discussed in “—Resales of Freeport-McMoRan Stock by Phelps Dodge Affiliates”.

     As reported on the New York Stock Exchange, the closing sale price per share of Freeport-McMoRan common stock on November 17, 2006, the last business day prior to the announcement of the transaction, was $57.40. As reported on the New York Stock Exchange, the closing sale price per Phelps Dodge common share on that date was $95.02. Based on the closing sale price per share of Freeport-McMoRan common stock, the implied value to be paid in the transaction for each Phelps Dodge common share was $126.46 on that date. The closing sale price per share of Freeport-McMoRan common stock on [•], 200[•], was $[•] and the closing sale price per Phelps Dodge common share on that date was $[•]. Based on the closing sale price per share of Freeport-McMoRan common stock, the implied value to be paid in the transaction for each Phelps Dodge common share was $[•] as of that date. The implied value to be paid in the transaction for each Phelps Dodge common share as of those dates was calculated by adding $88.00 to the product of the closing price of Freeport-McMoRan common stock and the exchange ratio of 0.67.

Appraisal Rights

     Freeport-McMoRan shareholders are not entitled to appraisal rights under Delaware law in connection with the transaction.

     Phelps Dodge shareholders are not entitled to appraisal rights under New York law in connection with the transaction.

Transaction Financing

     Freeport-McMoRan will have cash requirements of approximately $18.5 billion in connection with the transaction, including both the cash consideration and transaction costs. As of [•], 2006, Freeport-McMoRan had $[•] million of cash, cash equivalents and investments and Phelps Dodge had $[•] million of cash, cash equivalents and investments. In order to refinance its existing credit facilities and finance part of the cash consideration and transaction costs, Freeport-McMoRan has obtained a commitment letter from JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated for $11.5 billion in new senior secured credit facilities, to consist of a five-year Tranche A term loan facility of $2.5 billion, a seven-year Tranche B term loan facility of $7.5 billion, a five-year revolving credit facility of $1.5 billion, and a $6.0 billion senior unsecured bridge facility. Freeport-McMoRan intends to issue and sell, in a public offering or a Rule 144A or other private placement, $6.0 billion of senior unsecured notes to finance a portion of the cash consideration and transaction costs. To the extent that it does not issue notes in an aggregate amount equal to $6.0 billion, it will borrow an amount under the unsecured bridge facility described above equal to $6.0 billion minus the aggregate principal amount of notes issued. The remainder of the cash requirements will be met from cash available at Freeport-McMoRan and Phelps Dodge.

     The availability of the new senior secured and senior unsecured bridge credit facilities is subject to certain conditions contained in the commitment letter, including the absence of any material adverse effect (as defined in the merger agreement) in respect of Phelps Dodge and its subsidiaries.

     Pricing for the Tranche A term facility and the revolving facility is expected to be adjusted LIBOR or base rate, at the option of Freeport-McMoRan, plus a spread to be determined by reference to a grid based on a leverage ratio to be determined and the credit ratings of Freeport-McMoRan. Initially, the spreads for the Tranche A term facility and the revolving facility are expected to be adjusted LIBOR plus 175 basis points (1.75%) per annum or base rate plus 75 basis points (0.75%) per annum. In addition, Freeport-McMoRan is expected to pay a commitment fee on the unused portion of the revolving credit facility at a rate to be determined by reference to a grid based on a leverage ratio to be determined and the credit ratings of Freeport-McMoRan. Initially, the commitment fee on the unused portion of the revolving credit facility is expected to be 50 basis points (0.50%) per annum. Pricing for the Tranche B term facility is expected to be adjusted LIBOR plus 200 basis points (2.00%) per annum or base rate plus 100 basis points (1.00%) per annum.

     Freeport-McMoRan has represented to Phelps Dodge in the merger agreement that it will have available to it, at the time the transaction is completed, sufficient funds to enable Freeport-McMoRan to complete the transaction. The availability of such funds is not a condition to Freeport-McMoRan’s obligation to complete the transaction.

Resales of Freeport-McMoRan Stock by Phelps Dodge Affiliates

     Affiliates of Phelps Dodge, as defined under Rule 145 under the Securities Act of 1933, as amended, referred to in this document as the Securities Act, generally may not sell their shares of Freeport-McMoRan common stock acquired in the transaction except pursuant to an effective registration statement under the Securities Act, or an applicable exemption from such registration requirements, including Rules 144 and 145 issued by the Securities and Exchange Commission under the Securities Act.

     Under the merger agreement, Phelps Dodge must provide Freeport-McMoRan with a list of the persons who, to Phelps Dodge’s knowledge, may be deemed to be affiliates of Phelps Dodge. Phelps Dodge will also use its reasonable best efforts to deliver to Freeport-McMoRan a letter agreement executed by each of these persons by which that person will agree, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of Freeport-McMoRan common stock distributed to him or her pursuant to the transaction except in compliance with Rule 144 and Rule 145 under the Securities Act, or in a transaction that, in the opinion of counsel reasonably satisfactory to Freeport-McMoRan, is otherwise exempt from such registration requirements or in an offering registered under the Securities Act. Freeport-McMoRan may place restrictive legends on Freeport-McMoRan common stock certificates that are issued in the transaction to persons who are deemed to be affiliates of Phelps Dodge under the Securities Act.

     The registration statement of which this document forms a part does not cover any resales of Freeport-McMoRan common stock received in the transaction by any person who may be deemed an affiliate of Phelps Dodge.

Recent Developments

     On November 22, 2006, a putative class action was filed in Arizona state court on behalf of Phelps Dodge shareholders, alleging breaches of fiduciary duties by the Phelps Dodge board of directors in connection with the transaction. The complaint alleges, among other things, that the named defendants engaged in self-dealing and obtained for themselves personal benefits not shared equally by Phelps Dodge shareholders. The plaintiff seeks, among other things, injunctive relief barring consummation of the transaction and directing that the defendants obtain a transaction which is in the best interests of Phelps Dodge shareholders.

     Phelps Dodge and the other named defendants believe the allegations are without merit and intend to vigorously defend the action.

OPINIONS OF FREEPORT-MCMORAN’S FINANCIAL ADVISORS

     At the special meeting of the Freeport-McMoRan board on November 18, 2006, each of J.P. Morgan Securities Inc., referred to in this document as JPMorgan, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to in this document as Merrill Lynch, rendered its oral opinion, subsequently confirmed in writing, to the Freeport-McMoRan board of directors that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, the merger consideration to be paid pursuant to the transaction was fair, from a financial point of view, to Freeport-McMoRan.

     The full text of the opinions of JPMorgan and Merrill Lynch, each dated November 18, 2006, which set forth, among other things, the assumptions made, the procedures followed, matters considered and qualifications and limitations of the reviews undertaken by each of JPMorgan and Merrill Lynch in rendering their respective opinions, are attached as Appendix B and Appendix C, respectively, to this document and are incorporated herein by reference. JPMorgan and Merrill Lynch have consented to the inclusion of their respective opinions herein. The summary of the JPMorgan and Merrill Lynch fairness opinions set forth herein is qualified in its entirety by reference to the full text of each of the opinions. Freeport-McMoRan shareholders should read these opinions carefully and in their entirety. Each of JPMorgan and Merrill Lynch provided its opinion for the information and assistance of the Freeport-McMoRan board of directors in connection with its consideration of the transaction and did not express an opinion as to the fairness of the transaction (or merger consideration) to, or any consideration of, the holders of any class of securities, creditors or other constituencies of Freeport-McMoRan or as to the underlying decision by Freeport-McMoRan to engage in the transaction. Neither the JPMorgan opinion nor the Merrill Lynch opinion is a recommendation to any Freeport-McMoRan shareholder as to how any shareholder should vote with respect to the transaction or any other matter and should not be relied upon by any Freeport-McMoRan shareholder as such.

Opinion of JPMorgan

     In connection with rendering its opinion, JPMorgan, among other things:

  reviewed a draft dated November 17, 2006 of the merger agreement;

  reviewed certain publicly available business and financial information concerning Phelps Dodge and Freeport-McMoRan and the industries in which they operate that JPMorgan deemed to be relevant;

  compared the proposed financial terms of the transaction with publicly available financial terms of certain other transactions involving companies JPMorgan deemed to be relevant;

  reviewed the financial and operating performance of Phelps Dodge and Freeport-McMoRan and compared them with those of certain publicly traded companies that JPMorgan deemed to be relevant;

  reviewed the current and historical market prices and valuation multiples of the Phelps Dodge common shares and the Freeport-McMoRan common stock and compared them with those of certain publicly traded companies that JPMorgan deemed to be relevant;

  reviewed certain information, including financial analyses and forecasts prepared by the managements of Phelps Dodge and Freeport-McMoRan relating to their respective businesses;

  participated in certain discussions and negotiations among representatives of Phelps Dodge and Freeport-McMoRan and their financial and legal advisors;

  reviewed the potential pro forma impact of the transaction; and

  performed such other financial studies and analyses and took into account such other information and matters as JPMorgan deemed appropriate.

     In addition, JPMorgan conducted discussions with certain members of the management and representatives of Phelps Dodge and Freeport-McMoRan with respect to certain aspects of the transaction, and the past and current business operations of Phelps Dodge and Freeport-McMoRan, the financial condition and future prospects and operations of Phelps Dodge and Freeport-McMoRan, the effects of the transaction on the financial condition and future prospects of Phelps Dodge and Freeport-McMoRan, including concerning the matters described in the second and sixth bullets above, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

     In rendering its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with it or otherwise reviewed by or for it. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities of Phelps Dodge or Freeport-McMoRan, nor did it evaluate the solvency or fair value of Phelps Dodge or Freeport-McMoRan under any state or federal laws relating to bankruptcy, insolvency or similar matters. JPMorgan did not assume any obligation to conduct any physical inspection of the properties or facilities of Phelps Dodge or Freeport-McMoRan. In relying on financial analyses and forecasts provided to or discussed with it by Phelps Dodge or Freeport-McMoRan, JPMorgan assumed that they had been reasonably prepared and reflect the best currently available estimates and judgment by Phelps Dodge’s or Freeport-McMoRan’s management as to the expected future results of operations and financial condition of Phelps Dodge or Freeport-McMoRan, as the case may be. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the transaction will have the tax consequences described in discussions with, and materials furnished to it by, representatives of Freeport-McMoRan, that, in all respects material to its analysis, the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and that the final form of the merger agreement would be substantially similar to the last draft thereof reviewed by it. JPMorgan also assumed that the representations and warranties made by Phelps Dodge and Freeport-McMoRan in the merger agreement were and will be true and correct in all respects material to its analysis. JPMorgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Freeport-McMoRan with respect to such issues. JPMorgan further assumed that all governmental, regulatory or other consents and approvals (contractual or otherwise) necessary for the consummation of the transaction will be obtained without any material adverse effect on Phelps Dodge or Freeport-McMoRan or on the contemplated benefits of the transaction.

     The JPMorgan opinion was necessarily based on economic, market and other conditions as they existed and could be evaluated on, and the information made available to it as of, the date of its opinion. Subsequent developments may affect its opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm its opinion. The JPMorgan opinion was provided to the board of directors of Freeport-McMoRan in connection with and for the purposes of its evaluation of the transaction. The JPMorgan opinion is limited to the fairness, from a financial point of view, to Freeport-McMoRan of the merger consideration to be paid in the transaction and JPMorgan is expressing no opinion as to the fairness of the transaction (or the merger consideration) to, or any consideration of, the holders of any class of securities, creditors or other constituencies of Freeport-McMoRan or as to the underlying decision by Freeport-McMoRan to engage in the transaction. JPMorgan is expressing no opinion as to the price at which the Freeport-McMoRan common stock or Phelps Dodge common shares will trade at any time after the date of its opinion. The JPMorgan opinion does not constitute a recommendation to any shareholder of Freeport-McMoRan as to how such shareholder should vote with respect to the transaction or any other matter.

Opinion of Merrill Lynch

     In arriving at its opinion, Merrill Lynch, among other things:

  reviewed certain publicly available business and financial information concerning Phelps Dodge and Freeport-McMoRan and the industries in which they operate that Merrill Lynch deemed to be relevant;

  reviewed certain information, including financial analyses and forecasts prepared by the managements of Phelps Dodge and Freeport-McMoRan, relating to their respective businesses;

  conducted discussions with certain members of the management and representatives of Phelps Dodge and Freeport-McMoRan with respect to certain aspects of the transaction, and the past and current business operations of Phelps Dodge and Freeport-McMoRan, the financial condition and future prospects and operations of Phelps Dodge and Freeport-McMoRan, the effects of the transaction on the financial condition and future prospects of Phelps Dodge and Freeport-McMoRan, including concerning the matters described in the two preceding bullet points, and certain other matters Merrill Lynch believed necessary or appropriate to its inquiry;

  reviewed the current and historical market prices and valuation multiples for Phelps Dodge common shares and Freeport-McMoRan common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  reviewed the financial and operating performance of Phelps Dodge and Freeport-McMoRan and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  compared the proposed financial terms of the transaction with the publicly available financial terms of certain other transactions involving companies Merrill Lynch deemed to be relevant;

  participated in certain discussions and negotiations among representatives of Phelps Dodge and Freeport-McMoRan and their financial and legal advisors;

  reviewed the potential pro forma impact of the transaction;

  reviewed a draft of the merger agreement dated November 17, 2006; and

  performed such other financial studies and analyses and took into account such other information and matters as Merrill Lynch deemed appropriate.

     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available. Merrill Lynch did not assume any responsibility or liability for independently verifying such information or undertake an evaluation or appraisal of any of the assets or liabilities of Phelps Dodge or Freeport-McMoRan, nor did it evaluate the solvency or fair value of Phelps Dodge or Freeport-McMoRan under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Phelps Dodge or Freeport-McMoRan. In relying on the financial analyses or forecasts furnished to or discussed with it by Phelps Dodge or Freeport-McMoRan, Merrill Lynch assumed that they had been reasonably prepared and reflect the best currently available estimates and judgment of Phelps Dodge’s or Freeport-McMoRan’s management as to the expected future results of operations and financial condition of Phelps Dodge or Freeport-McMoRan, as the case may be. Merrill Lynch expressed no view as to such analyses or forecasts or the assumptions on which they were based. Merrill Lynch also assumed that the transaction will have the tax consequences described in discussions with, and all materials provided to it by, representatives of Freeport-McMoRan, that, in all respects material to its analysis, the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and that the final form of the merger agreement would be substantially similar to the last draft reviewed by it. Merrill Lynch also assumed that the representations and warranties made by Phelps Dodge and Freeport-McMoRan in the merger agreement were and will be true and correct in all ways material to its analysis. Merrill Lynch is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Freeport-McMoRan with respect to such issues.

     The Merrill Lynch opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to it as of, the date of its opinion. Subsequent developments may affect its opinion and Merrill Lynch does not have any obligation to update, revise, or reaffirm its opinion. Merrill Lynch assumed that all governmental, regulatory or other consents or approvals (contractual or otherwise) necessary for the consummation of the transaction will be obtained without any material adverse effect on Phelps Dodge or Freeport-McMoRan or the contemplated benefits of the transaction.

     The Merrill Lynch opinion was for the use and benefit of the board of directors of Freeport-McMoRan in connection with and for the purpose of its evaluation of the transaction, and the Merrill Lynch opinion does not address the merits of the underlying decision by Freeport-McMoRan to engage in the transaction and does not constitute a recommendation to any shareholder of Freeport-McMoRan as to how such shareholder should vote with respect to the transaction or any matter related thereto. In addition, the Merrill Lynch opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Freeport-McMoRan. Merrill Lynch is not expressing any opinion as to the prices at which Freeport-McMoRan common stock or Phelps Dodge common shares will trade following the announcement or consummation of the transaction.

Joint Financial Analyses of Freeport-McMoRan’s Financial Advisors

     The following is a summary of the material financial analyses jointly performed by JPMorgan and Merrill Lynch in connection with rendering their respective opinions described above and contained in the presentations that were delivered to the Freeport-McMoRan board of directors on November 18, 2006. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by JPMorgan and Merrill Lynch, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of JPMorgan’s and Merrill Lynch’s financial analyses.

     JPMorgan and Merrill Lynch performed their analyses with respect to Phelps Dodge and with respect to Freeport-McMoRan on a stand-alone and a pro forma basis based on financial forecasts provided by the managements of Freeport-McMoRan and Phelps Dodge. Such forecasts were made on the basis of three alternative future commodity price scenarios provided by Freeport-McMoRan management: the “Street Price Case” forecast case (based on consensus equity analyst projections of future commodity prices), the “Forward Curve Case” forecast case (based on currently prevailing forward commodity prices), and the “20% Discount to Street Price Case” forecast case (based on future commodity prices 20% below consensus equity analyst projections). Due to the inherent challenges of predicting future commodity prices, the management of Freeport-McMoRan instructed JPMorgan and Merrill Lynch to apply equal weighting to the three forecast cases in evaluating the transaction. All market data used by JPMorgan and Merrill Lynch in its analyses were as of November 16, 2006. The implied per share offer value in the transaction used in the following analyses is $125.63, which reflects the cash consideration in the transaction of $88.00 and the stock consideration in the transaction of 0.67 of a share of Freeport-McMoRan common stock times $56.16, the per share closing price of Freeport-McMoRan common stock on November 16, 2006.

Implied Valuation Analyses

     JPMorgan and Merrill Lynch performed various implied valuation analyses of the Phelps Dodge common shares, as described below. The implied values derived by JPMorgan and Merrill Lynch and set forth below are rounded to the nearest $0.25. For purposes of the implied valuation analyses, diluted shares of Phelps Dodge were calculated using the treasury stock method, based on 204 million basic Phelps Dodge common shares outstanding and options to acquire 0.6 million Phelps Dodge common shares at an exercise price of $44.90. The valuation date of the various analyses is as of December 31, 2006 based on the forecasts provided by the managements of Freeport-McMoRan and Phelps Dodge.

     Historical Stock Trading and Analyst Price Targets Analyses. JPMorgan and Merrill Lynch compared the per share closing price of Phelps Dodge on November 16, 2006 and the implied per share offer value of $125.63 for Phelps Dodge as of November 16, 2006 to the 52-week trading range for Phelps Dodge for the period ended November 16, 2006 and selected analyst price targets found in publicly available equity research. The trading range for the 52-week period ended November 16, 2006 for Phelps Dodge was $61.80 to $103.90 and the range of analyst 12-month price targets for Phelps Dodge was $105.00 to $170.00, as compared to $94.88, the per share closing price of Phelps Dodge on November 16, 2006, and $125.63, the implied per share offer value in the transaction for Phelps Dodge as of November 16, 2006. JPMorgan and Merrill Lynch noted that historical stock trading and analyst price targets analyses are not valuation methodologies but were presented merely for informational purposes.

     Other Publicly Traded Mining Company Trading Multiples Analysis. Using publicly available information, JPMorgan and Merrill Lynch calculated a range of implied per share values for Phelps Dodge based on the calculation of the ratio of firm value to estimated EBITDA for 2007 (based on consensus estimates from the Institutional Brokerage Estimate System, or IBES) for certain publicly traded mining companies. JPMorgan and Merrill Lynch calculated the firm value of each such company by adding the sum of its long-term and short-term debt to the sum of the market value of its common equity, the book value of its preferred stock and the book value of its minority interest, and subtracting cash and cash equivalents. JPMorgan and Merrill Lynch also calculated the ratio of firm value to the estimated EBITDA for 2007 for Phelps Dodge. Estimated EBITDA for 2007 for Phelps Dodge was provided by the management of Phelps Dodge based on the Street Price Case, Forward Curve Case and 20% Discount to Street Price Case forecast cases, and in each instance excluded the proportionate share of EBITDA derived from non-wholly owned subsidiaries that was attributable to the minority shareholders in those subsidiaries.

     In addition to Freeport-McMoRan and Phelps Dodge, the following companies were selected by JPMorgan and Merrill Lynch, based on their experience with companies in the mining industry, as potentially relevant to an evaluation of Phelps Dodge and/or Freeport-McMoRan:

Firm Value/2007E EBITDA

Base Metal Group:
OJSC MMC Norilsk Nickel	3.8x
Southern Copper Corp	4.3x
Kazakhmys PLC	3.9x
Antofagasta PLC	3.7x

Median	3.9x

Firm Value/2007E EBITDA

Diversified Mining Group:
BHP Billiton LTD	6.1x
Companhia Vale do Rio Doce	8.1x
Anglo American PLC	6.5x
Rio Tinto PLC	5.8x
Xstrata PLC	6.9x
Teck Cominco LTD	4.3x

Median	6.3x

Firm Value/2007E EBITDA

Major Gold Group:
Barrick Gold Corp	8.8x
Newmont Mining Corp	8.7x

Median	8.7x

     JPMorgan and Merrill Lynch determined, based on their experience with companies in the mining industry, that the base metal group was the appropriate group against which to compare Phelps Dodge, and therefore calculated an implied per share valuation range for Phelps Dodge by applying a range of multiples of 3.5x to 4.5x derived from this analysis to the three forecast cases of 2007 EBITDA for Phelps Dodge.

     Based on this analysis, JPMorgan and Merrill Lynch derived an implied per share range of values for Phelps Dodge of approximately $95.25 to $119.00 using the Street Price Case forecast case, $103.00 to $129.00 using the Forward Curve Case forecast case and $73.75 to $91.50 using the 20% Discount to Street Price Case forecast case, assuming consolidated cash of Phelps Dodge of $3,478 million (which reflects adjustments for a minority interest dividend, withholding taxes and copper hedge cash costs) and consolidated debt of Phelps Dodge of $883 million, and excluding the minority interest in consolidated cash and consolidated debt. JPMorgan and Merrill Lynch noted that the implied per share offer value in the transaction for Phelps Dodge was $125.63 as of November 16, 2006 and the per share closing price of Phelps Dodge was $94.88 on November 16, 2006.

     Precedent Transactions Multiples Analysis. Using company filings, company presentations and information from Factset, JPMorgan and Merrill Lynch examined the following selected transactions within the mining industry.

Announced Date	Acquirer	Target

08/11/2006	Companhia Vale do Rio Doce	Inco LTD
05/17/2006	Xstrata PLC	Falconbridge LTD
03/08/2005	BHP Billiton LTD	WMC Resources INC
03/08/2005	Noranda INC	Falconbridge LTD
10/22/2004	Southern Peru Copper Corp	Minera México, S.A. de C.V.
04/30/2001	Teck Corp	Cominco LTD
03/19/2001	BHP LTD	Billiton PLC

     JPMorgan and Merrill Lynch calculated the transaction value in the selected transactions as a multiple of latest twelve months (“LTM”) EBITDA of the target companies. JPMorgan and Merrill Lynch calculated transaction value for purposes of this analysis by adding each target company’s sum of its long-term and short-term debt to the sum of the value of its common equity based on the price per share at which the acquirer intended to purchase its common equity as of the date of announcement of the transaction, the book value of its preferred stock and the book value of its minority interest, and subtracting cash and cash equivalents. No transaction reviewed was directly comparable to the proposed transaction and, accordingly, this analysis involved complex considerations and judgments concerning differences in financial and operating characteristics of Phelps Dodge relative to the targets in the selected transactions and other factors that would affect the acquisition values in the precedent transactions.

     JPMorgan and Merrill Lynch calculated that the ratio of the firm value to the LTM EBITDA for the target companies ranged from a low of 5.6x to a high of 11.6x with a median of 7.5x (as compared to the implied offer multiple for the transaction of 6.2x) . JPMorgan and Merrill Lynch also noted that in the case of the two most recent transactions (the multiples for which were 9.4x and 11.2x), such transactions occurred during a period of rapidly rising commodity prices and when such analysis was performed on the basis of annualizing the EBITDA of the last quarter prior to the transaction, the relevant multiples were 6.9x and 7.6x, respectively. Based on the analysis of the transaction value in the selected transactions as a multiple of LTM EBITDA, JPMorgan and Merrill Lynch applied a range of 6.0x—8.0x to Phelps Dodge’s 2006 EBITDA forecasts provided by the management of Phelps Dodge, excluding the proportionate share of EBITDA derived from non-wholly owned subsidiaries that was attributable to the minority shareholders in those subsidiaries, and derived an implied per share range of values for Phelps Dodge of approximately $122.25—$159.25 based on 2006 EBITDA projections, assuming consolidated cash of Phelps Dodge of $3,478 million (which reflects adjustments for a minority interest dividend, withholding taxes and copper hedge cash costs) and consolidated debt of Phelps Dodge of $883 million, and excluding the minority interest in consolidated cash and consolidated debt. JPMorgan and Merrill Lynch noted that the implied per share offer value in the transaction for Phelps Dodge was $125.63 as of November 16, 2006 and the per share closing price of Phelps Dodge was $94.88 on November 16, 2006.

     Discounted Cash Flow Analysis. Using projections provided by the management of Phelps Dodge, JPMorgan and Merrill Lynch conducted discounted cash flow analyses of Phelps Dodge to calculate ranges of implied per share values of Phelps Dodge. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by assets and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value”. “Present value” refers to the current value of one or more future cash payments from the asset, which we refer to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

     For Phelps Dodge, JPMorgan performed its discounted cash flow analyses based on the Street Price Case, Forward Curve Case and 20% Discount to Street Price Case forecast cases provided by managements of Freeport-McMoRan and Phelps Dodge and certain other publicly available information, assuming consolidated cash of Phelps Dodge of $4,327 million (which reflects adjustments for a minority interest dividend and withholding taxes, but does not reflect copper hedge cash costs) and consolidated debt of Phelps Dodge of $883 million, and excluding the minority interest in consolidated cash and consolidated debt. JPMorgan calculated unlevered free cash flows expected to be generated by Phelps Dodge during the years ended 2007 through 2016 as estimated EBIT (defined as earnings before interest and taxes), less cash taxes, plus depreciation and amortization, less deferred stripping costs, plus other additions, less capital expenditures, less restricted investments and other deductions, and less changes in net working capital. In addition, JPMorgan calculated the terminal value using a range of estimated free cash flow perpetuity growth rates of 2.5% to 3.5% . Using discount rates ranging from 9.0%—11.0% (selected based upon an analysis of the weighted average cost of capital of Phelps Dodge), JPMorgan derived a range of per share implied values for Phelps Dodge of approximately $106.25—$136.50 based on the Street Price Case forecast case, $139.25-$172.00 based on Forward Curve Case forecast case and $89.00—$118.50 based on 20% Discount to Street Price Case forecast case. JPMorgan noted that the implied per share offer value in the transaction for Phelps Dodge was $125.63 as of November 16, 2006 and the per share closing price of Phelps Dodge was $94.88 on November 16, 2006.

     For Phelps Dodge, Merrill Lynch performed its discounted cash flow analyses based on the Street Price Case, Forward Curve Case and 20% Discount to Street Price Case forecast cases provided by managements of Freeport-McMoRan and Phelps Dodge and certain other publicly available information, assuming consolidated cash of Phelps Dodge of $4,327 million (which reflects adjustments for a minority interest dividend, withholding taxes, but does not reflect copper hedge cash costs) and consolidated debt of Phelps Dodge of $883 million, and excluding the value of the minority interest. Merrill Lynch calculated unlevered free cash flows expected to be generated by Phelps Dodge during the years ended 2007 through 2010 as estimated EBIT, less cash taxes, plus depreciation and amortization, less capital expenditures, less restricted investments, less changes in net working capital and reflecting other changes. Merrill Lynch derived the discounted cash flow values for Phelps Dodge as the sum of the net present values of (1) the estimated unlevered free cash flows that Phelps Dodge would generate for fiscal 2007 through 2010 and (2) the terminal value of Phelps Dodge at the end of that period. The terminal value for Phelps Dodge was calculated by applying a range of multiples of EBITDA from 6.5x to 7.5x to the average of the estimated EBITDA from 2007 to 2010. Merrill Lynch used discount rates ranging from 11.0% to 13.0% selected based on an analysis of the weighted average cost of capital of Phelps Dodge.

     Based on the discounted cash flow analysis, Merrill Lynch derived an implied per share range of values for Phelps Dodge of approximately $108.75—$129.00 based on the Street Price Case forecast case, $161.00—$194.00 based on Forward Curve Case forecast case and $77.25—$91.00 based on 20% Discount to Street Price Case forecast case. Merrill Lynch noted that the implied per share offer value in the transaction for Phelps Dodge was $125.63 as of November 16, 2006 and the per share closing price of Phelps Dodge was $94.88 on November 16, 2006.

Other

     Pro Forma Accretion/Dilution Analysis. JPMorgan and Merrill Lynch prepared an analysis of cash flow per share (“CFPS”, defined as cash flow from operations) and earnings per share (“EPS”) potential accretion/dilution for Freeport-McMoRan pro forma for the transaction using Street Price Case, Forward Curve Case and 20% Discount to Street Price Case forecast cases. JPMorgan and Merrill Lynch noted that such analysis indicated that the transaction would be accretive to Freeport-McMoRan’s CFPS in all three forecast cases in both 2007 and 2008 (calculated assuming the transaction closed on December 31, 2006). JPMorgan and Merrill Lynch noted that such analysis indicated that the transaction would be accretive to Freeport-McMoRan’s EPS in both 2007 and 2008 in the Street Price Case and the Forward Curve Case forecast cases, and accretive to EPS in 2007 and dilutive to EPS in 2008 in the 20% Discount to Street Price Case forecast cases (calculated assuming the transaction closed on December 31, 2006). This analysis was based on preliminary purchase accounting assumptions that were provided to JPMorgan and Merrill Lynch by Freeport-McMoRan.

     Relative Financial Contribution Analysis. JPMorgan and Merrill Lynch calculated the relative financial contributions of Freeport-McMoRan and Phelps Dodge to the combined estimated 2006 revenues, EBITDA and net income of the companies based on forecasts provided by the managements of Freeport-McMoRan and Phelps Dodge. Such analysis indicated that Phelps Dodge would have contributed 67% of the combined estimated 2006 revenues, 60% of the combined estimated 2006 EBITDA and 68% of the combined estimated 2006 net income of the companies. Net income was not adjusted for the pro forma impact of purchase accounting, and the forecasts provided by the management of Phelps Dodge of the estimated 2006 net income were adjusted to reflect Freeport-McMoRan’s expectation of additional withholding tax.

     Freeport-McMoRan Confirmatory Implied Valuation Analyses. JPMorgan and Merrill Lynch performed confirmatory implied valuation analyses with respect to Freeport-McMoRan using substantially similar analyses and methodologies to those used with respect to Phelps Dodge as described above (with the exception of the precedent transaction multiples analysis) in order to assess the value indicated by the per share closing price of the Freeport-McMoRan common stock on November 16, 2006 for purposes of its inclusion as part of the transaction consideration. Such analyses indicated results consistent with the use of the Freeport-McMoRan common stock as a partial form of consideration for the transaction.

General

     In connection with the review of the transaction by the Freeport-McMoRan board, JPMorgan and Merrill Lynch performed a variety of generally accepted financial and comparable analyses for purposes of rendering their respective opinions. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at their respective opinions, JPMorgan and Merrill Lynch each considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it, but rather made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. However, due to the inherent challenges of predicting future commodity prices, the management of Freeport-McMoRan instructed JPMorgan and Merrill Lynch to apply equal weighting to the Street Price Case, Forward Curve Case and 20% Discount to Street Price Case in evaluating the transaction. JPMorgan and Merrill Lynch believe that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of their analyses, without considering all of them, would create an incomplete view of the process underlying their analyses and opinions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of JPMorgan or Merrill Lynch with respect to the actual value of Freeport-McMoRan or Phelps Dodge.

     In performing their analyses, JPMorgan and Merrill Lynch made, and were provided by the management of each of Freeport-McMoRan and Phelps Dodge, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of JPMorgan, Merrill Lynch, Freeport-McMoRan and Phelps Dodge. Analyses based on estimates or forecasts of future results are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such analyses. The analyses described above were performed solely as part of the respective analyses of JPMorgan and Merrill Lynch of the fairness of the merger consideration, from a financial point of view, to Freeport-McMoRan, and were performed in connection with the delivery by JPMorgan and Merrill Lynch of their respective opinions, each dated November 18, 2006, to the Freeport-McMoRan board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Freeport-McMoRan common stock will trade following the announcement or consummation of the transaction. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Freeport-McMoRan, Phelps Dodge or their respective advisors, none of Freeport-McMoRan, Phelps Dodge, JPMorgan and Merrill Lynch, nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. The merger consideration and other terms of the transaction were determined through arm’s-length negotiations between Freeport-McMoRan and Phelps Dodge and were approved by the Freeport-McMoRan board of directors.

     The respective opinions of JPMorgan and Merrill Lynch were one of many factors taken into consideration by the Freeport-McMoRan board of directors in making its determination to approve the transaction. The analyses of JPMorgan and Merrill Lynch summarized above should not be viewed as determinative of the opinion of the Freeport-McMoRan board of directors with respect to the value of Freeport-McMoRan or Phelps Dodge, or of whether the Freeport-McMoRan board of directors would have been willing to agree to different or other forms of merger consideration. The foregoing summary does not purport to be a complete description of the analyses performed by JPMorgan and Merrill Lynch.

     The Freeport-McMoRan board of directors selected JPMorgan and Merrill Lynch as its financial advisors because of their reputations as internationally recognized investment banking and advisory firms with substantial experience in transactions similar to this transaction and because JPMorgan and Merrill Lynch are each familiar with Freeport-McMoRan and its business. As part of its investment banking and financial advisory business, each of JPMorgan and Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     JPMorgan and its affiliates have performed in the past, and may continue to perform, certain financial advisory and other investment banking and commercial banking services for Freeport-McMoRan, Phelps Dodge and their respective affiliates, all for customary compensation. Such past services have included acting as bookrunning arranger and agent bank for Freeport-McMoRan’s revolving credit facility in August 2006, acting as bookrunning lead managing underwriter for Freeport-McMoRan’s public offerings of its debt securities in 2003 and 2004, acting as dealer manager for Phelps Dodge’s tender offer for its outstanding debt securities in 2005, and acting as bookrunning lead managing underwriter for Phelps Dodge’s offering of its equity and equity-linked securities in 2002. In addition, certain of JPMorgan’s affiliates are lenders to, and parties to derivatives and hedging transactions with, Freeport-McMoRan, Phelps Dodge and their respective affiliates. In addition, JPMorgan expects that it and its affiliates will arrange and/or provide financing to Freeport-McMoRan specifically in connection with the transaction for additional compensation. In the ordinary course of its businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Freeport-McMoRan or Phelps Dodge for its own account or for the accounts of customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.

     Merrill Lynch has, in the past, provided financial advisory and financing services to Freeport-McMoRan and Phelps Dodge and may continue to do so and has received, and may receive, customary fees for the rendering of such services. Past services include having acted as dealer manager in connection with a tender offer for certain of the Freeport-McMoRan’s convertible bonds in 2006, acting as a joint-bookrunner on Freeport-McMoRan’s convertible perpetual preferred stock offering in 2004, and participating in Freeport-McMoRan’s revolving credit facility in 2003. Merrill Lynch is also providing financing to Freeport-McMoRan in connection with the transaction and will receive compensation for doing so. In addition, in the ordinary course of its business, Merrill Lynch may actively trade Freeport-McMoRan common stock and other securities of Freeport-McMoRan, as well as Phelps Dodge common shares and other securities of Phelps Dodge, for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Under the terms of separate letter agreements, Freeport-McMoRan engaged each of JPMorgan and Merrill Lynch to act as its financial advisor in connection with the transaction. Pursuant to the terms of its letter agreement with JPMorgan dated as of November 18, 2006, Freeport-McMoRan has agreed to pay JPMorgan a fee for its services (including for the delivery of the JPMorgan opinion) in an aggregate amount equal to $25 million, a substantial portion of which will become payable only if the transaction is consummated. Pursuant to the terms of its letter agreement with Merrill Lynch dated November 18, 2006, Freeport-McMoRan has agreed to pay Merrill Lynch a fee for its services (including for the delivery of the Merrill Lynch opinion) in an aggregate amount equal to $25 million, a substantial portion of which will become payable only if the transaction is consummated. Freeport-McMoRan has also agreed to reimburse each of JPMorgan and Merrill Lynch for its reasonable expenses incurred in connection with the engagement, including travel costs, document production and other customary expenses, including the reasonable fees and disbursements of legal counsel, and to indemnify each of JPMorgan, Merrill Lynch and their related parties from and against certain liabilities.

OPINIONS OF PHELPS DODGE’S FINANCIAL ADVISORS

Opinions of Phelps Dodge’s Financial Advisors

     Phelps Dodge retained Citigroup and Morgan Stanley as its financial advisors in connection with the transaction. In connection with their engagement, Phelps Dodge requested that Citigroup and Morgan Stanley evaluate the fairness, from a financial point of view, to the holders of Phelps Dodge common shares of the merger consideration to be received by such holders pursuant to the merger agreement. On November 18, 2006, the Phelps Dodge board of directors met to review the terms of the merger agreement. At that meeting, Citigroup and Morgan Stanley made a joint presentation in which they reviewed with the Phelps Dodge board of directors certain financial analyses as described below, and each rendered to the Phelps Dodge board of directors an oral opinion, subsequently confirmed in writing, that as of November 18, 2006, and subject to the factors, assumptions, procedures, limitations and qualifications set forth in their respective opinions, the merger consideration to be received by the holders of Phelps Dodge common shares pursuant to the merger agreement was fair from a financial point of view to such holders.

     Citigroup’s and Morgan Stanley’s written opinions, each dated November 18, 2006, to the Phelps Dodge board of directors, the full text of which sets forth, among other things, the general procedures followed, factors considered, assumptions made, and limitations and qualifications on the review undertaken by each of Citigroup and Morgan Stanley in rendering their opinions, are attached as Appendix D and Appendix E, respectively, and are incorporated into this joint proxy statement/prospectus by reference in their entirety. You are encouraged to read these opinions carefully in their entirety. Citigroup’s and Morgan Stanley’s respective opinions speak only as of the date of such opinions. Citigroup’s and Morgan Stanley’s opinions were provided to the Phelps Dodge board of directors for its information in connection with its evaluation of the merger consideration and relate only to the fairness, from a financial point of view, of the merger consideration to the holders of Phelps Dodge common shares. Their respective opinions were not intended to be, and do not constitute, any opinion or recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed merger. The summaries of Citigroup’s and Morgan Stanley’s opinions in this document are qualified in their entirety by reference to the full text of the opinions.

Opinion of Citigroup Global Markets Inc.

     In arriving at its opinion, Citigroup reviewed a draft dated November 17, 2006 of the merger agreement and held discussions with certain senior officers, directors and other representatives and advisors of Phelps Dodge and certain senior officers and other representatives and advisors of Freeport-McMoRan concerning the business, operations and prospects of Phelps Dodge. Citigroup also reviewed the draft debt financing commitment letter, dated November 17, 2006, to be received by Freeport-McMoRan from JP Morgan Securities Inc., JPMorgan Chase Bank N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Capital Corporation in connection with financing the merger. Citigroup examined certain publicly available business and financial information relating to Phelps Dodge as well as certain financial forecasts and other information and data relating to Phelps Dodge and Freeport-McMoRan which were provided to or discussed with Citigroup by the respective managements of Phelps Dodge and Freeport-McMoRan, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Phelps Dodge and Freeport-McMoRan to result from the merger. Citigroup reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of the Phelps Dodge common shares and Freeport-McMoRan common stock; the historical and projected earnings and other operating data of Phelps Dodge and Freeport-McMoRan; and the capitalization and financial condition of Phelps Dodge and Freeport-McMoRan. Citigroup considered, to the extent publicly available, the financial terms of certain other transactions which it considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of Phelps Dodge and Freeport-McMoRan. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

     In rendering its opinion, Citigroup assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of the managements of Phelps Dodge and Freeport-McMoRan that they were not aware of any relevant information that had been omitted or that remained undisclosed to it. With respect to financial forecasts and other information and data relating to Phelps Dodge and Freeport-McMoRan provided to or otherwise reviewed by or discussed with Citigroup, Citigroup has been advised by the respective managements of Phelps Dodge and Freeport-McMoRan, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Phelps Dodge and Freeport-McMoRan as to the future financial performance of Phelps Dodge and Freeport-McMoRan, and the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the merger and the other matters covered thereby. Citigroup has assumed, with the consent of Phelps Dodge, that the merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, that the financing of the merger will be consummated in accordance with the terms of the November 17, 2006 draft debt financing commitment letter and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Phelps Dodge, Freeport-McMoRan or the contemplated benefits of the merger. Representatives of Phelps Dodge advised Citigroup, and Citigroup further assumed, that the final terms of the merger agreement will not vary materially from those set forth in the draft reviewed by Citigroup. Citigroup did not express any opinion as to what the value of the Freeport-McMoRan common stock actually will be when issued pursuant to the merger or the price at which the Freeport-McMoRan common stock will trade at any time. Citigroup did not make, nor was it provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Phelps Dodge or Freeport-McMoRan nor did it make any physical inspection of the properties or assets of Phelps Dodge or Freeport-McMoRan. Citigroup was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of Phelps Dodge, nor was it requested to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Phelps Dodge or the effect of any other transaction in which Phelps Dodge might engage. Citigroup’s opinion is necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. Events occurring after November 18, 2006 may affect the opinion of Citigroup and the assumptions used in preparing it, and Citigroup did not assume any obligation to update, revise or reaffirm its opinion.

     Citigroup and its affiliates in the past have provided services to Phelps Dodge and Freeport-McMoRan unrelated to the proposed merger, for which services Citigroup and such affiliates have received compensation, including, without limitation, acting as advisor and providing financing commitments to Phelps Dodge in connection with its proposed combination with Inco Limited in June 2006 which was subsequently terminated, acting as underwriter for Phelps Dodge in its Peruvian bond offering for Cerro Verde in April 2006, acting as advisor to Phelps Dodge in its sale of Columbian Chemicals Company in March 2006, acting as underwriter in the sale of Phelps Dodge’s investment in Southern Copper Corporation in June 2005, acting as lead arranger in Phelps Dodge’s $1.1 billion revolving credit facility in May 2005, and acting as co-documentation agent in Freeport-McMoRan’s $465 million revolving credit facility. In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of Phelps Dodge and Freeport-McMoRan for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Phelps Dodge, Freeport-McMoRan and their respective affiliates.

Opinion of Morgan Stanley & Co. Incorporated

     In connection with rendering its opinion, Morgan Stanley, among other things:

  reviewed certain publicly available financial statements and other business and financial information of Phelps Dodge and Freeport-McMoRan, respectively;

  reviewed certain internal financial statements and other financial and operating data concerning Phelps Dodge prepared by the management of Phelps Dodge;

  reviewed certain financial projections prepared by the management of Phelps Dodge;

  discussed the past and current operations and financial condition and the prospects of Phelps Dodge, with senior executives of Phelps Dodge;

  reviewed certain internal financial statements and other financial and operating data concerning Freeport-McMoRan prepared by the management of Freeport-McMoRan;

  reviewed certain financial projections prepared by the management of Freeport-McMoRan;

  discussed the past and current operations and financial condition and the prospects of Freeport-McMoRan, with senior executives of Freeport-McMoRan;

  discussed certain information relating to strategic, financial and operational benefits anticipated from the merger and the strategic rationale for the merger, with senior executives of Phelps Dodge and Freeport-McMoRan;

  reviewed the pro forma impact of the merger on certain financial ratios of the combined company;

  reviewed the reported prices and trading activity for Phelps Dodge common shares and the Freeport-McMoRan common stock;

  compared the financial performance of Phelps Dodge and Freeport-McMoRan and the prices and trading activity of Phelps Dodge common shares and the Freeport-McMoRan common stock with that of certain other publicly-traded companies comparable with Phelps Dodge and Freeport-McMoRan, respectively, and their securities;

  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  participated in discussions and negotiations among representatives of Phelps Dodge, Freeport-McMoRan and their financial and legal advisors;

  reviewed a November 17, 2006 draft of Freeport-McMoRan’s debt financing commitment letter;

  reviewed the draft merger agreement, dated November 17, 2006, and certain related documents; and

  considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it by Phelps Dodge and Freeport-McMoRan for the purposes of its opinion. With respect to the financial projections supplied to or discussed with Morgan Stanley, including information relating to strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Phelps Dodge and Freeport-McMoRan. Morgan Stanley also relied without independent verification on the assessments of managements of Phelps Dodge and Freeport-McMoRan, respectively, of the strategic rationale of the merger. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement with no waiver, delay or amendment of any other terms or conditions and that the financing of the merger will be consummated in accordance with the terms set forth in the November 17, 2006 draft debt financing commitment letter. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory and other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, regulatory, accounting or tax expert and assumed the accuracy and veracity of assessments by such advisors to Phelps Dodge and Freeport-McMoRan with respect to such issues. Morgan Stanley also relied upon, without independent verification, the assessment by the managements of Phelps

Dodge and Freeport-McMoRan, respectively, of the timing and risks associated with the integration of Phelps Dodge and Freeport-McMoRan. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Phelps Dodge or Freeport-McMoRan, nor was it furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of November 18, 2006. Events occurring after November 18, 2006 may affect the opinion of Morgan Stanley and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

     In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving Phelps Dodge or any of its assets, nor did it negotiate with any parties, other than Freeport-McMoRan, with respect to the possible acquisition of Phelps Dodge or certain of its constituent businesses.

     In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Phelps Dodge and have received fees for the rendering of these services. In addition, Morgan Stanley is a full service securities firm engaged in securities, commodities and currency trading, investment management and brokerage services. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities or senior loans of Freeport-McMoRan, Phelps Dodge or any other company or any currency or commodity that may be involved in the transactions contemplated by the merger agreement.

Joint Financial Analyses of Citigroup and Morgan Stanley

     The following is a summary of the material financial analyses performed by Citigroup and Morgan Stanley in evaluating the fairness, from a financial point of view, of the merger consideration to be received by the holders of Phelps Dodge common shares pursuant to the merger agreement. Citigroup and Morgan Stanley collaborated in performing each of the financial analyses summarized below. The following summary, however, does not purport to be a complete description of the financial analyses performed by Citigroup and Morgan Stanley, nor does the order of analyses described represent relative importance or weight given to those analyses by Citigroup or Morgan Stanley. Some of the summaries of financial analyses include information presented in a tabular format. These tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses performed by Citigroup and Morgan Stanley. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 18, 2006, and is not necessarily indicative of current or future market conditions.

     In connection with its analysis, Citigroup and Morgan Stanley calculated the per share “implied merger consideration” for each Phelps Dodge common share pursuant to the merger agreement, which provides for the payment of $88.00 in cash consideration and 0.67 shares of Freeport-McMoRan common stock for each Phelps Dodge common share. Based on the closing price per share of Freeport-McMoRan common stock on November 16, 2006, which was $56.16, the implied merger consideration as of November 16, 2006, was $125.63, which was the sum of $88.00 plus $37.63 (the product of 0.67 multiplied by $56.16) .

Phelps Dodge Historical Share Price Analysis

     To provide background information and perspective with respect to the historical share prices of Phelps Dodge common shares, Citigroup and Morgan Stanley reviewed the share price performance of Phelps Dodge during the 52-week period ending on November 16, 2006.

     Citigroup and Morgan Stanley noted that the range of low and high trading prices of Phelps Dodge common shares during the 52-week period ended on November 16, 2006 was approximately $62.00 and $104.00. Citigroup and Morgan Stanley noted that Phelps Dodge’s closing share price on November 16, 2006 was $94.88. Citigroup and Morgan Stanley also noted that the implied merger consideration as of November 16, 2006 was $125.63.

Phelps Dodge Wall Street Equity Research Analyst Price Targets

     Citigroup and Morgan Stanley reviewed publicly available price target estimates for Phelps Dodge common shares published by Wall Street equity research analysts.

     Citigroup and Morgan Stanley observed that the analyst price targets ranged from $105.00 to $170.00 per Phelps Dodge common share. Citigroup and Morgan Stanley also observed that the median of such price targets was approximately $120.00 per share. Citigroup and Morgan Stanley noted that the implied merger consideration as of November 16, 2006 was $125.63.

Comparable Companies Analysis

     Citigroup and Morgan Stanley reviewed certain financial information for Phelps Dodge on a stand-alone basis and compared it to corresponding financial information, ratios and public market multiples for the following selected publicly traded copper companies:

  Antofagasta plc

  Aur Resources Inc.

  First Quantum Minerals Ltd.

  Inmet Mining Corporation

  Kazakhmys plc

  Quadra Mining Ltd.

  Southern Copper Corporation

     Although none of the selected companies was directly comparable to Phelps Dodge, the companies included were chosen because they are publicly traded companies with businesses and operations that, for purposes of analysis, may be considered similar to certain businesses and operations of Phelps Dodge.

     The financial information used by Citigroup and Morgan Stanley for the selected comparable company analysis was based on company filings, First Call consensus estimates and Wall Street equity research, and for Phelps Dodge on a stand-alone basis, company filings and First Call consensus estimates. All of the multiples and ratios were calculated using public trading market closing prices on November 16, 2006. Citigroup and Morgan Stanley noted that the implied merger consideration as of November 16, 2006 was $125.63.

     For Phelps Dodge on a stand-alone basis and the selected copper comparable companies, Citigroup and Morgan Stanley calculated the firm value, which is the market value of common equity plus the book value of net debt (total debt minus cash) and minority interest, as a multiple of estimated 2007 earnings before interest, taxes, depreciation and amortization, or EBITDA. This analysis yielded a reference range of firm value as a multiple of estimated 2007 EBITDA of 3.0x to 4.0x, which, when applied to Phelps Dodge management estimates of 2007 EBITDA, implied a reference range of share prices of approximately $87.00 to $113.00.

     For Phelps Dodge on a stand-alone basis and the selected comparable copper companies, Citigroup and Morgan Stanley calculated the ratio of the price per share to the estimated 2007 earnings per share, or EPS. This analysis yielded a reference range of price per share as a multiple of estimated 2007 EPS of 6.0x to 7.0x, which, when applied to Phelps Dodge management estimates of 2007 EPS, implied a reference range of share prices of approximately $89.00 to $104.00.

     For Phelps Dodge on a stand-alone basis and the selected comparable copper companies, Citigroup and Morgan Stanley calculated the firm value of each company per pound of reserves. This analysis yielded a reference range of firm value as a multiple of pounds of reserves of $0.20 to $0.40 which, when applied to Phelps Dodge’s reserves, implied a reference range of share prices of approximately $53.00 to $97.00.

     Citigroup and Morgan Stanley selected the comparable companies used in the comparable company analysis because their businesses and operating profiles are reasonably similar to those of Phelps Dodge. However, because of the inherent differences among the businesses, operations and prospects of Phelps Dodge and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as Phelps Dodge. Therefore, Citigroup and Morgan Stanley believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable companies analysis. Accordingly, Citigroup and Morgan Stanley made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Phelps Dodge and the companies included in the comparable company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, geographic location of assets, profitability levels and business segments between Phelps Dodge and the companies included in the comparable company analysis and other matters, many of which are beyond Phelps Dodge’s control, such as the impact of competition on its businesses and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Phelps Dodge or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Net Asset Value Analysis

     Citigroup and Morgan Stanley conducted a net asset value, or NAV, analysis of Phelps Dodge and Freeport-McMoRan. The NAV analysis determines a value by separately considering the present value of each operating, development, exploration and financial asset, the individual values of which are estimated through the application of that methodology viewed as most appropriate in the circumstances, net of obligations and liabilities. The NAV approach adopts a prospective view in regard to commodity prices and explicitly addresses the unique characteristics of each major asset.

     For purposes of this analysis, Citigroup and Morgan Stanley used cash flow estimates provided by Phelps Dodge for the relevant periods. These cash flows were prepared based on the six different cases set forth below for price assumptions for copper, gold and molybdenum based on estimates provided by Phelps Dodge management, First Call and Wall Street equity research estimates. This analysis utilized discount rates ranging from 7% to 12%.

Copper Price Estimates
$/lb.	2007	E	2008	E	2009	E	2010	E	2011	E	Long Term

Case 1	$1.25		$0.75		$0.75		$0.75		$1.00		$1.00
Case 2	2.50		1.75		1.50		1.20		1.20		1.20
Case 3	2.84		2.36		1.86		1.58		1.20		1.15
Case 4	3.00		2.50		2.00		1.50		1.50		1.50
Case 5	3.26		2.95		2.45		1.95		1.50		1.50
Case 6	3.00		2.50		2.00		2.00		2.00		2.00

Gold Price Estimates
$/oz.	2007	E	2008	E	2009	E	2010	E	2011	E	Long Term

Case 1	$450		$350		$350		$400		$400		$400
Case 2	610		600		550		500		475		450
Case 3	648		636		560		503		450		411
Case 4	750		675		620		600		550		500
Case 5	750		675		620		600		550		500
Case 6	750		675		620		620		620		620

Molybdenum Price Estimates
$/lb.	2007	E	2008	E	2009	E	2010	E	2011	E	Long Term

Case 1	$8.00		$5.00		$3.00		$3.00		$4.00		$4.00

$/lb.	2007	E	2008	E	2009	E	2010	E	2011	E	Long Term

Case 2	18.50		13.50		10.00		7.00		7.00		7.00
Case 3	20.03		14.62		10.40		7.00		7.00		7.00
Case 4	23.00		18.00		12.00		10.00		10.00		10.00
Case 5	23.00		18.00		12.00		10.00		10.00		10.00
Case 6	23.00		18.00		12.00		10.00		10.00		12.00

     Based upon and subject to the foregoing, Citigroup and Morgan Stanley calculated for Phelps Dodge a per share net asset value reference range of approximately $19.00 to $20.00 for Case 1; approximately $66.00 to $70.00 for Case 2; approximately $76.00 to $80.00 for Case 3; approximately $102.00 to $108.00 for Case 4; approximately $114.00 to $120.00 for Case 5; and approximately $128.00 to $137.00 for Case 6. Citigroup and Morgan Stanley noted that the implied merger consideration was $125.63 as of November 16, 2006.

Implied NAV Package Value Analysis

     Citigroup and Morgan Stanley derived the standalone per share NAVs for Phelps Dodge based on the commodity price assumptions set forth in Case 1 through Case 6 above. This analysis utilized a discount rate of 8%. Citigroup and Morgan Stanley also derived the implied value of the merger consideration, taking into account the $88.00 in cash consideration and the implied NAV of 0.67 shares of Freeport-McMoRan common stock for each Phelps Dodge common share based on the commodity price assumptions set forth in Case 1 through Case 6 above. This analysis utilized a discount rate of 10% for Freeport-McMoRan and of 8% for Phelps Dodge and assumed $75 million in pre-tax synergies.

The results of this analysis are summarized as follows:

	Phelps Dodge Stand Alone NAV	Implied NAV of Merger Consideration

Case 1	$19.60	$88.00
Case 2	67.50	90.15
Case 3	77.90	95.16
Case 4	104.50	110.39
Case 5	116.30	116.79
Case 6	131.50	126.81

     Citigroup and Morgan Stanley observed that, based on the different copper, gold and molybdenum price assumptions set forth in Cases 1 through 6 above, this analysis indicated that the implied NAV of the merger consideration is greater than the Phelps Dodge standalone NAV in each case other than Case 6

Precedent Transaction Analysis

     Precedent Premium Analysis. Citigroup and Morgan Stanley conducted a precedent transactions analysis, in which they analyzed implied purchase price premiums paid in the following precedent transactions in the metals and mining industry:

Acquirer	Target

IAM Gold Corp.	Cambior Inc.
Goldcorp Inc	Glamis Gold Ltd.
Barrick Gold Corp	NovaGold Resources Inc.
Peabody Energy Corp	Excel Coal Ltd.
Tenaris SA	Maverick Tube Corp.
Barrick Gold Corp	Placer Dome Inc.
Grupo Techint	Hylsamex SA de CV
Noranda Inc	Falconbridge Ltd.
BHP Billiton Limited	WMC Resources Ltd.
Holcim Ltd	Aggregate Industries PLC

Acquirer	Target

Gold Fields Ltd Lundin Mining Corp Xstrata plc Energi Mega Persada Tbk PT Companhia Vale do Rio Doce SA Goldcorp Inc	Barrick Gold South Africa EuroZinc Mining Corp. Carbones del Cerrejon SA Bumi Resources Tbk PT Caemi Mineracao e Metalurgia Barrick Gold-Cert Placer Dome

     Citigroup and Morgan Stanley reviewed the precedent transactions’ acquisition premiums based on the percentage premium paid over each target’s stock price one day, one week and one month prior to public announcement of the applicable transaction for the precedent transactions identified above. Such transactions included transactions in which the consideration was paid in cash, stock or a mix of cash and stock. Based on this analysis, Citigroup and Morgan Stanley derived a reference range of such premiums of 17% to 29% to the closing price of $94.88 of Phelps Dodge common shares as of November 16, 2006, which, when adjusted to exclude Phelps Dodge’s net cash position of $3.4 billion, was equivalent to a “cash adjusted” premium range of 20% to 35%. This analysis implied a reference range of share prices of approximately $111.00 to $122.00. Citigroup and Morgan Stanley also derived a reference range of such premiums of 16% to 28% to the closing price of $87.78 of Phelps Dodge common shares as of October 10, 2006, which, when adjusted to exclude Phelps Dodge’s net cash position of $3.4 billion, was also equivalent to a “cash adjusted” premium range of 20% to 35%. This analysis implied a reference range of share prices of approximately $102.00 to $113.00.

     Citigroup and Morgan Stanley noted that the premium implied by the merger over the Phelps Dodge closing share price as of November 16, 2006, one week prior to that date and one month prior to that date was 32.4%, 24.1% and 29.9% respectively. Citigroup and Morgan Stanley also noted that when adjusted to exclude the cash of Phelps Dodge, the premium implied by the merger over the Phelps Dodge closing share price as of November 16, 2006, one week prior to that date and one month prior to that date was 39.2%, 28.8% and 36%, respectively.

     Precedent NAV Analysis. Citigroup and Morgan Stanley also reviewed the following selected precedent base metals transactions and calculated the purchase price in such transactions as a multiple of the target company’s NAV, based upon company filings and Wall Street equity research estimates:

Acquirer	Target

Xstrata plc	Falconbridge Ltd.
Companhia Vale do Rio Doce SA	Inco Ltd.
BHP Billiton plc	WMC Resources Ltd.
Pechiney S.A	Alcan Inc.
Grupo Mexico S.A. de C.V	ASARCO Inc.
Xstrata plc	MIM Holdings Ltd.
BHP Limited	Billiton Mining Co.
Billiton Mining Co	Rio Algom Ltd.
Phelps Dodge	Cyprus Amax Minerals Co.

     Based on such analysis, Citigroup and Morgan Stanley observed that that median multiple for these precedent transactions was 1.2x. Citigroup and Morgan Stanley applied this multiple to the non-cash portion of the range of NAVs for Phelps Dodge determined using cash flow estimates provided by Phelps Dodge for the relevant periods. These cash flows were prepared based on the price assumptions for copper, gold and molybdenum described in Cases 1 through 6 above under “—Net Asset Value Analysis”. This analysis utilized discount rates ranging from 7% to 12%. Based upon and subject to the foregoing, Citigroup and Morgan Stanley calculated for Phelps Dodge a per share NAV reference range of approximately $19.00 to $20.00 for Case 1; approximately $75.00 to $80.00 for Case 2; approximately $88.00 to $92.00 for Case 3; approximately $119.00 to $127.00 for Case 4; approximately $133.00 to $141.00 for Case 5; and approximately $150.00 to $161.00 for Case 6. Citigroup and Morgan Stanley noted that the implied merger consideration was $125.63 as of November 16, 2006.

General

     The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate methods of financial analysis and the application of those methods to the particular facts and circumstances, and therefore is not necessarily susceptible to partial analysis or a summary description.

     Citigroup and Morgan Stanley made no attempt to assign specific weights to particular analyses or factors considered, but rather each made its own qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give their respective fairness opinions as described above. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses as a whole, could create a misleading or incomplete view of the processes underlying the respective opinions of Citigroup and Morgan Stanley.

     In arriving at their respective fairness determinations, Citigroup and Morgan Stanley each separately considered the results of all of their analyses and did not form any conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, Citigroup and Morgan Stanley each made its respective determination as to fairness on the basis of its experience and professional judgment after considering the results of all of their analyses assessed as a whole. In addition, each of Citigroup and Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of either Citigroup or Morgan Stanley of the actual value of Phelps Dodge. No company or transaction referenced in the above analyses is directly comparable to Phelps Dodge, Freeport-McMoRan or the merger. Such comparative analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics, market conditions and other factors that could affect the public trading of the selected companies or the terms of the selected transactions.

     Citigroup and Morgan Stanley prepared the analyses described herein for purposes of providing their respective opinions to the Phelps Dodge board of directors as to the fairness, from a financial point of view, to the holders of Phelps Dodge common shares of the merger consideration to be received by such holders pursuant to the merger agreement, and their opinions are not intended to be, and do not constitute, recommendations. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Phelps Dodge, Freeport-McMoRan, Citigroup, Morgan Stanley or any other person assumes responsibility if future results are materially different from those forecast.

     As described above, each of the respective opinions of Citigroup and Morgan Stanley to the Phelps Dodge board of directors was one of a number of factors taken into consideration by the Phelps Dodge board of directors in making its determination to unanimously approve the merger and the transactions contemplated by the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Phelps Dodge board of directors with respect to the merger consideration or of whether the Phelps Dodge board of directors would have been willing to agree to a different merger consideration. For a further discussion of the factors the Phelps Dodge board of directors considered, see “The Transaction—Phelps Dodge’s Reasons for the Transaction; Recommendation of the Phelps Dodge Board of Directors” beginning on page [·] of this document. Citigroup and Morgan Stanley were not asked to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between Phelps Dodge and Freeport-McMoRan, or that any specific merger consideration constituted the only appropriate merger consideration for the merger. The summary contained herein does not purport to be a complete description of the analyses performed by Citigroup and Morgan Stanley in connection with their respective fairness opinions and is qualified in its entirety by reference to the written opinion of Citigroup and the written opinion of Morgan Stanley attached as Appendices D and E, respectively.

     Phelps Dodge selected Citigroup and Morgan Stanley as its financial advisors in connection with the merger based on their qualifications, experience and reputation, their familiarity with Phelps Dodge and the significance of the merger for Phelps Dodge and the holders of shares of Phelps Dodge common shares. Citigroup and Morgan Stanley are internationally recognized investment banking firms and are regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Pursuant to the terms of engagement letters between Phelps Dodge and each of Citigroup and Morgan Stanley, Phelps Dodge has agreed to pay to each of Citigroup and Morgan Stanley a transaction fee upon consummation of the merger equal to 0.15% of the aggregate value of the merger consideration and of Phelps Dodge indebtedness for borrowed money or guarantees thereof outstanding as of the closing date of the merger or directly or indirectly assumed, refinanced, extinguished or consolidated upon consummation of the merger. In addition, Phelps Dodge has agreed to reimburse each of Citigroup and Morgan Stanley, respectively, for its reasonable expenses incurred in connection with its engagement, including reasonable attorneys’ fees and disbursements, and to indemnify each of Citigroup and Morgan Stanley against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

THE MERGER AGREEMENT

General

     The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified in its entirety by reference to the complete merger agreement, which is attached as Appendix A to this document. We urge you to read the merger agreement carefully and in its entirety.

Structure of the Merger

     Under the terms of the proposed merger, Panther Acquisition Corporation, a wholly owned subsidiary of Freeport-McMoRan, will merge with and into Phelps Dodge. As a result, Phelps Dodge will continue as a surviving corporation and will become a wholly owned subsidiary of Freeport-McMoRan. Accordingly, Phelps Dodge shares will no longer be publicly traded.

Merger Consideration

     Each Phelps Dodge common share outstanding immediately prior to the effective time will be converted into the right to receive a combination of 0.67 of a share of Freeport-McMoRan common stock and $88.00 in cash, without interest. Phelps Dodge shareholders will receive cash in lieu of any fractional shares of Freeport-McMoRan common stock that would have otherwise been issued at the completion of the transaction. Any Phelps Dodge common shares held by Phelps Dodge as treasury stock or held by Freeport-McMoRan will be canceled without any payment for those shares.

Exchange of Shares

     Prior to the effective time of the merger, Freeport-McMoRan will appoint an exchange agent reasonably satisfactory to Phelps Dodge for the purpose of exchanging for the merger consideration (i) certificates representing Phelps Dodge common shares and (ii) uncertificated Phelps Dodge common shares. As needed, Freeport-McMoRan will make available to the exchange agent the merger consideration to be paid in respect of the certificates and the uncertificated shares.

     Promptly after the effective time, each record holder of Phelps Dodge common shares will be sent a letter of transmittal and instructions on how to surrender such shares. Thereafter, in order to receive the merger consideration in respect of any Phelps Dodge common shares, holders of such Phelps Dodge common shares in certificated form will be required to surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, while the exchange of uncertificated shares will be accomplished by delivery of an “agent’s message” to the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request). In exchange for Phelps Dodge common shares, holders will receive in uncertificated book-entry form (unless a physical certificate is requested by a holder of Phelps Dodge common shares or is otherwise required under applicable law) the number of shares of Freeport-McMoRan common stock and the cash consideration described under “—Merger Consideration”. Holders of unexchanged Phelps Dodge common shares will not be entitled to receive any dividends or other distributions payable by Freeport-McMoRan with respect to those shares of Freeport-McMoRan common stock constituting part of the merger consideration, or cash in lieu of fractional shares, until the applicable Phelps Dodge certificate is surrendered or the applicable Phelps Dodge uncertificated share is transferred. Upon surrender or transfer, those holders will receive accumulated dividends and distributions, without interest, together with cash in lieu of fractional shares.

Fractional Shares

     Freeport-McMoRan will not issue fractional shares in the transaction. All fractional shares of Freeport-McMoRan common stock that a holder of Phelps Dodge common shares would otherwise be entitled to receive as a result of the transaction will be aggregated. For the fractional share that results from the aggregation of fractional shares, the exchange agent will pay the holder an amount in cash, without interest, equal to the fraction of a share of

Freeport-McMoRan common stock to which such holder would have otherwise been entitled multiplied by the closing sale price of a share of Freeport-McMoRan common stock on the New York Stock Exchange on the trading day immediately preceding the effective time.

Phelps Dodge Stock Options and Other Stock-Based Awards

     At the effective time, each outstanding option to purchase Phelps Dodge common shares under any employee stock option or compensation plan, or arrangement of Phelps Dodge, collectively referred to in this document as Phelps Dodge stock options, whether or not exercisable or vested, will be adjusted as necessary to provide that each Phelps Dodge stock option outstanding immediately prior to the effective time will be deemed to constitute a fully vested option to acquire, on the same terms and conditions, other than vesting, as were applicable under such Phelps Dodge stock option, the number of shares of Freeport-McMoRan common stock equal to the product of (i) the number of Phelps Dodge common shares subject to such Phelps Dodge stock option immediately prior to the effective time multiplied by (ii) the stock option exchange ratio. The stock option exchange ratio shall mean the sum of 0.67 plus the quotient of (a) $88.00 divided by (b) the closing price of a share of Freeport-McMoRan common stock on the New York Stock Exchange on the trading day immediately preceding the effective time. The exercise price per share of Freeport-McMoRan common stock subject to any such adjusted option will be an amount (rounded up to the nearest one hundredth of a cent) equal to the quotient of (i) the exercise price per Phelps Dodge common share subject to such Phelps Dodge stock option immediately prior to the effective time divided by (ii) the stock option exchange ratio, subject to certain adjustments. Any Phelps Dodge stock options, adjusted as described in this paragraph, are collectively referred to in this document as adjusted options.

     Each outstanding restricted share awarded to a Phelps Dodge employee shall be converted into a right to receive 0.67 shares of Freeport-McMoRan common stock and $88.00 in cash, and each such restricted share award that is outstanding for at least six months as of the effective time will vest as of the closing of the transaction.

     The members of the Phelps Dodge board of directors participate in Phelps Dodge’s 1997 and 2007 Directors Stock Unit Plans, which award deferred stock units to directors as part of their compensation. Upon the effective time of the merger, all deferred stock units will be cashed out based on the fair market value of Phelps Dodge’s common shares immediately prior to the effective time.

Freeport-McMoRan Board of Directors

     At the effective time, the Freeport-McMoRan board of directors will be increased to sixteen directors, three of whom will be independent directors from the Phelps Dodge board of directors as of November 18, 2006. Prior to the effective time, Freeport-McMoRan and Phelps Dodge will agree on the identity of the three independent Phelps Dodge directors who will be added to the Freeport-McMoRan board of directors. See “The Transaction—Board of Directors of Freeport-McMoRan Following the Transaction”.

Representations and Warranties

     The merger agreement contains a number of substantially reciprocal representations and warranties made by each of Freeport-McMoRan and Phelps Dodge as to, among other things: due incorporation and qualification; corporate authority to enter into the contemplated transaction; required consents and filings with government entities; absence of conflicts with organizational documents, laws and material agreements; capitalization; ownership, due incorporation and qualification of subsidiaries; reports filed with the Securities and Exchange Commission and compliance with the Sarbanes-Oxley Act; financial statements; disclosure information supplied for use in this document; absence of material changes or events; absence of undisclosed material liabilities; compliance with laws and court orders; litigation; finders’ fees; opinions of financial advisors; tax matters and tax treatment; employee benefits plans; environmental matters; material contracts and agreements; title to and condition of properties; mineral reserves and resources; operational matters; insurance; intellectual property; sales of shares of subsidiaries; and inapplicability to the transaction of state takeover statutes and shareholders’ rights agreements.

Freeport-McMoRan also makes representations and warranties relating to the sufficiency of funds to deliver the aggregate cash consideration and the status of its Indonesian contracts of work.

     Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect”. For purposes of the merger agreement, “material adverse effect” means, with respect to Freeport-McMoRan or Phelps Dodge, as the case may be, any fact, change, event, occurrence or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), business, operations or results of operations of such party and its subsidiaries, taken as a whole, except any such effect relating to (i) the announcement of the execution of the merger agreement or the transactions contemplated thereby, (ii) changes, circumstances or conditions generally affecting the mining industry, (iii) changes in general economic conditions in the United States, (iv) changes in any of the principal markets served by such party’s business generally or shortages or price changes with respect to raw materials, metal or other products (including copper, gold and molybdenum) used or sold by that party, (v) changes in generally applicable laws (other than orders, judgments or decrees against such party or any of its subsidiaries or changes having a materially disproportionate effect on such party in comparison to other international mining companies) or (vi) changes in generally accepted accounting principles. A change in the trading prices of a party’s equity securities or any failure by a party to meet any internal or published projections, forecasts or revenue or synergy or earnings predictions by itself shall not be deemed to constitute a “material adverse effect”. However, a party may assert that any fact, change, event, occurrence or effect that may have contributed to such change in trading prices or projections or forecasts independently constitutes a “material adverse effect”.

     The representations and warranties in the merger agreement do not survive the effective time and, as described below under “—Termination”, if the agreement is validly terminated, neither party will have any liability for inaccuracies in its representations and warranties, or otherwise under the merger agreement, unless the termination resulted from a party’s willful failure to fulfill a condition to the performance of the obligations of the other party or to perform a covenant contained in the merger agreement.

Principal Covenants

     Interim Operations of Freeport-McMoRan and Phelps Dodge. Each of Freeport-McMoRan and Phelps Dodge has undertaken separate covenants that place restrictions on it and its subsidiaries until either the effective time or termination of the merger agreement. In general, Freeport-McMoRan and its subsidiaries and Phelps Dodge and its subsidiaries are required to conduct their respective businesses in the ordinary course consistent with past practices and use their respective reasonable best efforts consistent with past practices to (i) preserve intact their present business organizations, (ii) maintain in effect their respective material licenses, permits and approvals, (iii) keep available the services of their respective directors, officers and key employees and (iv) preserve in all material respects their respective relationships with third parties. Each party has also agreed to certain restrictions on its and its subsidiaries’ activities that are subject to exceptions described in the merger agreement. The most significant activities that each party has agreed not to perform, and not to permit any of its subsidiaries to perform, are as follows:

  amending the organizational documents of such party or its subsidiaries;

  splitting, combining or reclassifying, or declaring, setting aside or paying for any dividend or other distribution on, any capital stock of such company or its subsidiaries, or redeeming, repurchasing or otherwise acquiring any shares of capital stock of such party or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, or amending any material term of any outstanding security of such party or any of its subsidiaries, except for (i) the cashless exercise of stock options, (ii) payment of dividends on a pro rata basis to equity owners, (iii) regular payment of quarterly cash dividends not in excess of $0.20 per Phelps Dodge common share per quarter or $0.3125 per share of Freeport-McMoRan common stock per quarter, (iv) supplemental dividends authorized by the board of directors of Freeport-McMoRan prior to the date of the merger agreement or (v) the purchase of Freeport-McMoRan common stock pursuant to any open market share purchase program authorized by the board of directors of Freeport-McMoRan;

  (i) issuing, delivering or selling, or authorizing the issuance, delivery or sale of any shares of capital stock or voting securities of such party or its subsidiaries, securities convertible or exchangeable into or for such stock or securities, options or other rights to acquire from such party or its subsidiaries, or any obligations of such party or its subsidiaries to issue any such stock or securities convertible into or exchangeable for such stock or securities other than the issuance of shares of such party’s stock upon the exercise of stock options, the grant of equity-based awards, the issuance of any securities of subsidiaries to such party or to other subsidiaries of such party or, in the case of Freeport-McMoRan, the issuance of Freeport-McMoRan stock pursuant to the conversion of certain preferred stock or (ii) amending of any term of any such securities other than as may be necessary to address certain requirements of the Internal Revenue Code of 1986, as amended;

  subject to certain exceptions, incurring any capital expenditure;

  acquiring any material business;

  selling, leasing, licensing, assigning, encumbering or otherwise transferring any material assets or material rights, except for sales of inventory or obsolete equipment in the ordinary course of business consistent with past practices;

  subject to certain exceptions, making any material loans, advances or capital contributions to, or investments in, any other person;

  creating, incurring or assuming any indebtedness for borrowed money or guarantees other than (i) short-term borrowings in the ordinary course of business and in amounts and on terms consistent with past practices or (ii) in the case of Freeport-McMoRan, in connection with the financing of the transaction;

  entering into (i) any copper hedging transactions (subject to certain exceptions) or (ii) any other hedging transactions other than in the ordinary course of business consistent with past practice;

  (i) entering into any agreement that limits or otherwise restricts in any material respect such party, or will restrict the combined company after the effective time of the merger, or (ii) entering into, amending, modifying or terminating any material contracts or otherwise waiving, releasing or assigning any material rights, claims or benefits other than in the ordinary course of business consistent with past practices;

  (i) granting or increasing severance or termination pay or entering into any employment or deferred compensation agreement with respect to any director, officer or employee whose annual base salary exceeds $200,000 or amending any existing severance pay or termination agreement, or any employment deferred compensation or similar agreement for such person other than as may be necessary to address requirements of the Internal Revenue Code of 1986, as amended, (ii) increasing benefits payable under any existing severance or termination pay policies, (iii) establishing, adopting or amending, except as required by the Internal Revenue Code of 1986, as amended, any collective bargaining, bonus, profit-sharing, retirement, deferred compensation, stock option, restricted stock or other similar benefit plan or arrangement, (iv) increasing compensation, bonus or other benefits payable to any employee of either party or its subsidiaries, or (v) granting or making equity-based awards, other than in the ordinary course of business consistent with past practice, in the case of Freeport-McMoRan with respect to items (i)-(v) above, and in the case of Phelps Dodge, with respect to items (ii)-(v) above;

  making any change in any method of accounting in any material respect, except for such changes required by concurrent changes in generally accepted accounting principles or Regulation S-X under the Securities Exchange Act of 1934, as amended;

  funding or setting aside any material funds for the purpose of funding any pension, environmental or other contingent liability, except as required by applicable laws or any contract or other written agreement entered into prior to November 18, 2006;

  settling or offering or proposing to settle (i) any material litigation, investigation, arbitration, proceedings or other claims, (ii) any shareholder litigation or dispute or (iii) any litigation, arbitration, proceeding or dispute relating to the transaction; or

  agreeing, resolving or committing to do any of the foregoing.

     Shareholder Meetings and Duties to Recommend. Subject to the exceptions described below, Freeport-McMoRan has agreed to recommend the approval by Freeport-McMoRan shareholders of the proposals to amend the Freeport-McMoRan certificate of incorporation and to issue Freeport-McMoRan common stock in connection with the transaction, and to call a meeting of its shareholders for this purpose as soon as reasonably practicable after the date of the merger agreement. Subject to the exceptions described below, Phelps Dodge has agreed to recommend the approval by Phelps Dodge shareholders of the proposal to adopt the merger agreement, and to call a meeting of its shareholders for this purpose as soon as reasonably practicable after the date of the merger agreement.

     No Solicitation. Each party has agreed that none of that party, its subsidiaries or any of their officers, directors, employees or other representatives will:

  solicit, assist, initiate or take any action to facilitate or encourage (including by way of furnishing non-public information or permitting any visit to any facilities or properties of such party or any of its subsidiaries) any inquiries, proposals or offers regarding any acquisition proposal, which is defined below;

  engage in any discussions or negotiations regarding, or provide any confidential information with respect to, any acquisition proposal;

  withdraw, modify or qualify the approval or recommendation (or publicly state that it intends to do so) in any manner adverse to the other party or recommend or remain neutral with respect to any acquisition proposal; or

  accept or enter into, or publicly propose to accept or enter into, any agreement with respect to an acquisition proposal.

     However, each party’s board of directors, directly or indirectly through advisors, agents or other intermediaries, may:

  make a change in recommendation subject to the terms and conditions described below; and/or engage in discussions or negotiations with, or provide information to, any third party in response to a bona fide written acquisition proposal by such third party; provided that such board of directors has (i) determined in good faith based on the information then available after consultation with its financial advisors that such acquisition proposal constitutes, or reasonably could be expected to lead to, a superior proposal, as defined below, and (ii) received an executed confidentiality agreement containing terms not materially less restrictive than those contained in the confidentiality agreement between Freeport-McMoRan and Phelps Dodge, subject to certain exceptions.

     Each party may take the action listed in the first bullet point above only if (i) the acquisition proposal constitutes a superior proposal, which is defined below, (ii) a written notice has been provided to the other party detailing the superior proposal together with all other supporting documentation, (iii) at least three business days shall have elapsed since the receipt of such written notice by the other party, (iv) if the other party has proposed to amend the terms of the merger agreement, and the board of directors of such party determines in good faith that the acquisition proposal continues to constitute a superior proposal taking into account the amendment to the terms of the merger agreement proposed by the other party, (v) the board of directors of such party, after consultation with outside legal counsel, determines in good faith that the failure to take the superior proposal would be inconsistent with its fiduciary duties under applicable law and (vi) prior to or simultaneously with entering into an agreement relating to the superior proposal, such party shall have terminated the merger agreement and paid the other party the applicable termination fee. In addition, the board of directors of either party may change its recommendation in respect of any event, development, circumstance or state of affairs occurring after the signing date of the merger agreement but prior to the shareholder meeting, if such board of directors, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties.

     For purposes of the merger agreement, “acquisition proposal” means, in respect of either party, other than the transactions contemplated by the merger agreement, (i) any merger, consolidation, share exchange, business combination, amalgamation, consolidation, recapitalization, liquidation or winding-up in respect of such party; (ii) any sale or acquisition of 20% or more of the fair market value of the assets of such party on a consolidated basis; (iii) any sale or acquisition of 20% or more of such party’s shares of any class or rights or interests therein or thereto; (iv) any sale of any material interest in any material mineral properties; (v) any similar business combination or transaction, of or involving such party or any material subsidiary, other than with the other party; or (vi) any proposal or offer to, or public announcement of an intention to, do any of the foregoing from any person other than the other party.

     For purposes of the merger agreement, “superior proposal” means, with respect to either party, an unsolicited bona fide acquisition proposal made by a third party in writing after the signing of the merger agreement: (i) to purchase or otherwise acquire, directly or indirectly, all of the outstanding shares of such party; (ii) that is reasonably capable of being completed; (iii) that any required financing to complete such acquisition proposal is reasonably likely to be obtained; (iv) that is not subject to any due diligence condition; and (v) that the board of directors of such party determines in good faith (after receipt of advice from its financial advisors and outside legal counsel), that the terms and conditions of the acquisition proposal would result in a transaction more favorable to such party’s shareholders from a financial point of view than the transactions contemplated by the merger agreement (including any amendment of the merger agreement proposed by the other party), and taking into account the long-term value and synergies anticipated to be realized as a result of the combination of Freeport-McMoRan and Phelps Dodge, and that failure to recommend such acquisition proposal to such party’s shareholders would be inconsistent with the fiduciary duties of such board of directors.

     Each party has agreed to, and to cause its subsidiaries, advisors, employees and other agents to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with respect to any acquisition proposal and to use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of confidential information about such party that was furnished by or on behalf of such party to return or destroy all such information.

     Each party is required to notify the other party promptly (but in any event within one business day) of such party (or any of its advisors) becoming aware of any acquisition proposal or of any request for non-public information relating to the party or any of its subsidiaries. The party receiving the acquisition proposal, indication or request is required to provide such notice orally and in writing and to identify the third party making, and the terms and conditions of, any such acquisition proposal (including any amendment thereto), indication or request, and shall provide to the other party copies of any such written proposal. The party receiving the acquisition proposal, indication or request is required to keep the other party promptly and reasonably informed of the status, including any change to the material terms, and details of any such acquisition proposal, indication or request.

     Each party will ensure that its subsidiaries, advisors, directors, employees and other agents are aware of the non-solicitation provisions described herein and shall be responsible for any breach of such provisions by any of its subsidiaries, advisors, directors, employees and other agents.

     Employee Benefits Continuation. Until December 31, 2007, Freeport-McMoRan will provide to the employees of Phelps Dodge and its subsidiaries who are employees as of the effective time (other than any employees represented by a union or employee association for purposes of collective bargaining) compensation (other than equity-based compensation) and benefit plans substantially comparable in the aggregate to those provided to the Phelps Dodge employees immediately prior to the effective time. Freeport-McMoRan will also continue all of the existing retirement plans and savings plans of Phelps Dodge until December 31, 2008.

     Reasonable Best Efforts Covenant. Subject to the terms and conditions of the merger agreement, each of Freeport-McMoRan and Phelps Dodge has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist the other party in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement, including (i) preparing and filing as promptly as practicable with any governmental entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement.

     Certain Other Covenants. The merger agreement contains additional and generally reciprocal covenants, including covenants relating to the filing of this document, cooperation regarding filings and proceedings with governmental entities and obtaining any governmental or other third-party consents, waivers or approvals, public announcements, access to information regarding each party’s business prior to completion of the transaction, notices of certain events, matters relating to Section 16 under the Securities and Exchange Act of 1934, as amended, and the listing on the New York Stock Exchange of shares of Freeport-McMoRan common stock to be issued in the transaction or upon exercise of Freeport-McMoRan stock options following the transaction.

Principal Conditions to Completion of the Transaction

     Mutual Closing Conditions. The obligations of Freeport-McMoRan, Panther Acquisition Corporation and Phelps Dodge to consummate the transaction are subject to the satisfaction of the following conditions:

  obtaining the required approvals of the Freeport-McMoRan shareholders and Phelps Dodge shareholders (as described under “The Freeport-McMoRan Special Meeting—Votes Required” and “The Phelps Dodge Special Meeting—Votes Required”);

  absence of legal prohibitions on the completion of the transaction;

  expiration or termination of the applicable waiting period under the HSR Act and the European Commission having taken a decision (or being deemed to have taken a decision) declaring the merger compatible with the common market;

  Freeport-McMoRan’s registration statement on Form S-4, which includes this document, being effective and not subject to any Securities and Exchange Commission stop order and no proceedings for such purpose being pending before or threatened by the Securities and Exchange Commission;

  approval for the listing on the New York Stock Exchange of the Freeport-McMoRan common stock to be issued in the transaction; and

  receipt of all governmental consents required to permit the consummation of the transaction, except for those the failure of which to obtain would not reasonably be expected to have a material adverse effect with respect to Freeport-McMoRan following the effective time.

     Additional Closing Conditions of Freeport-McMoRan. In addition to the conditions described above, the obligations of Freeport-McMoRan and Panther Acquisition Corporation to consummate the transaction are subject to the satisfaction of the following further conditions:

  (i) Phelps Dodge having performed in all material respects all of its obligations required to be performed at or prior to the effective time, (ii) accuracy as of the effective time of the merger of the representations and warranties made by Phelps Dodge to the extent specified in the merger agreement, and (iii) receipt by Freeport-McMoRan of a certificate signed by an executive officer of Phelps Dodge to the foregoing effect; and

  the absence of any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Phelps Dodge.

     Additional Closing Conditions of Phelps Dodge. In addition to the conditions described above, the obligations of Phelps Dodge to consummate the transaction are subject to the satisfaction of the following further conditions:

  (i) each of Freeport-McMoRan and Panther Acquisition Corporation having performed in all material respects all of its obligations required to be performed at or prior to the effective time, (ii) accuracy as of the effective time of the merger of the representations and warranties made by Freeport-McMoRan to the extent specified in the merger agreement, and (iii) receipt by Phelps Dodge of a certificate signed by an executive officer of Freeport-McMoRan to the foregoing effect;

  the absence of any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on Freeport-McMoRan; and

  the three directors of Phelps Dodge designated in accordance with the merger agreement shall have been elected to serve on the board of directors of Freeport-McMoRan effective as of the effective time.

Termination

     Mutual Termination Rights. The merger agreement may be terminated at any time before the effective time, whether before or after the receipt of the required approvals from Freeport-McMoRan and Phelps Dodge shareholders, in any of the following ways:

by mutual written agreement of Freeport-McMoRan and Phelps Dodge;

by either Freeport-McMoRan or Phelps Dodge:

if the transaction has not been consummated on or before August 31, 2007 (which is referred to in this document as the end date); provided that neither Freeport-McMoRan nor Phelps Dodge may terminate the merger agreement under this clause if the material breach of any obligation under the merger agreement by such party has resulted in the failure of the transaction to be consummated by the end date;

if there is any applicable law, judgment, injunction, order or decree of any court or other governmental entity having competent jurisdiction that makes the consummation of the transaction illegal or if there is a final, non-appealable injunction that enjoins Freeport-McMoRan or Phelps Dodge from consummating the transaction; or

if Freeport-McMoRan shareholders or Phelps Dodge shareholders fail to give the necessary approvals at their respective shareholder meetings;

by Freeport-McMoRan:

if the Phelps Dodge board of directors changes its recommendation with respect to the transaction;

if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Phelps Dodge set forth in the merger agreement shall have occurred that would cause the condition described under the first bullet point under “—Principal Conditions to Completion of the Transaction—Additional Closing Conditions of Freeport-McMoRan” not to be satisfied and such condition is incapable of being satisfied prior to the end date described above;

if Phelps Dodge has willfully and materially breached its obligations described under “—Principal Covenants—Shareholder Meetings and Duties to Recommend” or “—Principal Covenants—No Solicitation”; or

if Freeport-McMoRan proposes to enter into a definitive agreement with respect to a superior proposal in compliance with the terms of the merger agreement described under “—Principal Covenants—No

Solicitation”; provided that Freeport-McMoRan pays Phelps Dodge the termination fee described below under “—Termination Fees; Other Expenses” prior to or concurrently with terminating the merger agreement;

by Phelps Dodge:

if the Freeport-McMoRan board of directors changes its recommendation with respect to the merger;

if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Freeport-McMoRan set forth in the merger agreement shall have occurred that would cause the condition described in the first bullet point under “—Principal Conditions to Completion of the Transaction—Additional Closing Conditions of Phelps Dodge” not to be satisfied and such condition is incapable of being satisfied prior to the end date described above;

if Freeport-McMoRan has willfully and materially breached its obligations described under “— Principal Covenants—Shareholder Meetings and Duties to Recommend” or “—Principal Covenants—No Solicitation”; or

if Phelps Dodge proposes to enter into a definitive agreement with respect to a superior proposal in compliance with the terms of the merger agreement described under “—Principal Covenants—No Solicitation”; provided that Phelps Dodge pays Freeport-McMoRan the termination fee described below under “—Termination Fees; Other Expenses” prior to or concurrently with terminating the merger agreement.

     Effect of Termination. If the merger agreement is validly terminated, it will become void and of no effect without any liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) unless the termination resulted from such party’s willful failure to fulfill a condition to the performance of the obligations of the other party or to perform a covenant contained in the merger agreement, in which case such party will be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such party’s failure. However, the provisions of the merger agreement relating to the effects of termination, termination fees and expenses, governing law, jurisdiction and waiver of jury trial, as well as the confidentiality agreement entered into between Freeport-McMoRan and Phelps Dodge, will continue in effect notwithstanding termination of the merger agreement.

Termination Fees; Other Expenses

     Freeport-McMoRan agrees to pay Phelps Dodge a fee of $375 million in cash, and Phelps Dodge agrees to pay Freeport-McMoRan a fee of $750 million in cash, if the merger agreement is terminated by the other party as a result of any of the following events:

  if such party willfully and materially breached certain obligations concerning the solicitation of alternative transactions, its obligation to hold a shareholder meeting to obtain the required shareholders’ approval or its obligation to recommend the transaction to its shareholders;

  if such party’s board of directors changed its recommendation of the transaction, unless (i) the other party suffered a material adverse effect prior to the shareholder meeting of the party whose board of directors changed its recommendation and (ii) such party’s board of directors subsequently makes a change in recommendation after determining in good faith (after receipt of advice from its legal and financial advisors) that the failure to change its recommendation would be inconsistent with its fiduciary duties; or

  if such party proposes to enter into a definitive agreement with respect to a superior transaction.

     Each party has agreed to pay the other party one-half of the termination fee if the merger agreement is terminated because such party’s shareholders do not approve the transaction, unless (i) the other party suffered a material adverse effect prior to the shareholder meeting of the party whose shareholders do not approve the transaction and (ii) such party’s board of directors subsequently makes a change in recommendation after determining in good faith (after receipt of advice from its legal and financial advisors) that the failure to change its recommendation would be inconsistent with its fiduciary duties.

     In addition, each party has agreed to pay the other party the termination fee (or, if one-half of the termination fee was previously paid as described above, the remainder of the termination fee) if each of the following occurs:

  the merger agreement is terminated because the transaction was not completed by August 31, 2007, or such party’s shareholders do not approve the transaction (except in circumstances in which one-half of the break-up fee was not payable as described above);

  a proposal for an alternative transaction has been made prior to the end date or the shareholder meeting as applicable; and

  within 12 months following the termination, that party completes or enters into an agreement providing for an alternative transaction.

     Freeport-McMoRan and Phelps Dodge must each reimburse the other party for transaction expenses up to $40 million in the aggregate if the merger agreement is terminated because such party incurably breached its representations, warranties or covenants.

Amendments; Waivers

     Any provision of the merger agreement may be amended or waived prior to the effective time if, but only if, the amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement, or, in the case of a waiver, by each party against whom the waiver is to be effective, except that, after the required approval of the holders of 66 2 / 3 % of the outstanding Phelps Dodge common shares, no amendment or waiver may be made unless permitted by New York law.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

Freeport-McMoRan

     Certain members of Freeport-McMoRan management and its board of directors may be deemed to have interests in the transaction that are in addition to, or different from, the interests of other Freeport-McMoRan shareholders. The Freeport-McMoRan board of directors was aware of these interests and considered them, among other matters, in approving the transaction and the merger agreement. These interests are described below.

     Compensation, Incentive Plans and other Agreements. The transaction does not trigger any payments under change-in-control agreements in place between Freeport-McMoRan and certain of its senior executives or trigger any acceleration of any stock-based awards granted to any of Freeport-McMoRan’s employees. No executive or other employee of Freeport-McMoRan will receive any special bonus or other payments related solely to the successful completion of the transaction.

     As a result of the transaction, the size of the Freeport-McMoRan annual incentive pool, in which executive officers of Freeport-McMoRan participate, may increase. The Freeport-McMoRan annual incentive plan provides that if the moving five-year average return on investment exceeds 6%, participants receive a percentage of an award pool up to 2.5% of net cash flow from operations, which could be increased to a maximum amount of 2.75% if safety performance measures are exceeded for a given year. Freeport-McMoRan’s executive officers participate in this plan. The transaction is expected to increase Freeport-McMoRan’s 2007 net cash flow from operations, which could increase the award pool under the annual incentive plan. The corporate personnel committee of the Freeport-McMoRan board of directors, which is composed of four independent directors, administers the annual incentive plan. Pursuant to the plan, the committee selects the participants, who must be officers of Freeport-McMoRan or any of its subsidiaries. The annual incentive plan provides that the committee may award less than the award pool for a given year and gives the committee discretion to reduce or eliminate the amount of a participant’s award.

     Security Ownership of Officers and Directors. For information concerning security ownership of directors and certain officers of Freeport-McMoRan, see Freeport-McMoRan’s proxy statement used in connection with its 2006 annual meeting of shareholders, the relevant portions of which are incorporated by reference in this document from Freeport-McMoRan’s annual report on Form 10-K for the year ended December 31, 2005.

     Board Compensation. For information concerning Freeport-McMoRan’s compensation policy for members of the board of directors, see Freeport-McMoRan’s proxy statement used in connection with its 2006 annual meeting of shareholders, the relevant portions of which are incorporated by reference in this document from Freeport-McMoRan’s annual report on Form 10-K for the year ended December 31, 2005.

Phelps Dodge

     All of Phelps Dodge’s executive officers (except Arthur Miele, who has attained his normal retirement age and is entitled to full vesting effective December 31, 2006 of all of his outstanding equity awards on account of his announced retirement) and all of the members of the Phelps Dodge board of directors have interests in the transaction that are in addition to their interests as shareholders of Phelps Dodge. The Phelps Dodge board of directors was aware of these interests and considered them, among other matters, in approving the transaction and the merger agreement. These interests are described below.

     The exact number of equity-based awards owned by the executive officers and directors, as well as the consideration to be received in respect of such equity-based awards, will be determined conclusively on the last trading day immediately preceding the effective time of the merger. Therefore, the exact number of equity-based awards may be different from Phelps Dodge’s estimate to the extent that (i) the number of Phelps Dodge common shares and equity-based awards outstanding at such time are different from the number assumed in Phelps Dodge’s estimates because of the permitted events described below, and/or (ii) the closing price of shares of Freeport-McMoRan common stock on the New York Stock Exchange on the last trading day immediately preceding the effective time of the merger is different from the closing price assumed in Phelps Dodge’s estimate. However, with respect to clause (i) above, Phelps Dodge expects that the number of stock-based awards will not increase materially as Phelps Dodge does not currently have plans to issue any shares of its common stock prior to the effective time of the merger other than in connection with the exercise of stock options outstanding as of the date hereof and other than pursuant to grants of equity-based awards in the ordinary course of business consistent with past practice.

     Restricted Stock. All of Phelps Dodge’s executive officers hold shares of Phelps Dodge restricted stock. In accordance with the terms of the applicable stock incentive plan, the terms of the restricted stock and the merger agreement, each share of Phelps Dodge restricted stock that is outstanding for at least six months will vest at the effective time and be converted into the right to receive 0.67 fully vested shares of Freeport-McMoRan common stock and $88.00 in cash. It is currently estimated that, as of the effective time of the merger, the following executive officers will hold the following number of unvested Phelps Dodge restricted shares that will convert, at the effective time, into the right to receive the number of shares of Freeport-McMoRan common stock and cash identified below:

Name	Number of Unvested Phelps Dodge Restricted Shares	Number of Vested Shares of Freeport-McMoRan Common Stock	Cash

J. Steven Whisler	213,388	142,970	$18,778,144
Timothy R. Snider	71,278	47,756	$6,272,464
Ramiro G. Peru	67,360	45,131	$5,927,680
S. David Colton	24,855	16,653	$2,187,240
David C. Naccarati	14,925	10,000	$1,313,400
Nancy F. Mailhot	12,405	8,311	$1,091,640

     Stock Options. All of Phelps Dodge’s executive officers hold Phelps Dodge stock options. In accordance with the terms of the applicable stock incentive plan, the terms of the options and the merger agreement, at the effective time of the merger, each outstanding Phelps Dodge stock option, whether or not exercisable or vested, will be adjusted as necessary to provide that each Phelps Dodge stock option outstanding immediately prior to the effective time of the merger will be deemed to constitute a fully vested option to acquire shares of Freeport-McMoRan common stock, on the same terms and conditions, other than vesting, as were applicable under such Phelps Dodge stock option. The number of shares of Freeport-McMoRan common stock subject to any adjusted option will equal the product of (i) the number of Phelps Dodge common shares subject to such Phelps Dodge stock option immediately prior to the effective time multiplied by (ii) the stock option exchange ratio.

     It is currently estimated that, as of the effective time of the merger, the following executive officers will hold the following number of unvested Phelps Dodge stock options, will receive the following number of adjusted Freeport-McMoRan options and will have unvested Phelps Dodge options with the following values:

Name	Number of Phelps Dodge Common Shares Subject to Unvested Options	Estimated Number of Freeport-McMoRan Common Shares Subject to Adjusted Options(1)	Estimated Value of Unvested Phelps Dodge Options(2)

J. Steven Whisler	55,667	116,308	$3,586,189
Timothy R. Snider	19,467	40,673	$1,292,960
Ramiro G. Peru	14,934	31,202	$960,849
S. David Colton	9,201	19,224	$596,915
David C. Naccarati	7,201	15,045	$446,385
Nancy F. Mailhot	3,601	7,524	$202,623

(1)	The estimated number of shares of Freeport-McMoRan common stock subject to adjusted options was calculated based on the number of unvested Phelps Dodge stock options outstanding as of December 6, 2006 and assuming that the fair market value of such Freeport-McMoRan common stock at the effective time is equal to $62.00 a share, which was the closing price of a share of Freeport-McMoRan common stock on the New York Stock Exchange on December 6, 2006. The actual number of shares of Freeport-McMoRan common stock subject to adjusted options will differ based on the number of unvested Phelps Dodge options outstanding, and the actual fair market value of a share of Freeport-McMoRan common stock, in each case as of the effective time of the merger.

(2)	The estimated value of the unvested Phelps Dodge options was calculated based on the number of unvested Phelps Dodge options outstanding as of December 6, 2006, the exercise prices of such unvested options and the estimated merger consideration, which was calculated assuming that the fair market value of the Freeport-McMoRan common stock at the effective time is equal to $62.00 a share, which was the closing price of a share of Freeport-McMoRan common stock on the New York Stock Exchange as of December 6, 2006. Calculated in this manner, the estimated merger consideration exceeded the fair market value of Phelps Dodge common shares as of December 6, 2006. The actual value of the unvested adjusted options will differ based on the number of unvested Phelps Dodge stock options outstanding and the actual fair market value of a share of Freeport-McMoRan common stock as of the effective time.

     For more information regarding the treatment of Phelps Dodge stock options, see “The Merger Agreement—Phelps Dodge Stock Options” on page [•].

     Existing Employment and Change-of-Control Severance Agreements. Phelps Dodge has change-of-control agreements with the seven members of its senior management team, including its five named executive officers. The agreements for each of these officers will be triggered by the transaction, except with respect to Mr. Miele who had announced his retirement from Phelps Dodge prior to the execution of the merger agreement. Pursuant to these agreements, each affected executive will receive, in the event he or she ceases to be employed within two years following consummation of this transaction (for a reason other than death, disability, willful misconduct, or under certain circumstances a voluntary termination of employment by the executive), the following benefits:

  payment of all salary, reimbursement, bonus and other cash benefits accrued through the date of termination or resignation;

  a termination payment within ten days from the date of such termination or resignation three times the sum of (x) the officer’s highest annual base salary during the three calendar years ending with the year of termination and (y) target annual bonus, less any payments received under any severance agreement;

  continuation of health, medical, vision and dental benefits and long-term disability and life insurance coverage, executive physical and financial counseling for 36 months from the date of such termination or resignation;

  payment under the Phelps Dodge Annual Incentive Compensation Plan of at least a pro-rated bonus for the year in which the transaction is completed;

  outplacement services up to a maximum of 15% of annual base salary; and

  gross-up payments for “golden parachute” excise taxes (if any).

These executives also have a 30-day window period beginning immediately after the first anniversary date of the change of control to voluntarily terminate their employment and receive the benefits described above. Assuming that a qualifying termination of each of the following officers occurred immediately following the effective time of the merger entitling them to receive benefits under these agreements on account of such termination, it is currently estimated that each would receive a termination payment (exclusive of any excise tax gross-up benefit payable) in the following approximate amount: J. Steven Whisler, $5,785,500; Timothy R. Snider, $2,864,160; Ramiro G. Peru, $2,492,880; S. David Colton, $1,632,000; David C. Naccarati, $1,512,000; and Nancy F. Mailhot, $1,441,500.

     Supplemental Retirement Plan. All of Phelps Dodge’s executive officers participate in the Phelps Dodge Corporation Supplemental Retirement Plan, which is referred to in this document as the SRP. The SRP provides an additional 36 months of service credit to any executive, regardless of his or her age and service, who becomes entitled to receive termination benefits under his or her change-of-control agreement. In addition, benefits paid under the SRP to participants entitled to receive termination benefits under the applicable change-of-control agreements will be paid in the form of an actuarially equivalent lump sum. The SRP also provides for the payment of unreduced benefits to an executive who is entitled to receive termination benefits under a change-of-control agreement with Phelps Dodge and who, at the time of his or her termination, completed 15 years of service and attained age 55, or whose age and service, when added together, total at least 80. The aggregate incremental present value of the SRP benefits payable to each of the following executive officers on account of the change-of-control provisions in the SRP, calculated using the discount rates and actuarial assumptions referenced in the SRP, are:

J. Steven Whisler, $13,029,000; Timothy R. Snider, $3,411,000; Ramiro G. Peru, $5,385,000; S. David Colton, $346,000; David C. Naccarati, $227,000; and Nancy F. Mailhot, $89,000.

     Split Dollar Arrangements. All of Phelps Dodge’s executive officers are parties to agreements that provide the executives with company-paid split-dollar life insurance. Upon a qualifying termination following the consummation of the transaction, a member of Phelps Dodge’s senior management team would become entitled to the full cash surrender value of the underlying policy, unreduced by the value of any prior premium payments made by the company. Pursuant to his or her change-of-control agreement a member of the senior management team would also become entitled to three years of additional premium payments. Each of the following executives, who would not otherwise be entitled to receive a transfer of the applicable policies, having not qualified for an unreduced pension benefit, would receive the ownership of a split-dollar life insurance policy, which as of November 8, 2006 has the estimated value identified below, provided that his or her employment is terminated with an entitlement to receive termination benefits under the applicable change-of-control agreement following the effective time of the merger: J. Steven Whisler, $218,499; Timothy R. Snider, $155,781; Ramiro G. Peru, $159,559; S. David Colton, $68,564; David C. Naccarati, $117,923; and Nancy F. Mailhot, $21,632.

     Supplemental Savings Plan. All of Phelps Dodge’s executive officers also participate in Phelps Dodge’s Supplemental Savings Plan, which is required to be fully funded by Phelps Dodge prior to the effective time of the merger. No incremental benefits would be payable to any executive officer by reason of the funding of these obligations.

     Other Payments to Executives. Kalidas Madhavpeddi, former senior vice president—Asia, will receive an accelerated payment of $1 million shortly following the consummation of the transaction, pursuant to the terms of his separation agreement.

     Directors Stock Unit Plan. Certain members of the Phelps Dodge board of directors participate in Phelps Dodge’s 1998 and 2007 Directors Stock Unit Plans, which award deferred stock units to directors as part of their compensation. Upon the effective time of the merger, all deferred stock units will be cashed out based on the fair market value of Phelps Dodge’s common shares immediately prior to the effective time of the merger. As of November 17, 2006, Phelps Dodge directors collectively have approximately 97,396 stock units outstanding under this Plan, the aggregate cash-out value of such stock units is approximately $11,927,114, based on the December 6, 2006 closing price of a Phelps Dodge common share on the New York Stock Exchange.

     Upon consummation of the transaction, each of Phelps Dodge’s then current non-employee directors will be considered to have retired for purposes of certain standard board compensation arrangements. As a result, Phelps Dodge will continue to provide each of these directors for life $25,000 in term life insurance coverage. In addition, all of Phelps Dodge’s directors will have the opportunity to participate in Phelps Dodge’s charitable matching gift program, which currently has a limit for each director of $10,000 per year.

Insurance and Indemnification

The merger agreement provides that, for six years following completion of the transaction:

  Phelps Dodge as the surviving corporation of the merger shall, and Freeport-McMoRan will cause Phelps Dodge to, indemnify and hold harmless the present and former officers and directors of Phelps Dodge, in each case in respect of acts and omissions occurring at or prior to completion of the transaction (including in connection with the approval of the merger agreement and the consummation of the transaction) to the fullest extent permitted by applicable law or provided under the Phelps Dodge certificate of incorporation and bylaws in effect on the date of the signing of the merger agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law; and

  Phelps Dodge as the surviving corporation of the merger shall, for six years after the effective time, provide directors’ and officers’ liability insurance in respect of acts or omissions occurring prior to the completion of the transaction covering the present and former officers and directors of Phelps Dodge currently covered by the Phelps Dodge officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof.

ACCOUNTING TREATMENT

     The transaction will be accounted for as a purchase by Freeport-McMoRan under accounting principles generally accepted in the United States. Under the purchase method of accounting, the assets and liabilities of Phelps Dodge will be recorded, as of completion of the transaction, at their respective fair values and added to those of Freeport-McMoRan. The financial condition and results of operations of Freeport-McMoRan after completion of the transaction will reflect Phelps Dodge’s balances and results after completion of the transaction but will not be restated retroactively to reflect the historical financial position or results of operations of Phelps Dodge.

     Following the completion of the transaction, the earnings of the combined company will reflect purchase accounting adjustments, including the effect of changes in the cost bases for assets and liabilities on production costs and depreciation, depletion and amortization expense. Long-lived assets will be evaluated for impairment when events or changes in economic circumstances indicate the carrying amount of such assets may not be recoverable. Metal inventories will be subject to periodic assessments for lower-of-cost-or-market adjustments. The goodwill resulting from the transaction, which is not subject to amortization, will be reviewed for impairment at least annually. Any future impairments or market value adjustments would reduce the asset carrying values and result in charges to earnings for the combined company.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE TRANSACTION

     The following is a discussion of the material U.S. federal income tax considerations relating to the transaction. This discussion is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion assumes that U.S. Holders and Non-U.S. Holders (as such terms are defined below) of Phelps Dodge common shares hold such common shares as capital assets as of the effective time of the merger. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. Holder or Non-U.S. Holder in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to certain Phelps Dodge shareholders that are subject to special treatment under U.S. federal income tax laws, such as:

  financial institutions or insurance companies;

  tax-exempt entities;

  dealers in securities or currencies;

  regulated investment companies;

  real estate investment trusts;

  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  persons holding Phelps Dodge common shares as part of a hedge, appreciated financial position, straddle, or conversion or integrated transaction;

  persons who acquired Phelps Dodge common shares pursuant to the exercise of compensatory options or otherwise as compensation;

  persons liable for the alternative minimum tax;

  investors in pass-through entities;

  U.S. Holders whose “functional currency” is not the U.S. dollar; or

  Non-U.S. Holders who actually or constructively own or have owned, at any time during the five-year period up to and including the effective time, more than a 5% equity interest in Phelps Dodge.

     If an entity treated as a partnership for U.S. federal income tax purposes holds Phelps Dodge common shares, the tax treatment of the partnership and its partner will generally depend on the status and activities of the partnership and its partners. A partner of a partnership holding Phelps Dodge common shares should consult its own tax advisors.

     This discussion of material U.S. federal income tax considerations relating to the transaction is not a complete analysis or description of all potential tax consequences of the transaction and does not address any state, local or non-U.S. tax consequences of the transaction. We strongly urge each Phelps Dodge shareholder to consult its own tax advisor with respect to the U.S. federal income tax considerations relating to the transaction in light of its own particular circumstances, as well as the effect of any state, local, non-U.S. and other tax laws.

Consequences of the Transaction to U.S. Holders

     For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Phelps Dodge common shares that is, for U.S. federal income tax purposes:

  an individual citizen or resident of the United States;

  a corporation created or organized in or under the laws of the United States or of any political subdivision thereof;

  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

     The receipt of the merger consideration by a U.S. Holder in exchange for Phelps Dodge common shares pursuant to the transaction will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder that receives the merger consideration in exchange for Phelps Dodge common shares pursuant to the transaction will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the fair market value of the Freeport-McMoRan common stock as of the effective time of the merger and the cash received and (ii) the U.S. holder’s adjusted tax basis in the Phelps Dodge common shares exchanged for the merger consideration pursuant to the transaction. Any such gain or loss would be long-term capital gain or loss if the holding period for the Phelps Dodge common shares exceeded one year. Long-term capital gains of a non-corporate U.S. Holder generally are taxable at a maximum rate of 15%. Capital gains of a corporate U.S. Holder generally are taxable at the regular tax rates applicable to corporations.

     A U.S. Holder’s aggregate tax basis in Freeport-McMoRan common stock received in the transaction will equal the fair market value of such stock as of the effective time of the merger. The holding period of the Freeport-McMoRan common stock received in the transaction will begin on the day after the transaction is completed.

Consequences of the Transaction to Non-U.S. Holders

     For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Phelps Dodge common shares that is neither a “U.S. Holder” nor an entity treated as a partnership for U.S. federal income tax purposes.

     A Non-U.S. Holder that receives the merger consideration in exchange for Phelps Dodge common shares pursuant to the transaction will recognize capital gain to the same extent that a U.S. Holder will recognize gain as described above under the heading “—Consequences of the Transaction to U.S. Holders.” However, any gain a Non-U.S. Holder recognizes will generally not be subject to U.S. federal income tax, unless:

  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the transaction, and certain other requirements are met, or such gain is effectively connected with such Non-U.S. Holder’s trade or business in the United States, or, if certain tax treaties apply, is attributable to such Non-U.S. Holder’s U.S. permanent establishment.

     If the Non-U.S. Holder is described in the first bullet point above, it will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses. If the Non-U.S. Holder is described in the second bullet point above, it will be subject to tax on its gain at applicable U.S. federal income tax rates and, in addition, may be subject to a branch profits tax (if it is a corporation) equal to 30% (or lesser rate under an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, which would include such gain.

Information Reporting and Backup Withholding

     Information returns will be filed with the IRS in connection with cash paid and stock delivered pursuant to the transaction. Backup withholding may apply to payments made to U.S. Holders and Non-U.S. Holders in connection with the transaction. Backup withholding will not apply, however, to a U.S. Holder that provides a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 (or appropriate successor form) included in the letter of transmittal to be delivered to the Phelps Dodge shareholders following completion of the transaction, or is otherwise exempt from backup withholding. In the case of a Non-U.S. Holder, backup withholding will not apply if the Non-U.S. Holder provides a certification of foreign status on the applicable IRS Form W-8 (or appropriate successor form). Any amount withheld under the backup withholding rules will be allowed as a refund or a credit against applicable U.S. federal income tax liability, provided the required information is furnished to the IRS. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

DESCRIPTION OF FREEPORT-MCMORAN CAPITAL STOCK

     The following summary of the terms of the capital stock of Freeport-McMoRan is not meant to be complete and is qualified by reference to the relevant provisions of the General Corporation Law of the State of Delaware and the Freeport-McMoRan certificate of incorporation and bylaws. Copies of the Freeport-McMoRan certificate of incorporation and bylaws are incorporated by reference and will be sent to holders of shares of Freeport-McMoRan common stock upon request. See “Where You Can Find More Information” below.

Authorized Capital Stock

     Prior to Completion of the Transaction. Under the Freeport-McMoRan certificate of incorporation, Freeport-McMoRan authorized capital stock consists of 423,600,000 shares of Class B common stock, $0.10 par value per share, and 50,000,000 shares of preferred stock, $0.10 par value per share. Of the Class B common stock, as of November 10, 2006, 22,658,130 shares were authorized for issuance upon conversion of the preferred shares, 229,053 shares were authorized for issuance upon conversion of the 7% Convertible Senior Notes due 2011, 5,681,248 shares were authorized for issuance upon exercise of employee stock options (of which 488,123 were exercisable) and 531,573 shares were authorized for issuance upon the vesting of employee restricted stock units. In addition, as of November 10, 2006, Freeport-McMoRan also had 142,593 stock appreciation rights outstanding (of which 126,203 were exercisable) that will be settled in cash upon exercise and 67,965 shares of phantom stock outstanding that will be settled in cash. As of November 10, 2006, there were issued and outstanding:

  196,942,871 shares of Class B common stock (not counting the 112,961,136 shares held in Freeport-McMoRan’s treasury); and

  1,099,985 shares of 5½% Convertible Perpetual Preferred Stock.

     If approved by the shareholders, the Freeport-McMoRan certificate of incorporation will be amended to increase the authorized number of shares of Freeport-McMoRan capital stock to 750,000,000 and to increase the authorized number of shares of Class B common stock to 700,000,000. See “—Amendment of the Freeport-McMoRan certificate of incorporation (Item 1 on Freeport-McMoRan’s proxy card)” below.

     In 2002, Freeport-McMoRan amended its certificate of incorporation to reclassify its Class A common stock and Class B common stock into a single class designated as Class B common stock. As a result, Freeport-McMoRan does not have any Class A common stock. If the proposal to amend the Freeport-McMoRan certificate of incorporation is approved by the shareholders, all references to “Class B common stock” in the Freeport-McMoRan certificate of incorporation will be amended to refer only to “common stock” and, in addition, the provisions and references to the previously designated classes of preferred stock (other than the Series A Participating Cumulative Preferred Stock as discussed below in “—The Freeport-McMoRan Rights Agreement” and the 5 1/2% Convertible Perpetual Preferred Stock), of which no shares are outstanding, will be deleted.

Description of Common Stock

     Common Stock Outstanding. The outstanding shares of common stock are, and the shares of common stock issued and delivered pursuant to the merger agreement will be, duly authorized, validly issued, fully paid and nonassessable, and not subject to any preemptive or other similar right.

     Voting Rights. Holders of common stock are entitled to elect all of the authorized number of members of the Freeport-McMoRan board of directors, excluding those directors that holders of preferred stock have the exclusive right to elect if Freeport-McMoRan fails to make specified dividend payments. Each share of common stock has one vote. With respect to all other matters submitted to a vote of Freeport-McMoRan shareholders, except as required by law, the holders of the common stock vote together as a single class, and record holders have one vote per share.

     Dividend Rights; Rights upon Liquidation. Holders of the common stock will share ratably in any cash dividend that may from time to time be declared by the Freeport-McMoRan board of directors. In the event of a voluntary or involuntary liquidation, dissolution or winding up of Freeport-McMoRan, prior to any distributions to the holders of the common stock, the holders of the Freeport-McMoRan preferred stock will receive any payments to which they are entitled. Subsequent to those payments, the holders of the common stock will share ratably, according to the number of shares held by them, in Freeport-McMoRan’s remaining assets, if any.

     Other Rights. Shares of common stock are not redeemable and have no subscription, conversion or preemptive rights.

     Transfer Agent. The transfer agent and registrar for the common stock is Mellon Investor Services LLC.

The Freeport-McMoRan Rights Agreement

     The Freeport-McMoRan Rights Agreement is designed to deter abusive takeover tactics and to encourage prospective acquirors to negotiate with the Freeport-McMoRan board of directors rather than attempt to acquire the company in a manner or on terms that the board deems unacceptable. Under the Freeport-McMoRan Rights Agreement, each outstanding share of common stock includes an associated preferred stock purchase right. If the rights become exercisable, each right will entitle its holder to purchase one one-hundredth (1/100) of a share of Freeport-McMoRan Series A Participating Cumulative Preferred Stock at an exercise price of $60 per unit, subject to adjustment. The rights trade with all outstanding shares of the common stock. The rights will separate from the common stock and become exercisable upon the earlier of:

  the tenth day following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of outstanding Freeport-McMoRan common stock, referred to as an acquiring person; or

  the tenth business day, or any later date as determined by the Freeport-McMoRan board of directors prior to the time that any person or group becomes an acquiring person, following the commencement of or announcement of an intention to make a tender offer or exchange offer that, if consummated, would result in the person or group becoming an acquiring person.

     Term of Rights. The rights will expire on May 16, 2010, unless Freeport-McMoRan extends this date or redeems or exchanges the rights as described below.

     Exercise After Someone Becomes An Acquiring Person. After any person or group becomes an acquiring person, each holder of a right will be entitled to receive upon exercise that number of shares of the common stock having a market value of two times the exercise price of the right. However, this right will not apply to an acquiring person, whose rights will be void.

     Upon the occurrence of certain events after someone becomes an acquiring person, each holder of a right, other than the acquiring person, will be entitled to receive, upon exercise of the right, common stock of the acquiring company having a market value equal to two times the exercise price of the right. These rights will arise only if after a person or group becomes an acquiring person:

  Freeport-McMoRan is acquired in a merger or other business combination; or

  Freeport-McMoRan sells or otherwise transfers 50% or more of its assets or earning power.

     Adjustment. The exercise price, the number of rights outstanding and the number of preferred shares issuable upon exercise of the rights are subject to adjustment from time to time to prevent certain types of dilution. Freeport-McMoRan will not issue fractional preferred stock shares. Instead, Freeport-McMoRan will make a cash adjustment based on the market price of the preferred stock prior to the date of exercise.

     Rights, Preferences, and Limitations of Rights. Preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will entitle the holder to receive a preferential quarterly dividend payment of the greater of $1.00 or 100 times the dividend declared per share of the common stock. In the event of liquidation, the holders of each share of preferred stock will be entitled to a preferential liquidation payment of the greater of $0.10 per share or 100 times the payment made per share of the common stock. Each share of Freeport-

McMoRan preferred stock will entitle the holder to 100 votes and will vote together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which the common stock is exchanged, each share of the preferred stock will entitle the holder to receive 100 times the amount received per share of the common stock. These rights are protected by customary antidilution provisions. Because of the nature of the Freeport-McMoRan preferred stock’s dividend, liquidation and voting rights, the value of each one one-hundredth interest in a share of preferred stock should approximate the value of one share of the common stock.

     Exchange and Redemption. After a person or group becomes an acquiring person, Freeport-McMoRan may exchange the rights, in whole or in part, at an exchange ratio, subject to adjustment, of one share of common stock, or one one-hundredth of a share of preferred stock, per right. Freeport-McMoRan generally may not make an exchange after any person or group becomes the beneficial owner of 50% or more of the common stock.

     Freeport-McMoRan may redeem the rights in whole, but not in part, at a price of $0.01 per right, subject to adjustment, at any time prior to any person or group becoming an acquiring person. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the Freeport-McMoRan board of directors in its sole discretion may establish. Once redeemed, the rights will terminate immediately, and the only right of the rights holders will be to receive the cash redemption price.

     Amendments. Freeport-McMoRan may amend the terms of the rights without the consent of the rights holders, including an amendment to lower the thresholds described above. However, after any person or group becomes an acquiring person, Freeport-McMoRan may not amend the terms of the rights in any way that adversely affects the interests of the rights holders.

Amendment of the Freeport-McMoRan certificate of incorporation (Item 1 on Freeport-McMoRan’s proxy card)

     At the Freeport-McMoRan special meeting, holders of the Class B common stock will be asked to approve the amendment of the Freeport-McMoRan certificate of incorporation, which will increase the number of authorized shares of Freeport-McMoRan capital stock to 750,000,000 and increase the authorized number of shares of Class B common stock to 700,000,000, and to approve the issuance of common stock in the transaction. If the proposal to amend the Freeport-McMoRan certificate of incorporation is approved by the shareholders, the “Class B common stock” will be renamed “common stock” and the provisions and references to the previously designated classes of preferred stock (other than the Series A Participating Cumulative Preferred Stock), of which no shares are outstanding, will be deleted.

     To complete the transaction, Freeport-McMoRan expects that approximately 137 million shares of Freeport-McMoRan common stock will be issued to Phelps Dodge shareholders in the transaction, based on the number of Phelps Dodge common shares, restricted shares and stock options outstanding on September 30, 2006, and assuming that all of the Phelps Dodge stock options are exercised prior to the completion of the transaction.

     Although the amount of Class B common stock currently authorized under the Freeport-McMoRan certificate of incorporation will be sufficient to complete the transaction, Freeport-McMoRan believes that it is desirable to have additional shares available for other corporate purposes, including stock incentive plans and possible future issuances of equity or equity-linked securities. At present, Freeport-McMoRan has no plans to issue shares of common stock for any other purpose; however, Freeport-McMoRan may issue equity or equity-linked securities to refinance a portion of the debt incurred to finance the transaction. Under some circumstances, it is also possible to use unissued shares of common stock for antitakeover purposes, but Freeport-McMoRan has no present intention to take this action. We therefore ask Freeport-McMoRan shareholders to approve the amendment, which will change Article 4 of the Freeport-McMoRan certificate of incorporation to increase the number of authorized shares of Class B common stock to 700,000,000.

     Whether any future issuance of shares unrelated to the transaction would be submitted for a shareholder vote depends upon the nature of the issuance, legal and stock exchange requirements, and the judgment of the Freeport-McMoRan board of directors at the time.

Stock Exchange Listing

     It is a condition to the completion of the transaction that the shares of Freeport-McMoRan common stock to be issued in the transaction be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

COMPARISON OF SHAREHOLDERS’ RIGHTS

     The following table describes the rights, prior to the transaction, of Freeport-McMoRan shareholders under Delaware law, the Freeport-McMoRan certificate of incorporation and the Freeport-McMoRan bylaws and the rights of Phelps Dodge shareholders under New York law, the Phelps Dodge certificate of incorporation and the Phelps Dodge bylaws. The rights of Freeport-McMoRan shareholders prior to the transaction are the same as the rights Phelps Dodge shareholders will have following the transaction. Copies of the Freeport-McMoRan certificate of incorporation and the Freeport-McMoRan bylaws will be sent to holders of shares of Phelps Dodge upon request. See “Where You Can Find More Information” beginning on page [•]. You should refer to these documents and to the applicable provisions of Delaware law and New York law for a complete description of the rights of Freeport-McMoRan shareholders and Phelps Dodge shareholders prior to the completion of the transaction and Freeport-McMoRan shareholders following completion of the transaction.

	Freeport-McMoRan Shareholder Rights	Phelps Dodge Shareholder Rights

General:	The rights of Freeport-McMoRan	The rights of Phelps Dodge shareholders are
	shareholders are currently governed by	currently governed by New York law, the
	Delaware law, the Freeport-McMoRan	Phelps Dodge certificate of incorporation and
	certificate of incorporation and Freeport-	Phelps Dodge bylaws.
McMoRan bylaws.

Authorized Capital Stock:	The authorized capital stock of Freeport-	The authorized capital stock of Phelps Dodge
	McMoRan is currently 473.6 million	is currently 306 million shares, consisting of
	shares, consisting of 423.6 million	300 million common shares having a par
	shares of common stock and 50 million	value of $6.25 per share and six million
	shares of preferred stock, of which	shares of preferred stock having a par value
	1,100,000 shares are designated 5½%	of $1.00 per share of which 400,000 are
	Convertible Perpetual Preferred Stock	designated Junior Participating Cumulative
	and 2,500,000 are designated Series A	Preferred Shares.
Participating Cumulative Preferred
Stock. Both the Class B common stock
and the preferred stock have a par value
of $0.10 per share.

At the special meeting, holders of the
common stock will be asked to increase
the authorized number of shares of
Freeport-McMoRan capital stock to
750,000,000, increase the authorized
number of shares of Class B common
stock to 700,000,000, change references
to the “Class B Common Stock” to
“common stock” and delete the
provisions and references to the
previously designated classes and series
of preferred stock of which no shares are
outstanding (other than the provisions
relating to the Series A Participating
Cumulative Preferred Stock, which shall
remain).

Number of Directors:	The Freeport-McMoRan certificate of	The Phelps Dodge certificate of incorporation
	incorporation provides that the number	and bylaws provide that the number of
	of Freeport-McMoRan directors shall be	directors shall not be less than nine nor more
	determined by resolution of the board of	than twelve, provided that whenever the

	Freeport-McMoRan Shareholder Rights	Phelps Dodge Shareholder Rights

	directors, but in no event shall be less	holders of any one or more series of preferred
	than five. The board of directors may	shares of Phelps Dodge become entitled to
	increase the number of directors, and	elect one or more directors to the board of
	any newly-created directorships so	directors under the Phelps Dodge certificate
	created may be filled by the board of	of incorporation, such maximum number of
	directors.	directors shall be increased automatically by
the number of directors such holders are so
	There are currently thirteen members of	entitled to elect. Such increase shall remain
	the Freeport-McMoRan board of	in effect until the right of such holders to
	directors.	elect such director or directors shall cease
and until the director or directors elected by
	Under the merger agreement, Freeport-	such holders shall no longer hold office.
McMoRan has agreed to (i) increase the
	number of the members of the board of	There are currently twelve members of the
	directors to sixteen and (ii) cause three	Phelps Dodge board of directors.
current independent members of the
Phelps Dodge board of directors to be
appointed to the Freeport-McMoRan
board of directors at the closing of the
transaction (the identity of such three
individuals to be agreed upon by
Freeport-McMoRan and Phelps Dodge
prior to the closing).

Classification of Board of	In May 2003, Freeport-McMoRan	Except as provided in the Phelps Dodge
Directors:	amended its certificate of incorporation	certificate of incorporation relating to the
	to phase out the classified structure of	preferred shares, the Phelps Dodge bylaws
	the board under which one of three	provide that the Phelps Dodge board of
	classes of directors was elected each	directors shall be divided into three classes,
	year to serve three-year staggered terms.	each consisting, as nearly as may be possible,
	The phase-out of the classified structure	of one-third of the total number of directors.
	was completed in 2006. As a result, all	The terms of office of one class of directors
	of Freeport-McMoRan’s directors are	expires each year, resulting in each class
	elected annually to one-year terms.	serving a staggered three-year term.

Vacancies on the Board of	The Freeport-McMoRan certificate of	Except as otherwise provided in the Phelps
Directors:	incorporation provides that a vacancy in	Dodge certificate of incorporation relating to
	the board of directors shall be filled by	the preferred shares, newly created
	vote of holders of common stock and	directorships resulting from an increase in the
	holders of voting preferred stock. Any	number of directors and vacancies occurring
	vacancy in the office of a director may	on the board of directors for any reason may
	also be filled by the vote of the majority	be filled by vote of the directors (including a
	of the remaining directors, regardless of	majority of directors then in office if less
	any quorum requirements set out in the	than a quorum exists).
bylaws. The board of directors may
	increase the number of directors and any	Any director elected by the board of directors
	newly-created directorship may be filled	to fill a newly created directorship or a
	by the board.	vacancy shall hold office until the next
annual meeting of shareholders and until his
	Subject to the rights to elect directors	successor, classified in accordance with these
	under specified circumstances as may be	bylaws, has been elected and qualified.
granted to the holders of shares of
	preferred stock, a director elected to fill	The Phelps Dodge certificate of incorporation
	a vacancy shall hold office until the next	provides that a vacancy caused by the death
	annual meeting of shareholders and until	or resignation of a director who shall have

	Freeport-McMoRan Shareholder Rights	Phelps Dodge Shareholder Rights

	his or her successor is elected and	been elected by the holders of preferred
	qualified.	shares as a class may be filled only by the
holders of outstanding preferred shares at a
meeting called for such purpose.

Removal of Directors:	The Freeport-McMoRan certificate of	Except as provided below relating to the
	incorporation provides that any director	directors elected by the holders of the
	may be removed, with cause, by a vote	preferred shares, the Phelps Dodge certificate
	of the holders of common stock and the	of incorporation provides that no director
	holders of voting preferred stock, voting	may be removed without cause by Phelps
	together.	Dodge shareholders.

Board Quorum and	The Freeport-McMoRan bylaws provide	The Phelps Dodge bylaws provide that one-
Action:	that a majority of the total number of the	third, but in any event not fewer than five
	board members shall constitute a	members of the board of directors, shall
	quorum at all meetings. In the event that	constitute a quorum for transacting business
	one or more of the directors shall be	at all meetings. In the event of a quorum not
	disqualified to vote at any meeting, then	being present, a lesser number may adjourn
	the quorum shall be reduced by one for	the meeting to a time not more than twenty
	each such director, provided that in no	days later.
case shall fewer than one-third of the
number of directors constitute a quorum.
In the case of a vote by the board of
directors to fill a vacancy, the Freeport-
McMoRan certificate of incorporation
provides that any vacancy in the office
of a director may be filled by the vote of
a majority of the remaining directors.

The vote of a majority of those present
at any meeting at which a quorum is
present shall be sufficient to take any
action, unless a different vote is
specified by law or the Freeport-
McMoRan certificate of incorporation or
the Freeport-McMoRan bylaws.

Shareholders’ Quorum:	The Freeport-McMoRan bylaws provide	The Phelps Dodge bylaws provide that at any
	that a majority of the shares issued and	meeting of shareholders, unless otherwise
	outstanding and entitled to vote, present	provided by law, the holders of shares (of any
	in person or represented by proxy, shall	class) aggregating a majority of the total
	constitute a quorum.	number of shares of all classes of Phelps
Dodge then issued and outstanding and
entitled to vote at the meeting, present in
person or represented by proxy, shall
constitute a quorum, provided that, unless
otherwise provided by law or by the Phelps
Dodge certificate of incorporation, when a
specified item of business is required to be
voted on by any one or more of a particular
class or series of shares, voting as a separate
class, the holders of a majority of the shares
so eligible to vote as a separate class shall
constitute a quorum for the transaction of

	Freeport-McMoRan Shareholder Rights	Phelps Dodge Shareholder Rights

such specified item of business.

The shareholders present at any duly
organized meeting may continue to transact
business until adjournment, notwithstanding
the withdrawal of sufficient shareholders to
constitute the remaining shareholders of less
than a quorum. Whether or not a quorum is
present at a meeting, the person presiding at
the meeting or the holders of a majority of
the shares of all classes of Phelps Dodge
entitled to vote at the meeting so present or
represented may adjourn the meeting from
time to time. At any such adjourned meeting
at which a quorum shall be present, any
business may be transacted which might have
been transacted at the meeting as originally
called.

Vote Required for Certain	The Freeport-McMoRan certificate of	Under New York law, a corporation
Corporate Actions:	incorporation provides that the	incorporated prior to February 23, 1998, that
	affirmative vote of the holders of not	does not opt out in its certificate of
	less than 66 2/3% of the outstanding	incorporation must obtain the affirmative
	shares of common stock shall be	vote of at least 66 2/3 % of its outstanding
	required for the approval or	voting stock in order to approve a plan of
	authorization of any business	merger or consolidation. Phelps Dodge has
	combination; provided, however, that	not opted out of this provision.
the 66 2/3 % voting requirement shall not
be applicable if:

• the Freeport-McMoRan board of
directors by affirmative vote which
shall include not less than a majority
of the entire number of directors not
affiliates with an interested party in
the business combination (i) has
approved in advance the acquisition of
those outstanding shares of common
stock which caused the interested
party to become an interested party or
(ii) has approved the business
combination;

• the business combination is solely
between Freeport-McMoRan and one
or more other corporations all of the
common stock of each of which other
corporations is owned directly or
indirectly by the corporation or
between two or more of such other
corporations; or

• the business combination is a merger
or consolidation and the cash and/or
fair market value of the property,

	Freeport-McMoRan Shareholder Rights	Phelps Dodge Shareholder Rights

securities or other consideration to be
received per share by holders of
common stock in the business
combination is at least equal to the
highest price per share (after giving
effect to appropriate adjustments for
any recapitalizations and for any stock
splits, stock dividends and like
distributions) paid by the interested
party in acquiring any shares of
common stock on the date when last
acquired or during a period of two
years prior thereto.

The affirmative vote of the holders of
66 2/3 % or more of the shares of the
outstanding common stock shall be
required to amend or repeal, or adopt
any provisions inconsistent with, the
above requirements relating to business
combinations.

Shareholder Action by	The Freeport-McMoRan bylaws provide	The Phelps Dodge certificate of incorporation
Written Consent:	that any action required or permitted to	and bylaws are silent as to shareholder action
	be taken at any annual or special	by written consent.
meeting of shareholders may be taken
	without a meeting, without prior notice	New York law provides that shareholder
	and without a vote, if a consent in	action may be taken without a meeting upon
	writing, setting forth the action so taken,	the written consent of the holders of all
	shall be signed by shareholders having	outstanding shares entitled to vote thereon.
not less than a minimum number of
votes that would be necessary to
authorize or take such action at a
meeting at which all shares entitled to
vote thereon were present and voted.
Prompt notice of the taking of the
corporate action without a meeting by
less than unanimous written consent
shall be given to those shareholders who
have not consented in writing.

Amendment of Certificate of	The Freeport-McMoRan certificate of	The Phelps Dodge certificate of incorporation
Incorporation:	incorporation provides that Freeport-	provides that the board of directors may from
	McMoRan reserves the right to amend	time to time amend any of the provisions of
	the certificate of incorporation in the	any certificate of amendment establishing
	manner prescribed by statute and that all	any series of preferred shares, subject to any
	shareholder rights are granted subject to	class voting rights of the holders of such
	this reservation. In the event of an	shares and subject to the requirements of the
	amendment which shall increase or	laws of the State of New York.
decrease the authorized stock of any
	class, the Freeport-McMoRan certificate	New York law provides that amendment of
	of incorporation provides that any such	or change to the certificate of incorporation
	increase or decrease may be adopted by	may be authorized by vote of the board,
	the affirmative vote of the holders of a	followed by vote of a majority of all

	Freeport-McMoRan Shareholder Rights	Phelps Dodge Shareholder Rights

	majority of the outstanding shares of	outstanding shares entitled to vote thereon at
	common stock irrespective of the	a meeting of shareholders; provided that,
	provisions of Section 242(b)(2) of	whenever the certificate of incorporation
	Delaware General Corporation Law.	requires action by the board of directors, by
the holders of any class or series of shares, or
	Under Delaware law, an amendment to	by the holders of any other securities having
	the certificate of incorporation requires	voting power by the vote of a greater number
	that the corporation’s board of directors	or proportion than is required by New York
	adopt an amending resolution, which	law, the provision of the certificate of
	resolution must be approved by holders	incorporation requiring such greater vote
	of a majority of the outstanding stock	shall apply; and provided further that an
	entitled to vote. However, Delaware law	amendment to the certificate of incorporation
	provides that, if provided in the original	for the purpose of reducing the requisite vote
	certificate of incorporation, the number	by the holders of any class or series of shares
	of authorized shares of any such class of	or by the holders of any other securities
	stock may be increased or decreased (but	having voting power that is otherwise
	not below the number of shares thereof	provided for in any section of the applicable
	then outstanding) by the affirmative vote	New York law that would otherwise require
	of the holders of a majority of the stock	more than a majority of the votes of all
	of the corporation entitled to vote in any	outstanding shares entitled to vote thereon
	amendment which created such class of	shall not be adopted except by the vote of
	stock or which was adopted prior to the	such holders of class or series of shares or by
	issuance of any shares of such class of	such holders of such other securities having
	stock, or in any amendment thereto	voting power that is at least equal to that
	which was authorized by a resolution	which would be required to take the action
	adopted by the affirmative vote of the	under New York law.
holders of a majority of such class of
stock.

Amendment of Bylaws:	The Freeport-McMoRan certificate of	The Phelps Dodge bylaws provide that, with
	incorporation expressly authorizes the	the exception of certain limitations on Phelps
	board of directors to adopt, amend or	Dodge’s dealings in its own shares or in the
	repeal the bylaws in any manner not	shares of its subsidiaries, the bylaws may be
	inconsistent with Delaware law or the	amended or repealed by a vote of a majority
	Freeport-McMoRan certificate of	of all of the directors at any regular or special
	incorporation, subject to the power of	meeting of the board of directors.
the shareholders to adopt, amend or
	repeal the bylaws or to limit or restrict	New York law provides that the bylaws
	the power of the board of directors to	may also be amended or repealed by a
	adopt, amend or repeal the bylaws.	majority of the votes cast by the holders of
shares then entitled to vote in the election
	The Freeport-McMoRan bylaws provide	of any directors. Furthermore, any bylaw
	that the bylaws may be altered,	adopted by the board of directors may
	amended, changed or repealed by a vote	be amended or repealed by the shareholders
	of the shareholders or at any meeting of	entitled to vote thereon as described above.
the board of directors by the vote of a
majority of the directors present or as
otherwise provided by statute.

Voting Stock:	The outstanding voting securities of	The outstanding voting securities of Phelps
	Freeport-McMoRan are its common	Dodge are its common shares.
stock.
The Phelps Dodge bylaws provide that each
	The Freeport-McMoRan certificate of	shareholder entitled to vote at a meeting of
	incorporation provides that each share of	shareholders shall be entitled to one vote, in

	Freeport-McMoRan Shareholder Rights	Phelps Dodge Shareholder Rights

	common stock and each share of voting	person or by proxy, for each share having
	preferred stock shall have one vote in	voting power held by him or her on the
	the election of directors. Freeport-	record date for such meeting, as appears on
	McMoRan currently has no voting	the books of Phelps Dodge.
preferred stock outstanding. However,
except as otherwise required by law and
except for such voting powers with
respect to the election of directors as are
provided for the existing preferred stock
or as may be stated in the resolution or
resolutions of the board of directors
providing for the issue of any series of
preferred stock, the holders of any such
series of preferred stock shall have no
voting power whatsoever.

Dividends and Repurchase	Delaware law provides that corporations	New York law provides that dividends may
of Shares:	may pay dividends out of surplus or, if	be declared, distributed or paid out by the
	there is no surplus, out of net profits for	corporation on outstanding shares except as
	the fiscal year in which the dividend is	restricted by the certificate of incorporation,
	declared and for the preceding fiscal	or unless the corporation is insolvent or the
	year. Delaware corporate law also	distribution would make the corporation
	provides that dividends may not be paid	insolvent. The corporation generally can only
	out of net profits if, after the payment of	make the distributions out of surplus. The net
	the dividend, capital is less than the	assets of the corporation upon declaration or
	capital represented by the outstanding	distribution must remain at least equal to the
	stock of all classes having a preference	amount of the corporation’s stated capital.
upon the distribution of assets.
The Phelps Dodge certificate of incorporation
	The Freeport-McMoRan certificate of	provides that, pursuant to the general
	incorporation provides that the Freeport-	authority vested in the board of directors, but
	McMoRan board of directors is	not in limitation of the powers conferred on
	expressly authorized, at any time or	the board of directors within the certificate of
	from time to time, to divide any or all of	incorporation and by the laws of the State of
	the shares of the preferred stock into	New York, the board of directors is expressly
	series, and in the resolution or	authorized to determine with respect to each
	resolutions establishing a particular	series of preferred shares, the rate or amount
	series, before issuance of any of the	and times at which, and the preferences and
	shares, to fix and determine the powers,	conditions under which, dividends shall be
	designations, preferences and relative,	payable on the preferred shares, the status of
	participating, optional or other rights,	such dividends as cumulative or non-
	and any qualifications, limitations or	cumulative, the date or dates from which
	restrictions, of the series so established,	dividends, if cumulative, shall accumulate,
	to the fullest extent permitted by the	and the status of such shares as participating
	laws of the State of Delaware.	or non-participating after the payment of
dividends as to which such shares are entitled
	The Freeport-McMoRan certificate of	to any preference, as well as the limitations,
	incorporation provides that the holders	if any, applicable while the preferred shares
	of the common stock are entitled to	are outstanding on the payment of dividends
	receive dividends out of assets legally	or making of distributions on, or the
	available at such times and in such per	acquisition or redemption of, common shares
	share amounts as the board of directors	or any other class of share ranking junior,
	may from time to time determine.	either as to dividends or upon liquidation, to

	Freeport-McMoRan Shareholder Rights	Phelps Dodge Shareholder Rights

the shares of such series.

Limitation of Liability and	The Freeport-McMoRan certificate of	The Phelps Dodge bylaws provide that:
Indemnification of Directors	incorporation provides that:
and Officers:		Phelps Dodge shall indemnify any person
	Directors shall not be liable to	made, or threatened to be made, a party to
	Freeport-McMoRan or its	an action or proceeding other than one by
	shareholders for monetary damages	or in the right of Phelps Dodge to procure
	for breach of fiduciary duty as a	a judgment in its favor, whether civil or
	director, except for liability (i) for any	criminal, including an action by or in the
	breach of a director’s duty of loyalty	right of any other corporation of any type
	to Freeport-McMoRan or its	or kind, domestic or foreign, or any
	shareholders, (ii) for acts or omissions	partnership, joint venture, trust, employee
	not in good faith or which involve	benefit plan or other enterprise, which any
	intentional misconduct or a knowing	director or officer of Phelps Dodge served
	violation of the law, (iii) under	in any capacity at the request of Phelps
	Section 174 of the Delaware General	Dodge, by reason of the fact that he, his
	Corporation Law, or (iv) for any	testator or intestate, is or was a director or
	transaction from which the director	officer of Phelps Dodge, or is or was
	derived an improper personal benefit.	serving such other corporation,
partnership, joint venture, trust, employee
	Freeport-McMoRan shall indemnify	benefit plan or other enterprise in any
	any person who is or was a director,	capacity, against judgments, fines,
	officer, employee or agent of	amounts paid in settlement and expenses
	Freeport-McMoRan, or is or was	(including attorneys’ fees) incurred in
	serving at the request of Freeport-	connection with such action or proceeding,
	McMoRan as a director, officer,	or any appeal therein, provided that no
	employee or agent of another	indemnification may be made to or on
	corporation, partnership, joint venture,	behalf of such person if (i) his acts were
	trust or other enterprise, to the fullest	committed in bad faith or were the result of
	extent permitted by applicable law.	his active and deliberate dishonesty and
	The determination as to whether such	were material to such action or proceeding
	person has met the standard required	or (ii) he personally gained a financial
	for indemnification shall be made in	profit or other advantage to which he was
	accordance with applicable law.	not legally entitled.

	Expenses incurred by such a director,	Phelps Dodge shall indemnify any person
	officer, employee or agent in	made, or threatened to be made, a party to
	defending a civil or criminal action,	an action by or in the right of Phelps
	suit or proceeding shall be paid by	Dodge to procure a judgment in its favor
	Freeport-McMoRan in advance of the	by reason of the fact that he, his testator or
	final disposition of such action, suit or	intestate, is or was a director or officer of
	proceeding upon receipt of an	Phelps Dodge, or is or was serving at the
	undertaking by or on behalf of such	request of Phelps Dodge as a director or
	person to repay such amount if it shall	officer of any other corporation of any type
	ultimately be determined that he is not	or kind, domestic or foreign, or of any
	entitled to be indemnified by	partnership, joint venture, trust, employee
	Freeport-McMoRan.	benefit plan or other enterprise, against
judgments, amounts paid in settlement and
	The provision of indemnification by	expenses (including attorneys’ fees)
	the Freeport-McMoRan certificate of	incurred in connection with such action, or
	incorporation shall be deemed to be a	any appeal therein, provided that no
	contract between Freeport-McMoRan	indemnification may be made to or on
	and each person who serves as such	behalf of such person if (i) his acts were
director, officer, employee or agent of

Freeport-McMoRan Shareholder Rights	Phelps Dodge Shareholder Rights

Freeport-McMoRan in any such	committed in bad faith or were the result of
capacity at any time. No repeal or	his active and deliberate dishonesty and
modification of the provisions relating	were material to such action or (ii) he
to indemnification nor, to the fullest	personally gained a financial profit or other
extent permitted by law, any	advantage to which he was not legally
modification of law, shall adversely	entitled.
affect any right or protection of a
director, officer, employee or agent of	Phelps Dodge shall be deemed to have
Freeport-McMoRan existing at the	requested a person to serve an employee
time of such repeal or modification.	benefit plan where the performance by
such person of his duties to Phelps Dodge
The indemnification provided by the	also imposes duties on, or otherwise
Freeport-McMoRan certificate of	involves services by, such person to the
incorporation shall not be deemed	plan or participants or beneficiaries of the
exclusive of any other rights to which	plan; excise taxes assessed on a person
those seeking indemnification may be	with respect to an employee benefit plan
entitled under any applicable law, by-	pursuant to applicable law shall be considered fines.
law, agreement, vote of shareholders or
disinterested directors or otherwise.	The termination of any civil or criminal
action or proceeding by judgment,
The Freeport-McMoRan bylaws further	settlement, conviction or upon a plea of
provide that Freeport-McMoRan shall	nolo contendere, or its equivalent, shall not
have the power to purchase and maintain	in itself create a presumption that any such
insurance on behalf of any director,	director or officer has not met the standard
advisory director, officer, employee or	of conduct set forth in the Phelps Dodge
agent against any liability asserted	bylaws. However, no director or officer
against him or her and incurred by him	shall be entitled to indemnification if a
or her in any such capacity, or arising	judgment or other final adjudication
out of his or her status as such, whether	adverse to the director or officer
or not Freeport-McMoRan would have	establishes that (i) his acts were committed
the power to indemnify him or her	in bad faith or were the result of active and
against such liability under the Freeport-	deliberate dishonesty and were material to
McMoRan certificate of incorporation.	the cause of action so adjudicated, or (ii)
he personally gained a financial profit or
other advantage to which he was not legally entitled.

The Phelps Dodge bylaws further provide that:

A person who has been successful, on
the merits or otherwise, in the defense of
a civil or criminal action or proceeding
of the character described above, shall
be entitled to indemnification as
authorized.

Except as described above, any
indemnification, unless ordered by a
court, shall be made by Phelps Dodge
only if authorized in the specific case:

☐ by the board of directors acting by a
quorum consisting of directors who

Freeport-McMoRan Shareholder Rights	Phelps Dodge Shareholder Rights

are not parties to the action or
proceeding giving rise to the
indemnity claim upon a finding that
the director or officer has met the
standard of conduct set forth in the
Phelps Dodge bylaws; or

☐ if a quorum is not obtainable or, even
if obtainable, a quorum of
disinterested directors so directs:

by the board of directors upon the
opinion in writing of independent
legal counsel (i.e., a reputable
lawyer or law firm not under
regular retainer from Phelps Dodge
or any subsidiary corporation) that
indemnification is proper in the
circumstances because the standard
of conduct set forth in the bylaws
has been met by such director or
officer, or

by the holders of Phelps Dodge
common shares upon a finding that
the director or officer has met such
standard of conduct.

Expenses incurred by a director or
officer in defending a civil or criminal
action or proceeding shall be paid by
Phelps Dodge in advance of the final
disposition of such action or proceeding
upon receipt of an undertaking by or on
behalf of such director or officer to
repay such amount in case he is
ultimately found, in accordance with the
bylaws, not to be entitled to
indemnification or, where indemnity is
granted, to the extent the expenses so
paid exceed the indemnification to
which he is entitled.

Any indemnification of a director or
officer of Phelps Dodge or advance of
expenses under the bylaws shall be
made promptly, and in any event within
60 days, upon the written request of the
director or officer.

The Phelps Dodge bylaws further provide
that the right to indemnification or advances
as granted by the Phelps Dodge bylaws shall
be enforceable by the director or officer in
any court of competent jurisdiction if Phelps

Freeport-McMoRan Shareholder Rights	Phelps Dodge Shareholder Rights

Dodge denies such request, in whole or in
part, or if no disposition thereof is made
within 60 days. Such person’s expenses
incurred in connection with successfully
establishing his right to indemnification, in
whole or in part, in any such action shall also
be indemnified by Phelps Dodge. It shall be a
defense to any such action (other than an
action brought to enforce a claim for the
advance of expenses) that the claimant has
not met the standard of conduct set forth in
the bylaws, but the burden of proving such
defense shall be on Phelps Dodge. Neither
the failure of Phelps Dodge (including its
board of directors, its independent legal
counsel, and the holders of its common
shares) to have made a determination that
indemnification of the claimant is proper in
the circumstances nor the fact that there has
been an actual determination by Phelps
Dodge (including its board of directors, its
independent legal counsel, and the holders of
its common shares) that indemnification of
the claimant is not proper in the
circumstances, shall be a defense to the
action or shall create a presumption that the
claimant is not entitled to indemnification.

The Phelps Dodge bylaws further provide that:

Its indemnification provisions shall be
deemed to be a contract between Phelps
Dodge and each director and officer who
serves in such capacity at any time while
these provisions as well as the relevant
provisions of the New York Business
Corporation Law are in effect and any
repeal or modification thereof shall not
affect any right or obligation then
existing with respect to any state of facts
then or previously existing or any action
or proceeding previously or thereafter
brought or threatened based in whole or
in part upon any such state of facts. Such
a contract right may not be modified
retroactively without the consent of such
director or officer.

If any of the provisions of the Phelps
Dodge bylaws relating to
indemnification shall be invalidated on
any ground by any court of competent
jurisdiction, then Phelps Dodge shall

Freeport-McMoRan Shareholder Rights	Phelps Dodge Shareholder Rights

indemnify each director or officer of
Phelps Dodge against judgments, fines,
amounts paid in settlement and expenses
(including attorneys’ fees) incurred in
connection with any actual or threatened
action or proceeding, whether civil or
criminal, including an actual or
threatened action by or in the right of
Phelps Dodge, or any appeal therein, to
the full extent permitted by any
applicable portion of the Phelps Dodge
bylaws that shall not have been
invalidated and to the full extent
permitted by applicable law.

The indemnification provided by the
Phelps Dodge bylaws shall not be
deemed exclusive of any other rights to
which those indemnified may be entitled
under any bylaw, agreement, vote of
shareholders or directors or otherwise,
both as to action in his official capacity
and as to action in another capacity
while holding such office, and shall
continue as to a person who has ceased
to be a director or officer and shall inure
to the benefit of the heirs, executors and
administrators of such a person. Phelps
Dodge is hereby authorized to provide
further indemnification if it deems it
advisable by resolution of shareholders
or directors or by agreement.

The Phelps Dodge bylaws further provide
that Phelps Dodge may, by resolution
adopted by the board of directors, indemnify
any person not a Phelps Dodge director or
officer, who is made, or threatened to be
made, a party to an action or proceeding,
whether civil or criminal, by reason of the
fact that he, his testator or intestate, is or was
an employee or other agent of Phelps Dodge,
against judgments, fines, amounts paid in
settlement and expenses (including attorneys’
fees) incurred in connection with such action
or proceeding, or any appeal therein,
provided that no indemnification may be
made to or on behalf of such person if (i) his
acts were committed in bad faith or were the
result of active and deliberate dishonesty and
were material to such action or proceeding or
(ii) he personally gained in fact a financial
profit or other advantage to which he was not

	Freeport-McMoRan Shareholder Rights	Phelps Dodge Shareholder Rights

legally entitled.

Appraisal Rights:	Freeport-McMoRan shareholders are not	Phelps Dodge shareholders are not entitled to
	entitled to appraisal rights in connection	appraisal rights in connection with the
	with the transaction.	transaction.

Rights Plans:	Freeport-McMoRan’s shareholder rights	Each Phelps Dodge common share carries
	plan is discussed under “Description of	with it one preferred share purchase right. If
	Freeport-McMoRan Capital Stock”.	these rights become exercisable, each right
entitles the registered holder to purchase one
four-hundredth of a Junior Participating
Cumulative Preferred Share (subject to a
proportionate decrease in the fractional
number of Junior Participating Cumulative
Preferred Shares that may be purchased if a
stock split, stock dividend or similar
transaction occurs with respect to the
common shares and a proportionate increase
in the event of a reverse stock split). Until a
right is exercised, the holder of the right has
no right to vote or receive dividends or any
other rights as a shareholder as a result of
holding the right. The rights trade
automatically with Phelps Dodge common
shares and are designed to protect Phelps
Dodge’s interests and the interests of Phelps
Dodge shareholders against coercive
takeover tactics. The rights are also designed
to encourage potential acquirors to negotiate
with the Phelps Dodge board of directors
before attempting a takeover and to increase
the ability of the board of directors to
negotiate terms of any proposed takeover that
benefit Phelps Dodge shareholders.

Annual Meeting Proposals	The Freeport-McMoRan bylaws provide	The Phelps Dodge bylaws provide that for
and Notice:	that for business to be properly brought	business to be properly brought before an
	before an annual meeting by a	annual meeting by a shareholder, the
	shareholder, the shareholder must have	shareholder must have given timely notice
	given timely notice in writing to the	thereof in writing to the secretary of Phelps
	secretary of the corporation. To be	Dodge. To be timely, a shareholder’s notice
	timely, a shareholder’s notice must be	must be delivered to or mailed and received
	delivered to the secretary at Freeport-	at the principal office of Phelps Dodge not
	McMoRan’s principal executive offices	later than the close of business on the 90th
	not later than the close of business on	day and not earlier than the close of business
	the 120th day nor earlier than the close	of the 120th day prior to the first anniversary
	of business on the 210th day prior to the	of the preceding year’s annual meeting;
	first anniversary of the preceding year’s	provided, however, that in the event that the
	annual meeting; provided, however, that	date of the annual meeting is more than 30
	in the event that the date of the annual	days before or more than 60 days after such
	meeting is more than 30 days before or	anniversary date, notice by the shareholder to
	more than 90 days after such anniversary	be timely must be so received not earlier than
	date, notice by the shareholder to be	the close of business on the 120th day prior
	timely must be so delivered not earlier	to the date of such annual meeting and not

Freeport-McMoRan Shareholder Rights	Phelps Dodge Shareholder Rights

than the close of business on the 120th	later than the close of business on the later of
day prior to such annual meeting and not	the 90th day prior to the date of such annual
later than the close of business on the	meeting or the 10th day following the day on
later of the 90th day prior to such annual	which public announcement of the date of
meeting or the 10th day following the	such annual meeting is first made. In no
day on which public announcement of	event shall the public announcement of an
the date of such meeting is first made. In	adjournment of an annual meeting commence
no event shall the public announcement	a new time period for the giving of a
of an adjournment of an annual meeting	shareholder’s notice as described above. A
commence a new time period for the	shareholder’s notice to the secretary shall set
giving of a shareholder’s notice as	forth as to each matter the shareholder
described above. A shareholder’s notice	proposes to bring before the annual meeting
to the secretary shall set forth as to each	(i) a brief description of the business desired
matter the shareholder proposes to bring	to be brought before the annual meeting and
before the annual meeting (i) a brief	the reasons for conducting such business at
description of the business desired to be	the annual meeting, (ii) the name and address
brought before the annual meeting and	of the shareholder proposing such business,
the reasons for conducting such business	as they appear on the Phelps Dodge books,
at the annual meeting, (ii) the name and	and of the beneficial owner, if any, on whose
address, as they appear on Freeport-	behalf such notice is being given, (iii) the
McMoRan’s books, of the shareholder	class and number of shares of Phelps Dodge
proposing such business, (iii) the class	which are owned beneficially and of record
and number of shares of Freeport-	by such shareholder and by such beneficial
McMoRan which are beneficially owned	owner and (iv) any material interest in such
by Freeport-McMoRan and (iv) any	business of such shareholder or of such
material interest of Freeport-McMoRan	beneficial owner. The chairman of a meeting
in such business. The chairman of an	shall, if the facts warrant, determine and
annual meeting shall, if the facts	declare to the meeting that business was not
warrant, determine and declare to the	properly brought before the meeting in
meeting that business was not properly	accordance with the provisions of Phelps
brought before the meeting and in	Dodge bylaws, and if he should so determine,
accordance with the provisions of the	he shall declare to the meeting that any such
Freeport-McMoRan bylaws, and if he	business not properly brought before the
should so determine, he shall so declare	meeting shall not be transacted. Nothing in
to the meeting and any such business not	the bylaws shall be deemed to affect any
properly brought before the meeting	rights of shareholders to request inclusion of
shall not be transacted. Notwithstanding	proposals in a Phelps Dodge’s proxy
the foregoing, a shareholder seeking to	statement pursuant to Rule 14a-8 under the
have a proposal included in Freeport-	Securities Exchange Act of 1934, as
McMoRan’s proxy statement shall	amended, and to put before such meeting any
comply with the requirements of	proposals so included in Phelps Dodge’s
Regulation 14A under the Securities	proxy statement at a shareholder’s request.
Exchange Act of 1934, as amended
(including, but not limited to, Rule 14a-
8 or its successor provision).

	Freeport-McMoRan Shareholder Rights	Phelps Dodge Shareholder Rights

Special Meetings:	The Freeport-McMoRan bylaws provide	The Phelps Dodge bylaws provide that
	that special meetings of the shareholders	special meetings of the shareholders may be
	may be called only by the chairman of	called by a majority of the board of directors
	the board of directors, the vice chairman	or by the chairman of the board. In addition,
	of the board of directors or the president	a special meeting shall be called and held
	of Freeport-McMoRan, or at the request	upon the written request of the record holders
	in writing or by a vote of a majority of	of common shares representing in the
	the board of directors, and not by any	aggregate 10% or more of the total number of
	other persons. Any request for a special	votes then eligible to be cast in an election of
	meeting made by the board of directors	directors if the board fails to call a special
	shall state the purpose or purposes of the	meeting for the election of directors in
	proposed meeting and that the business	accordance with New York law.
transacted at each special meeting shall
	be confined to the purpose or purposes	See above under “—Annual Meeting
	stated in the notice of such meeting.	Proposals and Notice” regarding the notice
requirements of a special meeting.

Anti-Takeover Statutes:	Sections relating to business	New York law generally provides that a New
	combinations in the Freeport-McMoRan	York corporation may not engage in a
	certificate of incorporation are discussed	business combination with an interested
	above under “—Vote Required for	shareholder for a period of five years
	Certain Corporate Actions”. Under	following the interested shareholder
	Delaware law, a corporation is	becoming interested. Such a business
	prohibited from engaging in any	combination would be permitted where it is
	business combination with an interested	approved by the board of directors before the
	shareholder who, together with its	interested shareholder becomes interested, or
	affiliates or associates, owns, or who is	within thirty days thereafter, if a good faith
	an affiliate or associate of the	proposal regarding a business combination is
	corporation and within a three-year	made in writing.
period since becoming an owner of, 15%
	or more of the corporation’s voting	Covered business combinations include
	stock for a three year period following	certain mergers and consolidations,
	the time the shareholder became an	dispositions of assets or stock, plans for
	interested shareholder, unless:	liquidation or dissolution, reclassifications of
securities, recapitalizations and similar
	prior to the shareholder becoming	transactions. An interested shareholder is
	an interested shareholder, the board	generally a shareholder owning at least 20%
	of directors of the corporation	of a corporation’s outstanding voting stock.
approved either the business
	combination or the transaction	In addition, New York corporations may not
	which resulted in the shareholder	engage at any time with any interested
	becoming an interested shareholder;	shareholder in a business combination other
than:
the interested shareholder owned at
	least 85% of the voting stock (not to	a business combination approved by the
	include shares owned by directors	board of directors before the stock
	who are also officers and shares	acquisition, or where the acquisition of
	held by certain employee stock	the stock had been approved by the
	plans) of the corporation, upon	board directors before the stock
	consummation of the transaction	acquisition;
which resulted in the shareholder
	becoming an interested shareholder; or	a business combination approved by the
affirmative vote of the holders of a
	at or subsequent to the time the	majority of the outstanding voting stock
not beneficially owned by interested

Freeport-McMoRan Shareholder Rights	Phelps Dodge Shareholder Rights

shareholder became an interested	shareholder at a meeting for that purpose
shareholder, the business	no earlier than five years after the stock
combination is approved by the	acquisitions; or
board of directors of the corporation
and authorized by the affirmative	a business combination in which the
vote, at an annual or special meeting	interested shareholder pays a formula
and not by written consent, of at	price designed to ensure that all other
least 66 2/3% of the outstanding	shareholders receive at least the highest
voting stock of the corporation,	price per share that is paid by the
excluding shares held by that	interested shareholder and that meets
interested shareholder.	certain other requirements.

A business combination generally includes:	Although New York law permits a
corporation to “opt out” of the rules
mergers, consolidations and sales or	described above by an amendment to its
other dispositions of 10% or more	bylaws approved by the affirmative vote of a
of the assets of a corporation to or	majority of votes of the outstanding voting
with an interested shareholder;	stock of such corporation, excluding the
voting stock of interested shareholders and
specified transactions resulting in	their affiliates and associates, Phelps Dodge
the issuance or transfer to an	has not done so.
interested shareholder of any capital
stock of the corporation or its
subsidiaries; and

other transactions resulting in a
disproportionate financial benefit to
an interested shareholder.

The provisions of Delaware law relating
to business combinations do not apply to
a corporation if, subject to certain
requirements, the certificate of
incorporation or bylaws of the
corporation contain a provision
expressly electing not to be governed by
the provisions of the statute or the
corporation does not have voting stock
listed on a national securities exchange,
authorized for quotation on an inter-
dealer quotation system of a registered
national securities association or held of
record by more than 2,000 shareholders.

Freeport-McMoRan has not adopted any
provision in its certificate of
incorporation or bylaws to “opt out” of
the Delaware laws relating to business
combinations.

COMPARATIVE MARKET PRICES AND DIVIDENDS

     Freeport-McMoRan common stock is currently listed on the New York Stock Exchange under the symbol “FCX”. Phelps Dodge common shares are also currently listed on the New York Stock Exchange under the symbol “PD”. The following table sets forth the high and low daily closing prices of shares of Freeport-McMoRan common stock and Phelps Dodge common shares as reported on the New York Stock Exchange, and for each calendar quarter indicated, the dividends declared for Freeport-McMoRan common stock and Phelps Dodge common shares. The prices listed for Phelps Dodge are adjusted to account for Phelps Dodge’s March 10, 2006 stock split. Following the completion of the transaction, Freeport-McMoRan expects to continue its regular annual common dividend of $1.25 per share and to discontinue its practice of paying special dividends for the foreseeable future.

		Freeport-McMoRan Common Stock					Phelps Dodge Common Shares

		Market Price					Market Price

		High		Low	Dividends		High		Low	Dividends

2004
First Quarter		$44.90		$35.09	$0.200		$45.26		$35.43	$—
Second Quarter		39.85		27.76	0.200		42.40		29.90	0.125
Third Quarter		42.13		31.54	0.200		46.87		34.90	—
Fourth Quarter		42.55		33.98	0.500		50.78		40.26	0.125

2005
First Quarter		$43.90		$35.12	$0.750		$54.56		$45.01	$0.125
Second Quarter		40.31		31.52	0.250		51.72		39.10	0.313
Third Quarter		49.48		37.12	0.750		66.23		45.88	—
Fourth Quarter		56.35		43.41	0.750		74.63		57.10	2.688

2006
First Quarter		$65.00		$47.11	$0.8125		$83.56		$65.14	$2.188
Second Quarter		72.20		43.10	1.0625		102.80		72.32	2.400
Third Quarter		62.29		47.58	1.0625		94.78		75.08	—

Fourth Quarter (through [•], 2006)	$	[•]	$	[•]	$1.8125	$	[•]	$	[•]	$0.20

     As reported on the New York Stock Exchange, the closing sale price per share of Freeport-McMoRan common stock on November 17, 2006, the last business day prior to the transaction, was $57.40. As reported on the New York Stock Exchange, the closing sale price per Phelps Dodge common share on that date was $95.02.

     The market prices of Freeport-McMoRan common stock and Phelps Dodge common shares will fluctuate between the date of this document and the time of the special meetings or the completion of the transaction. No assurance can be given concerning the market prices of Freeport-McMoRan common stock or Phelps Dodge common shares before the completion of the transaction or the market price of Freeport-McMoRan common stock after the completion of the transaction. The exchange ratio and cash consideration are fixed in the merger agreement. One result of this is that the market value of the Freeport-McMoRan common stock that Phelps Dodge shareholders will receive in the transaction may vary significantly from the prices shown in the table above. Freeport-McMoRan and Phelps Dodge shareholders are advised to obtain current market prices for Freeport-McMoRan common stock and Phelps Dodge common shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined financial statements presented herein, which have been prepared by the management of Freeport-McMoRan, are derived from the historical consolidated financial statements of Freeport-McMoRan and Phelps Dodge. The unaudited pro forma condensed combined financial statements are prepared using the purchase method of accounting, with the acquisition of Phelps Dodge by Freeport-McMoRan assumed to have occurred on January 1, 2005, for statement of income purposes and on September 30, 2006, for balance sheet purposes using accounting principles generally accepted in the United States, referred to as U.S. GAAP. Upon completion of the combination with Phelps Dodge, the pre-combination shareholders of Freeport-McMoRan will own approximately 59% (62% on a fully diluted basis) of the combined company and the pre-combination shareholders of Phelps Dodge will own approximately 41% (38% on a fully diluted basis). In addition to considering these relative shareholdings, the company also considered the proposed composition and terms of the board of directors, the proposed structure and members of the executive management team of Freeport-McMoRan and the premium paid by Freeport-McMoRan to acquire Phelps Dodge, in determining the accounting acquirer. Based on the weight of these factors, Freeport-McMoRan management concluded that Freeport-McMoRan was the accounting acquirer.

     The pro forma amounts have been developed from (i) the audited consolidated financial statements of Freeport-McMoRan contained in its annual report on Form 10-K for the year ended December 31, 2005, (ii) the audited consolidated financial statements of Phelps Dodge contained in its annual report on Form 10-K for the year ended December 31, 2005, (iii) the unaudited consolidated financial statements of Freeport-McMoRan contained in its Quarterly Report on Form 10-Q for the period ended September 30, 2006 and (iv) the unaudited consolidated financial statements of Phelps Dodge contained in its Quarterly Report on Form 10-Q for the period ended September 30, 2006, each of which were prepared in accordance with U.S. GAAP.

     The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Freeport-McMoRan would have been had the combination occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. In this regard, the reader should note that the unaudited pro forma condensed combined financial statements do not give effect to (i) any integration costs that may be incurred as a result of the acquisition, (ii) synergies, operating efficiencies and cost savings that are expected to result from the acquisition, (iii) benefits expected to be derived from the combined company’s growth projects or brownfield expansions or (iv) changes in commodities prices subsequent to the dates of such unaudited pro forma condensed combined financial statements.

     Freeport-McMoRan has not yet developed formal plans for combining the two companies’ operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the unaudited pro forma condensed combined financial statements because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Freeport-McMoRan. The allocation of the purchase price to acquired assets and liabilities in the unaudited pro forma condensed combined financial statements are based on management’s preliminary internal valuation estimates. Such allocations will be finalized based on valuation and other studies to be performed by management with the services of outside valuation specialists after the closing of the business combination. Accordingly, the purchase price allocation adjustments and related impacts on the unaudited pro forma condensed combined financial statements are preliminary and are subject to revision, which may be material, after the closing of the business combination.

     The unaudited pro forma condensed combined financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Freeport-McMoRan and Phelps Dodge incorporated by reference into this proxy statement. See “Where You Can Find More Information” on page [•].

FREEPORT-MCMORAN AND PHELPS DODGE
PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

	Historical

	Freeport-McMoRan Copper & Gold	Phelps Dodge		Pro Forma Adjustments (Note 3)			Pro Forma Combined

Revenues	$4,148	$8,675	(O)	$			$12,823	(O)
Cost of sales:
Production and delivery	1,875	5,171			70	(A)	7,103
					(13)	(M)
Depreciation, depletion and amortization	147	325			446	(J)	918

Total cost of sales	2,022	5,496			503		8,021
Selling, general and administrative expenses	111	141			(7)	(A)	245
Exploration and research expenses	9	104					113
Special items and provisions, net	—	63			(63)	(A)	—

Total costs and expenses	2,142	5,804			433		8,379

Operating income	2,006	2,871			(433)		4,444
Interest expense, net	(62)	(52)			41	(A)	(1,049)
					(976)	(N)
Capitalized interest	—	41			(41)	(A)	—
Equity in PT Smelting and affiliated companies’
earnings	7	—			3	(A)	10
Other income, net	15	197					212

Income from continuing operations before taxes and
minority interests in consolidated subsidiaries	1,966	3,057			(1,406)		3,617
Provision for income taxes	(836)	(824)			228	(F)	(1,432)
Minority interests in net income of consolidated
subsidiaries	(115)	(525)					(640)
Equity in net earnings of affiliated companies	—	3			(3)	(A)	—

Income from continuing operations	1,015	1,711			(1,181)		1,545
Preferred dividends	(45)	—					(45)

Income from continuing operations applicable to
common stock	$970	$1,711	(O)		$(1,181)		$1,500	(O)

Income per share from continuing operations applicable to
common stock:
Basic	$5.14	$8.46					$4.61
Diluted	$4.64	$8.42					$4.35
Weighted average shares outstanding:
Basic	188.7	202.3					325.7	(L)
Diluted	221.4	203.4					358.5	(L)

See accompanying notes to these pro forma condensed combined financial statements.

FREEPORT-MCMORAN AND PHELPS DODGE
PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
FOR THE YEAR ENDED DECEMBER 31, 2005
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

	Historical

	Freeport-McMoRan Copper & Gold	Phelps Dodge		Pro Forma Adjustments (Note 3)			Pro Forma Combined

Revenues	$4,179	$8,287	(O)	$			$12,466	(O)
Cost of sales:
Production and delivery	1,638	5,282			542	(A)	7,443
					(19)	(M)
Depreciation, depletion and amortization	251	442			594	(J)	1,287

Total cost of sales	1,889	5,724			1,117		8,730
Selling, general and administrative expenses	104	158			(19)	(A)	243
Exploration and research expenses	9	117					126
Special items and provisions, net	—	523			(523)	(A)	—

Total costs and expenses	2,002	6,522			575		9,099

Operating income	2,177	1,765			(575)		3,367
Interest expense, net	(132)	(78)			16	(A)	(1,493)
					(1,299)	(N)
Capitalized interest	—	16			(16)	(A)	—
Equity in PT Smelting and affiliated companies’
earnings	9	—			3	(A)	12
Losses on early extinguishment and conversion of debt	(52)	(54)					(106)
Gain on sale of cost-basis investment	—	438					438
Change in interest gains	—	168					168
Other income, net	35	94					129

Income from continuing operations before taxes and
minority interests in consolidated subsidiaries	2,037	2,349			(1,871)		2,515
Provision for income taxes	(915)	(577)			302	(F)	(1,190)
Minority interests in net income of consolidated
subsidiaries	(127)	(191)					(318)
Equity in net earnings of affiliated companies	—	3			(3)	(A)	—

Income from continuing operations	995	1,584			(1,572)		1,007
Preferred dividends	(60)	(7)					(67)

Income from continuing operations applicable to
common stock	$935	$1,577	(O)		$(1,572)		$940	(O)

Income per share from continuing operations
applicable to common stock:
Basic	$5.18	$8.06 *					$2.96
Diluted	$4.67	$7.82 *					$2.92
Weighted average shares outstanding:
Basic	180.3	195.7 *					317.3	(L)
Diluted	220.5	202.5 *					357.5	(L)

* Shares and per share amounts have been adjusted to reflect the March 10, 2006 stock split.

See accompanying notes to these pro forma condensed combined financial statements.

FREEPORT-MCMORAN AND PHELPS DODGE
PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
SEPTEMBER 30, 2006
(AMOUNTS IN MILLIONS)

	Historical

	Freeport-McMoRan Copper & Gold	Phelps Dodge	Pro Forma Adjustments (Note 3)		Pro Forma Combined

ASSETS:
Current assets:
Cash and cash equivalents	$699	$4,086	$16,000	(K)	$2,313
			(430)	(C)
			25	(H)
			(67)	(E)
			(18,000)	(B)
Restricted cash	—	40			40
Accounts receivable, less allowance	551	1,530			2,081
Mill and leach stockpiles	—	100	1,590	(D)	1,690
Product inventories	418	374	1,417	(D)	2,209
Materials and supplies	334	227			561
Prepaid expenses and other current assets	31	129			160
Deferred income taxes	—	192			192

Total current assets	2,033	6,678	535		9,246
Investments and long-term receivables	—	192			192
Property, plant, equipment and development costs, net	3,113	5,370	11,883	(D)	20,366
Long-term mill and leach stockpiles	—	177	986	(D)	1,163
Goodwill	—	13	8,531	(D)	8,544
Trust assets	—	579			579
Other assets and deferred charges	134	440	(292)	(D)	584
			330	(C)
			(28)	(D)

Total assets	$5,280	$13,449	$21,945		$40,674

See accompanying notes to these pro forma condensed combined financial statements.

FREEPORT-MCMORAN AND PHELPS DODGE
PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
SEPTEMBER 30, 2006
(AMOUNTS IN MILLIONS)

	Historical

	Freeport-McMoRan Copper & Gold	Phelps Dodge	Pro Forma Adjustments (Note 3)			Pro Forma Combined

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$684	$2,103	$			$2,787
Current portion of long-term debt and short-term
borrowings	73	125		1	(D)	199
Accrued income taxes	170	248				418

Total current liabilities	927	2,476		1		3,404
Long-term debt, less current portion	702	797		61	(D)	17,560
				16,000	(K)
Deferred income taxes	804	835		4,684	(F)	6,323
Accrued postretirement benefits and other liabilities	247	1,430		(108)	(D)	1,569
Minority interests	208	1,427				1,635
Stockholders’ equity:
Convertible perpetual preferred stock	1,100	—				1,100
Common stock	31	1,275		14	(G)	45
				(1,275)	(I)
Capital in excess of par value of common stock	2,661	1,366		7,777	(G)	10,438
				(1,366)	(I)
Retained earnings	1,346	3,937		(3,937)	(I)	1,346
Accumulated other comprehensive income (loss)	3	(94)		94	(I)	3
Common stock held in treasury	(2,749)	—				(2,749)

Total stockholders’ equity	2,392	6,484		1,307		10,183

Total liabilities and stockholders’ equity	$5,280	$13,449		$21,945		$40,674

See accompanying notes to these pro forma condensed combined financial statements.

COMBINATION OF FREEPORT-MCMORAN AND PHELPS DODGE
NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

1.   Basis of Presentation

     The unaudited pro forma condensed combined financial statements, which have been prepared by Freeport-McMoRan management, have been derived from historical consolidated financial statements of Freeport-McMoRan and Phelps Dodge incorporated by reference into this proxy statement.

     Upon completion of the combination with Phelps Dodge the pre-combination shareholders of Freeport-McMoRan will own approximately 59% of the combined company (62% on a fully diluted basis) and the pre-combination shareholders of Phelps Dodge, will own approximately 41% of the combined company (38% on a fully diluted basis). In addition to considering these relative shareholdings, Freeport-McMoRan management also considered the proposed composition and terms of the board of directors, the proposed structure and members of the executive management team of Freeport-McMoRan, and the premium paid by Freeport-McMoRan to acquire Phelps Dodge in determining the accounting acquirer. Based on the weight of these factors, Freeport-McMoRan management concluded that Freeport-McMoRan was the accounting acquirer.

2.   The Offer

     Freeport-McMoRan proposes to acquire all the issued and outstanding common shares of Phelps Dodge for $88.00 in cash and 0.67 of a share of Freeport-McMoRan common stock for each Phelps Dodge common share. Based on Freeport-McMoRan’s closing stock price of $57.40 per share on November 17, 2006, the implied value of the merger consideration is $126.46, composed of $88.00 in cash and stock worth $38.46 per share.

     The transaction will be accounted for under the purchase method of accounting. The pro forma adjustments reflect Freeport-McMoRan’s acquisition of 100% of Phelps Dodge’s net reported assets at their fair values at September 30, 2006 for the pro forma balance sheet and at January 1, 2005 for the pro forma income statements, and the subsequent accounting for Phelps Dodge as a wholly owned subsidiary.

     The purchase price for the business combination is estimated as follows (dollars and shares in millions, except per share data):

Freeport-McMoRan’s acquisition of Phelps Dodge:
Common shares outstanding and issuable	204.546
Exchange offer ratio of Freeport-McMoRan common stock for each Phelps Dodge
common share	0.67
Shares of Freeport-McMoRan common stock to be issued	137.046
Weighted average market price of each share of Freeport-McMoRan common stock from
November 16-21, 2006	$56.85

Cash consideration for each Phelps Dodge common share	$88.00

Fair value of Freeport-McMoRan common stock issued, comprising par value of $13.7
($0.10 per share) and capital in excess of par of $7,777.3	$7,791
Cash consideration of $88.00 for each Phelps Dodge common share	18,000
Estimated change of control costs and related employee benefits	67
Estimated transaction costs	100

Purchase price	$25,958

3. Pro Forma Assumptions and Adjustments

     The following assumptions and related pro forma adjustments give effect to the proposed business combination of Freeport-McMoRan and Phelps Dodge as if such combination occurred on January 1, 2005, in the unaudited pro forma condensed combined statement of income for the nine-month interim period ended September 30, 2006, and for the year ended December 31, 2005, and on September 30, 2006, for the unaudited pro forma condensed combined balance sheet.

     The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Freeport-McMoRan would have been had the business combination with Phelps Dodge occurred on the respective dates assumed, nor are they necessarily indicative of future consolidated operating results or financial position.

     The unaudited pro forma condensed combined financial statements do not reflect and do not give effect to (i) any integration costs that may be incurred as a result of the acquisition, (ii) synergies, operating efficiencies and cost savings that are expected to result from acquisition, (iii) benefits expected to be derived from the combined company’s growth projects or brownfield expansions or (iv) changes in commodities prices subsequent to the dates of such unaudited pro forma condensed combined financial statements.

     Additionally, Freeport-McMoRan believes that cost savings will be realized upon the consolidation and integration of the companies. Freeport-McMoRan has not developed formal plans for combining the operations. Accordingly, additional liabilities may be incurred in connection with the business combination and ultimate restructuring. These additional liabilities and costs have not been contemplated in the unaudited pro forma condensed combined financial statements because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not yet available to Freeport-McMoRan. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the unaudited pro forma condensed combined financial statements.

     The unaudited pro forma condensed combined financial statements include the following pro forma assumptions and adjustments:

(A)	Reclassifications have been made to the Phelps Dodge historical consolidated financial information to conform to Freeport-McMoRan’s presentation.

(B)	This pro forma adjustment represents payment of the cash component of the purchase price for Phelps Dodge common shares.

(C)	Freeport-McMoRan estimates it will incur approximately $430 million of transaction costs, consisting primarily of financing costs, financial advisory fees, legal and accounting fees, financial printing and other charges related to the purchase of Phelps Dodge. These estimates are preliminary and, therefore, are subject to change.

(D)	The pro forma adjustments to reflect the fair value of Phelps Dodge’s net reported assets are estimated as follows (in millions):

Adjustment to mill and leach stockpiles inventory – current	$1,590
Adjustment to mill and leach stockpiles inventory – long-term	$986
Adjustment to product inventory	$1,417
Adjustment to property, plant, equipment and development costs	$11,883
Adjustment to pension assets	$(292)
Adjustment to debt issuance costs	$(28)
Adjustment to debt	$62
Adjustment to post-retirement obligations other than pensions	$(108)
Goodwill	$8,531

The allocation of the purchase price is based upon management’s preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities will be determined as of the date of acquisition and may differ materially from the amounts disclosed above in the assumed pro forma purchase price allocation because of changes in fair values of the assets and liabilities between September 30, 2006 and the date of the transaction, and as further analysis is completed. The actual allocation of the purchase price may result in different adjustments in the unaudited pro forma condensed combined statements of income. Following completion of the transaction, the earnings of the combined company will reflect purchase accounting adjustments, including the effect of changes in the cost bases of assets and liabilities on production costs and depreciation, depletion and amortization expense. The unaudited pro forma condensed combined statements of income reflect Phelps Dodge’s metal inventories based on its historical accounting method of “last-in, first-out.” Inventories are subject to a lower of cost or market assessment and a decline in metal prices could result in a write down of metal inventory values and a corresponding charge to future earnings of the combined company.

(E)	This pro forma adjustment recognizes certain estimated change of control obligations arising from the combination of Phelps Dodge and Freeport-McMoRan.

(F)	The estimated income tax effect of the pro forma adjustments has been recorded based upon an estimated effective tax rate of approximately 10% for interest costs and 30% for all other items. The effective tax rate for interest costs of 10% has been derived from a preliminary analysis of the applicable rules for interest cost allocation required by U.S. tax regulations and considers their associated limitation on the utilization of foreign tax credits. These rates will vary depending on the mix of income derived in the respective countries of operation and the allocation of interest and other expenses. The effective rate will also be affected by any tax planning opportunities that may result from the combination of the companies after the transaction. The business combination is expected to be non-taxable to the respective companies, with Phelps Dodge’s historical tax bases surviving for income tax reporting purposes. Additional deferred income taxes have been recognized based on the pro forma fair value adjustments to assets and liabilities.

Provisions for pro forma income tax expense have been recorded as pro forma adjustments to the unaudited pro forma condensed combined statements of income.

(G)	These pro forma adjustments reflect the issuance of 137.0 million shares of Freeport-McMoRan common stock in connection with the offer for all the outstanding common shares of Phelps Dodge. The common stock of Freeport-McMoRan totals $13.7 million at $0.10 per share par value and capital in excess of par of $7,777.3 million. These shares include the shares issuable in connection with the stock options and restricted stock of Phelps Dodge outstanding at September 30, 2006.

(H)	This pro forma adjustment gives effect to $25 million of proceeds to be received from the assumed exercise of Phelps Dodge’s in-the-money stock options. Freeport-McMoRan has assumed that all of the Phelps Dodge stock options are exercised and all restricted stock is vested prior to the purchase transaction.

(I)	These pro forma adjustments eliminate the historical shareholders’ equity accounts of Phelps Dodge.

(J)	This pro forma adjustment represents the estimated increase to depreciation, depletion and amortization expense associated with the preliminary fair value adjustment of approximately $11,883 million allocated to plant, property, equipment and development costs as further discussed in Note (D). Freeport-McMoRan has not completed an assessment of the fair values of assets and liabilities of Phelps Dodge and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to the fair values of depreciable tangible assets, proven and probable reserves, reserves related to current development projects, resources and intangible assets after a full review has been completed.

The preliminary allocation of $11,883 million to property, plant, equipment and development costs is primarily based on a fair value assessment of estimated cash flows from Phelps Dodge’s pro rata share of estimated proven and probable reserves, an estimated market value of Phelps Dodge’s estimated resources and valuation multiples applied to certain tangible assets. Freeport-McMoRan has not completed an assessment of the fair values of assets and liabilities of Phelps Dodge and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to the fair values of depreciable tangible assets, proven and probable reserves, reserves related to current development projects, mill and leach stockpiles, product inventories, resources and intangible assets after a full review has been completed.

For the purpose of preparing the unaudited pro forma condensed combined statements of income, Freeport-McMoRan assumed an average estimated remaining useful life of 20 years, which was based on an analysis of Phelps Dodge’s estimated mine lives and on the estimated useful lives of other property, plant and equipment disclosed in Phelps Dodge’s public filings and life-of-mine plans provided to Freeport-McMoRan. A one-year change in the estimated useful life would have a 5% impact on the pro forma depreciation, depletion and amortization expense. Additionally, for each $1 billion that the final fair value of property, plant, equipment and development costs differs from the pro forma fair value, related depreciation, depletion and amortization expense would increase or decrease approximately $50 million annually, or $12.5 million quarterly, assuming a weighted average 20-year life.

(K)	This pro forma adjustment relates to borrowings under a new $10.0 billion term loan facility and $6.0 billion of new senior notes. The proceeds from borrowings under these facilities, in conjunction with available cash, would be used for: (i) the $88.00 per share cash payment to Phelps Dodge shareholders and (ii) payments for other transaction fees and expenses.

(L)	Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows (in millions):

	Nine Months Ended September 30, 2006			Year Ended December 31, 2005

	Basic	Diluted		Basic	Diluted

Average number of shares of historical Freeport-
McMoRan common stock outstanding	188.7	221.4		180.3	220.5
Shares of Freeport-McMoRan common stock to be
issued in connection with the business
combination (Note 2)	137.0	137.0		137.0	137.0

Total	325.7	358.5	*	317.3	357.5

* Represents the sum of the numbers before rounding.

The average number of common shares outstanding gives effect to outstanding Phelps Dodge stock options and restricted stock, all of which are assumed to be exercised or vested. Based upon public information reported and the current exchange offer ratio, Freeport-McMoRan estimates that the incremental number of shares of Freeport-McMoRan stock issuable upon the exercise and vesting of Phelps Dodge stock options and restricted stock would be 1,412,545.

(M)	This pro forma adjustment eliminates amortization expense for past service costs and net actuarial losses relating to postretirement benefits recorded by Phelps Dodge.

(N)	This pro forma adjustment recognizes imputed interest expense for the year ended December 31, 2005, and the nine months ended September 30, 2006, resulting from the fair value adjustment of Phelps Dodge’s long-term debt and acquisition-related debt discussed in Note (K) above at an assumed weighted average interest rate of approximately 7.8%. A 12.5 basis-point change in interest rates on the acquisition-related debt would increase (decrease) interest expense by approximately $20 million for the year ended December 31, 2005, and by approximately $15 million for the nine months ended September 30, 2006.

(O)	Amounts include charges for mark-to-market losses on Phelps Dodge’s copper price protection program totaling $1,215.1 million in revenues and $923.5 million ($4.54 per diluted share on a Phelps Dodge historical basis and $2.58 per diluted share on a pro forma combined basis) in income from continuing operations for the nine-month period ended September 30, 2006, and $411.0 million in revenues and $255.4 million ($1.26 per diluted share on a Phelps Dodge historical basis and $0.71 per diluted share on a pro forma combined basis) in income from continuing operations for the year ended December 31, 2005.

EXPERTS

     The consolidated financial statements of Freeport-McMoRan incorporated by reference to Freeport-McMoRan’s annual report on Form 10-K for the year ended December 31, 2005 (including schedules appearing therein), and Freeport-McMoRan management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated by reference to such annual report on Form 10-K, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited condensed consolidated interim financial information of Freeport-McMoRan for the three-month periods ended March 31, 2006 and March 31, 2005, and the three- and six-month periods ended June 30, 2006 and June 30, 2005, and the three and nine-month periods ended September 30, 2006 and September 30, 2005, incorporated by reference in this document, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 24, 2006 and August 1, 2006 and October 31, 2006 included in Freeport-McMoRan’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

     The audited financial statements of Phelps Dodge and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this document by reference to Phelps Dodge’s annual report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

     With respect to the unaudited interim financial information of Phelps Dodge for the three-month periods ended March 31, 2006 and March 31, 2005, the three- and six-month periods ended June 30, 2006 and June 30, 2005 and the three- and nine-month periods ended September 30, 2006 and September 30, 2005, incorporated by reference in this document, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 26, 2006 and July 25, 2006 and October 23, 2006, included in the Quarterly Report on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because such reports are not a “report” or a “part” of the Registration Statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

RESERVES

     The information regarding Freeport-McMoRan’s reserves as of December 31, 2005, that is either in this document or incorporated by reference to Freeport-McMoRan’s annual report on Form 10-K for the year ended December 31, 2005, has been reviewed and verified by Independent Mining Consultants, Inc. This reserve information has been included in this document and incorporated by reference upon the authority of Independent Mining Consultants, Inc. as experts in mining, geology and reserve determination.

LEGAL MATTERS

     The validity of shares of Freeport-McMoRan common stock to be issued in the transaction will be passed upon for Freeport-McMoRan by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

OTHER MATTERS

     As of the date of this document, the Freeport-McMoRan board of directors and the Phelps Dodge board of directors know of no matters that will be presented for consideration at their respective special meetings other than as described in this document. However, if any other matter shall properly come before these special meetings or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting.

Freeport-McMoRan 2007 Annual Meeting Proposals

     Freeport-McMoRan shareholders who wish to present proposals for inclusion in the proxy statement relating to Freeport-McMoRan’s annual meeting of shareholders to be held in 2007 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the Freeport-McMoRan bylaws. To be eligible, shareholder proposals must have been received by the Secretary of Freeport-McMoRan no later than November 21, 2006.

     Under the Freeport-McMoRan bylaws, if a shareholder wishes to present a proposal before the 2007 Freeport-McMoRan annual meeting but does not wish to have the proposal considered for inclusion in Freeport-McMoRan’s proxy statement and proxy card, such shareholder must also give written notice to the Secretary of Freeport-McMoRan, Freeport-McMoRan Copper & Gold Inc., 1615 Poydras Street, New Orleans, Louisiana 70112. The Secretary must receive such notice not less than 120 days nor more than 210 days prior to May 4, 2007, provided that, if the 2007 Freeport-McMoRan annual meeting is not held within 30 days before or 90 days after May 4, 2007, then such nomination must be delivered to or mailed and received by the Secretary no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made.

Phelps Dodge 2007 Annual Meeting Proposals

     If the transaction is completed, Phelps Dodge will cease to be a public company before its 2007 annual meeting of shareholders. If the transaction is not completed, Phelps Dodge shareholders who wish to present proposals at the 2007 annual meeting of shareholders and wish to have those proposals included in the proxy materials to be sent by Phelps Dodge to the shareholders must deliver the proposals to Phelps Dodge Corporation, Attn: Assistant General Counsel and Secretary, One North Central Avenue, Phoenix, Arizona 85004-4414 not later than December 15, 2006. All such proposals must comply with the Phelps Dodge bylaws and the requirements of the Securities and Exchange Commission’s proxy rules, which are contained in Regulation 14A under the Securities Exchange Act of 1934.

Householding of Freeport-McMoRan Proxy Materials

     Freeport-McMoRan may now satisfy Securities and Exchange Commission rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Freeport-McMoRan shareholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for Freeport-McMoRan. In order to take advantage of this opportunity, Freeport-McMoRan has delivered only one copy of this document to multiple shareholders who share an address, unless contrary instructions were received from affected shareholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of this document to a shareholder at a shared address to which a single copy of this document was delivered. If you hold Freeport-McMoRan common stock as a registered shareholder and prefer to receive a separate copy of this document either now or in the future, please contact Georgeson Inc. toll-free at (866) 767-8979. If your stock is held through a broker or bank and you prefer to receive separate copies of this document either now or in the future, please contact your broker, bank, custodian or holder of record of Freeport-McMoRan common stock.

WHERE YOU CAN FIND MORE INFORMATION

     Freeport-McMoRan has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to Phelps Dodge shareholders of the shares of Freeport-McMoRan common stock to be issued in the transaction. This document is part of that registration statement and constitutes a prospectus of Freeport-McMoRan in addition to being a proxy statement of Freeport-McMoRan and Phelps Dodge for their respective special meetings. The rules and regulations of the Securities and Exchange Commission allow us to omit from this document certain information included in the registration statement or in the exhibits to the registration statement.

     In addition, Freeport-McMoRan and Phelps Dodge file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

     You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like Freeport-McMoRan and Phelps Dodge, who file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

     The Securities and Exchange Commission allows Freeport-McMoRan and Phelps Dodge to incorporate by reference information into this document. This means that Freeport-McMoRan and Phelps Dodge can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

     This document incorporates by reference the documents listed below that Phelps Dodge and Freeport-McMoRan previously filed with the Securities and Exchange Commission. They contain important information about the companies and their financial condition.

Freeport-McMoRan Securities and Exchange Commission
Filings	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2005
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2006, June 30, 2006 and
September 30, 2006
Current Reports on Form 8-K	Filed on January 17, 2006, February 3, 2006,
March 23, 2006, April 18, 2006, May 3, 2006,
May 5, 2006, June 5, 2006, July 18, 2006, July 26
2006, August 1, 2006, August 10, 2006,
September 12, 2006, September 28, 2006, October
17, 2006, November 1, 2006, November 16, 2006
and November 20, 2006
Proxy Statement on Schedule 14A	Filed on March 22, 2006

Phelps Dodge Securities and Exchange Commission Filings	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2005

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2006, June 30, 2006 and
September 30, 2006
Current Reports on Form 8-K	Filed on January 10, 2006, January 31, 2006,
February 6, 2006, February 7, 2006, February 14,
2006, February 15, 2006, March 9, 2006, March
17, 2006, April 10, 2006, April 27, 2006, June 2,
2006, June 26, 2006, June 27, 2006, June 28, 2006,
June 29, 2006, July 5, 2006, July 11, 2006, July
17, 2006, July 18, 2006, July 19, 2006, July 25,
2006, July 26, 2006, July 28, 2006, August 14,
2006, September 5, 2006, October 24, 2006 and
November 20, 2006
Proxy Statement on Schedule 14A	Filed on April 13, 2006 and August 25, 2006

     In addition, Freeport-McMoRan and Phelps Dodge also incorporate by reference additional documents that either company may file with the Securities and Exchange Commission between the date of this document and the date of the Freeport-McMoRan special meeting or the Phelps Dodge special meeting, respectively. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Freeport-McMoRan has supplied all information contained or incorporated by reference in this document relating to Freeport-McMoRan, and Phelps Dodge has supplied all such information relating to Phelps Dodge.

     Documents incorporated by reference are available from Freeport-McMoRan and Phelps Dodge without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Freeport-McMoRan Copper & Gold Inc.	Phelps Dodge Corporation
1615 Poydras Street	One North Central Avenue
New Orleans, Louisiana 70112	Phoenix, Arizona 85004-4414
Attention: Investor Relations	Attention: Corporate Secretary
Telephone: (504) 582-4000	Telephone: (602) 366-8100

     If you wish to request documents, the applicable company must receive your request by [•], 2007 (which is five business days before the scheduled date of the special meetings) in order to receive them before the special meetings. You will not be charged for any of these documents that you request. If you request any documents that have been incorporated by reference from Freeport-McMoRan or Phelps Dodge, Freeport-McMoRan or Phelps Dodge will mail them to you by first class mail, or another equally prompt means, as soon as practicable after it receives your request.

     Neither Freeport-McMoRan nor Phelps Dodge has authorized anyone to give any information or make any representation about the transaction or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

APPENDICES

APPENDIX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

November 18, 2006

among

PHELPS DODGE CORPORATION,

FREEPORT-MCMORAN COPPER & GOLD INC.

and

PANTHER ACQUISITION CORPORATION

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 18, 2006 among Phelps Dodge Corporation, a New York corporation (the “Company”), Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (“Parent”), and Panther Acquisition Corporation, a New York corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

     WHEREAS, the respective Boards of Directors of the Company and Merger Subsidiary have approved and deemed it advisable that the respective shareholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the Board of Directors of Parent has approved and deemed it advisable that the stockholders of Parent approve the Parent Stock Issuance (as defined below) and the Parent Charter Amendment (as defined below); and

     WHEREAS, Parent, in its capacity as sole shareholder of Merger Subsidiary, has agreed to approve and adopt this Agreement and the Merger by unanimous written consent in accordance with the requirements of New York Law as provided for herein and shall approve and adopt this Agreement and the Merger immediately after the execution of this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

     Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

     “Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company Balance Sheet” means the consolidated balance sheet of the Company as of September 30, 2006 set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006.

     “Company Balance Sheet Date” means September 30, 2006.

     “Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

     “Company Employee Plans” means each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any U.S. employee or former U.S. employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability.

     “Company International Plan” means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not a Company Employee Plan, (ii) is entered into, maintained, administered or contributed to by the Company or any of its Affiliates and (iii) covers any employee or former employee of the Company or any of its Subsidiaries.

     “Company Preferred Stock Purchase Rights” means the rights issued by the Company pursuant to the Company Preferred Stock Purchase Rights Agreement, as adjusted pursuant to the terms thereof.

     “Company Preferred Stock Purchase Rights Agreement” means the 1998 Rights Agreement dated February 5, 1998 between the Company and Chase Manhattan Bank.

     “Company Stock” means the Common Shares, $6.25 par value, of the Company, together with the associated Company Preferred Stock Purchase Rights.

     “Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

     “Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

     “Confidentiality Agreement” means the Confidentiality and Standstill Agreement dated and effective as of November 6, 2006 between the Company and Parent.

     “Delaware Law ” means the General Corporation Law of the State of Delaware.

     “EC Merger Regulation” means Council Regulation (EC) No 139/2004 of 20 January 2004.

     “Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other Third Party, relating to human health as it relates to exposure to

Hazardous Substances, the environment, mining closure, reclamation, or closeout and related financial assurance requirements or the regulation of hazardous or toxic substances and wastes.

     “Environmental Permits” means all Permits of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the relevant entity.

     “ERISA” means the Employee Retirement Income Security Act of 1974.

     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

     “GAAP ” means generally accepted accounting principles in the United States.

     “Governmental Authority” means any transnational, domestic or foreign national, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

     “Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

     “HSR Act ” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     “In The Money Amount” means, with respect to a stock option at any time, the amount, if any, by which the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price under the stock option.

     “Intellectual Property” means all federal, state, provincial, foreign and multinational intellectual and industrial property rights, including without limitation, all (i) patents; (ii) copyrights; (iii) trademarks and service marks, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (iv) Internet domain names; (v) trade secrets; and (vi) all registrations, applications, and recordings related to the foregoing.

     “IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the relevant party or its Subsidiaries or licensed or leased by the relevant party or its Subsidiaries pursuant to written agreement (excluding any public networks).

     “knowledge” means (i) in respect of Parent, the actual knowledge of the persons listed in Section 1.01(a) of the Parent Disclosure Letter and (ii) in respect of the Company, the actual knowledge of persons listed in Section 1.01(a) of the Company Disclosure Letter.

     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     “Material Adverse Effect” means, with respect to each party, any fact, change, event, occurrence or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such party and its Subsidiaries, taken as a whole, other than any such fact, change, event, occurrence or effect relating to (i) the announcement of the execution of this Agreement or the transactions contemplated hereby, (ii) changes, circumstances or conditions generally affecting the mining industry, (iii) changes in general economic conditions in the United States, (iv) changes in any of the principal markets served by such party’s business generally or shortages or price changes with respect to raw materials, metals or other products (including copper, gold and molybdenum) used or sold by that party, (v) changes in generally Applicable Laws (other than orders, judgments or decrees against such party or any of its Subsidiaries or changes having a materially disproportionate effect on such party in comparison to other international mining companies) or (vi) changes in GAAP; provided that in no event shall (i) a change in the trading prices of a party’s equity securities, or (ii) any failure by a party to meet any internal or published projections, forecasts or revenue or synergy or earnings predictions (collectively “Estimates”) by itself, be deemed to constitute a Material Adverse Effect (it being understood that the foregoing shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such change in trading prices or Estimates independently constitutes a Material Adverse Effect).

     “Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) of ERISA.

     “New York Law” means the Business Corporation Law of the State of New York.

     “1991 Contract of Work” means the Contract of Work, dated December 30, 1991, between the Government of the Republic of Indonesia and P.T. Freeport Indonesia Company.

     “1994 Contract of Work” means the Contract of Work, dated August 15, 1994, between the Government of the Republic of Indonesia and P.T. Irja Eastern Minerals Corporation.

     “1933 Act” means the Securities Act of 1933.

     “1934 Act” means the Securities Exchange Act of 1934.

     “Parent Balance Sheet” means the consolidated balance sheet of Parent as of September 30, 2006 set forth in Parent’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006.

     “Parent Balance Sheet Date” means September 30, 2006.

     “Parent Charter Amendment” means the amendment of Parent’s certificate of incorporation to (i) increase the number of shares of Parent Stock authorized thereunder to 700,000,000, (ii) rename the Parent Stock from “Class B common stock” to “common stock” and (iii) delete the provisions and references to the previously designated classes and series of Parent Preferred Stock of which no shares are outstanding as of the date hereof (other than the Series A Participating Cumulative Preferred Stock).

     “Parent Disclosure Letter” means the Disclosure Letter dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

     “Parent Employee Plans” means each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits)

which is maintained, administered or contributed to by Parent or any ERISA Affiliate and covers any U.S. employee or former U.S. employee of Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any liability.

     “Parent International Plan” means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not a Parent Employee Plan, (ii) is entered into, maintained, administered or contributed to by Parent or any of its Affiliates and (iii) covers any employee or former employee of Parent or any of its Subsidiaries.

     “Parent Preferred Stock Purchase Rights” means the rights issued by Parent pursuant to the Parent Preferred Stock Purchase Rights Agreement, as adjusted pursuant to the terms thereof.

     “Parent Preferred Stock Purchase Rights Agreement” means the Rights Agreement dated May 3, 2000 between Parent and ChaseMellon Shareholder Services, L.L.C., as amended.

     “Parent Stock” means the Class B common stock, $0.10 par value, of Parent, together with the associated Parent Preferred Stock Purchase Rights (it being understood that such Class B common stock may be renamed pursuant to the Parent Charter Amendment).

     “Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

     “party” means a party to this Agreement, and “parties” means the parties to this Agreement, collectively.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Proprietary Subject Matter” means: (i) all information (whether or not protectable by patent, copyright, mask work or trade secret rights) not generally known to the public, including know-how and show-how, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, specifications, technical manuals and data, libraries, blueprints, drawings, product information, development work-in-process, inventions and trade secrets; (ii) patentable subject matter, patented inventions and inventions subject to patent applications; (iii) industrial models and industrial designs; (iv) works of authorship, software and copyrightable subject matter; (v) mask works; and (vi) trademarks, trade names, service marks, brand names, corporate names, emblems, logos, trade dress, domain names, insignia and related marks.

     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

     “SEC” means the Securities and Exchange Commission.

     “Stock Option Exchange Ratio” means the sum of (i) 0.67 plus (ii) the quotient of (A) the Cash Consideration divided by (B) the closing price of a share of Parent Stock on the New York Stock Exchange on the trading day immediately preceding the Effective Time.

     “Subsidiary” means with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

     “Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent, the Company or any of their respective Affiliates.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Proposal	8.06
Adjusted Option	2.04
Adjusted Option Exercise Price	2.04
Agreement	Preamble
Capex Budget	4.10
Certificates	2.03
Cash Consideration	2.02
Change in Recommendation	8.06
Citigroup	4.14
Company	Preamble
Company Board Recommendation	4.02
Company Employees	7.06
Company Insurance Policies	4.23
Company Intellectual Property	4.23
Company Preferred Stock	4.05
Company SEC Documents	4.07
Company Securities	4.05
Company Shareholder Approval	4.02
Company Shareholder Meeting	8.04
Company Stock Option	2.04
Company Subsidiary Securities	4.06
Company Termination Fee	11.04
Company-Used Proprietary Subject Matter	4.23
Contract of Work	5.26
Effective Time	2.01
Employee Plans	4.17
End Date	10.01
Estimates	1.01
Exchange Agent	2.03
Expenses	11.04
Indemnified Person	7.04
Infringe	4.23
internal controls	4.07
Joint Proxy Statement	4.09
J.P. Morgan	5.14
Material Company Contract	4.19
Material Parent Contract	5.19
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
Merrill Lynch	5.14
Morgan Stanley	4.14
No-Shop Party	8.06
Parent	Preamble
Parent Board Recommendation	5.02

Term	Section
Parent Insurance Policies	5.23
Parent Intellectual Property	5.24
Parent Preferred Stock	5.05
Parent SEC Documents	5.07
Parent Securities	5.05
Parent Stock Consideration	2.02
Parent Stock Issuance	5.02
Parent Stock Option	5.10
Parent Stockholder Approval	5.02
Parent Stockholder Meeting	8.05
Parent Subsidiary Securities	5.06
Parent Termination Fee	11.04
Parent-Used Proprietary Subject Matter	5.24
Permits	4.12
Prior Plan	7.06
Registration Statement	4.09
Successor Plan	7.06
Superior Proposal	8.06
Surviving Corporation	2.01
Tax	4.16
Taxing Authority	4.16
Tax Return	4.16
Tax Sharing Agreements	4.16
Title IV Plan	4.17
Uncertificated Shares	2.03

     Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2
THE MERGER

     Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with New York Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

     (b) Promptly after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary shall file a certificate of merger with the New York Department of State and make all other filings or recordings required by New York Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the New York Secretary of State (or at such later time as may be specified in the certificate of merger).

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes and shall assume and be liable for all of the liabilities, obligations and penalties of the Company and Merger Subsidiary, all as provided under New York Law.

Section 2.02. Conversion of Shares. At the Effective Time,

     (a) except as otherwise provided in Section 2.02(b), each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) 0.67 shares of Parent Stock (together with the cash in lieu of fractional shares of Parent Stock as specified below, the “Parent Stock Consideration”), and (ii) an amount in cash equal to $88.00, without interest (the “Cash Consideration”). The Parent Stock Consideration and the Cash Consideration shall be referred to collectively herein as the “Merger Consideration”;

     (b) each share of Company Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

     (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably satisfactory to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). Parent shall make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange, such letter of transmittal to be in such form and have such other provisions as Parent and the Company shall reasonably agree.

     (b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. The shares of Parent Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Stock or is otherwise required under Applicable Law.

Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

     (f) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.06, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.06 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities.

     Section 2.04. Stock Options. (a) Except as provided in Section 2.04(b), the terms of each outstanding option to purchase shares of Company Stock under any employee stock option or compensation plan or arrangement of the Company (a “Company Stock Option”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute a fully vested option (each, an “Adjusted Option”) to acquire, on the same terms and conditions, other than vesting, as were applicable under such Company Stock Option, the number of shares of Parent Stock equal to the product of (i) the number of shares of Company Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Stock Option Exchange Ratio. The exercise price per share of Parent Stock subject to any such Adjusted Option (the “Adjusted Option Exercise Price”) will be an amount (rounded up to the nearest one hundredth of a cent) equal to the quotient of (A) the exercise price per share of Company Stock subject to such Company Stock Option immediately prior to the Effective Time divided by (B) the Stock Option Exchange Ratio; provided that the exercise price otherwise determined shall be increased to the extent, if any, required to ensure that the In The Money Amount of the Adjusted Option immediately after the adjustment is equal to the In The Money Amount of the corresponding Company Stock Option immediately prior to the exchange. Notwithstanding the foregoing, the exercise price of, and number of shares subject to, (i) each Adjusted Option shall be determined as necessary to comply with Section 409A of the Code, and (ii) (x) any fractional share of Parent Stock resulting from an aggregation of all the shares of a holder subject to any Company Stock Option shall be rounded down to the nearest whole share and (y) for any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code.

     (b) Prior to the Effective Time, the Company shall (i) use its reasonable best efforts to obtain any necessary consents from holders of options to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.04.

     (c) Parent shall take such actions as are necessary for the assumption of the Company Stock Options pursuant to this Section 2.04, including the reservation, issuance and listing of Parent Stock, as is necessary to effectuate the transactions contemplated by this Section 2.04. Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of Parent Stock subject to the Company Stock Options and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Company Stock Options (and to maintain the current status of the prospectus contained therein) for so long as such Company Stock Options remain outstanding. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, Parent shall use all reasonable efforts to administer the Company Stock Options assumed pursuant to this Section 2.04 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent the Company Stock Options complied with such rule prior to the Merger.

     Section 2.05. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

     Section 2.06. Fractional Shares. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Stock on the New York Stock Exchange on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

     Section 2.07. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

     Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3
THE SURVIVING CORPORATION

     Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

     Section 3.02. Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

     Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Subject to Section 11.05, except as set forth in the Company Disclosure Letter or as disclosed in the Company SEC Documents filed on or after December 31, 2005 and before the date of this Agreement, the Company represents and warrants to Parent that:

     Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

     Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Shareholder Approval”). This Agreement constitutes a valid and binding agreement of the Company.

     (b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, and declared the Merger and this Agreement to be advisable, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 6.03) to recommend that the Company’s shareholders grant the Company Shareholder Approval (such recommendation, the “Company Board Recommendation”).

     Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the New York Department of State and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, the EC Merger Regulation and other Competition Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws, (iv) the New Jersey Industrial Site Recovery Act and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

     Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under (A) any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (B) any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

     Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of (i) 300,000,000 shares of Company Stock and (ii) 6,000,000 preferred shares, par value of $1.00 per share (“Company Preferred Stock”), of which 400,000 are designated Junior Participating Cumulative Preferred Shares, and 2,000,000 are designated 6.75% Series A Mandatory Convertible Preferred Shares. As of November 17, 2006, there were outstanding 204,013,135 shares of Company Stock including 1,540,959 shares of restricted stock, no shares of Company Preferred Stock, employee stock options to purchase an aggregate of 529,254 shares of

Company Stock (of which options to purchase an aggregate of 183,824 shares of Company Stock were exercisable) and 130,655 deferred stock units payable in cash or Company Stock. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any compensatory plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Company Subsidiary or Affiliate owns any shares of capital stock of the Company. For each officer of the Company subject to Section 16 of the 1934 Act, Section 4.05 of the Company Disclosure Letter contains a complete and correct list of each outstanding employee stock option to purchase shares of Company Stock, including the holder, date of grant, exercise price, vesting schedule and number of shares of Company Stock subject thereto.

     (b) Except as set forth in this Section 4.05, and for changes since November 17, 2006 resulting from the exercise of employee stock options, the issuance of Common Stock or the payment of cash in accordance with the settlement of deferred share units and the grant of equity-based awards in the ordinary course of business consistent with past practices, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

     Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all corporate, partnership or similar powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. All Significant Subsidiaries (as defined in Regulation S-X of the 1934 Act) of the Company and their respective jurisdictions of organization are identified in the Company 10-K. Neither the Company nor its Subsidiaries directly or indirectly owns any material interest or investment (whether equity or debt) nor has any rights to acquire any material interest or investment in any Person (other than a Subsidiary of the Company).

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

     Section 4.07 SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2003 pursuant to Sections 13(a) and 15(d) of the 1934 Act. The Company has made available to Parent (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2005, 2004 and 2003, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company since December 31, 2005, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2005 (the documents referred to in this Section 4.07(a), collectively, the “Company SEC Documents”). For the purposes of this Agreement, a document will be deemed available if it is accessible on-line through the SEC’s EDGAR system as of the date hereof. None of the Company’s Subsidiaries is required to file any other reports or documents with the SEC. As of the date hereof, there are no outstanding written comments from the SEC with respect to any of the Company SEC Documents.

     (b) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (c) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the 1934 Act.

     (d) The Company and its Subsidiaries maintain a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2003.

     (e) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

     (f) Since January 1, 2004, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

     Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any related notes thereto) of the Company included in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject to normal year-end adjustments in the case of any unaudited interim financial statements), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     Section 4.09. Disclosure Documents. The information supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Stock issuable in the Parent Stock Issuance will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the joint proxy statement/prospectus, or any amendment or supplement thereto, to be sent to the Company shareholders and Parent stockholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Joint Proxy Statement”) shall not, on the date the Joint Proxy Statement, and any amendments or supplements thereto, is first mailed to the shareholders of the Company and the stockholders of Parent, at the time of the Company Shareholder Approval, or at the time of the Parent Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Joint Proxy Statement based upon information furnished by Parent or any of its representatives specifically for use or incorporation by reference therein.

     Section 4.10. Absence of Certain Changes. (a) Since the Company Balance Sheet Date there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

     (b) Since the Company Balance Sheet Date through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and there has not been:

     (i) any amendment of the articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of the Company;

     (ii) any splitting, combination or reclassification of any shares of capital stock of the Company or any of its Subsidiaries or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for (A) the cashless exercise of Company Stock

Options in accordance with the terms thereof, (B) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof and (C) regular quarterly cash dividends with customary record and payment dates on the shares of Company Stock not in excess of $0.20 per share per quarter;

     (iii) (A) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than (1) the issuance of any shares of the Company Stock upon the exercise of Company Stock Options or in settlement of any deferred share units, in either case in accordance with the terms of the compensatory plans and other instruments governing the exercise of such Company Stock Options or the settlement of such deferred share units, (2) the grant of equity-based awards in the ordinary course of business consistent with past practices and (3) the issuance of any Company Subsidiary Securities to the Company or any other Subsidiary or (B) amendment of any term of any Company Security (in each case, whether by merger, consolidation or otherwise other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder);

     (iv) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by the Company or any of its Subsidiaries, except for those incurred in the ordinary course of business consistent with past practice;

     (v) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, of any material business;

     (vi) any sale, lease, license (as licensor or licensee), assignment, encumbrance or other transfer in one transaction or any series of related transactions, of any material assets or material rights, except for sales of inventory or obsolete equipment in the ordinary course of business consistent with past practices;

     (vii) other than in the ordinary course of business consistent with past practice or in connection with actions permitted by Section 4.10(b)(iv), the making by the Company or any of its Subsidiaries of any loans, advances or capital contributions to, or investments in, any other Person;

     (viii) the creation, incurrence or assumption by the Company or any of its Subsidiaries of any indebtedness for borrowed money or guarantees thereof other than (A) short-term borrowings in the ordinary course of business and in amounts and on terms consistent with past practices, or (B) the pre-payment by the Company or any of its Subsidiaries of any material long-term indebtedness for borrowed money;

     (ix) the entering into of (A) any copper hedging transactions or (B) any other hedging transactions other than in the ordinary course of business consistent with past practice;

     (x) (A) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (B) the entering into, amendment or modification in any material respect or termination of any Material Company Contract or waiver, release or assignment of any material rights, claims or benefits of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

     (xi) (A) With respect to any director, officer or employee of the Company or any of its Subsidiaries whose annual base salary exceeds $200,000, (1) the grant or increase of any severance or termination pay (or amendment of any existing severance pay or termination arrangement, other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder) or (2) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement, other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder), (B) any general increase in benefits payable under any existing severance or termination pay policies, (C) the establishment, adoption or amendment (except as required by Applicable Law or to address the application of Section 409A of the Code) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other similar benefit plan or arrangement or (D) any increase in compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries, other than, in the case of each of clauses (B)-(D), in the ordinary course of business consistent with past practice;

     (xii) any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to such employees;

     (xiii) any change in the Company’s methods of accounting in any material respect, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

     (xiv) except as required by Applicable Law or any contract or other written agreement entered into prior to the date hereof, any material funding (or setting aside of material funds for the purpose of funding) of any non-qualified pension, environmental or other contingent liability; or

     (xv) any settlement, or offer or proposal to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (B) any shareholder litigation or dispute against the Company or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby.

     Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

     (a) liabilities or obligations fully reflected or reserved against in the Company Balance Sheet or described in the notes thereto;

     (b) liabilities or obligations disclosed in any Company SEC Document filed after December 31, 2005 and prior to the date of this Agreement;

     (c) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; and

     (d) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

     Section 4.12. Compliance with Laws and Court Orders; Permits. (a) The Company and each of its Subsidiaries is and has been, in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

     (b) Each of the Company and its Subsidiaries owns, possesses or has obtained, and is in compliance with, all licenses, permits, franchises, certificates, approvals or other similar authorizations (“Permits”) of or from any Governmental Authority necessary to conduct its business as now conducted, except for such failures which have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

     Section 4.13. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any Governmental Authority that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. No judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator is outstanding against the Company or any of its Subsidiaries or their respective properties that has had or would reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.14. Finders’ Fees. Except for Citigroup Global Markets Inc. (“Citigroup”) and Morgan Stanley & Co. Incorporated (“Morgan Stanley”), a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

     Section 4.15. Opinion of Financial Advisor. The Company has received the opinions of Citigroup and Morgan Stanley, financial advisors to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Company Stock pursuant to this Agreement is fair to such holders from a financial point of view.

     Section 4.16. Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company:

     (a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

     (b) The Company and each of its Subsidiaries has timely paid (or has had timely paid on its behalf) or has withheld and timely remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

     (c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 1996 have been examined and closed or are Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

     (d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

     (e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

     (f) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

     (g) “Tax” means (i) all income, excise, gross receipts, ad valorem, value-added, sales, use, employment, franchise, profits, gains, property, transfer, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding) together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

     Section 4.17. Employee Benefit Plans. (a) No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Company Employee Plan subject to such Section 412, whether or not waived. No “reportable event,” within the meaning of Section 4043 of ERISA, other than a “reportable event” that will not have a Material Adverse Effect with respect to the Company, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Company Employee Plan. Neither the Company nor any ERISA Affiliate of the Company has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii)

incurred, or reasonably expects to incur prior to the Effective Time, (A) any material liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any material liability under Section 4971 of the Code that in either case could become a liability of the Company or any of its Subsidiaries or Parent or any of its ERISA Affiliates after the Effective Time.

     (b) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. Each Company Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, no material events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under the Code.

     (c) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plans above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2005.

     (d) All contributions and payments accrued under each Company Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

     (e) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Employee Plan before any Governmental Authority that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to the Company.

     (f) Each Company International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Company International Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

     (g) Section 4.17(g) of the Company Disclosure Letter contains a list of each Company executive officer or other key employee with whom the Company has entered into an agreement that provides for certain termination benefits specifically related to the occurrence of a change of control of the Company, and identifies the estimated aggregate costs of the payments and benefits that would be payable in connection with a qualifying termination pursuant to such agreements.

     Section 4.18. Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company:

     (i) no written notice, notification, demand, request for information, citation, summons or order has been received by and no penalty has been assessed against the Company or any of its Subsidiaries relating to or arising out of any Environmental Law;

     (ii) no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any Subsidiary which allege a violation of, or liability under, any Environmental Law;

     (iii) the Company and its Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits; and

     (iv) there are no investigation or clean up liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under any Environmental Law or relating to any Hazardous Substance.

     Section 4.19. Agreements, Contacts and Commitments. The Company has disclosed to Parent (prior to the date hereof with respect to contracts existing on the date hereof) each material contract, agreement, arrangement or understanding to which the Company and each of its Subsidiaries is a party (each, a “Material Company Contract”). Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, (i) each of the Material Company Contracts is valid and in full force and effect, unamended, and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Company Contract, has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any such Material Company Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms and conditions of any of the Material Company Contracts. Neither the Company nor any Subsidiary of the Company is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions in the ordinary course of business.

     Section 4.20. Property and Title. Except for only such failures as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to the Company, applying customary standards in the United States mining industry, each of the Company and its Subsidiaries has, to the extent necessary to permit the operation of their respective businesses as presently conducted: (a) sufficient title, clear of any title defect or Lien to its operating properties and properties with estimated proven and probable mineral reserves and/or estimated mineral resources (other than property to which it is lessee, in which case it has a valid leasehold interest) and (b) good and sufficient title to the real property interests including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, permits, mining claims, concessions or licenses from landowners or authorities permitting the use of land by the Company and its Subsidiaries. The Company and its Subsidiaries hold all mineral rights required to continue their respective businesses and operations as currently conducted and as proposed to be conducted as disclosed in Company SEC Documents, except to the extent that a failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to the Company. Except for such failures of title or liens and royalty burdens that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to the Company, all mineral rights held by the Company and its Subsidiaries are free and clear of all Liens and royalty burdens. None of such mineral rights are subject to reduction by reference to mine payout or otherwise except for those created in the ordinary course of business and which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to the Company.

     Section 4.21. Mineral Reserves and Resources. The estimated proven and probable mineral reserves disclosed in the Company SEC Documents as of December 31, 2005 have been prepared and disclosed in all material respects in accordance with all Applicable Laws. There has been no material reduction (other than as a result of operations in the ordinary course of business) in the aggregate amount of estimated mineral reserves and estimated mineral resources of the Company and its Subsidiaries, taken as a whole, from the amounts disclosed in Company SEC Documents.

     Section 4.22. Operational Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to the Company:

     (a) all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens and other payments due or payable on or prior to the date hereof under or with respect to the direct or indirect assets of the Company and its Subsidiaries have been properly and timely paid;

     (b) all rentals, payments, and obligations due and payable or performable on or prior to the date hereof under or on account of any of the direct or indirect assets of the Company and its Subsidiaries have been duly paid, performed, or provided for prior to the date hereof;

     (c) all (i) mines where the Company or a Subsidiary of the Company is the operator at the relevant time have been developed and operated in accordance with good mining practices and in compliance with all then-Applicable Laws, (ii) mines located in or on the lands of the Company or any Subsidiary, or lands pooled or unitized therewith, which have been abandoned by the Company or any Subsidiary, have been developed, managed, and abandoned in accordance with good mining practices and in compliance with all Applicable Laws, (iii) all future abandonment, remediation and reclamation obligations have been accurately disclosed in Company SEC Documents without omission of information necessary to make the disclosure not misleading, and (iv) all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any Material Company Contract have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

     Section 4.23. Insurance. The Company maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries (collectively, the “Company Insurance Policies”) which are of the type and in amounts which it believes are reasonably appropriate to conduct its business. To the Company’s knowledge, there is no material claim by the Company or any of its Subsidiaries pending under any of the material Company Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds that would be reasonably likely to have a Material Adverse Effect with respect to the Company.

     Section 4.24. Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, (i) the Company or one or more of its Subsidiaries is the owner or has the right to use all Intellectual Property and Proprietary Subject Matter used in the conduct of its business as it is currently conducted (such Intellectual Property which is owned or used by the Company or one of its Subsidiaries the “Company Intellectual Property” and such Proprietary Subject Matter the “Company-Used Proprietary Subject Matter”), free and clear of all Liens; (ii) there are no actions, suits, investigations or proceedings (or any basis therefor) pending, or to the Company’s knowledge, threatened, respecting the ownership, validity, enforceability or use of any Company Intellectual Property or Company-Used Proprietary Subject Matter, and to the knowledge of the Company, no facts or circumstances exist as a valid basis for same; (iii) the Company Intellectual

Property has not been, and the Company has no reason to expect it to become, abandoned, cancelled or invalidated; (iv) the Company and its Subsidiaries have taken all reasonable actions to protect the Company Intellectual Property, including the Company Intellectual Property that is confidential in nature; (v) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate, dilute or otherwise violate or make unauthorized use of (“Infringe”) any Intellectual Property of any Person, and no Person is currently Infringing the Company Intellectual Property; (vi) the Company’s IT Assets operate and perform in a manner that permits the Company and its material Subsidiaries to conduct their respective businesses in substantially the same manner as currently conducted and, to the knowledge of the Company, no person has gained unauthorized access to its IT Assets; and (vii) the Company and its material Subsidiaries have implemented backup and disaster recovery processes and practices with respect to the Company’s IT Assets consistent with industry practices.

     Section 4.25. Sale of Certain Subsidiary Shares. Neither the Company nor any of its Subsidiaries has any obligation under any Applicable Law or under any contract, agreement, understanding or arrangement to sell or offer to sell to any party any shares of any of its material Subsidiaries. Other than in respect of sales of minority interests for cash at fair market value, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority asserting that the Company or any of its Subsidiaries has any obligation under any Applicable Law or under any contract, agreement, understanding or arrangement to sell or offer to sell to any party any shares of any of its Subsidiaries.

     Section 4.26. Antitakeover Statutes and Rights Agreement. (a) The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 912 of New York Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

     (b) The Company has taken all action necessary to render the Company Preferred Stock Purchase Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

     Subject to Section 11.05, except as set forth in the Parent Disclosure Letter or as disclosed in the Parent SEC Documents filed on or after December 31, 2005 and before the date of this Agreement, Parent represents and warrants to the Company that:

     Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. Parent has heretofore made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

     Section 5.02. Corporate Authorization. (a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and, except for the required approval of Parent’s stockholders in connection with the consummation of the Parent Stock Issuance and the Parent Charter Amendment, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of (i) shares of Parent Stock representing a majority of the votes cast by such holders is the only vote of the holders of any of Parent’s capital stock necessary in connection with the issuance of the Parent Stock Consideration in the Merger (the “Parent Stock Issuance”) and (ii) a majority of the outstanding shares of Parent Stock is the only vote of the holders of any of Parent’s capital stock necessary in connection with the consummation of the Parent Charter Amendment (collectively, the “Parent Stockholder Approval”). This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

     (b) At a meeting duly called and held, Parent’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent’s stockholders and declared the Merger and this Agreement to be advisable, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, (iii) unanimously declared the advisability of and approved the Parent Charter Amendment and (iv) unanimously resolved to recommend that Parent’s stockholders grant the Parent Stockholder Approval (such recommendation, the “Parent Board Recommendation”).

     Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the New York Department of State and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (ii) the filing of the Parent Charter Amendment with the Delaware Secretary of State, (iii) compliance with any applicable requirements of the HSR Act, the EC Merger Regulation and other Competition Laws, (iv) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

     Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under (A) any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (B) any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

     Section 5.05. Capitalization. (a) The authorized capital stock of Parent consists of (i) 423,600,000 shares of Parent Stock and (ii) 50,000,000 preferred shares, par value $0.10 per share (“Parent Preferred Stock”), of which 1,100,000 shares are designated 5½% Convertible Perpetual Preferred Stock and 2,500,000 are designated Series A Participating Cumulative Preferred Stock. As of November 10, 2006, there were outstanding 196,942,871 shares, net of 112,961,136 treasury shares, of Parent Stock and 1,099,985 shares of 5½% Convertible Perpetual Preferred Stock. In addition to the outstanding shares, (a) 22,658,130 shares of Parent Stock are authorized for issuance upon conversion of the 5½% Convertible Perpetual Preferred Stock (not including the impact of the $1.50 per share supplemental common stock dividend declared on October 31, 2006 and payable December 29, 2006), (b) 229,053 shares of Parent Stock are authorized for issuance upon conversion of the 7% Convertible Senior Notes due 2011 (not including the impact, if any, of the $1.50 per share supplemental common stock dividend declared on October 31, 2006 and payable December 29, 2006), (c) 5,681,248 shares are authorized for issuance upon exercise of employee stock options (of which 488,123 were exercisable), and (d) 531,573 shares are authorized for issuance upon the vesting of employee restricted stock units. As of November 10, 2006, Parent also had 142,593 stock appreciation rights outstanding (of which 126,203 were exercisable) which are settled in cash upon exercise and 67,965 shares of phantom stock outstanding to be settled in cash. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any compensatory plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Parent Subsidiary or Affiliate owns any shares of capital stock of Parent. For each officer of Parent subject to Section 16 of the 1934 Act, Section 5.05 of the Parent Disclosure Letter contains a complete and correct list of each outstanding employee stock option to purchase shares of Parent Stock, including the holder, date of grant, exercise price, vesting schedule and number of shares of Parent Stock subject thereto.

     (b) Except as set forth in this Section 5.05, and for changes since November 10, 2006 resulting from the issuance of shares of Parent Stock pursuant to the conversion of Parent Preferred Stock in accordance with the terms thereof, exercise of employee stock options, the issuance of Parent Stock or the payment of cash in accordance with the settlement of deferred share units and the grant of equity-based awards in the ordinary course of business consistent with past practices, there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Parent or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Parent Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities.

     (c) The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

     Section 5.06. Subsidiaries. (a) Each Subsidiary of Parent is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all corporate, partnership or similar powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. Each such Subsidiary is duly qualified to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse

Effect with respect to Parent. All Significant Subsidiaries (as defined in Regulation S-X of the 1934 Act) of Parent and their respective jurisdictions of organization are identified in the Parent 10-K. Neither Parent nor its Subsidiaries directly or indirectly owns any material interest or investment (whether equity or debt) nor has any rights to acquire any material interest or investment in any Person (other than a Subsidiary of Parent).

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Parent or (ii) options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Parent (the items in clauses (i) and (ii) being referred to collectively as the “Parent Subsidiary Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities.

     Section 5.07. SEC Filings and the Sarbanes-Oxley Act. (a) Parent has filed all reports, schedules, forms, statements, and other documents required to be filed by Parent with the SEC since January 1, 2003 pursuant to Sections 13(a) and 15(d) of the 1934 Act. Parent has made available to the Company (i) Parent’s annual reports on Form 10-K for its fiscal years ended December 31, 2005, 2004 and 2003, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Parent held since December 31, 2005, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2005 (the documents referred to in this Section 5.07(a), collectively, the “Parent SEC Documents”). For the purposes of this Agreement, a document will be deemed available if it is accessible on-line through the SEC’s EDGAR system as of the date hereof. None of Parent’s Subsidiaries is required to file any other reports or documents with the SEC. As of the date hereof, there are no outstanding written comments from the SEC with respect to any of the Parent SEC Documents.

     (b) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (c) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the 1934 Act.

     (d) Parent and its Subsidiaries maintain a system of internal controls sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to the Company a summary of any such disclosure made by management to Parent’s auditors and audit committee since January 1, 2003.

     (e) There are no outstanding loans or other extensions of credit made by Parent or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Parent. Parent has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

     (f) Since January 1, 2004, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

     Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any related notes thereto) of Parent included in the Parent SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject to normal year-end adjustments in the case of any unaudited interim financial statements), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end adjustments in the case of any unaudited interim financial statements).

     Section 5.09. Disclosure Documents. The information supplied by Parent for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement, and any amendments or supplements thereto, is first mailed to the stockholders of Parent and the shareholders of the Company, at the time of the Company Shareholder Approval, or at the time of the Parent Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Joint Proxy Statement based upon information furnished by the Company or any of its representatives specifically for use or incorporation by reference therein.

     Section 5.10. Absence of Certain Changes. (a) Since the Parent Balance Sheet Date there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

     (b) Since the Parent Balance Sheet Date through the date of this Agreement, the business of Parent and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and there has not been:

     (i) any amendment of the articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of Parent;

     (ii) any splitting, combination or reclassification of any shares of capital stock of Parent or any of its Subsidiaries or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Parent Securities or any Parent Subsidiary Securities, except for (A) the cashless exercise of Parent Stock Options in accordance with the terms thereof, (B) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, (C) regular quarterly cash dividends with customary record and payment dates on the shares of Parent Stock not in excess of $0.3125 per share per quarter, (D) supplemental dividends authorized by the Board of Directors of Parent prior to the date of this Agreement and (E) purchases of Parent Stock pursuant to any open market share purchase program authorized by the Board of Directors of Parent;

     (iii) (A) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of any shares of any Parent Securities or Parent Subsidiary Securities, other than the issuance of (B) any shares of Parent Stock upon the exercise of any option to purchase shares of Parent Stock under any employee stock option or compensation plan or arrangement of Parent (each, a “Parent Stock Option”) in accordance with the terms of those options, (C) any Parent Subsidiary Securities to Parent or any other Subsidiary, (D) amendment of any term of any Parent Security or any Parent Subsidiary Security (in each case, whether by merger, consolidation or otherwise, other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder) and (E) shares of Parent Stock pursuant to the conversion of Parent Preferred Stock in accordance with the terms thereof;

     (iv) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by Parent or any of its Subsidiaries, except for those incurred in the ordinary course of business consistent with past practice;

     (v) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, of any material business;

     (vi) any sale, lease, license (as licensor or licensee), assignment, encumbrance or other transfer in one transaction or any series of related transactions, of any material assets or material rights, except for sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice;

     (vii) other than in the ordinary course of business consistent with past practice or in connection with actions permitted by Section 5.10(b)(iv), the making by Parent or any of its Subsidiaries of any loans, advances or capital contributions to, or investments in, any other Person;

     (viii) the creation, incurrence or assumption by Parent or any of its Subsidiaries of any indebtedness for borrowed money or guarantees thereof other than (A) short-term borrowings in the ordinary course of business and in amounts and on terms consistent with past practices or (B) in connection with the financing of the transactions contemplated by this Agreement;

     (ix) the entering into of (A) any copper hedging transactions or (B) any other hedging transactions other than in the ordinary course of business consistent with past practice;

     (x) (A) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect Parent or any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict in any material respect Parent, any of its Subsidiaries, the Surviving Corporation, the Company or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (B) the entering into, amendment or modification in any material respect or termination of any Material Parent Contract or waiver, release or assignment of any material rights, claims or benefits of Parent or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

     (xi) (A) With respect to any director, officer or employee of Parent or any of its Subsidiaries whose annual base salary exceeds $200,000, (1) the grant or increase of any severance or termination pay (or amendment of any existing severance pay or termination arrangement, other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder) or (2) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement, other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder), (B) any general increase in benefits payable under any existing severance or termination pay policies, (C) the establishment, adoption or amendment (except as required by Applicable Law or to address the application of Section 409A of the Code) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other similar benefit plan or arrangement or (D) any increase in compensation, bonus or other benefits payable to any employee of Parent or any of its Subsidiaries, other than, in the case of each of clauses (A)-(D), in the ordinary course of business consistent with past practice;

     (xii) any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of Parent or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Parent Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or, to the knowledge of Parent, threats thereof by or with respect to such employees;

     (xiii) any change in Parent’s methods of accounting in any material respect, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

     (xiv) except as required by Applicable Law or any contract or other written agreement entered into prior to the date hereof, any material funding (or setting aside of material funds for the purpose of funding) of any non qualified pension, environmental or other contingent liability; or

     (xv) any settlement, or offer or proposal to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against Parent or any of its Subsidiaries, (B) any stockholder litigation or dispute against Parent or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby.

     Section 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

     (a) liabilities or obligations fully reflected or reserved against in the Parent Balance Sheet or in the notes thereto;

     (b) liabilities or obligations disclosed in any Parent SEC Document filed after December 31, 2005 and prior to the date of this Agreement;

     (c) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Parent Balance Sheet Date; and

     (d) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

     Section 5.12. Compliance with Laws and Court Orders; Permits. (a) Parent and each of its Subsidiaries is and has been, in compliance with, and to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

     (b) Each of Parent and its Subsidiaries owns, possesses or has obtained, and is in compliance with, all Permits of or from any Governmental Authority necessary to conduct its business as now conducted, except for such failures which have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent.

     Section 5.13. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any Person for whom Parent or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any Governmental Authority that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. No judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator is outstanding against Parent or any of its Subsidiaries or their respective properties that has had or would reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     Section 5.14. Finders’ Fees. Except for J.P. Morgan Securities Inc. (“J.P. Morgan”) and Merrill Lynch & Co. (“Merrill Lynch”), a copy of whose engagement agreement has been provided to the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

     Section 5.15 Opinion of Financial Advisor. Parent has received the opinions of J.P. Morgan and Merrill Lynch., financial advisors to Parent, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to Parent from a financial point of view.

     Section 5.16. Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent:

     (a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

     (b) Parent and each of its Subsidiaries has timely paid (or has had timely paid on its behalf) or has withheld and timely remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books.

     (c) The income and franchise Tax Returns of Parent and its Subsidiaries through the Tax year ended December 31, 1995 have been examined and closed or are Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

     (d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to Parent’s knowledge, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any Tax or Tax asset.

     (e) During the five-year period ending on the date hereof, neither Parent nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

     (f) Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

     Section 5.17. Employee Benefit Plans. (a) No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Parent Employee Plan subject to such Section 412, whether or not waived. No “reportable event,” within the meaning of Section 4043 of ERISA, other than a “reportable event” that will not have a Material Adverse Effect with respect to Parent, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Parent Employee Plan. Neither Parent nor any ERISA Affiliate of Parent has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could become a liability of Parent or any of its Subsidiaries or the Company or any of its ERISA Affiliates after the Effective Time.

     (b) Each Parent Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and Parent is not aware of any reason why any such determination letter should be revoked or not be reissued. Each Parent Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Parent Employee Plan, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Parent’s knowledge, no material events have occurred with respect to any Parent Employee Plan that could result in payment or assessment by or against Parent of any material excise taxes under the Code.

     (c) There has been no amendment to, written interpretation or announcement (whether or not written) by Parent or any of its Affiliates relating to, or change in employee participation or coverage under, any Parent Employee Plan which would increase materially the expense of maintaining such Parent Employee Plans above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2005.

     (d) All contributions and payments accrued under each Parent Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Parent Balance Sheet.

     (e) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of Parent, threatened against or involving, any Parent Employee Plan before any Governmental Authority that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Parent.

     (f) Each Parent International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent.

     (g) None of the transactions contemplated hereby is considered to be a “change of control” for purposes of any Parent Employee Plan (as specifically defined in each such plan), and no employee or former employee of Parent or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive equity award) as a result of the transactions contemplated hereby.

     Section 5.18. Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent:

     (i) no written notice, notification, demand, request for information, citation, summons or order has been received by and no penalty has been assessed against Parent or any of its Subsidiaries relating to or arising out of any Environmental Law;

     (ii) no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Parent, is threatened by any Governmental Authority or other Person relating to Parent or any Subsidiary which allege a violation of, or liability under, any Environmental Law;

     (iii) Parent and its Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits; and

     (iv) there are no investigation or clean up liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under any Environmental Law or relating to any Hazardous Substance.

     Section 5.19. Agreements, Contacts and Commitments. Parent has disclosed to the Company (prior to the date hereof with respect to contracts existing on the date hereof) each material contract, agreement, arrangement or understanding to which Parent and each of its Subsidiaries is a party (each, a “Material Parent Contract”). Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent, (i) each of the Material Parent Contracts is valid and in full force and effect, unamended, and (ii) neither Parent nor any of its Subsidiaries, nor to Parent’s knowledge any other party to a Material Parent Contract, has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any such Material Parent Contract, and neither Parent nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms and conditions of any of the Material Parent Contracts. Neither Parent nor any Subsidiary of Parent is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions in the ordinary course of business.

     Section 5.20. Property and Title. Except for only such failures as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Parent, applying customary standards in the United States mining industry, each of Parent and its Subsidiaries has, to the extent necessary to permit the operation of their respective businesses as presently conducted: (a) sufficient title, clear of any title defect or Lien to its operating properties and properties with estimated proven and probable mineral reserves and/or estimated mineral resources (other than property to which it is lessee, in which case it has a valid leasehold interest) and (b) good and sufficient title to the real property interests including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, permits, mining claims, concessions or licenses from landowners or authorities permitting the use of land by Parent and its Subsidiaries. Parent and its Subsidiaries hold all mineral rights required to continue their respective businesses and operations as currently conducted and as proposed to be conducted as disclosed in Parent SEC Documents, except to the extent that a failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Parent. Except for such failures of title or liens and royalty burdens that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Parent, all mineral rights held by Parent and its Subsidiaries are free and clear of all Liens and royalty burdens. None of such mineral rights are subject to reduction by reference to mine payout or otherwise except for those created in the ordinary course of business and which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Parent.

     Section 5.21. Mineral Reserves and Resources. The estimated proven and probable mineral reserves disclosed in the Parent SEC Documents as of December 31, 2005 have been prepared and disclosed in all material respects in accordance with all Applicable Laws. There has been no material reduction (other than as a result of operations in the ordinary course of business) in the aggregate amount of estimated mineral reserves and estimated mineral resources of Parent and its Subsidiaries, taken as a whole, from the amounts disclosed in Parent SEC Documents.

     Section 5.22. Operational Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Parent:

     (a) all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens and other payments due or payable on or prior to the date hereof under or with respect to the direct or indirect assets of Parent and its Subsidiaries have been properly and timely paid;

     (b) all rentals, payments, and obligations due and payable or performable on or prior to the date hereof under or on account of any of the direct or indirect assets of Parent and its Subsidiaries have been duly paid, performed, or provided for prior to the date hereof;

     (c) all (i) mines where Parent or a Subsidiary of Parent is the operator at the relevant time have been developed and operated in accordance with good mining practices and in compliance with all then-Applicable Laws, (ii) mines located in or on the lands of Parent or any Subsidiary, or lands pooled or unitized therewith, which have been abandoned by Parent or any

Subsidiary, have been developed, managed, and abandoned in accordance with good mining practices and in compliance with all Applicable Laws, (iii) all future abandonment, remediation and reclamation obligations have been accurately disclosed in Parent SEC Documents without omission of information necessary to make the disclosure not misleading, and (iv) all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any Material Parent Contract have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

     Section 5.23. Insurance. Parent maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of Parent and its Subsidiaries (collectively, the “Parent Insurance Policies”) which are of the type and in amounts which it believes are reasonably appropriate to conduct its business. To Parent’s knowledge, there is no material claim by Parent or any of its Subsidiaries pending under any of the material Parent Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds that would be reasonably likely to have a Material Adverse Effect with respect to Parent.

     Section 5.24. Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent, (i) Parent or one or more of its Subsidiaries is the owner or has the right to use all Intellectual Property and Proprietary Subject Matter used in the conduct of its business as it is currently conducted (such Intellectual Property which is owned or used by Parent or one of its Subsidiaries the “Parent Intellectual Property” and such Proprietary Subject Matter the “Parent-Used Proprietary Subject Matter”), free and clear of all Liens; (ii) there are no actions, suits, investigations or proceedings (or any basis therefor) pending, or to Parent’s knowledge, threatened, respecting the ownership, validity, enforceability or use of any Parent Intellectual Property or Parent-Used Proprietary Subject Matter, and to the knowledge of Parent, no facts or circumstances exist as a valid basis for same; (iii) the Parent Intellectual Property has not been, and Parent has no reason to expect it to become, abandoned, cancelled or invalidated; (iv) Parent and its Subsidiaries have taken all reasonable actions to protect the Parent Intellectual Property, including the Parent Intellectual Property that is confidential in nature; (v) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries as currently conducted does not Infringe any Intellectual Property of any Person, and no Person is currently Infringing the Parent Intellectual Property; (vi) the Parent’s IT Assets operate and perform in a manner that permits Parent and its material Subsidiaries to conduct their respective businesses in substantially the same manner as currently conducted and to the knowledge of Parent, no person has gained unauthorized access to its IT Assets; and (vii) Parent and its material Subsidiaries have implemented backup and disaster recovery processes and practices with respect to Parent’s IT Assets consistent with industry practices.

     Section 5.25. Aggregate Cash Consideration. Parent has or will have prior to the Effective Time available to it sufficient funds to deliver the aggregate Cash Consideration.

     Section 5.26. Contracts of Work. Neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Authority that (i) Parent or any of its Subsidiaries is in default under the 1991 Contract of Work or the 1994 Contract of Work (each, a “Contract of Work”), (ii) any Contract of Work is deemed to be terminated, cancelled, void, voidable or without further force and effect or (iii) any Governmental Authority has enacted any Applicable Law that has modified or amended in any material respect the terms, provisions or practical implementation of any Contract of Work. There is no unresolved notice of breach or violation from any Governmental Authority in respect of any royalty, tax or reporting obligation in respect of any Contract of Work.

     Section 5.27. Sale of Certain Subsidiary Shares. Neither Parent nor any of its Subsidiaries has any obligation under any Applicable Law or under any contract, agreement, understanding or arrangement to sell or offer to sell to any party any shares of any of its material Subsidiaries, including P.T. Freeport Indonesia and P.T. Indocopper Investama. Other than in respect of sales of minority interests for cash at fair market value, neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Authority asserting that Parent or any of its Subsidiaries has any obligation under any Applicable Law or under any contract, agreement, understanding or arrangement to sell or offer to sell to any party any shares of any of its Subsidiaries, including P.T. Freeport Indonesia and P.T. Indocopper Investama.

ARTICLE 6
COVENANTS OF THE COMPANY

     The Company agrees that:

     Section 6.01. Conduct of the Company. From the date hereof until the Effective Time, except as otherwise expressly contemplated or permitted in this Agreement and except to the extent Parent shall otherwise give its prior written consent, not to be unreasonably withheld or delayed, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts consistent with past practices to (i) preserve intact its present business organization, (ii) maintain in effect all of its material Permits, (iii) keep available the services of its directors, officers and key employees and (iv) preserve in all material respects its relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Letter, without the prior written consent of Parent, not to be unreasonably withheld or delayed, during the period from the date hereof until the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to:

     (a) amend the Company’s articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

     (b) split, combine or reclassify any shares of capital stock of the Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for (i) the cashless exercise of Company Stock Options in accordance with the terms thereof, (ii) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof and (iii) regular quarterly cash dividends with customary record and payment dates on the shares of Company Stock not in excess of $0.20 per share per quarter;

     (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of any shares of the Company Stock (A) upon the exercise of Company Stock Options or in settlement of any deferred share units, in either case in accordance with the terms of the compensatory plans and other instruments governing the exercise of such Company Stock Options or the settlement of such deferred share units, (B) the grant of equity-based awards in the ordinary course of business consistent with past practices, and (C) the issuance of any Company Subsidiary Securities to the Company or any other Subsidiary, or (ii) amend any term of any Company Security (in each case, whether by merger, consolidation or otherwise other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder);

     (d) incur any capital expenditures or any obligations or liabilities in respect thereof;

     (e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material business;

     (f) sell, lease, license (as licensor or licensee), assign, encumber or otherwise transfer in one transaction or any series of related transactions, any material assets or material rights, except for sales of inventory or obsolete equipment in the ordinary course of business consistent with past practices;

     (g) other than in connection with capital expenditures permitted in accordance with the terms of this Agreement, make any loans, advances or capital contributions to, or investments in, any other Person;

     (h) (i) create, incur or assume any indebtedness for borrowed money or guarantees thereof other than short-term borrowings in the ordinary course of business and in amounts and on terms consistent with past practices, or (ii) prepay any material long-term indebtedness for borrowed money;

     (i) enter into any (i) any copper hedging transactions or (ii) any other hedging transactions other than in the ordinary course of business consistent with past practice;

     (j) (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) enter into, amend or modify in any material respect or terminate any Material Company Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

     (k) (i) with respect to any director, officer or employee of the Company or any of its Subsidiaries whose annual base salary exceeds $200,000, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement, other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement, other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder), (ii) generally increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by Applicable Law or to address the application of Section 409A of the Code) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other similar benefit plan or arrangement, (iv) increase compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries, or (v) grant or make any equity-based awards, other than, in the case of each of clauses (ii)-(v), in the ordinary course of business consistent with past practice;

     (l) change the Company’s methods of accounting in any material respect, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

     (m) except as required by Applicable Law or any contract or other written agreement entered into prior to the date hereof, materially fund (or set aside any material funds for the purpose of funding) any pension, environmental or other contingent liability;

     (n) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any shareholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby; or

     (o) agree, resolve or commit to do any of the foregoing.

     Section 6.02. Tax Matters. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

     Section 6.03. Voting of Parent Stock. The Company shall vote all shares of Parent Stock beneficially owned by it or any of its Subsidiaries in favor of the Parent Stock Issuance and the Parent Charter Amendment at the Parent Stockholder Meeting.

     Section 6.04. Company Employee Plans. Within 30 days following the execution hereof, the Company shall provide Parent, with respect to each Company Employee Plan (other than a Multiemployer Plan), a true and complete copy of: (i) each written Company Employee Plan and any amendment thereto, a description of each unwritten Company Employee Plan and any trust agreements, insurance contracts or other arrangement pursuant to which assets are held for the purpose of funding benefits under such Company Employee Plan; (ii) the most recent annual report (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent annual financial report, if any; (iv) the most recent actuarial report, if any; and (v) with respect to any Company Employee Plan that is intended to comply with the requirements of Section 401(a) of the Code, the most recent determination letter received with respect to such plan. Within 30 days following the execution hereof, the Company shall identify to Parent in writing each Company Employee Plan that provides for post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries (other than any such post-termination coverage maintained to comply with the requirements of Section 601 of ERISA).

ARTICLE 7
COVENANTS OF PARENT

     Parent agrees that:

     Section 7.01. Conduct of Parent. From the date hereof until the Effective Time, except as otherwise expressly contemplated or permitted in this Agreement and except to the extent the Company shall otherwise give its prior written consent, not to be unreasonably withheld or delayed, Parent shall, and shall cause each of its Subsidiaries to conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts consistent with past practices to (i) preserve intact its present business organization, (ii) maintain in effect all of its material Permits, (iii) keep available the services of its directors, officers and key employees and (iv) preserve in all material respects its relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 7.01 of the Parent Disclosure Letter, without the prior written consent of Parent, not to be unreasonably withheld or delayed, during the period from the date hereof until the Effective Time, Parent shall not, nor shall it permit any of its Subsidiaries to:

     (a) amend Parent’s articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

     (b) split, combine or reclassify any shares of capital stock of Parent or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Parent or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Parent Securities or any Parent Subsidiary Securities, except for (i) the cashless exercise of Parent Stock Options in accordance with the terms thereof, (ii) dividends by any of its Subsidiaries on a pro rata basis to the equity owners thereof, (iii) regular quarterly cash dividends with customary record and payment dates on the shares of Parent Stock not in excess of $0.3125 per share per quarter, (iv) supplemental dividends authorized by the Board of Directors of Parent prior to the date of this Agreement and (v) purchases of Parent Stock pursuant to any open market share purchase program authorized by the Board of Directors of Parent;

     (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Parent Securities or Parent Subsidiary Securities, other than (A) the issuance of any shares of Parent Stock upon the exercise of Parent Stock Options that are outstanding on the date of this Agreement and issued after the date hereof in compliance with the terms of this Agreement in accordance with the terms of those options on the date of this Agreement, (B) any Parent Subsidiary Securities to Parent or any other Subsidiary or (C) the issuance of shares of Parent Stock pursuant to the conversion of Parent Preferred Stock in accordance with the terms thereof or (ii) amend any term of any Parent Security or any Parent Subsidiary Security (in each case, whether by merger, consolidation or otherwise other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder);

     (d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for those incurred in the ordinary course of business consistent with past practices;

     (e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material business;

     (f) sell, lease, license (as licensor or licensee), assign, encumber or otherwise transfer in one transaction or any series of related transactions, any material assets or material rights, except for sales of inventory or obsolete equipment in the ordinary course of business consistent with past practices;

     (g) other than in connection with capital expenditures permitted in accordance with the terms of this Agreement, make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

     (h) create, incur or assume any indebtedness for borrowed money or guarantees thereof other than (i) short-term borrowings in the ordinary course of business and in amounts and on terms consistent with past practices, or (ii) in connection with the financing of the transactions contemplated by this Agreement;

     (i) enter into any (i) any copper hedging transactions or (ii) any other hedging transactions other than in the ordinary course of business consistent with past practice;

     (j) (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect Parent, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict in any material respect Parent, any of its Subsidiaries, the Surviving Corporation, the Company or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) enter into, amend or modify in any material respect or terminate any Material Parent Contract or otherwise waive, release or assign any material rights, claims or benefits of Parent or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

     (k) (i) with respect to any director, officer or employee of Parent or any of its Subsidiaries whose annual base salary exceeds $200,000, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement, other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement, other than as may be necessary or appropriate to address the requirements of Section 409A of the Code and any guidance promulgated thereunder, including, but not limited to, any transitional rules or relief provided thereunder), (ii) generally increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by Applicable Law or to address the application of Section 409A of the Code) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other similar benefit plan or arrangement, (iv) increase compensation, bonus or other benefits payable to any employee of Parent or any of its Subsidiaries, or (v) grant or make any equity-based awards, other than, in the case of each of clauses (i)-(v), in the ordinary course of business consistent with past practice;

     (l) change Parent’s methods of accounting in any material respect, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

     (m) except as required by Applicable Law or any contract or other written agreement entered into prior to the date hereof, materially fund (or set aside any material funds for the purpose of funding) any pension, environmental or other contingent liability;

     (n) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against Parent or any of its Subsidiaries, (ii) any stockholder litigation or dispute against Parent or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby; or

     (o) agree, resolve or commit to do any of the foregoing.

     Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     Section 7.03. Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Shareholder Meeting.

     Section 7.04. Director and Officer Liability. Parent shall and shall cause the Surviving Corporation, and Parent and the Surviving Corporation hereby agree, to do the following:

     (a) For six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by New York Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

     (b) For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof.

     (c) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

     (d) The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under New York Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

     Section 7.05. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Stock to be issued in the Parent Stock Issuance to be listed on the New York Stock Exchange, subject to official notice of issuance.

     Section 7.06. Employee Matters. (a) Subject to Applicable Law, until December 31, 2007, Parent shall and shall cause its Subsidiaries (including the Surviving Corporation) to provide to the employees of the Company and its Subsidiaries who are employees thereof as of the Effective Time (the “Company Employees”) compensation (other than equity-based compensation) and benefit plans substantially comparable in the aggregate to those provided to the Company Employees immediately prior to the Effective Time; provided that this Section 7.06(a) shall not apply to any employees represented by a union or employee association for purposes of collective bargaining. Notwithstanding the foregoing, Parent will continue all of the Company’s existing retirement plans (including but not limited to the Company’s defined benefit pension plans and Supplemental Retirement Plan) and savings plans (including but not limited to the Supplemental Savings Plan) until December 31, 2008.

     (b) Each Company Employee will receive service credit for all periods of employment with the Company or any of its Subsidiaries or any predecessor thereof prior to the Effective Time for purposes of vesting and eligibility under any employee benefit plan in which such employee participates after the Effective Time, to the extent that such service was recognized under any analogous plan of such Company or Subsidiary in effect immediately prior to the Effective Time; provided that no such service credit for benefit accruals shall be given to the extent that such credit would result in a duplication of benefits.

     (c) If on or after the Effective Time, any Company Employee becomes covered under any benefit plan providing medical, dental, health, pharmaceutical or vision benefits (a “Successor Plan”), other than the plan in which he or she participated immediately prior to the Effective Time (a “Prior Plan”), any such Successor Plan shall not include any restrictions or limitations with respect to any pre-existing condition exclusions and actively-at-work requirements (except to the extent such exclusions or requirements were applicable under the corresponding Prior Plan), and any eligible expenses incurred by such Company Employee and his or her covered dependents during the calendar year in which the Company Employee becomes covered under any Successor Plan shall be taken into account under any such Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for that year, to the extent that such expenses were incurred during a period in which the Company Employee or covered dependent was covered under a corresponding Prior Plan.

     (d) Except as otherwise specifically set forth above, nothing contained herein shall be construed as requiring Parent, its Affiliates, the Company or its Subsidiaries to continue any specific Company Employee Plan or Parent Employee Plan, or to continue the employment of any specific person. No Company Employee shall have any third party beneficiary rights under, or rights to any specific levels of compensation or benefits as a result of the application of this Section 7.06.

     (e) Within 30 days following the execution hereof, Parent shall provide the Company, with respect to each Parent Employee Plan (other than a Multiemployer Plan), a true and complete copy of: (i) each written Parent Employee Plan and any amendment thereto, a description of each unwritten Parent Employee Plan and any trust agreements, insurance contracts or other arrangement pursuant to which assets are held for the purpose of funding benefits under such Parent Employee Plan; (ii) the most recent annual report (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent annual financial report, if any; (iv) the most recent actuarial report, if any; and (v) with respect to any Parent Employee Plan that is intended to comply with the requirements of Section 401(a) of the Code, the most recent determination letter received with respect to such plan. Within 30 days following the execution hereof, Parent shall identify to the Company in writing each Parent Employee Plan that provides for post-retirement health, medical or life insurance benefits for retired, former or current employees of Parent or its Subsidiaries (other than any such post-termination coverage maintained to comply with the requirements of Section 601 of ERISA).

     Section 7.07. Certain Corporate Governance Matters. Parent shall take all actions necessary so that at the Effective Time (a) the size of Parent’s Board of Directors shall be increased to sixteen and (b) three independent members of the Company’s Board of Directors as of the date hereof shall become members of Parent’s Board of Directors (it being understood that the identity of such three members shall be agreed upon by the Company and Parent prior to the Effective Time). Each such former member of the Company’s Board of Directors shall be nominated for election to Parent’s Board of Directors upon the expiration of his or her initial term of office as a director of Parent.

ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY

     The parties hereto agree that:

     Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist the other party in doing, all things necessary, proper or advisable under Applicable Law to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. The parties shall cooperate in all reasonable respects and will use reasonable best efforts to contest any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement.

     (b) In furtherance and not in limitation of the foregoing, each of the Company and Parent shall make appropriate filings pursuant to applicable Competition Laws, including an appropriate filing of a Notification and Report Form pursuant to the HSR Act and an appropriate filing pursuant to the EC Merger Regulation, with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and, in the case of such Notification and Report Form pursuant to the HSR Act, in any event within 15 Business Days of the date hereof. Each of Parent and the Company shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Competition Laws and shall take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Competition Laws as soon as practicable.

     (c) Each of the Company and Parent shall also use its reasonable best efforts to keep the other party reasonably informed, subject to ensuring that confidential competitively sensitive information is exchanged among outside counsel only, as to the status of the proceedings related to obtaining approvals under the HSR Act and any other Competition Laws, including providing such other party with copies of all material related applications and notifications, consulting with the other party to the extent practicable in advance of any meeting or conference with any Governmental Authority and receiving the prior written consent of the other party (such consent not to be unreasonably withheld or delayed) before agreeing to extend any waiting period under the HSR Act and any other Competition Laws or entering into any agreement with any Governmental Authority regarding any Competition Laws.

     (d) The Company shall use its reasonable best efforts to cooperate with Parent in its efforts to consummate the financing of the transactions contemplated by this Agreement. Such reasonable best efforts shall include, to the extent reasonably requested by Parent, (i) providing direct contact between prospective lenders and the officers and directors of the Company and its Subsidiaries, (ii) providing assistance in preparation of confidential information memoranda, preliminary offering memoranda, financial information and other materials to be used in connection with obtaining such financing, (iii) cooperation with the marketing efforts of Parent and its financing sources for such financing, including participation in management presentation sessions, “road shows” and sessions with rating agencies, (iv) providing assistance in obtaining any consents of third parties necessary in connection with such financing, (v) providing assistance in extinguishing existing indebtedness of the Company and its Subsidiaries and releasing liens securing such indebtedness, in each case to take effect at the Effective Time, (vi) cooperation with respect to matters relating to pledges of collateral to take effect at the Effective Time in connection with such financing, (vii) assisting Parent in obtaining legal opinions to be delivered in connection with such financing, (viii) assisting Parent in securing the cooperation of the independent accountants of the Company and its Subsidiaries, including with respect to the delivery of accountants’ comfort letters, and (ix) providing the financial information necessary for the satisfaction of the obligations and conditions set forth in the commitment letter relating to such financing within the time periods required thereby.

     Section 8.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 8.03. Joint Proxy Statement; Registration Statement. (a) As promptly as practicable after the date hereof, the Company and Parent shall prepare and file the Joint Proxy Statement and the Registration Statement (in which the Joint Proxy Statement will be included) with the SEC. The Company and Parent shall use their reasonable best efforts to cause the Registration Statement to become effective under the 1933 Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Subject to Section 8.06, the Joint Proxy Statement shall include the recommendation of the Board of Directors of Parent in favor of approval of the Parent Stock Issuance and the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger. The Company and Parent shall cooperate with one another in setting a mutually acceptable date for the Company Shareholder Meeting and the Parent Stockholder Meeting, so as to enable them to occur, to the extent practicable, on the same date. The Company and Parent each shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective stockholders or shareholders, as the case may be, as promptly as practicable after the Registration Statement becomes effective. Each of the Company and Parent shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Joint Proxy Statement and the Registration Statement and advise one another of any oral comments received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to ensure that the Registration Statement and the Joint Proxy Statement comply in all material respects with the rules and regulations promulgated by the SEC under the 1933 Act and the 1934 Act, respectively.

     (b) The Company and Parent shall make all necessary filings with respect to the Merger and the transactions contemplated hereby under the 1933 Act and the 1934 Act and applicable state “blue sky” laws and the rules and regulations thereunder. Each of the Company and Parent will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be filed without the approval of both the Company and Parent, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company and the stockholders of Parent.

     Section 8.04. Company Shareholder Meeting. (a) Subject to Section 8.06(b), the Company shall use its reasonable best efforts to cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be held as soon as reasonably practicable after the date hereof for the purpose of voting on the approval and adoption of this Agreement and the Merger.

     (b) Subject to Section 8.06(b), the Company (i) shall use its reasonable best efforts to obtain the Company Shareholder Approval, (ii) shall recommend to all holders of Company Stock that they vote in favor of this Agreement and the Merger and the other transactions contemplated hereby and (iii) shall not effect a Change in Recommendation.

     Section 8.05. Parent Stockholder Meeting. (a) Subject to Section 8.06(b), Parent shall use its reasonable best efforts to cause a meeting of its stockholders (the “Parent Stockholder Meeting”) to be held as soon as reasonably practicable after the date hereof for the purpose of voting on the Parent Stock Issuance and the Parent Charter Amendment.

     (b) Subject to Section 8.06(b), Parent (i) shall use its reasonable best efforts to obtain the Parent Stockholder Approval, (ii) shall recommend to all holders of Parent Stock that they vote in favor of this Agreement, the Parent Stock Issuance, the Parent Charter Amendment and the other transactions contemplated hereby and (iii) shall not effect a Change in Recommendation.

     Section 8.06. No Solicitation; Opportunity To Match. (a) Neither the Company nor Parent (each, a “No-Shop Party”) shall, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors), agent or Subsidiary of such No-Shop Party:

     (i) solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing non-public information or permitting any visit to any facilities or properties of such No-Shop Party or any of its Subsidiaries, including any material mineral properties) any inquiries, proposals or offers regarding any Acquisition Proposal;

     (ii) engage in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal, provided that for greater certainty, such No-Shop Party may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when such No-Shop Party’s Board of Directors has so determined;

     (iii) withdraw, modify or qualify (or propose publicly to or publicly state that it intends to withdraw, modify or qualify) in any manner adverse to the other No-Shop Party, the approval or recommendation of such No-Shop Party’s Board of Directors or any committee thereof of this Agreement; or approve or recommend, or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until 10 Business Days following the formal commencement of such Acquisition Proposal shall not be considered to be in violation of this Section 8.06(a)) (any such action by a No-Shop Party described in this clause (iii) being referred to herein as a “Change in Recommendation” of such No-Shop Party); or

     (iv) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal.

     (b) Notwithstanding Section 8.06(a) and any other provision of this Agreement, each No-Shop Party’s Board of Directors shall be permitted to: (i) make a Change in Recommendation in the circumstances permitted by Section 8.06(f) (in which case such No-Shop Party will have no further obligation under Section 8.04 or Section 8.05, as applicable) or Section 8.06(j) (in which case such No-Shop Party will have no further obligation under Section 8.04(b) or Section 8.05(b), as applicable); and/or (ii) engage in discussions or negotiations with, or provide information to, any Person in response to an Acquisition Proposal by any such Person, provided that (A) such No-Shop Party has received an unsolicited bona fide written Acquisition Proposal from such Person and such No-Shop Party’s Board of Directors has determined in good faith based on information then available and after consultation with its financial advisors that such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

and (B) prior to providing any confidential information or data to such Person in connection with such Acquisition Proposal, (x) such No-Shop Party’s Board of Directors receives from such Person an executed confidentiality agreement containing terms not materially less restrictive than those contained in the Confidentiality Agreement, provided that any such confidentiality agreement need not contain a “standstill” or similar provision unless the No-Shop Party so elects, and such No-Shop Party sends a copy of any such confidentiality agreement to the other No-Shop Party promptly upon its execution and promptly provides the other No-Shop Party a list of, or in the case of information that was not previously made available to the other No-Shop Party, copies of, any information provided to such Person, and (y) such No-Shop Party has complied in all material respects with Section 8.06(d) .

     (c) Each No-Shop Party will cease and cause to be terminated any existing solicitation, encouragement, activity, discussion or negotiation with any Person by such No-Shop Party or any of its Subsidiaries or any of its or their representatives or agents with respect to any Acquisition Proposal, whether or not initiated by such No-Shop Party, and, in connection therewith, each No-Shop Party will discontinue access to any data rooms (virtual or otherwise) and will request (and reasonably exercise all rights it has to require) the return or destruction of all information regarding such No-Shop Party and its Subsidiaries previously provided to any such Person or any other Person and will request (and reasonably exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any information regarding such No-Shop Party and its Subsidiaries. Neither No-Shop Party shall terminate, amend, modify or waive any provision of any confidentiality or standstill or similar agreement to which such No-Shop Party or any of its Subsidiaries is a party with any other Person, other than to allow such Person to make and consummate a Superior Proposal.

     (d) From and after the date of this Agreement, each No-Shop Party shall promptly (and in any event within one Business Day) notify the other No-Shop Party, at first orally and then in writing, of any proposal or offer (or any amendment thereto) constituting an Acquisition Proposal, any request for representation on such No-Shop Party’s Board of Directors, or any request for non-public information relating to such No-Shop Party or any Subsidiary or material mineral property of such No-Shop Party relating to an Acquisition Proposal, of which such No-Shop Party’s directors, officers, representatives or agents are or became aware. Such notice shall include a description of the terms and conditions of, and the identity of the Person making such proposal, inquiry, offer (including any amendment thereto) or request, and shall include copies of any such written proposal or offer or amendment to such proposal or offer. Such No-Shop Party shall also provide such other details of the proposal or offer, or any amendment thereto, as the other No-Shop Party may reasonably request. Such No-Shop Party shall keep the other No-Shop Party promptly and reasonably informed of the status, including any change to the material terms, of any such proposal or offer, or any amendment thereto, and will respond promptly to all inquiries by the other No-Shop Party with respect thereto.

     (e) Each No-Shop Party shall ensure that its officers, directors, representatives, agents and legal and financial advisors, and its Subsidiaries and their officers, directors, representatives, agents and legal and financial advisors, are aware of the provisions of Section 8.06(a) to Section 8.06(d) hereof, and shall be responsible for any breach of such provisions by any of them or by any employee of such No-Shop Party or any of its Subsidiaries.

     (f) Neither No-Shop Party shall make any Change in Recommendation in respect of, or enter into any agreement relating to, an Acquisition Proposal (other than a confidentiality agreement contemplated by Section 8.06(b)(ii)(B) above) unless:

     (i) the Acquisition Proposal constitutes a Superior Proposal;

     (ii) such No-Shop Party has provided the other No-Shop Party with notice in writing that there is a Superior Proposal together with all documentation detailing the

Superior Proposal (including a copy of the confidentiality agreement between such No-Shop Party and the Person making the Superior Proposal if not previously delivered);

     (iii) at least three Business Days shall have elapsed from the date that the other No-Shop Party has received a copy of the written proposal in respect of the purported Superior Proposal (or any amendment or revision thereof);

     (iv) if the other No-Shop Party has proposed to amend the terms of this Agreement in accordance with Section 8.06(g), such No-Shop Party’s Board of Directors (after receiving advice from its financial advisors and outside legal counsel) shall have determined in good faith that the Acquisition Proposal continues to constitute a Superior Proposal after taking into account such amendments;

     (v) such No-Shop Party’s Board of Directors, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law; and

     (vi) prior to or simultaneously with entering into an agreement relating to such Superior Proposal (other than the aforesaid confidentiality agreement) such No-Shop Party shall have terminated this Agreement pursuant to Section 10.01(c)(iv) or 10.01(d)(iv), as applicable, and paid to the other No-Shop Party the Company Termination Fee or the Parent Termination Fee, as applicable.

     (g) Each No-Shop Party acknowledges and agrees that, during the three Business Day period referred to in Section 8.06(f)(iii), the other No-Shop Party shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement. Such No-Shop Party’s Board of Directors will review any proposal by the other No-Shop Party to amend the terms of this Agreement in order to determine, in good faith in the exercise of its fiduciary duties, whether such proposal would result in the Acquisition Proposal not being a Superior Proposal compared to this Agreement, including such proposed amendments.

     (h) Nothing in this Agreement shall prevent a No-Shop Party’s Board of Directors from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal.

     (i) Each No-Shop Party acknowledges and agrees that each successive modification of the material terms of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of this Section 8.06.

     (j) Nothing in this Agreement shall prevent a No-Shop Party’s Board of Directors from making a Change of Recommendation in respect of any event, development, circumstance or state of affairs occurring after the date hereof but prior to the Company Shareholder Meeting or Parent Stockholder Meeting, as the case may be, if such Board of Directors, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties.

     (k) When used in this Agreement, the following terms shall have the following meanings:

     “Acquisition Proposal” means, in respect of either the Company or Parent, (i) any merger, consolidation, share exchange, business combination, amalgamation, consolidation, recapitalization, liquidation or winding-up in respect of such party; (ii) any sale or acquisition of 20% or more of the fair market value of the assets of such party on a consolidated basis; (iii) any sale or acquisition of 20% or more of such party’s shares of any class or rights or interests therein or thereto; (iv) any sale of any material interest in any material mineral properties; (v) any similar business combination or transaction, of or involving such party or any material Subsidiary, other than with the other party; or (vi) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than the other party; provided that the term “Acquisition Proposal” shall not include the transactions contemplated by this Agreement.

     “Superior Proposal” means an unsolicited bona fide Acquisition Proposal made by a Third Party to the Company or Parent in writing after the date hereof: (i) to purchase or otherwise acquire, directly or indirectly, by means of a merger, consolidation, share exchange, business combination, amalgamation, consolidation, recapitalization, liquidation, winding-up or similar transaction, all of the Company Stock (in the case of an Acquisition Proposal of which the Company is the subject) or the Parent Stock (in the case of an Acquisition Proposal of which Parent is the subject); (ii) that is reasonably capable of being completed, taking into account all legal, financial, regulatory (including antitrust and competition approvals) and other aspects of such proposal and the Third Party making such proposal; (iii) in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to the satisfaction of the party that is the subject of such Acquisition Proposal, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel), is reasonably likely to be obtained, (iv) that is not subject to any due diligence condition; and (v) in respect of which the Board of Directors of the party that is the subject of such Acquisition Proposal determines in good faith (after receipt of advice from its financial advisors with respect to (y) below and outside legal counsel with respect to (x) below) that (x) failure to recommend such Acquisition Proposal to such party’s stockholders would be inconsistent with its fiduciary duties and (y) such Acquisition Proposal taking into account all of the terms and conditions thereof, if consummated in accordance with its terms (but not assuming away any risk of non-completion), would result in a transaction more favorable to such party’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including any amendment of this Agreement proposed by the other party pursuant to Section 8.06(g)), and taking into account the long-term value and synergies anticipated to be realized as a result of the combination of the Company and Parent.

     Section 8.07. Public Announcements. Parent and the Company shall consult with each other before, directly or through any representatives, issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call before such consultation. The initial press release of the parties with respect to this Agreement and the transactions contemplated hereby shall be a joint press release of the Company and Parent in the form that is mutually agreed.

     Section 8.08. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 8.09. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company and Parent shall and shall cause each of its Subsidiaries to (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party (but in no event shall such access include the right to perform physical examinations and to take samples of the soil, ground water, air, products or other areas as desired by such other party), (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation. Any investigation pursuant to this Section 8.09 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

     Section 8.10. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

     (c) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any condition set forth in Article 9 of this Agreement not to be satisfied; and

     (d) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that would reasonably be expected to cause any condition set forth in Article 9 of this Agreement not to be satisfied;

provided that the delivery of any notice pursuant to this Section 8.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

     Section 8.11. Affiliates. As soon as reasonably practicable and in any event prior to the Company Shareholder Meeting, the Company shall deliver to Parent a letter identifying all known Persons who may be deemed affiliates of the Company under Rule 145 of the 1933 Act. Thereafter, the Company shall use its reasonable best efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, prior to the Company Shareholder Meeting in a customary form to be agreed upon by the parties for purposes of Rule 145 of the 1933 Act.

     Section 8.12. Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) or acquisitions of Parent Stock (including derivative securities with respect to Parent Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company and will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

     Section 8.13. Control of Operations. Notwithstanding anything in this Agreement that may be deemed to the contrary, nothing in this Agreement shall, directly or indirectly, give any party control over any other party’s operations, business or decision-making before the Effective Time, and control over all such matters shall remain in the hands of the relevant party, subject to the terms and conditions of this Agreement.

ARTICLE 9
CONDITIONS TO THE MERGER

     Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) (i) the Company Shareholder Approval shall have been obtained in accordance with New York Law and (ii) the Parent Stockholder Approval shall have been obtained in accordance with Delaware Law and the applicable New York Stock Exchange rules and regulations;

     (b) no Applicable Law shall prohibit the consummation of the Merger;

     (c) (i) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated, and (ii) the European Commission shall have taken a decision (or have been deemed to have taken a decision) under Article 6(1)(a) of the EC Merger Regulation or under 6(1)(b) of the EC Merger Regulation declaring the Merger compatible with the common market;

     (d) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

     (e) the shares of Parent Stock to be issued in the Parent Stock Issuance shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

     (f) all actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the Merger shall have been taken, made or obtained, except for such actions or filings the failure of which to take, make or obtain would not reasonably be expected to have a Material Adverse Effect with respect to Parent following the Effective Time.

     Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Effective Time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect; and

     (b) there shall not have occurred and be continuing as of the Effective Time any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company.

     Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Effective Time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to Parent and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect;

     (b) there shall not have occurred and be continuing as of or otherwise arisen before the Effective Time any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to Parent; and

     (c) the three Company directors designated in accordance with Section 7.07(b) shall have been elected to serve on Parent’s Board of Directors effective as of the Effective Time.

ARTICLE 10
TERMINATION

     Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

     (a) by mutual written agreement of the Company and Parent;

     (b) by either the Company or Parent, if:

     (i) the Merger has not been consummated on or before August 31, 2007 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

     (ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable; or

     (iii) (A) at the Parent Stockholder Meeting (including any adjournment or postponement thereof), the Parent Stockholder Approval shall not have been obtained, or (B) at the Company Shareholder Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained; or

     (c) by Parent, if:

     (i) the Board of Directors of the Company shall have effected a Change in Recommendation;

     (ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date;

     (iii) the Company shall have willfully and materially breached its obligations under Section 8.04 or 8.06; or

     (iv) Parent proposes to enter into a definitive agreement with respect to a Superior Proposal in compliance with the provisions of Section 8.06(f), provided that Parent has previously or concurrently will have paid to the Company the Parent Termination Fee; or

     (d) by the Company, if:

     (i) the Board of Directors of Parent shall have effected a Change in Recommendation;

     (ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

     (iii) Parent shall have willfully and materially breached its obligations under Section 8.05 or 8.06; or

     (iv) if the Company proposes to enter into a definitive agreement with respect to a Superior Proposal in compliance with the provisions of Section 8.06(f), provided that the Company has previously or concurrently will have paid to Parent the Company Termination Fee.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

     Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder or shareholder, as the case may be, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Sections 11.04, 11.08, 11.09 and 11.10 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
MISCELLANEOUS

     Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to Parent or Merger Subsidiary, to:

Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, Louisiana 70112
Attention: Dean T. Falgoust, Esq.
Facsimile No.: 504-582-1833

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: Paul R. Kingsley
                Marc O. Williams
Facsimile No.: (212) 450-3800

and to:

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170
Attention:   L. Richards McMillan, II
                 Douglas N. Currault, II
Facsimile No.: (504) 582-8583

if to the Company, to:

Phelps Dodge Corporation
One North Central Avenue
Phoenix, Arizona 85004
Attention: S. David Colton, Esq.
Facsimile No.: (602) 366-7321

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:   Michael W. Blair
                 Gregory V. Gooding
Facsimile No.: (212) 909-6836

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

     Section 11.02. Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Section 7.04 and 7.06.

     Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Shareholder Approval, without the further approval of the Company’s shareholders, no such amendment or waiver shall be effective unless permitted by New York Law.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

     Section 11.04. Fees And Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) Company Payments.

     (i) The Company shall pay to Parent in immediately available funds, within one Business Day after demand by Parent, the Company Termination Fee if (A) this Agreement is terminated by Parent pursuant to 10.01(c)(iii) or (B) this Agreement is terminated by Parent pursuant to Section 10.01(c)(i), unless after the date hereof and prior to the Company Shareholder Meeting (x) a Material Adverse Effect has occurred with respect to Parent, and (y) the Company’s Board of Directors subsequently makes a Change of Recommendation after determining in good faith (after receipt of advice from its legal and financial advisors) that the failure to make a Change of Recommendation would be inconsistent with its fiduciary duties.

     (ii) The Company shall pay to Parent in immediately available funds, within one Business Day after demand by Parent, an amount equal to one-half of the Company Termination Fee if this Agreement is terminated by the Company or Parent pursuant to Section 10.01(b)(iii)(B), unless after the date hereof and prior to the Company Shareholder Meeting (x) a Material Adverse Effect has occurred with respect to Parent and (y) the Company’s Board of Directors subsequently makes a Change of Recommendation after determining in good faith (after receipt of advice from its legal and financial advisors) that the failure to make a Change of Recommendation would be inconsistent with its fiduciary duties.

     (iii) The Company shall pay Parent in immediately available funds, within one Business Day after demand by Parent, the Company Termination Fee (or, if one-half of the Company Termination Fee was already paid or payable pursuant to Section 11.04(b)(ii), the remaining portion of the Company Termination Fee) if

     (A) this Agreement is terminated by the Company or Parent pursuant to (x) Section 10.01(b)(i) or (y) Section 10.01(b)(iii)(B) (except in the event that one-half of the Company Termination Fee was not payable pursuant to the terms of Section 11.04(b)(ii));

     (B) following the date hereof and prior to the End Date (in the case of a termination pursuant to Section 10.01(b)(i)) or the Company Shareholder Meeting (in the case of a termination pursuant to Section 10.01(b)(iii)(B)), an Acquisition Proposal shall have been made with respect to the Company or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal with respect to the Company; and

     (C) within 12 months following the date of such termination: (1) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (2) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (3) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Company Stock; or (4) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares of Company Stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of the Company and its Subsidiaries, taken as a whole (or in any of clauses (1) through (4) the Company or any of its Subsidiaries shall have entered into any contract or agreement providing for such action).

     (iv) The Company shall pay Parent in immediately available funds, within one Business Day after demand by Parent, the Expenses of Parent if this Agreement is terminated by Parent pursuant to Section 10.01(c)(ii) .

     (v) The Company shall pay to Parent in immediately available funds the Company Termination Fee immediately prior to the termination of this Agreement by the Company pursuant to Section 10.01(d)(iv) .

     (vi) The Company acknowledges that the agreements contained in this Section 11.04(b) are an integral part of the transactions contemplated by this Agreement, and that if the Company fails to pay in a timely manner the amounts due pursuant to this Section 11.04(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 11.04(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 11.04(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 11.04(b) shall not be in lieu of damages incurred in the event of intentional or willful breach of this Agreement.

     (c) Parent Payments.

     (i) Parent shall pay to the Company in immediately available funds, within one Business Day after demand by the Company, the Parent Termination Fee if (A) this Agreement is terminated by the Company pursuant to 10.01(d)(iii), or (B) this Agreement is terminated by the Company pursuant to Section 10.01(d)(i), unless after the date hereof and prior to the Parent Stockholder Meeting (x) a Material Adverse Effect has occurred with respect to the Company, and (y) Parent’s Board of Directors subsequently makes a Change of Recommendation after determining in good faith (after receipt of advice from its legal and financial advisors) that the failure to make a Change of Recommendation would be inconsistent with its fiduciary duties.

     (ii) Parent shall pay to the Company in immediately available funds, within one Business Day after demand by Parent, an amount equal to one-half of the Parent Termination Fee if this Agreement is terminated by the Company or Parent pursuant to Section 10.01(b)(iii)(A), unless prior to the Parent Stockholder Meeting and after the date hereof (x) a Material Adverse Effect has occurred with respect to the Company and (y) Parent’s Board of Directors subsequently makes a Change of Recommendation after determining in good faith (after receipt of advice from its legal and financial advisors) that the failure to make a Change of Recommendation would be inconsistent with its fiduciary duties.

     (iii) Parent shall pay the Company in immediately available funds, within one Business Day after demand by the Company, the Parent Termination Fee (or, if one-half of the Parent Termination Fee was already paid or payable pursuant to Section 11.04(c)(ii), the remaining amount of the Parent Termination Fee) if

     (A) this Agreement is terminated by the Company or Parent pursuant to (x) Section 10.01(b)(i) or (y) Section 10.01(b)(iii)(A) (except in the event that one-half of the Parent Termination Fee was not payable pursuant to the terms of Section 11.04(c)(ii));

     (B) following the date hereof and prior to the End Date (in the case of a termination pursuant to Section 10.01(b)(i)) or the Parent Stockholder Meeting (in the case of a termination pursuant to Section 10.01(b)(iii)(A)), an Acquisition Proposal shall have been made with respect to Parent or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal with respect to Parent; and

     (C) within 12 months following the date of such termination: (1) Parent merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (2) a Third Party, directly or indirectly, acquires more than 50% of the total assets of Parent and its Subsidiaries, taken as a whole; (3) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Parent Stock; or (4) Parent adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares of Parent Stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of Parent and its Subsidiaries, taken as a whole (or in any of clauses (1) through (4) Parent or any of its Subsidiaries shall have entered into any contract or agreement providing for such action).

     (iv) Parent shall pay the Company in immediately available funds, within one Business Day after demand by the Company, the Expenses of the Company if this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii) .

     (v) Parent shall pay to the Company in immediately available funds the Parent Termination Fee immediately prior to the termination of this Agreement by Parent pursuant to Section 10.01(c)(iv) .

     (vi) Parent acknowledges that the agreements contained in this Section 11.04(c) are an integral part of the transactions contemplated by this Agreement, and that if Parent fails to pay in a timely manner the amounts due pursuant to this Section 11.04(c) and, in order to obtain such payment, the Company makes a claim that results in a judgment against Parent for the amounts set forth in this Section 11.04(c), Parent shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 11.04(c) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 11.04(c) shall not be in lieu of damages incurred in the event of intentional or willful breach of this Agreement.

     (d) Defined Terms. For purposes of Sections 11.04(b) and (c), the following terms shall have the following meanings:

     “Company Termination Fee” means an amount equal to $750,000,000.

     “Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to a party hereto and its Affiliates), up to $40,000,000 in the aggregate, incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement, the filing of any required notices under antitrust Applicable Laws or in connection with other regulatory approvals, and all other matters related to the transactions contemplated hereby (including the arrangement of, obtaining the commitment to provide or obtaining any financing for the transactions contemplated hereby).

     “Parent Termination Fee” means an amount equal to $375,000,000.

     Section 11.05. Disclosure Letters. Notwithstanding anything in this Agreement that may be deemed to the contrary,

     (a) any reference in a particular Section of either the Company Disclosure Letter or the Parent Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that are contained in this Agreement, but only in each case if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either the Company Disclosure Letter or the Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably expected to have a Material Adverse Effect with respect to the Company or Parent, as applicable; and

     (b) any information contained in any part of any Company SEC Document or of any Parent SEC Document shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties of the relevant party if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that information and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed, provided that in no event shall any information contained in any part of any Company SEC Document or of any Parent SEC Document entitled “Risk Factors” or “Forward-Looking Statements” be deemed to be an exception to (or, as applicable, a disclosure for purposes of) any representation(s) and warranty(ies) of the Company or Parent that is contained in this Agreement.

     Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except (i) as provided in Section 7.04 and (ii) the right of the Company’s shareholders to receive shares of Parent Stock and cash as a result of the Merger and to recover, solely through an action brought by the Company, damages from Parent in the event of a willful or intentional breach of this Agreement by Parent, in which event the damages recoverable by the Company for itself and on behalf of its shareholders (without duplication) shall be determined by reference to the total amount that would have been recoverable by the holders of the Company Stock if all such holders brought an action against Parent and were recognized as intended third party beneficiaries hereunder.

     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Any attempted assignment in violation hereof shall be null and void.

     Section 11.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 11.08. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

     Section 11.09. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Southern District of New York or any state court located in the Borough of Manhattan in New York City, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

     Section 11.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 11.11. No Personal Liability. No director or officer of the Company shall have any personal liability whatsoever to Parent under this Agreement, or any other document delivered in connection with the Merger on behalf of the Company. No director or officer of Parent shall have any personal liability whatsoever to the Company under this Agreement, or any other document delivered in connection with the Merger on behalf of Parent.

     Section 11.12. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

     Section 11.13. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

     Section 11.14. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PHELPS DODGE CORPORATION

By:	/s/ Ramiro G. Peru

	Name:	Ramiro G. Peru
	Title:	Executive Vice President and Chief Financial Officer

FREEPORT-MCMORAN COPPER & GOLD INC.

By:	/s/ Richard C. Adkerson

	Name:	Richard C. Adkerson
	Title:	President and Chief Executive Officer

PANTHER ACQUISITION CORPORATION

By:	/s/ Richard C. Adkerson

	Name:	Richard C. Adkerson
	Title:	President

APPENDIX B

OPINION OF J.P. MORGAN SECURITIES INC.

November 18, 2006

The Board of Directors
Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, LA 70112

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Freeport-McMoRan Copper & Gold Inc. (the “Company”) of the consideration to be paid by the Company in the proposed merger (the “Merger”) of a wholly-owned subsidiary of the Company with Phelps Dodge Corp. (the “Merger Partner”). Pursuant to an Agreement and Plan of Merger, to be dated as of November 18, 2006 (the “Agreement”), among the Company, Panther Acquisition Corporation and the Merger Partner, the Merger Partner will become a wholly-owned subsidiary of the Company, and each outstanding share of common stock, par value $6.25 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock held in treasury or owned by the Company, will be converted into the right to receive $88.00 per share in cash (the “Cash Consideration”) and 0.67 shares (the “Stock Consideration”, and together with the Cash Consideration, the “Consideration”) of the Company’s Class B common stock, par value $0.10 per share (the “Company Common Stock”).

In arriving at our opinion, we have, among other things (i) reviewed a draft dated November 17, 2006 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate that we deemed to be relevant; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain other transactions involving companies we deemed to be relevant; (iv) reviewed the financial and operating performance of the Merger Partner and the Company and compared them with those of certain publicly traded companies that we deemed to be relevant; (v) reviewed the current and historical market prices and valuation multiples of the Merger Partner Common Stock and the Company Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant; (vi) reviewed certain information, including financial analyses and forecasts prepared by the managements of the Merger Partner and the Company relating to their respective businesses; (vii) participated in certain discussions and negotiations among representatives of the Merger Partner and the Company and their financial and legal advisors; (viii) reviewed the potential pro forma impact of the Merger; and (ix) performed such other financial studies and analyses and took into account such other information and matters as we deemed appropriate.

In addition, we have conducted discussions with certain members of the management and representatives of the Merger Partner and the Company with respect to certain aspects of the Merger, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Merger on the financial condition and future prospects of the Merger Partner and the Company, including concerning the matters described in clauses (ii) and (vi) above, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us or otherwise reviewed by or for us. We have not conducted any valuation or appraisal of any assets or liabilities of the Merger Partner or the Company, nor have we evaluated the solvency or fair value of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Merger Partner or the Company. In relying on the financial analyses and forecasts provided to or discussed with us by the Merger Partner or the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Merger Partner’s or the Company’s management as to the expected future results of operations and financial condition of the Merger Partner or the Company, as the case may be. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, that, in all respects material to our analysis, the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all governmental, regulatory or other consents and approvals (contractual or otherwise) necessary for the consummation of the Merger will be obtained without any material adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Merger.

Our opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Consideration to be paid in the proposed Merger and we express no opinion as to the fairness of the Merger (or the Consideration) to, or any consideration of, the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and our affiliates have performed in the past, and may continue to perform, certain financial advisory and other investment banking and commercial banking services for the Company, the Merger Partner and their respective affiliates, all for customary compensation. Such past services have included acting as bookrunning arranger and agent bank for the Company’s revolving credit facility in August 2006, acting as bookrunning lead managing underwriter for the Company’s public offerings of its debt securities in 2003 and 2004, acting as dealer manager on the Merger Partner’s tender offer for outstanding debt securities in 2005, and acting as bookrunning lead managing underwriter for the Merger Partner’s offering of its equity and equity-linked securities in 2002. In addition, certain of our affiliates are lenders to, and parties to derivatives and hedging transactions with, the Company, the Merger Partner and their respective affiliates. In addition, we expect that we and our affiliates will arrange and/or provide financing to the Company specifically in connection with the proposed Merger for additional compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid by the Company pursuant to the proposed Merger is fair, from a financial point of view, to the Company.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any prospectus or proxy or information statement mailed to shareholders of the Merger Partner or the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

APPENDIX C

OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Global Markets &
Investment Banking Group

4 World Financial Center
North Tower 30th Floor
New York, New York 10080
212 449 1000

November 18, 2006

Board of Directors
Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, LA 70112

Members of the Board of Directors:

     Phelps Dodge Corporation (the “Company”), Freeport-McMoRan Copper & Gold Inc. (the “Acquiror”) and Panther Acquisition Corporation, a newly formed, wholly owned subsidiary of the Acquiror (the “Acquisition Sub”), propose to enter into an Agreement and Plan of Merger to be dated as of November 18, 2006 (the “Agreement”) pursuant to which the Company will be merged with the Acquisition Sub in a transaction (the “Merger”) in which each outstanding share of the Company’s common stock, par value $6.25 per share (the “Company Shares”), other than Company Shares held in treasury or owned by the Acquiror, will be converted into the right to receive $88.00 per share in cash (the “Cash Consideration”) and 0.67 shares (the “Stock Consideration”, and together with the Cash Consideration, the “Consideration”) of the Class B common stock of the Acquiror, par value $0.10 per share (the “Acquiror Shares”).

     You have asked us whether, in our opinion, the Consideration to be paid by the Acquiror pursuant to the proposed Merger is fair, from a financial point of view, to the Acquiror.

     In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate that we deemed to be relevant;

(2)	Reviewed certain information, including financial analyses and forecasts prepared by the managements of the Company and the Acquiror, relating to their respective businesses;

(3)	Conducted discussions with certain members of the management and representatives of the Company and the Acquiror with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Merger on the financial condition and future prospects of the Company and the Acquiror, including concerning the matters described in clauses 1 and 2 above, and certain other matters we believed necessary or appropriate to our inquiry;

(4)	Reviewed the current and historical market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)	Reviewed the financial and operating performance of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Compared the proposed financial terms of the Merger with the publicly available financial terms of certain other transactions involving companies we deemed to be relevant;

(7)	Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

(8)	Reviewed the potential pro forma impact of the Merger;

(9)	Reviewed a draft dated November 17, 2006 of the Agreement; and

(10)	Performed such other financial studies and analyses and took into account such other information and matters as we deemed appropriate.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility or liability for independently verifying such information or undertaken an evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror, nor have we evaluated the solvency or fair value of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. In relying on the financial analyses or forecasts furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s or the Acquiror’s management as to the expected future results of operations and financial condition of the Company or the Acquiror, as the case may be. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger will have the tax consequences described in discussions with, and all materials provided to us by, representatives of the Acquiror, that, in all respects material to our analysis, the other transactions contemplated by the Agreement will be consummated as described in the Agreement and that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement are and will be true and correct in all ways material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Acquiror with respect to such issues.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We have further assumed that all governmental, regulatory or other consents or approvals (contractual or otherwise) necessary for the consummation of the Merger will be obtained without any material adverse effect on the Company or the Acquiror or the contemplated benefits of the Merger.

     We are acting as financial advisor to the Acquiror in connection with the Merger and will receive a fee from the Acquiror for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We are providing financing to the Acquiror in connection with the Merger and will receive compensation for doing so. We have, in the past, provided financial advisory and financing services to the Acquiror and the Company (including having acted as dealer manager in connection with a tender offer for certain of the Acquiror’s convertible bonds), and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Acquiror in connection with and for the purpose of its evaluation of the Merger. Our opinion does not address the merits of the underlying decision by the

Acquiror to engage in the Merger and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote with respect to the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Acquiror. We are not expressing any opinion herein as to the prices at which the Acquiror Shares or the Company Shares will trade following the announcement or consummation of the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any prospectus or proxy or information statement mailed to shareholders of the Company or the Acquiror but may not otherwise be disclosed publicly in any manner without our prior written approval.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by the Acquiror pursuant to the proposed Merger is fair, from a financial point of view, to the Acquiror.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

APPENDIX D

OPINION OF CITIGROUP GLOBAL MARKETS INC.

November 18, 2006

The Board of Directors
Phelps Dodge Corporation
One North Central Avenue
Phoenix, Arizona 85004

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common shares of Phelps Dodge Corporation (the “Company”) of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among the Company, Freeport-McMoRan Copper & Gold Inc. (“Freeport”) and Panther Acquisition Corporation, a wholly owned subsidiary of Freeport (“Merger Sub”). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into the Company (the “Merger”) and (ii) each outstanding common share, $6.25 par value, of the Company and the associated Company Preferred Stock Purchase Rights (as defined in the Merger Agreement) (the “Company Common Stock”), other than shares held in treasury or held by Freeport, will be converted into the right to receive (x) $88.00 in cash without interest (the “Cash Consideration”) and (y) 0.67 of a fully paid, nonassessable share of Class B common stock, $0.10 par value, of Freeport (the “Freeport Common Stock”) (collectively with the Cash Consideration, the “Merger Consideration”).

In arriving at our opinion, we reviewed a draft dated November 17, 2006 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Freeport concerning the business, operations and prospects of the Company. We also reviewed the draft commitment letter, dated November 17, 2006, to be received by Freeport from JP Morgan Chase Bank, N.A., JP Morgan Securities Inc., Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated in connection with financing the Merger (the “Debt Financing Commitment Letter”). We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data relating to the Company and Freeport which were provided to or discussed with us by the respective managements of the Company and Freeport, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of the Company and Freeport to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Company Common Stock and Freeport Common

Stock; the historical and projected earnings and other operating data of the Company and Freeport; and the capitalization and financial condition of the Company and Freeport. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and Freeport. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of the Company and Freeport that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to the Company and Freeport provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of the Company and Freeport, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Freeport as to the future financial performance of the Company and Freeport and, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the Merger and the other matters covered thereby. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, that the financing of the Merger will be consummated in accordance with the terms of the Debt Financing Commitment Letter and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Freeport or the contemplated benefits of the Merger. Representatives of the Company have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We are not expressing any opinion as to what the value of the Freeport Common Stock actually will be when issued pursuant to the Merger or the price at which the Freeport Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Freeport nor have we made any physical inspection of the properties or assets of the Company or Freeport. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of the Company, nor were we requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided services to the Company and Freeport unrelated to the proposed Merger, for which services we and such affiliates have received compensation, including, without limitation, acting as advisor and providing financing commitments to the Company in connection with its proposed combination with Inco Limited in June 2006 which was subsequently terminated, acting as underwriter for the Company in its Peruvian bond offering for Cerro Verde in April 2006, acting as advisor to the Company in its sale of Columbian Chemicals Company in March 2006, acting as underwriter in the Company’s sale of its investment in Southern Copper Corporation in June 2005, acting as lead arranger in the Company’s $1.1 billion revolving credit facility in May 2005, and acting as co-documentation agent in Freeport’s $465 million revolving credit facility. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Freeport for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Freeport and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

APPENDIX E

OPINION OF MORGAN STANLEY & CO. INCORPORATED

November 18, 2006

Board of Directors
Phelps Dodge Corporation
One North Central Avenue
Phoenix, Arizona 85004

Members of the Board:

We understand that Phelps Dodge Corporation (the “Company”), Freeport-McMoRan Copper & Gold Inc. (“Freeport”) and Panther Acquisition Corporation, a wholly owned subsidiary of Freeport (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 17, 2006 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Freeport and each outstanding common share, $6.25 par value, of the Company and the associated Company Preferred Stock Purchase Rights (as defined in the Merger Agreement) (the “Company Common Stock”), other than shares held in treasury or held by Freeport, will be converted into the right to receive (i) $88.00 in cash without interest (the “Cash Consideration”) and (ii) 0.67 of a fully paid, nonassessable share of Class B common stock, $0.10 par value, of Freeport (the “Freeport Common Stock”) (collectively with the Cash Consideration, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the Company and Freeport, respectively;

ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

iii)	reviewed certain financial projections prepared by the management of the Company;

iv)	discussed the past and current operations and financial condition and the prospects of the Company, with senior executives of the Company;

v)	reviewed certain internal financial statements and other financial and operating data concerning Freeport prepared by the management of Freeport;

vi)	reviewed certain financial projections prepared by the management of Freeport;

vii)	discussed the past and current operations and financial condition and the prospects of Freeport, with senior executives of Freeport;

viii)	discussed certain information relating to strategic, financial and operational benefits anticipated from the Merger and the strategic rationale for the Merger, with senior executives of the Company and Freeport;

ix)	reviewed the pro forma impact of the Merger on certain financial ratios of the combined company;

x)	reviewed the reported prices and trading activity for the Company Common Stock and the Freeport Common Stock;

xi)	compared the financial performance of the Company and Freeport and the prices and trading activity of the Company Common Stock and the Freeport Common Stock with that of certain other publicly-traded companies comparable with the Company and Freeport, respectively, and their securities;

xii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

xiii)	participated in discussions and negotiations among representatives of the Company, Freeport and their financial and legal advisors;

xiv)	reviewed draft commitment letter, dated November 17, 2006, received Freeport from JP Morgan Chase Bank, N.A., JP Morgan Securities Inc., Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated in connection with financing the Merger (collectively, the “Debt Financing Commitment Letter”);

xv)	reviewed the draft Merger Agreement, dated November 17, 2006, and certain related documents; and

xvi)	considered such other factors and performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company and Freeport for the purposes of this opinion. With respect to the financial projections supplied to us or discussed with us, including information relating to strategic, financial and operational benefits anticipated from the Merger, we have assumed they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Freeport. We have also relied without independent verification on the assessments of managements of the Company and Freeport, respectively, of the strategic rationale of the Merger. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement with no waiver, delay or amendment of any other terms or conditions and that the financing of the Merger will be consummated in accordance with the terms set forth in the Debt Financing Commitment Letter. We have assumed that in connection with the receipt of all the necessary governmental, regulatory and other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and veracity of assessments by such advisors to the Company and Freeport with respect to such issues. We have also relied upon, without independent verification, the assessment by the managements of the Freeport and the Company, respectively, of the timing and risks associated with the integration of Freeport and the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Freeport, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the Company or any of its assets, nor did we negotiate with any parties, other than Freeport, with respect to the possible acquisition of the Company or certain of its constituent businesses.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In the past, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services. In addition, Morgan Stanley is a full service securities firm engaged in securities, commodities and currency trading, investment management and brokerage services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of Freeport, the Company or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be disclosed or referred to publicly or used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety, if required by applicable law, in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Freeport Common Stock will trade following the announcement of the Merger or at any other time, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company and Freeport should vote at the shareholders’ meetings held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Joseph M. Rault, III

Joseph M. Rault, III
Managing Director

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

     As permitted by the Delaware General Corporation Law, the Freeport-McMoRan certificate of incorporation includes a provision that eliminates the personal liability of Freeport-McMoRan’s directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Freeport-McMoRan or its shareholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

     As a result of this provision, Freeport-McMoRan’s ability or that of Freeport-McMoRan shareholders to successfully prosecute an action against a director for breach of his or her duty of care is limited. However, this provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his or her duty of care. The Securities and Exchange Commission has taken the position that this provision will have no effect on claims arising under the federal securities laws.

     In addition, the Freeport-McMoRan certificate of incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer who (because of the fact that he or she is Freeport-McMoRan’s director or officer) is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by Freeport-McMoRan’s director or officer in advance of the final disposition of a proceeding according to applicable law.

     The indemnification provisions in the Freeport-McMoRan certificate of incorporation and bylaws may be sufficiently broad to permit indemnification of Freeport-McMoRan’s directors and executive officers for liabilities arising under the Securities Act.

     Freeport-McMoRan also provides insurance from commercial carriers against some liabilities incurred by Freeport-McMoRan’s directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

     (a) List of Exhibits

     The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description

2.1

Agreement and Plan of Merger dated as of November 18, 2006, by and among Freeport-McMoRan Copper & Gold Inc., Phelps Dodge Corporation and Panther Acquisition Corporation (included as Appendix A to the Joint Proxy Statement/Prospectus contained forming a part of this Registration Statement)

3.1

Amended and Restated Certificate of Incorporation of Freeport- McMoRan Copper & Gold Inc. (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 001-09916) as amended, filed May 7, 2002)

Exhibit Number	Description

3.2

Amended and Restated Bylaws of Freeport-McMoRan Copper & Gold Inc. ( incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K of Freeport-McMoRan dated January 31, 2006 (File No. 001- 11307-01) filed February 3, 2006)

4.1

Form of certificate representing shares of Class B common stock, par value $0.10, of Freeport-McMoRan (incorporated by reference to Exhibit 4.11 to the Registration Statement on Form S-3 (File No. 333-02699) filed April 22, 1996)

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. regarding the validity of the shares of Freeport-McMoRan common stock being registered hereunder

15.1	Letter from PricewaterhouseCoopers LLP with respect to unaudited interim financial information

21.1	Subsidiaries of Freeport-McMoRan is incorporated by reference to Exhibit 21.1 of the Form 10-K for the year ended December 31, 2005

23.1 23.2 23.3

Consent of Ernst & Young LLP

Consent of PricewaterhouseCoopers LLP

Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

23.4 24.1	Consent of Independent Mining Consultants, Inc. Powers of Attorney pursuant to which this documents has been signed on behalf of certain officers and directors of Freeport-McMoRan

99.1 99.2 99.3 99.4 99.5 99.6

Form of Proxy Card of Freeport-McMoRan

Form of Proxy Card of Phelps Dodge

Consent of J.P. Morgan Securities Inc.

Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

Consent of Citigroup Global Markets Inc.

Consent of Morgan Stanley & Co. Incorporated

     (b) Not applicable.

     (c) The opinions of J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated are included as Appendix B, Appendix C, Appendix D and Appendix E, respectively, to the Joint Proxy Statement/Prospectus forming part of this Registration Statement.

Item 22. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) (1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant hereby undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Orleans, Louisiana, on December 11, 2006.

FREEPORT-MCMORAN COPPER & GOLD INC.

By:	/s/ Richard C. Adkerson

	Name:	Richard C. Adkerson
	Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title

President, Director and Chief Executive Officer
/s/ Richard C. Adkerson	(Principal Executive Officer)

Richard C. Adkerson

Senior Vice President, Chief Financial Officer and
/s/ Kathleen L. Quirk	Treasurer (Principal Financial Officer)

Kathleen L. Quirk

Vice President and Controller Financial Reporting
/s/ C. Donald Whitmire, Jr.	(Principal Accounting Officer)

C. Donald Whitmire, Jr.

*	Chairman of the Board

James R. Moffett
*	Director

Robert J. Allison, Jr.

*	Director

Robert A. Day
*	Director

Gerald J. Ford

*	Director

H. Devon Graham, Jr.

*	Director

J. Bennett Johnston

Signature	Title

*	Director

Bobby Lee Lackey

*	Director

Gabrielle K. McDonald

*	Director

B.M. Rankin, Jr.

*	Director

J. Stapleton Roy

*	Director

Stephen H. Siegele

*	Director

J. Taylor Wharton

*	Richard C. Adkerson hereby signs this registration statement on behalf of the indicated persons for whom he is attorney-in-fact on December 11, 2006, pursuant to a power of attorney filed herewith.

By:	/s/ Richard C. Adkerson

Attorney-in-fact

Dated: December 11, 2006

EXHIBIT INDEX

Exhibit Number	Description
2.1

Agreement and Plan of Merger dated as of November 18, 2006, by and among Freeport-McMoRan Copper & Gold Inc., Phelps Dodge Corporation and Panther Acquisition Corporation (included as Appendix A to the Joint Proxy Statement/Prospectus contained forming a part of this Registration Statement)

3.1

Amended and Restated Certificate of Incorporation of Freeport-McMoRan Copper & Gold Inc. (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 001-09916) as amended, filed May 7, 2002)

3.2

Amended and Restated Bylaws of Freeport-McMoRan Copper & Gold Inc. (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K of Freeport-McMoRan dated January 31, 2006 (File No. 001- 11307-01) filed February 3, 2006)

4.1

Form of certificate representing shares of Class B common stock, par value $0.10, of Freeport-McMoRan (incorporated by reference to Exhibit 4.11 to the Registration Statement on Form S-3 (File No. 333-02699) filed April 22, 1996)

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. regarding the validity of the shares of Freeport-McMoRan common stock being registered hereunder

15.1	Letter from PricewaterhouseCoopers LLP with respect to unaudited interim financial information

21.1	Subsidiaries of Freeport-McMoRan is incorporated by reference to Exhibit 21.1 of the Form 10-K for the year ended December 31, 2005

23.1 23.2 23.3

Consent of Ernst & Young LLP

Consent of PricewaterhouseCoopers LLP

Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

23.4 24.1	Consent of Independent Mining Consultants, Inc. Powers of Attorney pursuant to which this documents has been signed on behalf of certain officers and directors of Freeport-McMoRan

99.1 99.2 99.3 99.4 99.5 99.6

Form of Proxy Card of Freeport-McMoRan

Form of Proxy Card of Phelps Dodge

Consent of J.P. Morgan Securities Inc.

Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

Consent of Citigroup Global Markets Inc.

Consent of Morgan Stanley & Co. Incorporated